    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 16, 1998



                                                      REGISTRATION NO. 333-41939

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1
                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT

                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                            STELLEX INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

                        DELAWARE                                                 13-3971931
              (State or Other Jurisdiction                                    (I.R.S. Employer
           of Incorporation or Organization)                               Identification Number)

                           and subsidiary guarantors
                             TSMD ACQUISITION CORP.
                        STELLEX MICROWAVE SYSTEMS, INC.
                               KII HOLDING CORP.
                             KII ACQUISITION CORP.
                               STELLEX AEROSPACE
                         BANDY MACHINING INTERNATIONAL
                           PARAGON PRECISION PRODUCTS
                 SCANNING ELECTRON ANALYSIS LABORATORIES, INC.
                     GENERAL INSPECTION LABORATORIES, INC.
     (Exact name of registrants as specified in their respective charters)


                        DELAWARE                                                 13-3964808
                       CALIFORNIA                                                77-0465876
                        DELAWARE                                                 13-3954446
                        DELAWARE                                                 13-3954445
                       CALIFORNIA                                                95-4172476
                       CALIFORNIA                                                95-4294446
                       CALIFORNIA                                                95-2882883
                       CALIFORNIA                                                95-4172314
                       CALIFORNIA                                                95-3972454
            (State or Other Jurisdiction of                                   (I.R.S. Employer
             Incorporation or Organization)                                Identification Number)

                                      3559
            (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)

                            ------------------------

                                                                             WILLIAM L. REMLEY
                                                                   PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                                                          STELLEX INDUSTRIES, INC.
                   3333 HILLVIEW AVE.                                        3333 HILLVIEW AVE.
            PALO ALTO, CALIFORNIA 94304-1223                          PALO ALTO, CALIFORNIA 94304-1223
                     (650) 493-4141                                            (650) 493-4141
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,        (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
     INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL                               NUMBER,
                   EXECUTIVE OFFICE)                             INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                    COPY TO:
                               ROBERT W. ERICSON
                              DANIEL A. NINIVAGGI
                                WINSTON & STRAWN
                                200 PARK AVENUE
                            NEW YORK, NEW YORK 10166
                                 (212) 294-6885

                            ------------------------


    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the Securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            STELLEX INDUSTRIES, INC.

                             CROSS-REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

 ITEM
NUMBER                      ITEM                                         LOCATION IN PROSPECTUS
------   ------------------------------------------  --------------------------------------------------------------
   1.    Forepart of Registration Statement and
           Outside Front Cover Page of
           Prospectus..............................  Outside Front Cover Page

   2.    Inside Front and Outside Back Cover
           Pages of Prospectus.....................  Inside Front Cover Page; Outside Back
                                                       Cover Page

   3.    Risk Factors, Ratio of Earnings to Fixed
           Charges and Other
           Information.............................  Summary; Risk Factors; Selected Historical Financial Data; Pro
                                                       Forma Consolidated Financial Data

   4.    Terms of the Transaction..................  Outside Front Cover Page; Summary; Description of Notes; The
                                                       Exchange Offer; Certain U.S. Federal Income Tax
                                                       Considerations

   5.    Pro Forma Financial Information...........  Pro Forma Consolidated Financial Data

   6.    Material Contracts with the Company Being
           Acquired................................  Inapplicable

   7.    Additional Information Required...........  Inapplicable

   8.    Interests of Named Experts and
           Counsel.................................  Legal Matters; Experts

   9.    Disclosure of Commission Position on
           Indemnification for Securities Act
           Liabilities.............................  Inapplicable

  10.    Information with Respect to S-3
           Registrants.............................  Inapplicable

  11.    Incorporation of Certain Information by
           Reference...............................  Inapplicable

  12.    Information with Respect to S-3 or S-2
           Registrants.............................  Inapplicable


  13.    Incorporation of Certain Information by
           Reference...............................  Inapplicable

  14.    Information with Respect to Registrants
           other than S-3 or S-2 Registrants.......  Outside Front Cover Page; Summary; Risk Factors;
                                                       Capitalization; Pro Forma Consolidated Financial Data;
                                                       Selected Historical Financial Data; Management's Discussion
                                                       and Analysis of Financial Condition and Results of
                                                       Operations; Business; Management; Certain Transactions;
                                                       Principal Stockholders; Description of Certain Indebtedness;
                                                       Description of Notes

  15.    Information with Respect to S-3
           Companies...............................  Inapplicable

  16.    Information with Respect to S-3 or S-2
           Companies...............................  Inapplicable

  17.    Information with Respect to Companies
           Other than S-3 or S-2 Companies.........  Inapplicable

  18.    Information if Proxies, Consents or
           Authorizations are to be Solicited......  Inapplicable

  19.    Information if Proxies, Consents or
           Authorizations are not to be Solicited
           or in an Exchange Offer.................  Management; Principal Stockholders; Certain Transactions

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                 SUBJECT TO COMPLETION, DATED JANUARY 16, 1998.


PROSPECTUS
                            STELLEX INDUSTRIES, INC.

              OFFER TO EXCHANGE $1,000 IN PRINCIPAL AMOUNT OF ITS
               SERIES B 9 1/2% SENIOR SUBORDINATED NOTES DUE 2007
            WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT FOR
               EACH $1,000 IN PRINCIPAL AMOUNT OF ITS OUTSTANDING
                   9 1/2% SENIOR SUBORDINATED NOTES DUE 2007,
             OF WHICH $100,000,000 PRINCIPAL AMOUNT IS OUTSTANDING

       THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                        ON               , 1998, UNLESS EXTENDED.

                            ------------------------

    Stellex Industries, Inc., a Delaware corporation ('Stellex,' and together with its direct and indirect subsidiaries, the 'Company'), hereby offers (the 'Exchange Offer'), upon the terms and conditions set forth in this Prospectus (the 'Prospectus') and the accompanying Letter of Transmittal (the 'Letter of Transmittal'), to exchange $1,000 principal amount of its Series B 9 1/2% Senior Subordinated Notes due 2007 (the 'New Notes'), registered under the Securities Act of 1933, as amended (the 'Securities Act'), pursuant to a Registration Statement of which this Prospectus is a part, for each $1,000 principal amount of its outstanding 9 1/2% Senior Subordinated Notes due 2007 (the 'Old Notes'), of which $100,000,000 principal amount is outstanding. The form and terms of the New Notes are the same as the form and terms of the Old Notes (which they replace), except that the New Notes will bear a Series B designation and will have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain certain provisions relating to the payment of Liquidated Damages (as defined herein) which were included in the terms of the Old Notes in certain circumstances relating to the timing of the Exchange Offer. The New Notes will evidence the same debt as the Old Notes (which they replace) and will be issued under and be entitled to the benefits of the Indenture, dated as of October 31, 1997 (the 'Indenture'), among Stellex, the Subsidiary Guarantors (as defined herein) and Marine Midland Bank, as trustee (the 'Trustee'). The Old Notes and the New Notes are sometimes referred to herein collectively as the 'Notes.' See 'The Exchange Offer' and

'Description of Notes.'


    Interest on the New Notes will be paid semi-annually on May 1 and November 1 of each year, commencing on May 1, 1998. The New Notes will mature on November 1, 2007 unless previously redeemed. The New Notes will be redeemable, in whole or in part, at the option of Stellex, at any time on or after November 1, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, thereon, to the date of redemption. In addition, on or prior to November 1, 2000, Stellex may redeem, at any time and from time to time, up to 35% of the aggregate principal amount of the Notes at a redemption price of 109.50% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the date of redemption, with the net cash proceeds from one or more Public Equity Offerings (as defined herein); provided, however, that at least 65% of the aggregate principal amount of the Notes originally issued remains outstanding following each such redemption. In addition, at any time prior to November 1, 2002, Stellex may, at its option, redeem the Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof plus the applicable Make-Whole Premium (as defined herein). Upon the occurrence of a Change of Control (as defined herein), each holder of Notes may require Stellex to repurchase such holder's Notes, in whole or in part, at a repurchase price of 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the repurchase date. See 'Description of Notes.' There can be no assurance that the Company will have funds available to repurchase the Notes upon the occurrence of a Change of Control. See 'Risk Factors--Limitation on Change of Control.'



    The New Notes will be unsecured and will be subordinated in right of payment to all existing and future senior indebtedness of Stellex. The New Notes will rank pari passu with any future senior subordinated indebtedness of Stellex and will rank senior to all other subordinated indebtedness of Stellex. The New Notes will be fully and unconditionally guaranteed, jointly and severally, on an unsecured, senior subordinated basis, by the Subsidiary Guarantors. The Subsidiary Guarantees (as defined herein) will be general, unsecured obligations of the Subsidiary Guarantors, subordinated in right of payment to all existing and future senior indebtedness of the Subsidiary Guarantors. The New Credit Facilities (as defined herein) are secured by substantially all of the Company's assets. See 'Description of Certain Indebtedness--New Credit Facilities--Security.' As of September 30, 1997, on a pro forma basis after giving effect to the Transactions (as defined herein), the aggregate principal amount of Stellex's outstanding senior indebtedness would have been approximately $2.1 million (excluding unused commitments of approximately $47.9 million under the New Credit Facilities) and Stellex would have had no senior subordinated indebtedness outstanding other than the Notes. As of the same date, the aggregate principal amount of senior indebtedness of the Subsidiary Guarantors outstanding would have been approximately $2.6 million (exclusive of guarantees under the New Credit Facilities). As of September 30, 1997, on a pro forma basis after giving effect to the Transactions, Stellex's total consolidated indebtedness would have been approximately $106.5 million and its ratio of total indebtedness to total capitalization would have been 91.4%. The Indenture pursuant to which the New Notes will be issued permits Stellex and the Subsidiary Guarantors to incur additional indebtedness, including senior indebtedness, subject to certain limitations. See 'Description of Notes.'


                                                        (Continued on Next Page)

                            ------------------------


    SEE 'RISK FACTORS' BEGINNING ON PAGE 13 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY INVESTORS IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE NEW NOTES.


                            ------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION OR REGULATORY
        AUTHORITY, NOR HAS ANY SUCH COMMISSION OR REGULATORY AUTHORITY REVIEWED OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
          ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this Prospectus is             , 1998.

(Continued from Cover Page)


    Stellex will accept for exchange any and all Old Notes validly tendered and
not withdrawn prior to 5:00 p.m., New York City time on            , 1998,
unless extended by Stellex in its sole discretion (the 'Expiration Date'). See 'The Exchange Offer--Expiration Date; Extensions; Amendments.' Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m. on the Expiration Date. The Exchange Offer is subject to certain customary conditions.


    The Old Notes were sold in an aggregate principal amount of $100.0 million by Stellex on October 31, 1997 to Societe Generale Securities Corporation, BT Alex. Brown Incorporated and Jefferies & Company, Inc. (the 'Initial Purchasers') in a transaction not registered under the Securities Act in reliance upon the private offering exemption under Section 4(2) of the Securities Act (the 'Initial Offering'). The Initial Purchasers subsequently placed the Old Notes with qualified institutional buyers in reliance upon Rule 144A under the Securities Act and with a limited number of accredited investors (as defined in Rule 501(A)(1), (2), (3) or (7) under the Securities Act). Accordingly, the Old Notes may not be reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The New Notes are being offered hereunder in order to satisfy the obligations of Stellex and the Subsidiary Guarantors under the Registration Rights Agreement (as defined herein) entered into by Stellex and the Subsidiary Guarantors in connection with the Initial Offering. See 'The Exchange Offer.'


    Based on no-action letters issued by the staff of the Securities and Exchange Commission (the 'Commission') to third parties, Stellex believes the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an 'affiliate' of Stellex within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. See 'The Exchange Offer--Resale of the New Notes.' Each broker-dealer (a 'Participating Broker-Dealer') that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes, and in connection with any such resale may be deemed to be an 'underwriter' within the meaning of the Securities Act. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of marketmaking activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus available to any Participating

Broker-Dealer for use in connection with any such resale. See 'Plan of Distribution.'


    Holders of Old Notes not tendered and accepted in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and benefits and will be subject to the limitations applicable thereto under the Indenture and with respect to transfer under the Securities Act. Stellex will pay all the expenses incurred by it incident to the Exchange Offer. See 'The Exchange Offer.'

    There has not previously been any public market for the Old Notes or the New Notes. Stellex does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the New Notes will develop. See 'Risk Factors--Lack of Public Market; Restrictions on Transferability.' Moreover, to the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.

    The New Notes will be available initially only in book-entry form and Stellex expects that the New Notes issued pursuant to the Exchange Offer will be issued in the form of a Global Note (as defined herein), which will be deposited with, or on behalf of, The Depository Trust Company ('DTC') and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Note representing the New Notes will be shown on, and transfers thereof will be effected through, records maintained by DTC and its participants. After the initial issuance of the Global Note, New Notes in certificated form will be issued in exchange for the Global Note only under the limited circumstances set forth in the Indenture. See 'Description of Notes--Book-Entry, Delivery and Form.'

                             AVAILABLE INFORMATION

     Stellex and the Subsidiary Guarantors have filed with the Commission a Registration Statement on Form S-4 (the 'Exchange Offer Registration Statement,' which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the New Notes being offered hereby. This Prospectus does not contain all the information set forth in the Exchange Offer Registration Statement. For further information with respect to the Company and the Exchange Offer, reference is made to the Exchange Offer Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Exchange Offer Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Exchange Offer Registration Statement, including the exhibits thereto, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at the Regional Offices of the Commission at 7 World Trade Center, 13th Floor, New

York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

     As a result of the filing of the Exchange Offer Registration Statement with the Commission, Stellex and the Subsidiary Guarantors will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and in accordance therewith will be required to file periodic reports and other information with the Commission. The obligation of Stellex and the Subsidiary Guarantors to file periodic reports and other information with the Commission will be suspended if the Notes are held of record by fewer than 300 holders as of the beginning of any fiscal year of Stellex and the Subsidiary Guarantors other than the fiscal year in which the Exchange Offer Registration Statement is declared effective. Stellex has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any of the Notes remain outstanding, it will furnish to the holders of the Notes and file with the Commission (unless the Commission will not accept such a filing) (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Stellex were required to file such forms, including a 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and, with respect to the annual information only, a report thereon by Stellex's independent auditors and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if Stellex were required to file such reports.

                           FORWARD-LOOKING STATEMENTS


     THIS PROSPECTUS CONTAINS CERTAIN 'FORWARD-LOOKING STATEMENTS' CONCERNING THE COMPANY'S OPERATIONS, OPERATING PERFORMANCE AND FINANCIAL CONDITION, WHICH ARE SUBJECT TO INHERENT UNCERTAINTIES AND RISKS, INCLUDING THOSE IDENTIFIED UNDER 'RISK FACTORS.' ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THIS PROSPECTUS. WHEN USED IN THIS PROSPECTUS, THE WORDS 'ESTIMATE,' 'PROJECT,' 'ANTICIPATE,' 'EXPECT,' 'INTEND,' 'BELIEVE' AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS.

                               PROSPECTUS SUMMARY

     The following summary is qualified by, and should be read in conjunction with, the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. As used in this Prospectus, unless the context otherwise requires, 'Stellex' refers to Stellex Industries, Inc. (successor to Kleinert Industries, Inc.), the issuer of the Notes, and the 'Company' refers to Stellex and its direct and indirect subsidiaries. On October 31, 1997, Stellex acquired the tactical subsystems and microwave devices businesses of Watkins-Johnson Company (the 'W-J Acquisition'). The W-J Acquisition, the Kleinert Acquisition (as defined), the Initial Offering and the application of the net proceeds therefrom, and the consummation of the New Credit Facilities (as defined) and the incurrence of $2.1 million of indebtedness thereunder to partially fund the transactions described under '--The Initial Offering--Notes,' are hereinafter referred to as the 'Transactions.' Stellex is a holding company, all of whose operations are conducted through its operating subsidiaries. All references to historical financial information contained herein are references to financial information as reported in the historical financial statements of TSMD (as defined) and Kleinert (as defined), as the case may be. Unless otherwise specified, pro forma financial information and references to the Company's business or operations contained in this Prospectus give effect to the Transactions. See Appendix I for a glossary of definitions of certain technical or industry terms used herein.

                                  THE COMPANY


     The Company, through its subsidiaries Stellex Microwave Systems, Inc. ('Stellex Microwave') and Stellex Aerospace ('Stellex Aerospace'), is a leading provider of highly engineered subsystems and components for the aerospace, defense and space industries. Stellex Microwave is a worldwide leader in the design, manufacture and marketing of fully integrated and proprietary microwave electronic subsystems for radar-guided tactical missile systems and a broad line of high radio frequency and microwave frequency single function modules. Stellex Microwave products are used in the generation, reception and translation of communication, data and radar signals. Stellex Aerospace is a leader in the machining of turbomachinery, aircraft hinges and other structural components for the aerospace and space industries. For the year ended December 31, 1996 and the nine months ended September 30, 1997, after giving pro forma effect to the Transactions, the Company would have had sales of $113.5 million and $91.1 million, respectively, net income (loss) of ($9.4) million and $1.4 million, respectively, and Adjusted EBITDA (as defined) of $15.2 million and $16.9 million, respectively. See Note (a) to 'Selected Historical Financial Data--Stellex' for further information regarding EBITDA. For the year ended December 31, 1996, after giving pro forma effect to the Transactions, the Company's earnings would have been insufficient to cover fixed charges by approximately $10.6 million; for the nine months ended September 30, 1997, after giving pro forma effect to the Transactions, the Company's ratio of earnings to fixed charges would have been 1.1x. As of September 30, 1997, after giving pro forma effect to the Transactions, the Company would have had $99.8 million in order backlog. A substantial amount of the Company's order backlog can be canceled at any time without penalty, except, in some cases, the recovery of the

Company's actual committed costs and profit on work performed up until the date of cancellation. See 'Risk Factors--Backlog.'


     The Company's objective is to provide extensive engineering, low cost manufacturing and systems integration to the consolidated base of original equipment manufacturers ('OEMs') within its industries. The Company believes that it is well positioned to benefit from certain trends in its markets including increases in the production of high-priority platforms, airframes and spare parts, the use of sophisticated electronics, the consolidation of OEM suppliers, and the outsourcing of subsystems.

STELLEX MICROWAVE

     Stellex Microwave is a worldwide leader in the design, manufacture and marketing of proprietary microwave electronic subsystems for use in radar-guided munitions and signal intelligence equipment. As the largest independent supplier of microwave subsystems for tactical missiles, Stellex Microwave's products are critical to the onboard navigation, communications and target location systems of many of the highest priority missile systems developed by the United States Department of Defense (the 'DoD'). The Company's proprietary products, low cost manufacturing and extensive engineering capabilities have enabled it to become the sole or primary source for the principal programs it supplies. These programs include the Advanced Medium Range Air-to-Air Missile ('AMRAAM'), the Patriot missile and the Standard Missile, the most widely used radar-guided missiles of their type in the U.S. armed forces. In addition, the Company is currently participating in production programs for the AEGIS radar system and the TARTAR fire control system, and has been recently selected to participate in the program to produce the Longbow Hellfire missile, one of the U.S. Army's most significant new missile systems.

     Stellex Microwave is also a leading manufacturer of multi-function modules
('MFMs') and of single function modules ('SFMs'), such as high radio frequency mixers, amplifiers, tuners, converters, filters and oscillators, which are sold to system designers and manufacturers. Stellex Microwave has provided the intelligence, electronic warfare, space and communication markets with a broad assortment of such devices since 1957. For the year ended December 31, 1996 and the nine months ended September 30, 1997, Stellex Microwave had sales of $89.2 million and $67.9 million, respectively.

STELLEX AEROSPACE


     Stellex Aerospace is a leading provider of high precision products and services to certain niche markets within the aerospace and space industries.
Through Bandy Machining International ('Bandy'), Stellex Aerospace is the world's leading contract manufacturer of commercial and military precision aircraft hinges. Hinges manufactured by Bandy, some types of which are produced exclusively by Bandy, are installed on every type of aircraft currently produced by the leading aircraft OEMs, including The Boeing Company ('Boeing'), McDonnell
Douglas Corporation ('McDonnell Douglas'), Airbus Industrie ('Airbus'), Lockheed
Martin Corporation ('Lockheed Martin'), and Northrop Grumman Corporation
('Northrop Grumman'). Through Paragon Precision Products ('Paragon'), Stellex
Aerospace is a leader in the machining of complex turbomachinery. Paragon's flexible manufacturing operations permit the production of both (i) highly engineered, close tolerance prototype components, which are generally manufactured from expensive, exotic alloys and are found in high performance gas turbine engines and liquid fuel rocket engines, and (ii) higher volume standard components used in aircraft and industrial power actuation systems and high performance turbine engines. Through Scanning Electron Analysis Laboratories,
Inc. ('SEAL') and General Inspection Laboratories, Inc. ('GIL'), Stellex
Aerospace also provides a comprehensive range of services for testing of sophisticated manufactured aerospace components. For the year ended December 31, 1996 and the nine months ended September 30, 1997 (collectively comprised of Kleinert (predecessor) sales for the six months ended June 30, 1997 and Stellex
(successor) for the three months ended September 30, 1997), Stellex Aerospace had sales of $24.3 million and $23.2 million, respectively.


                             COMPETITIVE STRENGTHS

     The Company believes that its competitive position in the markets it serves is based on superior product design and performance and a consistent record of meeting rigorous DoD and OEM contract performance criteria. Specifically, the Company believes that its position is primarily attributable to the following competitive strengths:

     Strong Partnering Relationships with Major OEMs. As an incumbent preferred supplier on high-priority, long-term programs, the Company has over many years solidified its relationships with major OEMs. The Company participates in concurrent design, engineering and development of new programs and provides cost and performance enhancement for existing programs. Stellex Microwave often serves as the sole source supplier of mission-critical subsystems to Hughes
Missile Systems Company ('Hughes'), Raytheon Company ('Raytheon'), Rockwell
International Corporation ('Rockwell'), Boeing and Lockheed Martin. Stellex
Microwave was selected by Hughes as subcontractor of the year for each of 1994, 1995 and 1996. Paragon is a preferred supplier, often as a sole or primary source, of a variety of turbomachinery and turbine engine components to such OEMs as AlliedSignal, Inc. ('AlliedSignal'), Aerojet General Corporation
('Aerojet') (a subsidiary of GenCorp, Inc.) and the Rocketdyne division of Boeing ('Rocketdyne'). Bandy also has received the highest quality awards from, and is a preferred supplier to, many of its customers, including Boeing, McDonnell Douglas, Airbus, Lockheed Martin, and Northrop Grumman.

     Integration Leadership. Stellex Microwave has developed proprietary technology, products and manufacturing processes which integrate the electronic functions as well as the mechanical and packaging requirements of microwave subsystems into 'snap-together' designs that eliminate the need for expensive and less reliable external cables and connectors. The Company's proprietary packaging and substrate materials and manufacturing processes were developed over a period of many years and are instrumental in the superior


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performance of its integrated microwave subsystems. The Company believes that the leading edge technology and manufacturing processes which it has developed for high production volume missile subsystems will provide a significant competitive advantage in developing integrated products for certain commercial markets.

     Low Cost Manufacturing. By following systematic design parameters that balance the need for multi-functionality, cost reduction and reliability and by using a modularized automated manufacturing process, the Company is able to manufacture subsystems in high volume and achieve the highest percentage of usable product in its industry. The Company believes that its manufacturing processes enable it to reduce unit costs and shorten development and production cycles, thereby providing the Company with a significant cost advantage in competing for high volume subsystem programs.

     Reputation for High Quality. The Company's individual microwave devices are well known among designers of high performance electronic equipment, and the catalogs used by Stellex Microwave have been standard reference materials since
1978. Paragon is one of five companies in the United States which competes for and produces sophisticated, close tolerance machined prototypes of rotating turbine components for use in aircraft jet engines and other components for use in spacecraft rocket engines. Management believes that the 'Bandy' name is the most recognized name in precision aircraft hinges in the world. GIL is one of the leading independent, full-service non-destructive testing ('NDT') laboratories in the United States. SEAL is one of three companies in the United
States approved by the National Aeronautics and Space Administration ('NASA') to perform destructive physical analysis on high-reliability space electronic components.

                                INDUSTRY TRENDS

     United States defense budget appropriations are forecasted to remain relatively constant or increase slightly in the near term, reversing the recent decline in spending which precipitated the dramatic consolidation among prime contractors. In order to enhance readiness and modernize their forces, military agencies are expected to continue to maximize resources by modifying and upgrading existing systems and platforms and relying upon sophisticated electronic equipment for existing and new systems. In furtherance of their objectives, agencies are expected to require enhanced performance and cost reductions from their prime contractors. The Company believes that this cost and technology pressure will cause continued consolidation of the defense industry's supply base and cause prime contractors to (i) focus on the design and manufacture of overall weapon systems and (ii) outsource the manufacture and integration of subsystems to independent commercially-oriented suppliers. The
Company believes that the current procurement environment favors the Company's proprietary design and manufacturing processes, which are characterized by limited reliance on government funded research and development.

     The Company believes that current trends in the aerospace industry are favorable for both the consolidated OEMs and their preferred suppliers.

According to the Boeing Commercial Airplane Group 1997 Current Market Outlook
(the 'Boeing Report'), expenditures on new aircraft production, revenue passenger miles and the worldwide fleet of aircraft have all increased in recent years and are projected to grow further over the next five years. In addition, military procurements for aircraft replacement parts and components are expected to increase as a result of an aging fleet of aircraft and generally low inventory levels. Management believes that these factors will benefit aerospace industry preferred suppliers, such as the Company, that were able to withstand the difficult operating environment of the early 1990s.

                               BUSINESS STRATEGY

     The Company's objective is to strengthen its position as a leading supplier of highly engineered subsystems and components to its customers in the aerospace, defense and space industries and to expand its business to contiguous commercial markets. The following are the key strategies the Company intends to employ to achieve this objective:

     Exploit Outsourcing Trend. The Company estimates that approximately 50% of the subsystems used on all types of radar-guided missiles are still produced internally by OEMs. The Company believes it is well positioned to compete effectively for this remaining in-house production by capitalizing on its proprietary products and low cost manufacturing processes. For example, Stellex
Microwave has increased its share of the individual microwave subsystems onboard the AMRAAM from approximately 50% in 1992 to over 90% in 1997. Many of these AMRAAM subsystems had previously been produced by the in-house microwave component groups of

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Hughes and Raytheon. In addition, the design of one of the Company's subsystems produced for the Standard Missile was incorporated in the 1997 Raytheon design of the Advanced Sea Sparrow missile. Overall program costs of these missiles were substantially reduced as a result of this outsourcing. The Company also believes that it has opportunities to capture new business in the commercial aerospace industry as a result of additional outsourcing.

     Capture Share in Commercial Markets. The Company believes that its experience and expertise in high frequency microwave subsystem integration provide it with significant opportunities to develop integrated products for commercial applications. The Company's current defense and aerospace customers are also the world's largest manufacturers of satellites. These manufacturers currently purchase subsystems for their defense platforms but only purchase SFMs for space applications. Using its existing technologies, the Company intends to modify and market MFMs and, eventually, entire microwave subsystems for space applications to supplement or replace such SFM sales.

     Leverage Prototype Expertise. The Company will seek to gain a larger share of the production volume for turbomachinery parts for which it develops the prototype. In response to customer requests, the Company has, and plans to continue to, selectively increase its production capacity such that it can manufacture efficiently at higher volumes.


     Acquire Selected Businesses. The Company anticipates that the consolidation of the historically fragmented aerospace component manufacturing industry will provide opportunities for selective acquisitions. In addition, in response to growing demand for microwave products, the Company will pursue selective acquisitions that can broaden its microwave product offering or provide it with enhanced technological or strategic capabilities. Such acquisitions offer the opportunity to broaden the Company's product lines and manufacturing capabilities, diversify its customer base, improve its absorption of corporate overhead and enhance its attractiveness as a leading supplier to OEMs in the aerospace, defense and space industries.

                                THE TRANSACTIONS

     On July 1, 1997, KII Holding Corp. ('KII Holding'), through a wholly-owned subsidiary, acquired (the 'Kleinert Acquisition') all of the issued and outstanding capital stock of Kleinert Industries, Inc. ('Kleinert') (currently
Stellex Aerospace) for approximately $26.5 million (including the assumption of $2.6 million of indebtedness and the issuance to the seller of a note for approximately $1.75 million). The Company, which was formed in September 1997, currently owns approximately 80% of the issued and outstanding common stock of KII Holding, with Stellex Aerospace's management holding the remainder of its outstanding common stock. See 'Certain Transactions--The Kleinert Acquisition.'

     On October 31, 1997, the Company, through a wholly-owned subsidiary, acquired (the 'W-J Acquisition' and, together with the Kleinert Acquisition, the 'Acquisitions') the tactical subsystems and microwave devices businesses of Watkins-Johnson ('TSMD') for a net purchase price of approximately $82.2 million
(after giving effect to estimated purchase price adjustments). The W-J
Acquisition was consummated simultaneously with the consummation of the Initial
Offering. See 'Certain Transactions--The W-J Acquisition.'

     In connection with the consummation of the Initial Offering, the Company entered into the New Credit Facilities, which provide for borrowing availability, subject to certain conditions, in an outstanding principal amount of up to $50 million. A substantial portion of the net proceeds to the Company from the Initial Offering, together with borrowings under the New Credit
Facilities, was used to fund the W-J Acquisition and refinance indebtedness incurred in connection with the Kleinert Acquisition.

     Mentmore Holdings Corporation ('Mentmore'), a privately-held investment and management company, currently provides management services to the Company. See
'Certain Transactions.'

                               ------------------

     The Company's principal executive offices are located at 3333 Hillview
Avenue, Palo Alto, California 94304-1223. Its telephone number at that location is (650) 493-4141. Stellex was incorporated in Delaware on September 5, 1997.

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                              THE INITIAL OFFERING

Notes

     Pursuant to a Purchase Agreement dated as of October 23, 1997 (the
'Purchase Agreement'), the Company sold Old Notes in an aggregate principal amount of $100.0 million to the Initial Purchasers on October 31, 1997. The
Initial Purchasers subsequently resold the Old Notes purchased from the Company to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to certain accredited investors (as defined in Rule 501(A)(1), (2), (3) or (7) under the Securities Act). A substantial portion of the net proceeds from the Initial Offering, estimated to have been approximately $92.3 million after deducting discounts to the Initial Purchasers and estimated expenses relating to the consummation of the Transactions, together with initial borrowings under the New Credit Facilities, were used to repay certain indebtedness incurred in connection with the Kleinert Acquisition and to finance the W-J Acquisition.
Specifically, the Company used a portion of the net proceeds of the Initial
Offering to (i) repay $17.2 million of principal and $42,000 of accrued interest under that certain Credit Agreement dated as of July 1, 1997 (the 'Prior Credit
Agreement') between KII Holding (as defined) and Societe Generale, under which borrowings bore interest at an average rate of 7.7% per annum as of October 31, 1997; (ii) repay $2.5 million of principal and $20,000 of accrued interest under the Trinity Note (as defined), under which borrowings bore interest at an average rate of 10% per annum as of October 31, 1997; and (iii) finance the W-J
Acquisition for a net purchase price of approximately $82.2 million.

Registration Rights Agreement

     Pursuant to the Purchase Agreement, the Company, the Subsidiary Guarantors and the Initial Purchasers entered into a Registration Rights Agreement dated as of October 31, 1997 (the 'Registration Rights Agreement'), which grants the holders of the Old Notes certain exchange and registration rights. The Exchange
Offer is intended to satisfy such exchange rights which terminate upon the consummation of the Exchange Offer.

                               THE EXCHANGE OFFER

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Securities Offered........................  $100,000,000 aggregate principal amount of 9 1/2% Senior Subordinated
                                            Notes due 2007 of the Company.

The Exchange Offer........................  $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of Old Notes. As of the date hereof, $100,000,000 aggregate principal amount of Old Notes are outstanding. The Company will issue the New Notes to holders on or promptly after the
                                            Expiration Date.

                                            Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for
                                            Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an
                                            'affiliate' of the Company within the meaning of Rule 405 under the
                                            Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such New Notes. Each holder accepting the Exchange
                                            Offer is required to represent to the Company in the Letter of
                                            Transmittal that, among other things, the New Notes will be acquired by the holder in the ordinary course of business and the holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such New Notes.

                                            Any Participating Broker-Dealer that acquired Old Notes for its own account as a result of market-making activities or other trading
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                                            activities may be a statutory underwriter. Each Participating Broker-
                                            Dealer that receives New Notes for its own account pursuant to the
                                            Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes, and in connection with any such resale may be deemed to be an 'underwriter' within the meaning of the Securities Act. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating
                                            Broker-Dealer will not be deemed to admit that it is an 'underwriter'
                                            within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a
                                            Participating Broker-Dealer in connection with resale of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this
                                            Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See 'Plan of Distribution.'

                                            Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes could not rely on the position of the staff of the
                                            Commission enunciated in no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction Failure to comply with such requirements in such instance may result in such holder incurring liability under the
                                            Securities Act for which the holder is not indemnified by the
                                            Company.


Minimum Condition.........................  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered or accepted for exchange.

Expiration Date...........................  5:00 p.m., New York City time, on                , 1998 unless the
                                            Exchange Offer is extended, in which case the term 'Expiration Date'
                                            means the latest date and time to which the Exchange Offer is extended. See 'The Exchange Offer--Expiration Date; Extensions;
                                            Amendments.'

Conditions to the Exchange Offer..........  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. See 'The Exchange Offer--Conditions.'
                                            The Company reserves the right to terminate or amend the Exchange
                                            Offer at any time prior to the Expiration Date upon the occurrence of any such condition.

Procedures for Tendering Old Notes........  Each holder of Old Notes wishing to accept the Exchange Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of
                                            Transmittal, or such facsimile, or an Agent's Message (as defined) in connection with a book entry transfer together with the Old Notes and other required documentation to the Exchange Agent (as defined) at the addresss set forth herein. By executing the Letter of
                                            Transmittal, each holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether
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                                            or not such person is the holder, and that neither the holder nor any such other person (i) has any arrangement or understanding with any person to participate in the distribution of such New Notes, (ii) is engaging or intends to engage in the distribution of such New Notes, or (iii) is an 'affiliate,' as defined under Rule 405 of the
                                            Securities Act, of the Company. See 'The Exchange Offer--Purpose and
                                            Effect of the Exchange Offer' and '--Procedures for Tendering.'

Untendered Old Notes......................  Following the consummation of the Exchange Offer, holders of Old
                                            Notes eligible to participate but who do not tender their Old Notes will not have any further exchange rights and such Old Notes will continue to be subject to certain restrictions on transfer.
                                            Accordingly, the liquidity of the market for such Old Notes could be adversely affected.


Consequences of Failure
  to Exchange.............................  The Old Notes that are not exchanged pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to the Company, (ii) pursuant to Rule 144A or Rule
                                            144 under the Securities Act or pursuant to some other exemption under the Securities Act, (iii) outside the United States to a
                                            non-U.S. person pursuant to the requirements of Rule 904 under the
                                            Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act. See 'The Exchange Offer--
                                            Consequences of Failure to Exchange.'

Shelf Registration Statement..............  If (i) changes in the law or the applicable interpretations of the staff of the Commission do not permit the Company to effect the
                                            Exchange Offer or (ii) any holder (A) is not eligible to participate in the Exchange Offer, (B) participates in the Exchange Offer and does not receive freely transferable New Notes in exchange for tendered Old Notes or (C) is a broker-dealer that holds Notes acquired directly from the Company or one of its affiliates, the
                                            Company and the Subsidiary Guarantors will (i) file a shelf registration statement (the 'Shelf Registration Statement') on or prior to the 30th day after such filing obligation arises to cover resales of Transfer Restricted Securities (as defined) covering resales of the Old Notes, (ii) use their respective reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to 60 days after such obligation arises and (iii) use their respective reasonable best efforts to keep effective the Shelf Registration Statement until two years after its effective date, subject to certain exceptions, including suspending the effectiveness thereof for certain valid business reasons. For purposes of the foregoing, 'Transfer Restricted
                                            Securities' means each Note until the earliest to occur of (i) the date on which such Note has been exchanged for a freely tradeable New
                                            Note in the Exchange Offer, (ii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iii) the date on which such Note is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k) under the Securities Act. A holder of the Old Notes that sells such Old
                                            Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the
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                                            civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the

                                            Registration Rights Agreement which are applicable to such a holder
                                            (including certain indemnification obligations).


Special Procedures for Beneficial
  Owners..................................  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Old Notes, either make appropriate arrangements to register ownership of the Old
                                            Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. The Company will keep the Exchange Offer open for not less than twenty business days in order to provide for the transfer of registered ownership.

Guaranteed Delivery Procedures............  Holders of Old Notes who wish to tender their Old Notes and whose Old
                                            Notes are not immediately available or who cannot deliver their Old
                                            Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Old Notes according to the guaranteed delivery procedures set forth in 'The Exchange Offer--Guaranteed Delivery
                                            Procedures.'

Withdrawal Rights.........................  Tenders may be withdrawn at any time prior to 5:00 p.m., New York
                                            City time, on the Expiration Date.

Acceptance of Old Notes and Delivery of
  New Notes...............................  The Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York
                                            City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly following the
                                            Expiration Date. See 'The Exchange Offer--Terms of the Exchange
                                            Offer.'

Use of Proceeds...........................  There will be no cash proceeds to the Company from the exchange pursuant to the Exchange Offer.
Exchange Agent............................  Marine Midland Bank.
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                                 THE NEW NOTES


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General...................................  The form and terms of the New Notes are the same as the form and terms of the Old Notes (which they replace) except that (i) the New
                                            Notes bear a Series B designation, (ii) the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (iii) the holders of
                                            New Notes will not be entitled to certain rights under the
                                            Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. See
                                            'The Exchange Offer--Purpose and Effect of the Exchange Offer.' The
                                            New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture. See 'Description of
                                            Notes.' The Old Notes and the New Notes are referred to collectively herein as the 'Notes.'

Issuers...................................  Stellex Industries, Inc., the issuer of the Notes, and TSMD
                                            Acquisition Corp., Stellex Microwave Systems, Inc., KII Holding
                                            Corp., KII Acquisition Corp., Stellex Aerospace, Bandy Machining
                                            International, Paragon Precision Products, Scanning Electron Analysis
                                            Laboratories, Inc. and General Inspection Laboratories, Inc., as
                                            guarantors of the Notes. See 'Description of Notes--Guarantees.'

Securities Offered........................  $100,000,000 principal amount of Series B 9 1/2% Senior Subordinated
                                            Notes due 2007.

Maturity Date.............................  November 1, 2007.

Interest Payment Dates....................  Interest will accrue on the New Notes from the most recent date to which interest on the Notes has been paid or, if no interest has been paid, from October 31, 1997, and will be payable semi-annually on each May 1 and November 1, commencing May 1, 1998.

Optional Redemption.......................  The New Notes will be redeemable, in whole or in part, at the option of Stellex, at any time on or after November 1, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, thereon, to the date of redemption. In addition, on or prior to November 1, 2000, Stellex may redeem, at any time and from time to time, up to 35% of the aggregate principal amount of the Notes at a redemption price of 109.50% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the date of redemption, with the net cash proceeds of one or more
                                            Public Equity Offerings (as defined); provided, however, that at least 65% of the aggregate principal amount of the Notes originally issued remains outstanding following each such redemption. In addition, at any time prior to November 1, 2002, Stellex may, at its option, redeem the Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof plus the applicable Make-Whole Premium (as defined). See 'Description of
                                            Notes--Optional Redemption.'

Subsidiary Guarantees.....................  The New Notes will be fully and unconditionally guaranteed, jointly and severally (the 'Subsidiary Guarantees'), on an unsecured, senior subordinated basis, by each of Stellex's Subsidiaries existing on the date of issuance of the New Notes and by each Subsidiary of Stellex
                                            (other than Unrestricted Subsidiaries and Foreign Subsidiaries (as defined)) created or acquired thereafter (collectively, the
                                            'Subsidiary Guarantors'). See 'Description of Notes--Guarantees.'
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Ranking...................................  The New Notes will be unsecured and will be subordinated in right of payment to all existing and future senior indebtedness of Stellex.
                                            The New Notes will rank pari passu with any future senior
                                            subordinated indebtedness of Stellex and will rank senior to all other subordinated indebtedness of Stellex. The Subsidiary Guarantees will be general, unsecured obligations of the Subsidiary Guarantors, subordinated in right of payment to all existing and future senior indebtedness of the Subsidiary Guarantors. As of September 30, 1997,
                                            on a pro forma basis after giving effect to the Transactions, the aggregate principal amount of Stellex's outstanding senior indebtedness would have been approximately $2.1 million (excluding unused commitments) and Stellex would have had no senior subordinated indebtedness outstanding other than the Notes. As of the same date, on a pro forma basis after giving effect to the Transactions, the aggregate principal amount of senior indebtedness of the Subsidiary
                                            Guarantors outstanding would have been approximately $2.6 million
                                            (exclusive of guarantees of the New Credit Facilities, under which the Company would have had approximately $47.9 million of total borrowing availability and approximately $2.1 million outstanding).
                                            See 'Description of Notes--Ranking and Subordination.'

Restrictive Covenants.....................  The Indenture contains certain covenants pertaining to Stellex and its Restricted Subsidiaries (as defined), including, but not limited to, covenants with respect to the following matters: (i) limitations on indebtedness and preferred stock; (ii) limitations on restricted payments such as dividends, repurchases of Stellex's or subsidiaries'
                                            stock, repurchases of subordinated obligations, and investments;
                                            (iii) limitations on restrictions on distributions from subsidiaries;
                                            (iv) limitations on sales of assets and of stock of subsidiaries; (v)
                                            limitations on transactions with affiliates; (vi) limitations on liens; and (vii) limitations on mergers, consolidations and transfers of all or substantially all assets. However, all of these covenants are subject to a number of important qualifications and exceptions.
                                            See 'Description of Notes--Certain Covenants.'

Change of Control.........................  Upon a Change of Control (as defined), each holder of New Notes may require Stellex to repurchase any or all outstanding New Notes owned by such holder at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon, to the date of repurchase. See

                                            'Description of Notes--Change of Control.' There can be no assurance that the Company will have funds available to repurchase the Notes upon the occurrence of a Change of Control. See 'Risk
                                            Factors--Limitation on Change of Control.'

Registration Rights.......................  Pursuant to the Registration Rights Agreement, Stellex and the
                                            Subsidiary Guarantors agreed to (i) file, within 45 days of the closing date of the Initial Offering, a registration statement (the
                                            'Exchange Offer Registration Statement' and, together with the Shelf
                                            Registration Statement, the 'Registration Statements') with respect to an offer to exchange the Old Notes for New Notes of Stellex with terms substantially identical to the Old Notes, (ii) cause such
                                            Exchange Offer Registration Statement to be declared effective within
                                            120 days after the closing date of the Initial Offering and (iii)
                                            consummate the Exchange Offer within 165 days after the closing date of the Initial Offering. In addition, under certain circumstances the
                                            Company may be required to file a Shelf Registration Statement. In the event that (i) the applicable
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
                                            Registration Statement is not filed with the Commission on or prior to the specified date, (ii) the Exchange Offer Registration Statement is not declared effective within 120 days after the closing date of the Initial Offering or the Shelf Registration Statement is not
                                            declared effective on or prior to the 60th day after the shelf filing deadline, (iii) the Exchange Offer is not consummated on or prior to
                                            165 days after the closing date of the Initial Offering, or (iv) the
                                            Shelf Registration Statement is filed and declared effective on or prior to the date specified for such effectiveness, but shall thereafter cease to be effective (at any time that the Company is obligated to maintain the effectiveness thereof) without being succeeded within 45 days by an additional Registration Statement filed and declared effective (each such event referred to in clauses
                                            (i) through (iv), a 'Registration Default'), the Company will generally be obligated to pay liquidated damages ('Liquidated
                                            Damages') to each holder of Transfer Restricted Securities, with respect to the first 90-day period immediately following the occurrence of the first Registration Default, in an amount equal to
                                            $0.05 per week per $1,000 principal amount of the Notes constituting
                                            Transfer Restricted Securities held by such holder until the applicable Registration Statement is filed or declared effective, the
                                            Exchange Offer is consummated or the Shelf Registration Statement again becomes effective, as the case may be. The amount of Liquidated
                                            Damages will increase by an additional $0.05 per week per $1,000 principal amount of Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $0.20 per week per $1,000 principal amount of Notes. All accrued Liquidated Damages shall be paid to holders in the same manner as interest payments on the Notes on semi-annual payment dates which correspond to interest payment dates for the Notes. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

Transfer Restrictions; Absence of a
  Public Market for the Notes.............  The Notes have not been registered under the Securities Act and are subject to restrictions on transferability and resale. In addition, there is currently no established market for the Notes. If issued, the New Notes will generally be freely transferable (subject to the restrictions discussed elsewhere herein) but will be new securities for which there will not initially be a market. Accordingly, there can be no assurance as to the development or liquidity of any market for the Notes or, if issued, the New Notes. The Notes have been designated eligible for trading in the PORTAL market. The Initial
                                            Purchasers have advised Stellex that they currently intend to make a market in the Notes. However, the Initial Purchasers are not obligated to do so, and any market making with respect to the Notes may be discontinued at any time without notice. Stellex does not intend to apply for a listing of the Notes, or, if issued, the New
                                            Notes, on any securities exchange or on any automated dealer quotation system.

                                  RISK FACTORS


     Before investing in the New Notes offered hereby, investors should carefully consider the information set forth under the caption 'Risk Factors' and all other information set forth in this Prospectus.

                        SUMMARY PRO FORMA FINANCIAL DATA

     The following table sets forth the consolidated statements of operations and other financial data of the Company on a pro forma basis for the year ended December 31, 1996 and the nine months ended September 30, 1997. The pro forma statements of operations data give effect to the Transactions as if they occurred on January 1, 1996. The pro forma balance sheet data give effect to the Transactions as if they had occurred on September 30, 1997. The pro forma financial data are provided for informational purposes only, are unaudited and are not necessarily indicative of future results or what the operating results or financial condition of the Company would have been had the Transactions actually been consummated on the dates assumed. The following table should be read in conjunction with 'Capitalization,' 'Pro Forma Consolidated Financial Data,' 'Selected Historical Financial Data,' 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the historical financial statements of Stellex (formerly Kleinert) and TSMD (Stellex Microwave), and the accompanying notes thereto, included elsewhere in this Prospectus.

                                                                  PRO FORMA CONSOLIDATED
                                                      ----------------------------------------------
                                                           YEAR ENDED            NINE MONTHS ENDED
                                                       DECEMBER 31, 1996        SEPTEMBER 30, 1997
                                                      ------------------       ---------------------
                                                                  (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
 Sales............................................         $  113,507                $  91,086
 Cost of goods sold(a)............................             89,617                   67,297
                                                             --------                 --------
 Gross profit.....................................             23,890                   23,789
 Selling, general and administrative(a)(b)........             18,809                   11,894
 Amortization of intangibles......................              3,496                    1,760
                                                             --------                 --------
 Income from operations...........................              1,585                   10,135
 Interest expense(c)..............................             10,984                    8,527
 Other expense, net...............................                 40                       73
                                                             --------                 --------
 Income (loss) before income taxes................             (9,439)                   1,535
 Income tax provision.............................                 --                      150
                                                             --------                 --------
 Net income (loss)................................         $   (9,439)               $   1,385
                                                             --------                 --------
                                                             --------                 --------
OTHER FINANCIAL DATA:
 EBITDA(d)........................................         $   12,259                $  16,923
 Adjusted EBITDA(d)...............................             15,220                   16,940
 Depreciation and amortization....................             10,725                    6,868
 Capital expenditures.............................              2,753                    2,007
 Ratio of Adjusted EBITDA to cash interest

   expense(e).....................................                 --                      2.1x
 Ratio of total debt to Adjusted EBITDA(f)........                 --                      4.7x
 Ratio of earnings to fixed charges...............                 --(g)                   1.1x

                                                      AS OF SEPTEMBER 30,
                                                             1997
                                                      -------------------
COMBINED BALANCE SHEET DATA (AT END OF PERIOD):
 Working capital..................................        $    18,980
 Total assets.....................................            133,445
 Long-term debt, including current maturities.....            106,519
 Minority interest................................                778
 Stockholders' equity.............................             10,012


------------------
(a) In connection with the W-J Acquisition, Stellex Microwave entered into a sublease with Watkins-Johnson of the facilities used by TSMD at a rent higher than the historical amounts charged to TSMD. Accordingly, for the year ended December 31, 1996 and the nine months ended September 30, 1997, cost of goods sold has been increased by $1.1 million and $810,000, respectively, and selling, general and administrative expense has been increased by $120,000 and $90,000, respectively.
(b) Selling, general and administrative expense for the year ended December 31, 1996 and the nine months ended September 30, 1997 includes $750,000 and $563,000, respectively, of management fees that would have been paid to Mentmore pursuant to the Management Agreement (as defined). Excludes non-recurring charges of $450,000 of investment banking and financial advisory fees that were paid to Mentmore in connection with the Kleinert Acquisition and $1,000,000 of investment banking and financial advisory fees paid to Mentmore in connection with the W-J Acquisition and the Initial Offering. See 'Certain Transactions--Management Agreement with Mentmore.'
(c) Interest expense reflects an interest rate of 9.5% on the Notes and related amortization of the estimated debt issuance costs of $5.0 million over the ten year term of the Notes. Interest expense also reflects charges of $580,000 and $347,000 for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively, related to the ongoing working capital requirements of Stellex Microwave that are expected to be funded through borrowings under the New Credit Facilities assuming a 7.75% interest rate on the balance of working capital items not acquired as part of the W-J Acquisition.

(d) EBITDA represents income (loss) before income taxes plus interest expense, depreciation and amortization less interest income of $11,600 and $6,500 for the year ended December 31, 1996 and the nine months ended September 30, 1997. Adjusted EBITDA ('Adjusted EBITDA') for the year ended December 31, 1996 excludes a $1.5 million charge included in cost of goods sold for the write-off of slow moving and excess inventory, a $700,000 charge included in cost of goods sold for severance costs relating to a reduction in force of operational and manufacturing employees at Stellex Microwave and the Stellex Aerospace management stock compensation adjustment totaling $761,000. Adjusted EBITDA for the nine months ended September 30, 1997 excludes the Stellex Aerospace management stock compensation adjustment totaling $17,000. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service indebtedness. However, EBITDA should not be considered an alternative to operating income or cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of a company's operating performance or as a measure of liquidity. Since all companies and analysts do not necessarily calculate EBITDA in the same fashion, EBITDA as presented in this Prospectus may not be comparable to similarly titled measures reported by other companies. Funds depicted by EBITDA are generally not presently available for management's discretionary use due primarily to legal and functional requirements to conserve funds for capital replacement and expansion, debt service and other commitments and uncertainties.

(e) Cash interest expense excludes $500,000 of annual expense relating to the amortization of debt issuance costs.
(f) For purposes of this calculation, an annualized EBITDA was utilized, which was derived by multiplying EBITDA for the nine months ended September 30, 1997 times 1.333.
(g) In calculating the ratio of earnings to fixed charges, earnings consist of income before taxes plus fixed charges. Fixed charges consist of interest expense and amortization of deferred financing costs, whether expensed or capitalized. Earnings were inadequate to cover fixed charges by $10,584,000 for the year ended December 31, 1996.

                                  RISK FACTORS

     In addition to the other information set forth in this Prospectus, before tendering their Old Notes for the New Notes offered hereby, holders of the Old Notes should carefully consider the following risk factors, which may be generally applicable to the Old Notes as well as the New Notes.

SUBSTANTIAL LEVERAGE


     The Company is highly leveraged. At September 30, 1997, after giving pro forma effect to the Transactions, the Company's total consolidated indebtedness would have been $106.5 million, the Company's ratio of total indebtedness to total capitalization would have been 91.4% and the Company would have had up to an additional $47.9 million available to be borrowed under the New Credit Facilities. In addition, subject to certain restrictions set forth in the New Credit Facilities and the Indenture, the Company may incur additional indebtedness, including Senior Indebtedness (as defined), in the future for acquisitions, capital expenditures and other corporate purposes. For the year ended December 31, 1996, the Company's pro forma earnings would have been insufficient to cover fixed charges by approximately $10.6 million.


     The Company's ability to make scheduled payments of the principal of, or interest on, or to refinance its indebtedness (including the Notes) depends on its future operating performance, which to a certain extent is subject to economic, financial, competitive and other factors beyond its control. The Company believes that, based on its current level of operations and anticipated growth, its cash flow from operations, together with borrowings under the New Credit Facilities, will be adequate to meet its anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments over the next several years. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources.' There can be no assurance, however, that the Company's business will generate cash flow at or above expected levels. If the Company is unable to generate sufficient cash flow from operations in the future to service its debt fund working capital requirements and make necessary capital expenditures, or if its future earnings are insufficient to make all required principal payments out of internally generated funds, the Company may be required to refinance all or a portion of its existing debt, sell assets or obtain additional financing. There can be no assurance that any such refinancing or asset sales would be possible or that any additional financing could be obtained on terms acceptable to the Company or at all, particularly in view of the Company's high level of debt.


     The Company's high level of debt will have several important effects on its future operations, including the following: (a) the Company will have significant cash requirements to service debt (which, under current circumstances, are projected to be approximately $11.0 million during the first year following the Initial Offering and may be even greater depending on the Company's results of operations, capital expenditure requirements and a variety of other factors), reducing funds available for working capital, acquisitions, capital expenditures and other corporate purposes and increasing the Company's vulnerability to adverse general economic and industry conditions and (b) the financial covenants and other restrictions contained in the New Credit Facilities, the Indenture and other agreements relating to the Company's indebtedness require the Company to meet certain financial tests, restrict its ability to borrow additional funds and impose limitations on the disposition of assets. In addition, although management believes that capital expenditures above maintenance levels can be deferred to address cash flow or other constraints, such initiatives cannot be deferred for extended periods without adverse effects on the Company's business, results of operations and financial position. The Company's continued growth depends, in part, on its ability to maintain its facilities and technological capabilities, and, therefore, to the extent it is unable to do so with internally generated cash, its inability to finance capital expenditures through borrowed funds could have a material adverse effect on the Company's financial position and results of operations.

SUBORDINATION OF THE NOTES AND SUBSIDIARY GUARANTEES; UNSECURED STATUS OF THE NOTES

  Subordination

     The payment of principal of, premium and interest on, and any other amounts owing in respect of, the Notes is subordinated to the prior payment in full of all existing and future Senior Indebtedness of the Company, including indebtedness under the New Credit Facilities. Similarly, the Subsidiary Guarantees of the Subsidiary Guarantors will be subordinated in right of payment to all Guarantor Senior Indebtedness of the respective Subsidiary Guarantors. At September 30, 1997, after giving pro forma effect to the Transactions, the Company and the Subsidiary Guarantors would have had an aggregate of $4.8 million of Senior Indebtedness and Guarantor Senior Indebtedness outstanding and up to $47.9 million of undrawn commitments available under the New Credit Facilities. The Indenture limits, but does not prohibit, the incurrence by the Company and the Subsidiary Guarantors of additional indebtedness which may constitute Senior Indebtedness and Guarantor Senior Indebtedness. In the event of the bankruptcy, liquidation, dissolution, reorganization or other winding up of the Company, the assets of the Company will be available to pay obligations on the Notes only after all Senior Indebtedness has been paid in full in cash, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes. In addition, under certain circumstances, the Company may not pay principal of, premium or interest on, or any other amounts owing in respect of, the Notes, or purchase, redeem or otherwise retire the Notes, if a payment default or a non-payment default exists with respect to certain Senior Indebtedness, and, in the case of a non-payment default, a payment blockage notice has been received by the Trustee (as defined). See 'Description of Notes--Ranking and Subordination.'

  Unsecured Status of the Notes and Subsidiary Guarantees

     The Notes and Subsidiary Guarantees are unsecured obligations of the

Company and the Subsidiary Guarantors, respectively. The Indenture permits the Company to incur certain secured indebtedness, including indebtedness under the New Credit Facilities, which is secured by a lien on substantially all of the assets of the Company and the Subsidiary Guarantors. The holders of any secured indebtedness will have a claim prior to the holders of the Notes with respect to any assets pledged by the Company and the Subsidiary Guarantors as security for such indebtedness. Upon an event of default under the New Credit Facilities, the lenders thereunder would be entitled to foreclose on the assets of the Company and the Subsidiary Guarantors. In such event, the assets of the Company and the Subsidiary Guarantors remaining after repayment of such secured indebtedness may be insufficient to satisfy the obligations of the Company and the Subsidiary Guarantors with respect to the Notes and the Subsidiary Guarantees.

HOLDING COMPANY STRUCTURE

     Stellex is a holding company with no independent operations. Stellex is dependent on the earnings and cash flow of, and dividends and distributions or advances from, its subsidiaries to provide the funds necessary to meet its debt service obligations, including the payment of principal and interest on the Notes. In particular, Stellex is heavily dependent on the earnings of Stellex Microwave, which, on a pro forma basis, would have accounted for approximately 74.6% of the Company's sales for the nine months ended September 30, 1997. There can be no assurance that Stellex's subsidiaries will generate sufficient cash flow to dividend, distribute or advance funds to Stellex.

ABILITY TO SERVICE DEBT

     The Company's ability to make scheduled payments or to refinance its obligations with respect to its indebtedness will depend on its financial and operating performance which in turn will be subject to prevailing economic conditions and to certain financial, business and other factors beyond its control. If the Company's cash flow and capital resources are insufficient to fund its debt service obligations, the Company may be forced to reduce or delay planned expansion and capital expenditures, sell assets, obtain additional equity capital or restructure its debt. There can be no assurance that the Company's operating results, cash flow and capital resources will be sufficient for payment of its indebtedness in the future. In the absence of such operating results and resources, the Company could face substantial liquidity problems and might be required to dispose of material assets or operations to meet its debt service and other obligations, and there can be no assurance as to the timing of such sales or the proceeds that the Company could realize therefrom. In addition, because the Company's obligations under the New Credit Facilities bear interest at floating rates, an increase in interest rates could adversely affect, among other things, the Company's ability to meet its debt service obligations. As of the date of this Prospectus, the Company has not entered into interest rate swaps or other derivative arrangements but may consider doing so in the future. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources' and 'Description of

Certain Indebtedness--New Credit Facilities.'


FRAUDULENT CONVEYANCE

     The incurrence of indebtedness (such as the Notes) in connection with the W-J Acquisition and the application of the proceeds thereof to consummate the W-J Acquisition are subject to review under relevant federal and state fraudulent conveyance statutes in a bankruptcy or reorganization case or a lawsuit by or on behalf of creditors of the Company. Under these statutes, if a court were to find that obligations (such as the Notes) were incurred with the intent of hindering, delaying or defrauding present or future creditors or that the Company received less than a reasonably equivalent value or fair consideration for those obligations and, at the time of the occurrence of the obligations, the obligor either (i) was insolvent or rendered insolvent by reason thereof, (ii) was engaged or was about to engage in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital or (iii) intended to or believed that it would incur debts beyond its ability to pay such debts as they matured or became due, such court could void the Company's obligations under the Notes, subordinate the Notes to other indebtedness of the Company or take other action detrimental to the holders of the Notes.

     The measure of insolvency for purposes of a fraudulent conveyance claim will vary depending upon the law of the jurisdiction being applied. Generally, however, a company will be considered insolvent at a particular time if the sum of its debts at that time is greater than the then fair value of its assets or if the fair saleable value of its assets at that time is less than the amount that would be required to pay its probable liability on its existing debts as they became absolute and mature. The Company believes that, after giving effect to the Transactions, the Company was (i) neither insolvent nor rendered insolvent by the incurrence of indebtedness in connection with the W-J Acquisition and the Initial Offering, (ii) in possession of sufficient capital to run its business effectively and (iii) incurring debts within its ability to pay as the same mature or become due.

     There can be no assurance, however, as to what standard a court would apply to evaluate the parties' intent or to determine whether the Company was insolvent at the time of, or rendered insolvent upon consummation of, the Transactions or that, regardless of the standard, a court would not determine that the Company was insolvent at the time of, or rendered insolvent upon consummation of, the Transactions.

     In addition, the Subsidiary Guarantees may be subject to review under relevant federal and state fraudulent conveyance and similar statutes in a bankruptcy or reorganization case or in a lawsuit by or on behalf of creditors of any of the Subsidiary Guarantors. In such a case, the analysis set forth above would generally apply, except that the Subsidiary Guarantees could also be subject to the claim that, since the Subsidiary Guarantees were incurred for the benefit of the Company (and only indirectly for the benefit of the Subsidiary Guarantors), the obligations of the Subsidiary Guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration. A court could avoid a Subsidiary Guarantor's obligation under its Subsidiary Guarantee, subordinate the Subsidiary Guarantee to other indebtedness of such

Subsidiary Guarantor or take other action detrimental to the holders of the Notes.

RESTRICTIONS UNDER DEBT AGREEMENTS

     The Indenture contains covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries to incur additional indebtedness, incur liens, pay dividends and make certain other restricted payments, make investments, consummate certain asset sales, enter into certain transactions with affiliates, sell stock of Restricted Subsidiaries, consolidate or merge with any other person or transfer all or substantially all of the assets of the Company. In addition, the New Credit Facilities contain restrictive covenants which, generally, are more restrictive than those contained in the Indenture, and limit the Company's ability to prepay its subordinated indebtedness (including the Notes). The New Credit Facilities also require the Company to maintain specified consolidated financial ratios and satisfy certain consolidated financial tests. The Company's ability to meet those financial ratios and financial tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those ratios and tests. See 'Description of Certain Indebtedness--New Credit Facilities.'

     Upon consummation of the Initial Offering and the W-J Acquisition, the Company was in compliance with the covenants and restrictions contained in the New Credit Facilities and in the Indenture. However, its ability to continue to comply with such agreements may be affected by events beyond its control, including prevailing economic, financial and industry conditions. The breach of any of such covenants or restrictions could result in a default under the New Credit Facilities and/or the Indenture, which would permit the senior lenders or the holders of the Notes, as the case may be, to declare all amounts borrowed thereunder to be due and payable, together with accrued and unpaid interest, and the commitments of the senior lenders to make further extensions of credit under the New Credit Facilities could be terminated. If the Company were unable to repay its indebtedness to its senior lenders, such lenders could proceed against the collateral securing such indebtedness as described under 'Description of Certain Indebtedness--New Credit Facilities.'

LIMITATION ON CHANGE OF CONTROL

     Upon a Change of Control (as defined under 'Description of Notes--Change of Control'), the Company will be required to offer to purchase all of the outstanding Notes at a price equal to 101% of the principal amount thereof to the date of repurchase plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase. The Change of Control purchase feature of the Notes may in certain circumstances discourage or make more difficult a sale or takeover of the Company. In particular, a Change of Control may cause an acceleration of, or require an offer to repurchase under, the New Credit Facilities and certain other indebtedness, if any, of the Company and its subsidiaries, in which case such indebtedness would be required to be repaid in full before repurchase of the Notes. See 'Description of Certain Indebtedness--New Credit Facilities' and 'Description of Notes--Change of Control.' The inability to repay such indebtedness, if accelerated, and to purchase all of the tendered Notes would constitute an event of default under the Indenture. There can be no assurance that the Company will have funds available to repurchase the Notes upon the occurrence of a Change of Control.

LACK OF PUBLIC MARKET; RESTRICTIONS ON TRANSFERABILITY

     The Old Notes were issued to, and the Company believes are currently owned by, a relatively small number of beneficial owners. Prior to the Exchange Offer, there has not been any public market for the Old Notes. The Old Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for New Notes by holders who are entitled to participate in the Exchange Offer. The holders of Old Notes (other than any such holder that is an 'affiliate' of the Company within the meaning of Rule 405 under the Securities Act) who are not eligible to participate in the Exchange Offer are entitled to certain registration rights, and the Company and the Subsidiary Guarantors are required to file a Shelf Registration Statement with respect to such Old Notes. The New Notes will constitute a new issue of securities with no established trading market. The Company does not intend to list the New Notes on any national securities exchange or seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Initial Purchasers have advised the Company that they currently intend to make a market in the New Notes, but they are not obligated to do so and may discontinue such market making at any time. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer and the pendency of the Shelf Registration Statement. Accordingly, no assurance can be given that an active public or other market will develop for the New Notes or as to the liquidity of the trading market for the New Notes. If a trading market does not develop or is not maintained, holders of the New Notes may experience difficulty in reselling the New Notes or may be unable to sell them at all. If a market for the New Notes develops, any such market may be discontinued at any time.

     If a public trading market develops for the New Notes, future trading prices of such securities will depend on many factors including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the New Notes may trade at a discount from their principal amount.

LACK OF STAND-ALONE OPERATING HISTORY

     Prior to the consummation of the W-J Acquisition, Stellex Microwave constituted an operating division of Watkins-Johnson. Throughout its history, the business of Stellex Microwave benefited from its association with

Watkins-Johnson. Although pursuant to the terms of the W-J Acquisition Stellex Microwave retained the right to sell its products through the 1997-98 device catalog produced by Watkins-Johnson and to identify its products as 'formerly made by Watkins-Johnson' until the expiration of Watkins-Johnson's 1999-2000 catalog, the ability of the Company to function as a stand-alone entity, including its ability to develop name recognition for its products independent of the 'Watkins-Johnson' name, is unproven. See 'Certain Transactions--The W-J Acquisition' and 'Business--Sales and Marketing--Stellex Microwave--Microwave Devices.' In addition, Watkins-Johnson corporate personnel formerly provided management information, financial, treasury, tax, legal, cash management, payroll processing and employee benefits assistance to the Stellex Microwave business. Although the costs of these services were allocated to the business by Watkins-Johnson for internal corporate accounting purposes, these costs may not necessarily reflect accurately the costs that the business would have incurred for those services as a stand-alone entity. Because these services are essential to the effective operation of the Company's business, the failure by the Company to establish and maintain its own capacity to provide these services, or to obtain them from outside contractors, could have a material adverse effect on the Company's financial condition and results of operations.

DEPENDENCE ON DEFENSE MARKET


     A substantial portion of the Company's pro forma sales (approximately 62% in 1996) would have been to the defense market. As a result, the Company's sales could be materially adversely impacted by a decrease in defense spending by the United States government because of defense spending cuts, general budgetary constraints or otherwise. The United States defense budget declined significantly in the early 1990s and, while appropriations are forecasted to remain relatively constant during the next five years, there can be no assurance that there will not be further reductions in defense spending generally or in the procurement of weapon systems utilizing the Company's products. Fewer available defense industry production programs, coupled with continued pricing pressure on follow-on orders for programs in which the Company participates and other factors, caused Stellex Microwave's defense-related sales, primarily microwave subsystems and components, to decline from approximately $72.2 million for the year ended December 31, 1995 to $62.4 million for the year ended December 31, 1996. The Company expects to continue to derive a substantial portion of its sales from these business segments and develop microwave products for defense applications. Failure of the Company to replace sales attributable to a significant defense program or contract at the end of that program or contract, whether due to cancellation, spending cuts, budgetary constraints or otherwise, could have a material adverse effect upon the Company's financial position and results of operations. In addition, a large portion of the Company's expenses are fixed and difficult to reduce, thus magnifying the material adverse effect of any revenue shortfall. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'



DEPENDENCE ON CERTAIN CUSTOMERS




     In December 1997, Raytheon, the Company's second largest customer based on 1996 pro forma sales, completed its acquisition of the defense business of Hughes Aircraft Company, the Company's largest customer based on 1996 pro forma sales. Combined pro forma sales to Raytheon and Hughes in 1996 and the nine months ended September 30, 1997 accounted for approximately 34% and 37%, respectively, of the Company's total pro forma sales in such periods.


DEPENDENCE ON PROPRIETARY TECHNOLOGY

     The Company's future success is dependent in part upon its proprietary technology and trade secrets, including manufacturing and scientific know-how. There can be no assurance that other parties will not develop technologies that are similar or superior to the Company's technology, duplicate the Company's technology or design around the patents and other intellectual property owned by the Company. There also can be no assurance that the steps taken by the Company to protect its proprietary technology and trade secrets will prevent misappropriation of its technology, including its manufacturing know-how. See 'Business--Technology' and '--Intellectual Property.'

     The Company must also continually engage in effective research and development efforts in order to provide innovative new products for technologically-sophisticated customers and markets. There is an inherent risk that advances in existing technology could have a material adverse impact on its financial condition and results of operations. See 'Business--Competition.'

COMPETITION

     Declining defense budgets in the early 1990s and increasing pressures for cost reductions have precipitated a major consolidation in the defense industry. In recent years, this consolidation has resulted in program cancellations, scope reductions and delays in contract funding or awards. While it appears that the rapid decline in U.S. defense spending has ceased, reduced funding has contributed to significant price competition throughout the industry. In addition, while Stellex Microwave faces competition in the subsystems markets in which it competes from independent microwave equipment manufacturers which have integration capabilities, management believes that its primary competition is from the in-house manufacturing operations of OEMs and prime contractors, most of whom have greater financial and technical resources than the Company. The future success of Stellex Microwave, and the Company, is dependent on the extent to which OEMs and prime contractors elect to purchase from outside sources rather than manufacture and integrate their own MFMs and components. These in-house manufacturers could also elect to enter the non-captive market for microwave products and compete directly with Stellex Microwave's microwave components. See 'Business--Competition.'

     Approximately 62% of the Company's 1996 pro forma sales were derived from contracts with the U.S. government and its prime contractors. The Company encounters significant competition for a number of these contracts in most of its business segments from other companies, some of which have financial, technical, marketing, manufacturing, distribution and other resources substantially greater than those of the Company. The Company's ability to compete for these contracts depends to a large extent on the effectiveness and innovativeness of its research and development programs, its ability to offer better program performance than its competitors at a lower cost to the U.S. government customer, and its readiness in facilities, equipment and personnel to undertake the programs for which it competes.

     Many of the markets in which the Company competes or intends to compete are highly competitive and require a high level of service, extremely reliable products and cost competitiveness. There can be no assurance that the Company will continue to compete successfully for new program opportunities or otherwise secure new business, or that new programs, if awarded, and other new business will be profitable. In addition, even as to those defense programs which the U.S. government or a prime contractor have historically awarded to the Company on a sole-source basis, the U.S. government or prime contractor may in the future determine to shift to a competitive bidding process. There can be no assurance that the Company will continue to be successful in remaining the sole-source contractor on various programs or, in competitive situations, in having its bids accepted or, if accepted, that awarded contracts will generate sufficient sales to result in profitability for the Company.

UNCERTAINTY ASSOCIATED WITH GOVERNMENT CONTRACTS

     The Company's contracts with the U.S. government and its prime contractors are subject to termination either upon default by the Company or at the convenience of the U.S. government. Termination for convenience provisions generally entitle the Company to recover costs incurred, settlement expenses and profit on work completed prior to termination. In addition to the right of the U.S. government to terminate U.S. government contracts, such contracts are conditioned upon the continuing availability of congressional appropriations. Congress usually appropriates funds for a given program on a fiscal year basis even though contract performance may take more than one year. Consequently, at the outset of a major program, the contract is usually partially funded, and additional monies are normally, incrementally, committed to the contract by the procuring agency from appropriations made by Congress for future fiscal years. See 'Business--Government Contracts and Regulation.'

     Because the Company contracts to supply goods and services to the U.S. government and its prime contractors, it is also subject to other risks, including contract suspensions, protests by disappointed bidders of contract awards, which can result in the reopening of the bidding process, and changes in government policies or regulations. In addition, licenses are required from U.S. government agencies to export many of the weapon systems and other products for which the Company supplies microwave subsystems and other components. See

'Business--Government Contracts and Regulation' and '--Sales to Foreign Customers.'

     Due to its business with the U.S. government and its prime contractors, the Company may also be subject to 'whistle blower' suits brought by private plaintiffs in the name of the U.S. government upon the allegation that the Company submitted a false claim to the U.S. government, as well as to false claim suits brought by the U.S. government. A judgment against the Company in a 'whistle blower' or false claim suit could cause the Company to be liable for substantial damages and could carry penalties of suspension or debarment which would make the Company ineligible to be awarded any U.S. government contracts for a period of up to three years and, thereby, could potentially have a material adverse effect on the Company's financial condition and results of operations. See 'Business--Government Contracts and Regulation.'

U.S. GOVERNMENT CONTRACT CONSENTS AND NOVATIONS

     Watkins-Johnson was a party to several contracts with various agencies of the U.S. government which were transferred to the Company in connection with the W-J Acquisition. These contracts generate a relatively small portion of the Company's consolidated pro forma sales. The U.S. government may assert that, as a result of the W-J Acquisition, the Company must enter into a novation agreement with the U.S. government and Watkins-Johnson in order to continue to be recognized as the contractor under its U.S. government contracts. A novation agreement is typically entered between the U.S. government, a contractor who transfers its assets (including its contracts) to a successor-in-interest, and that successor-in-interest. If required, the novation process typically takes a matter of weeks or months, and can require up to or more than a year, to complete and in any event was not completed prior to the consummation of the W-J Acquisition. Although the Company knows of no reason why it cannot successfully complete the negotiation and execution of the novation agreements that may be required, there can be no assurance that such agreements will ultimately be obtained. Failure to obtain any novation agreement deemed to be required could have a material adverse effect on the Company's financial condition and results of operations.


     A substantial portion of the Company's consolidated pro forma sales would have been generated under subcontracts between Watkins-Johnson and prime contractors of U.S. government agencies. The subcontracts cannot be transferred to a successor-in-interest without the consent of the prime contractor. While prime contractor approval has been obtained for the transfer of a substantial number of material subcontracts, approval remains outstanding for a number of material contracts with key prime contractors, representing expected revenues of approximately $9.3 million through 1998 and $2.4 million thereafter through 1999, or approximately 8.2% and 2.1%, respectively, of the Company's total pro forma sales in 1996. The U.S. government may assert that it also has the right to approve the transfer of subcontracts. Such approval, if required, will be sought. Although the Company knows of no reason why any required consent or approval from U.S. government agencies and its prime contractors would not be granted, there can be no assurance that any such consent or approval will ultimately be obtained. Failure to obtain consent to the transfer of the subcontracts from prime contractors or, if required, from the U.S. government could have a material adverse effect on the Company's financial condition and results of operation.


CONTRACT PROFIT EXPOSURES

     The Company's products are provided primarily through two types of contracts: fixed-price and cost-reimbursable contracts. The Company would have derived approximately 6% of its total pro forma sales during 1996 from cost-reimbursable contracts under which the Company is reimbursed for all actual costs incurred in performing the contract to the extent that such costs are within the contract ceiling and allowable under the terms of the contract, plus a fee or profit. A significant portion of the balance of the Company's total pro forma sales in

1996 would have been attributable to fixed-price contracts with durations typically ranging from several months to several years, which require the Company to perform services under a contract at a stipulated price, subject to periodic adjustments in some cases.


     The Company assumes greater financial risk on fixed-price type contracts than on cost-reimbursable contracts. The Company believes that an increasing percentage of its contracts will be entered into on a fixed-price basis. Failure to anticipate technical problems, estimate costs accurately or control costs during performance of a fixed-price contract may reduce the Company's profit or cause a loss.


CONTROLLING STOCKHOLDERS



     The outstanding capital stock of Stellex is beneficially owned by two trusts, the pool of contingent beneficiaries of which are (i) Richard L. Kramer and certain members of his family and (ii) William L. Remley and certain members of his family. As a result of their relationships with such trusts, Messrs. Kramer and Remley may be deemed to beneficially own 90% and 100%, respectively, of the outstanding capital stock of Stellex. Messrs. Kramer and Remley are executive officers and directors of Mentmore and Stellex. The interests of Mentmore, Mr. Kramer, Mr. Remley and their affiliates may differ from the interests of holders of the Notes. See 'Principal Stockholders.'


DEPENDENCE ON KEY PERSONNEL


     The success of the Company is largely dependent on the personal efforts and abilities of senior management. The loss of services of key management personnel, particularly the personnel identified in 'Management--Directors,

Executive Officers and Key Employees,' could have a material adverse effect on the Company. The Company's continued success also depends in large part on its ability to recruit and retain the professional and technical personnel necessary in connection with its operations. Competition for skilled personnel in the electronics and aerospace industries is intense and increasing, and companies often experience high attrition among their skilled employees. Excessive attrition among its professional and technical personnel could increase the Company's costs of performing its contractual obligations, reduce the Company's ability to efficiently satisfy its clients' needs and seriously constrain the Company's future growth potential. In addition, the Company must often comply with provisions in government contracts that require employment of persons with specified levels of education, work experience and security clearances. The loss of any significant number of the Company's existing key professional and technical personnel or the inability to attract and retain key employees in the future could have a material adverse effect on the Company's financial condition and results of operations. See 'Business--Employees' and 'Management.'


ENVIRONMENTAL MATTERS

     The Company and its operations are subject to extensive federal, state, and local environmental laws and regulations that may change frequently and that (i) impose limitations and prohibitions on the discharge of, and establish standards for the use, disposal, and management of, certain materials, substances and waste, and (ii) impose liability for the costs of investigating and cleaning up, and certain damages resulting from, past spills, disposals or other releases of hazardous substances or materials (together, 'Environmental Laws'). Management cannot predict with any certainty whether and to what extent future events, such as changes in existing laws and regulations or the discovery of conditions not currently known to the Company, or contractual indemnification not providing the Company with the protection it anticipates for certain known environmental conditions, may affect the Company. Furthermore, actions by federal, state, and local governments concerning environmental matters could result in laws or regulations that could increase the costs of producing the Company's products or otherwise adversely affect the demand for its products. Any such development could result in a material adverse impact on the Company. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Environmental Matters' and 'Business--Government Contracts and Regulation.'

NATURAL DISASTERS

     The geology and other natural conditions of the California area, in which all of the Company's facilities are located, present particular risks of natural disasters, including the risk of seismic activity. Future seismic activity in California could cause significant damage to these facilities and could have a material adverse effect on the Company's financial condition and results of operations.

COMPANY GROWTH AND RISKS RELATED TO FUTURE ACQUISITIONS



     A key element of the Company's business strategy is to selectively pursue acquisitions of other companies in the aerospace and defense industries. There can be no assurance that acquisition opportunities will continue to be available or that if available, such acquisitions could be consummated on terms acceptable to the Company, or that the Company, particularly in view of its high level of debt, would be able to obtain financing on terms that it deems acceptable to consummate any potential acquisition. See 'Risk Factors--Substantial Leverage' and '--Ability to Service Debt.' In addition, the Company's future performance will depend, in part, on its ability to manage expanding operations and to adapt its operational systems to such expansions. The failure of the Company to effectively manage its growth or successfully integrate acquired companies or assets into the Company's operations could have a material adverse effect on the Company's financial condition and results of operations.


BACKLOG


     The Company's order backlog is subject to fluctuations and is not necessarily indicative of future sales. There can be no assurance that current order backlog will necessarily lead to sales in any future period. The Company's order backlog as of September 30, 1997 was approximately $99.8 million, approximately 29.7% of which was attributable to commercial customers and approximately 70.3% of which was attributable to defense customers. A substantial amount (approximately $22.3 million as of September 30, 1997) of the Company's order backlog can be canceled at any time without penalty, except, in some cases, the recovery of the Company's actual committed costs and profit on work performed up to the date of cancellation. Cancellations of pending purchase orders or termination or reductions of purchase orders in progress from customers of the Company could have a material adverse effect on the Company's financial position and results of operations. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Backlog.'


CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

     Holders of the Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes, as set forth in the legend thereon, as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, or pursuant to an exemption therefrom. Except under certain limited circumstances, the Company does not intend to register the Old Notes under the Securities Act. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and propectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent Old Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Old Notes not so tendered could be adversely affected. See 'The

Exchange Offer.'

                                 CAPITALIZATION

     The following table sets forth the cash and cash equivalents and the capitalization of the Company at September 30, 1997, and as adjusted to give effect to the Transactions, and should be read in conjunction with 'Pro Forma Consolidated Financial Data,' 'Management's Discussion and Analysis of Financial Condition and Results of Operations,' and the historical consolidated financial statements of Stellex (successor to Kleinert), and the accompanying notes thereto, included elsewhere in this Prospectus.


                                                                     AS OF SEPTEMBER 30, 1997
                                                                    --------------------------
                                                                    HISTORICAL      PRO FORMA
                                                                    ----------     -----------
                                                                      (DOLLARS IN THOUSANDS)
Cash and cash equivalents........................................    $    730       $     730
                                                                    ----------     -----------
                                                                    ----------     -----------
Short-term note payable(a).......................................       4,000              --
                                                                    ----------     -----------
Long-term debt, including current maturities:
  Prior Credit Facility..........................................    $ 17,250       $      --(b)
  New Credit Facilities(c).......................................          --           2,130
  The Notes......................................................          --         100,000
  Trinity Note...................................................       2,500              --(d)
  Other long-term debt, including current maturities(e)..........       4,369           4,389
                                                                    ----------     -----------
       Total long-term debt, including current maturities........      24,119         106,519
                                                                    ----------     -----------
Minority interest(f).............................................         778             778
                                                                    ----------     -----------
Stockholders' equity:
  Preferred Stock(g).............................................          --          11,450
  Common Stock(h)................................................          50              50
  Retained earnings..............................................        (256)         (1,488)
                                                                    ----------     -----------
     Total stockholders' equity..................................        (206)         10,012
                                                                    ----------     -----------
       Total capitalization......................................    $ 28,691       $ 117,309
                                                                    ----------     -----------
                                                                    ----------     -----------



------------------
(a) Consists of indebtedness outstanding under the Sunderland Note (as defined). See 'Certain Transactions--Relationship with Equity Investors.'

(b) Reflects the repayment of $17.2 million of principal and $42,000 of accrued interest outstanding as of September 30, 1997 under the Prior Credit Agreement. Substantially all of these borrowings were incurred to finance the Kleinert Acquisition. Borrowings under the Prior Credit Agreement bore interest at an average rate of 7.7% per annum as of September 30, 1997.

(c) In connection with the consummation of the Initial Offering, the Company entered into the New Credit Facilities. As of September 30, 1997, on a pro forma basis, the Company would have had up to $47.9 million of borrowing availability under the New Credit Facilities, subject to the satisfaction of certain conditions. See 'Description of Certain Indebtedness--New Credit Facilities.'

(d) Reflects the repayment of $2.5 million of principal and $20,000 of accrued interest outstanding as of September 30, 1997 under the Trinity Note (as defined). See 'Certain Transactions--Trinity Note.' Borrowings under the Trinity Note bore interest at a rate of 10% per annum as of September 30, 1997.

(e) Consists of indebtedness outstanding under the Paragon Note (as defined) and the Kleinert Seller Note (as defined). See 'Description of Certain Indebtedness--Paragon Note' and '--Kleinert Seller Note,' and Note 5 to the consolidated financial statements of Stellex (successor to Kleinert) included elsewhere in this Prospectus.

(f) Consists of 19.9% of the issued and outstanding common stock of KII Holding which is held by its management, who have rights to sell such shares to KII Holding under certain circumstances.

(g) Consists of Series A Preferred Stock with an aggregate stated value of $11.45 million issued in connection with the consummation of the W-J Acquisition and the Initial Offering to certain trusts and other entities owned by such trusts and certain other trusts, the beneficiaries of which are certain relatives of Richard L. Kramer and William L. Remley. See 'Certain Transactions--Relationship with Equity Investors.'

(h) Consists of Common Stock, without par value, of which 1,000 shares are authorized and 1,000 shares are issued and outstanding.

                     PRO FORMA CONSOLIDATED FINANCIAL DATA

     On July 1, 1997, KII Holding, through a wholly-owned subsidiary, acquired all of the issued and outstanding capital stock of Kleinert for approximately $26.5 million (including the assumption of $2.6 million of indebtedness and the issuance to the seller of a note for approximately $1.75 million). Stellex was formed on September 5, 1997 and, as a result of an equity exchange transaction between Stellex and KII Holding on September 12, 1997, owns approximately 80% of the outstanding common stock of KII Holding, with Stellex Aerospace's management holding the remainder.

     On October 31, 1997, concurrently with the consummation of the Initial Offering, Stellex, through a wholly-owned subsidiary, acquired the tactical subsystems and microwave devices businesses of Watkins-Johnson for a net purchase price of approximately $82.2 million (after giving effect to estimated purchase price adjustments). In addition, on the same date the Company entered into the New Credit Facilities to provide working capital and acquisition-related borrowing availability of $25 million and $25 million, respectively.


     The unaudited pro forma consolidated financial statements have been prepared to give effect to the application of the purchase method of accounting for the Kleinert Acquisition and the W-J Acquisition, as well as the application of proceeds from the Initial Offering and New Credit Facilities. The allocation of the purchase price to the tangible and intangible assets and liabilities acquired in connection with the Acquisitions reflected in these pro forma consolidated financial statements are based on preliminary estimates of their fair market values. The Company expects to finalize the allocation of the purchase price in conjunction with the year-end closing and audit for 1997. However, the Company does not expect that the effects of the final allocation will differ materially from those set forth herein.


     The unaudited pro forma consolidated balance sheet as of September 30, 1997 gives effect to the W-J Acquisition, the Initial Offering and the New Credit Facilities as if they had occurred as of September 30, 1997.

     The unaudited pro forma consolidated statements of operations for the year ended December 31, 1996 and the nine months ended September 30, 1997 give effect to the Transactions as if they had occurred as of January 1, 1996, and include estimated amounts for interest required to fund the working capital requirements of Stellex Microwave during such periods. The pro forma consolidated statements of operations exclude non-recurring charges directly related to the Acquisitions, including (i) investment banking and financial advisory fees paid and payable to Mentmore, (ii) increases in cost of sales arising from the write-up of inventories at the date of the consummation of the Acquisitions to fair market value and (iii) retention bonuses to be paid to certain employees of TSMD; these amounts are estimated to be $1.5 million, $1.2 million, and $2.3 million, respectively, which are anticipated to be included in expenses in the three months ended December 31, 1997.

     The unaudited pro forma consolidated financial statements have been prepared by management of the Company and do not necessarily represent the results of the Company's operations which would have occurred if the Transactions had actually taken place on the dates indicated, and may not be indicative of the results of operations which may be obtainable in the future. The unaudited pro forma consolidated financial statements should be read in conjunction with the historical consolidated financial statements of Stellex (successor to Kleinert) and TSMD (Stellex Microwave) and the accompanying notes thereto, 'Summary Pro Forma Financial Data,' 'Capitalization,' 'Selected

Historical Financial Data' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations,' which information is included elsewhere in this Prospectus.

                   STELLEX INDUSTRIES, INC. AND SUBSIDIARIES
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1997
                           (UNAUDITED, IN THOUSANDS)

                                                                                                    OFFERING
                                                                                                       AND
                                                                                     W-J           NEW CREDIT          STELLEX
                                                      STELLEX         TSMD       ACQUISITION       FACILITIES        CONSOLIDATED
                                                     HISTORICAL    HISTORICAL    ADJUSTMENTS       ADJUSTMENTS        PRO FORMA
                                                     ----------    ----------    -----------       -----------       ------------
                      ASSETS
Cash and equivalents..............................    $    730      $     --                                           $    730
Receivables.......................................       5,803        15,500        (15,200)(a)           (50)(g)         6,053
Inventories.......................................      13,211        15,100          1,000(b)                           29,311
Prepaid and other.................................         815           300           (300)(a)                             815
Deferred taxes....................................         486         3,000         (3,000)(a)                             486
                                                     ----------    ----------    -----------       -----------       ------------
  Total current assets............................      21,045        33,900        (17,500)              (50)           37,395
Property and equipment............................      13,767         4,300         17,600(b)                           35,667
Favorable lease...................................          --            --          4,500(c)                            4,500
Goodwill..........................................          --            --         49,900(d)                           49,900
Other assets......................................       1,215            --                            5,000(f)          5,983
                                                                                                         (232)(h)
                                                     ----------    ----------    -----------       -----------       ------------
  Total Assets....................................    $ 36,027      $ 38,200      $  54,500         $   4,718          $133,445
                                                     ----------    ----------    -----------       -----------       ------------
                                                     ----------    ----------    -----------       -----------       ------------
              LIABILITIES AND EQUITY
Bank line of credit...............................    $  1,230      $     --                            2,130(f)          2,130
                                                                                                       (1,230)(g)
Notes payable.....................................       4,058            --             --            (4,000)(j)            58
Accounts payable..................................       1,536         2,400         (2,400)(a)        (2,700)(g)         1,536
                                                                                      2,700(e)
Accrued liabilities...............................       2,158         7,500         (4,000)(a)                           5,658
Payable for W-J Acquisition.......................                                   82,200           (82,200)(g)            --
Customer deposits.................................         233         4,800                                              5,033
                                                     ----------    ----------    -----------       -----------       ------------
  Total current liabilities.......................       9,215        14,700         78,500           (84,000)           18,415
Notes payable.....................................      18,581            --                          (16,000)(g)         2,581
The Notes.........................................                                                    100,000(f)        100,000
Other subordinated debt...........................       4,250            --                           (2,500)(g)         1,750
Deferred compensation and pension liabilities.....       1,672           500                                              2,172

Deferred income taxes.............................       1,737           500           (500)(a)                           1,737
                                                     ----------    ----------    -----------       -----------       ------------
  Total liabilities...............................      35,455        15,700         78,000            (6,500)          122,655
                                                     ----------    ----------    -----------       -----------       ------------
Minority interest.................................         778                                                              778
                                                     ----------    ----------    -----------       -----------       ------------
Preferred stock...................................                                                      4,000(j)         11,450
                                                                                                        7,450(i)
Common stock......................................          50            --                                                 50
Additional paid in capital........................          --            --                                                 --
Invested equity...................................          --        22,500        (22,500)(a)                              --
Retained earnings.................................        (256)           --         (1,000)(e)          (232)(h)        (1,488)
                                                     ----------    ----------    -----------       -----------       ------------
  Total Shareholders' Equity......................        (206)       22,500        (23,500)           11,218            10,012
                                                     ----------    ----------    -----------       -----------       ------------
Total.............................................    $ 36,027      $ 38,200      $  54,500         $   4,718          $133,445
                                                     ----------    ----------    -----------       -----------       ------------
                                                     ----------    ----------    -----------       -----------       ------------

               See notes to pro forma consolidated balance sheet.

                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET

The accompanying unaudited pro forma consolidated balance sheet as of September 30, 1997 gives effect to the W-J Acquisition, the Initial Offering and the New Credit Facilities as if they had occurred as of September 30, 1997. Pro forma adjustments are as follows:

As to the W-J Acquisition:

(a)   Pursuant to the W-J Acquisition, the Company only purchased certain assets and assumed certain liabilities of
      TSMD. Reflects an adjustment to eliminate those assets not purchased and liabilities not assumed as part of the W-J Acquisition, and the related invested equity account.

(b)   Reflects an adjustment to increase the carrying values of property and inventory acquired in connection with the W-J Acquisition to their estimated fair market values (based on preliminary estimates).

(c)   Reflects an adjustment to record the difference in contractual lease costs on the Stellex Microwave leased facilities compared to estimated fair market lease costs, to be amortized over three years.

(d)   Reflects an adjustment to reflect the excess purchase price paid over the fair value of the tangible and identified intangible assets purchased and liabilities assumed (goodwill) in connection with the W-J
      Acquisition.

(e)   Reflects an adjustment to record the investment banking and financial advisory fees paid to Mentmore in connection with the W-J Acquisition and the Initial Offering, and to accrue additional acquisition-related expenses. See 'Certain Transactions--Management Agreement with Mentmore.'


As to the Initial Offering and the New Credit Facilities:

(f)   Reflects adjustments to record the proceeds of the Initial Offering, estimated debt issuance costs of
      $5,000,000 and the incurrence of $2,130,000 of borrowings under the New Credit Facilities.

(g)   Reflects the payment of the W-J Acquisition purchase price of $82,200,000 (after giving effect to estimated purchase price adjustments), payment of related accrued costs for the W-J Acquisition, and the repayment of
      $17,230,000 of debt under the Prior Credit Facility and $2,500,000 of debt under the Trinity Note.

(h)   Reflects an adjustment to write-off debt issuance costs recorded in connection with the Kleinert Acquisition, as such debt was repaid with the proceeds of the Initial Offering.

(i)   Reflects the sale of preferred stock for an aggregate of $7,450,000.

(j)   Reflects the exchange of a note payable to an affiliated company for preferred stock of Stellex.

                   STELLEX INDUSTRIES, INC. AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
                       (UNAUDITED, DOLLARS IN THOUSANDS)


                                                                                W-J
                                                                            ACQUISITION
                                                                                AND
                                                KLEINERT                     OFFERING             COMPANY
                                 KLEINERT        ADJUST-           TSMD       ADJUST-           CONSOLIDATED
                                HISTORICAL        MENTS           HISTORICAL    MENTS            PRO FORMA
                               -------------   -----------        -------   -----------         ------------
                               (PREDECESSOR)
Sales.........................    $24,307                         $89,200                         $113,507

Cost of sales.................     17,367        $  (204)   (a)    65,900    $   3,274    (i)       87,417

                                                                                 1,080    (j)

Inventory writedowns and staff
  reductions..................         --                           2,200                            2,200
                               -------------   -----------        -------   -----------         ------------

Gross profit..................      6,940            204           21,100       (4,354)             23,890

Selling, general and
  administrative..............      3,629            (47)   (a)    14,600          246    (i)       18,809


                                                     761    (c)                    120    (j)

                                                                                  (500)   (k)

Amortization of intangibles...         31            (31)   (a)        --        3,496    (i)        3,496
                               -------------   -----------        -------   -----------         ------------

Income from operations........      3,280           (479)           6,500       (7,716)              1,585

Interest expense..............        856            140    (e)        --       10,000    (l)       10,984

                                                    (592)   (f)                    580    (m)

Other expense, net............         47             (7)   (g)        --                               40
                               -------------   -----------        -------   -----------         ------------

Income (loss) before taxes....      2,377            (20)           6,500      (18,296)             (9,439)

Provision (benefit) for income
  taxes.......................        945             (8)   (h)     2,500       (3,437)   (n)           --
                               -------------   -----------        -------   -----------         ------------

Net income (loss).............      1,432            (12)           4,000      (14,859)             (9,439)

Preferred stock dividends.....         --                              --       (1,145)   (o)       (1,145)
                               -------------   -----------        -------   -----------         ------------

Income (loss) applicable to
  common stockholders.........    $ 1,432        $   (12)         $ 4,000    $ (16,004)           $(10,584)
                               -------------   -----------        -------   -----------         ------------
                               -------------   -----------        -------   -----------         ------------


         See notes to pro forma consolidated statements of operations.

                   STELLEX INDUSTRIES, INC. AND SUBSIDIARIES

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      NINE MONTHS ENDED SEPTEMBER 30, 1997
                       (UNAUDITED, DOLLARS IN THOUSANDS)


                                SIX MONTHS                                                          W-J
                                   ENDED         THREE MONTHS                                   ACQUISITION
                                 JUNE 30,           ENDED          KLEINERT/                        AND
                                   1997       SEPTEMBER 30, 1997   STELLEX                       OFFERING              COMPANY

                                 KLEINERT          STELLEX         ADJUST-            TSMD        ADJUST-            CONSOLIDATED
                                HISTORICAL        HISTORICAL        MENTS          HISTORICAL      MENTS              PRO FORMA
                               -------------  ------------------   --------        ----------   -----------          ------------
                               (PREDECESSOR)     (SUCCESSOR)
Sales.........................    $14,296          $  8,890                         $  67,900                          $ 91,086

Cost of sales.................     10,140             6,747        $   (131) (a)       47,900    $   2,455    (i)        67,297

                                                                       (624) (b)                       810    (j)
                               -------------       --------        --------        ----------   -----------          ------------

Gross profit..................      4,156             2,143             755            20,000       (3,265)              23,789

Selling, general and
  administrative..............      1,783             1,571             (27) (a)        9,100          185    (i)        11,894

                                                                         17  (c)                        90    (j)

                                                                       (450) (d)                      (375)   (k)

Amortization of intangibles...         15                12             (15) (a)           --        1,748    (i)         1,760
                               -------------       --------        --------        ----------   -----------          ------------

Income from operations........      2,358               560           1,230            10,900       (4,913)              10,135

Interest expense..............        376               508              70  (e)           --        7,500    (l)         8,527

                                                                       (274) (f)                       347    (m)

Other expense, net............         98                20             (45) (g)           --                                73
                               -------------       --------        --------        ----------   -----------          ------------

Income before taxes...........      1,884                32           1,479            10,900      (12,760)               1,535

Provision (benefit) for income
  taxes.......................        754               288             592  (h)        4,200       (5,684)   (n)           150
                               -------------       --------        --------        ----------   -----------          ------------

Net income....................      1,130              (256)            887             6,700       (7,076)               1,385

Preferred stock dividends.....         --                --                                --         (859)   (o)          (859)
                               -------------       --------        --------        ----------   -----------          ------------

Income applicable to common
  stockholders................    $ 1,130          $   (256)       $    887         $   6,700    $  (7,935)            $    526
                               -------------       --------        --------        ----------   -----------          ------------
                               -------------       --------        --------        ----------   -----------          ------------

         See notes to pro forma consolidated statements of operations.

            NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

The accompanying pro forma consolidated statements of operations for the year ended December 31, 1996 and the nine months ended September 30, 1997 give effect to the Transactions as if they had occurred as of January 1, 1996. Pro forma adjustments are as follows:

As to the Kleinert Acquisition:

 (a) Reflects an adjustment to record the decrease in depreciation and amortization expense as a result of the allocation of the purchase price to the net assets of Kleinert (based on estimated lives of four to eight years for equipment and 32.5 years for the buildings at Kleinert). These amounts are based on appraised values of the tangible assets. No amounts were ascribed to intangible assets or goodwill as the purchase price did not exceed the fair value of the net tangible assets acquired.

 (b) Reflects an adjustment to eliminate non-recurring expenses associated with the writeoff of inventory fair value adjustments directly connected with the Kleinert Acquisition.

 (c) Reflects an adjustment to record the estimated increase in the value of the shares of common stock of KII Holding held by management which may be sold to KII Holding under certain circumstances, as well as the estimated value of stock appreciation rights (SARs) held by Stellex Aerospace management.

 (d) Reflects an adjustment to eliminate non-recurring investment banking and financial advisory fees paid to Mentmore directly connected with the Kleinert Acquisition.

 (e) Reflects an adjustment to record interest expense on indebtedness under the Kleinert Seller Note incurred in connection with the Kleinert Acquisition and not repaid in connection with the Initial Offering.

 (f) Reflects an adjustment to eliminate interest expense on indebtedness refinanced in the Transactions.

 (g) Reflects an adjustment to eliminate non-recurring expenses directly connected with the Kleinert Acquisition.

 (h) Reflects an adjustment to record the estimated tax effect of entries (a) through (g) above.

As to the W-J Acquisition and the Initial Offering:

 (i) Reflects an adjustment to record the increase in depreciation and amortization expense as a result of the allocation of the purchase price to net assets of TSMD (based on estimated lives of five years for equipment, three years for a favorable rent agreement and 25 years for goodwill, and straight-line depreciation and amortization). These amounts are based on preliminary estimates of fair market values of the tangible assets acquired.


 (j) Reflects an adjustment for additional cash to be paid for facilities rent based on agreements between the Company and Watkins-Johnson entered into in connection with the W-J Acquisition.

 (k) Reflects an adjustment to eliminate the Watkins-Johnson corporate expense allocation to TSMD ($2,800,000 and $2,100,000 for the year ended December 31, 1996 and nine months ended September 30, 1997, respectively) and to record the Company's estimated costs of corporate services on a separate company basis, as well as the Mentmore management fees payable pursuant to the Management Agreement.

 (l) Reflects an adjustment to record interest on the Notes at an interest rate of 9.5% per annum, and related amortization of the estimated debt issuance costs of $5,000,000 over the ten-year expected term of the Notes.

(m) Reflects an adjustment to impute interest expense on the net working capital requirements of TSMD. As business units of Watkins-Johnson, no interest expense was allocated to TSMD for the invested equity of their operations. The ongoing working capital requirements of TSMD are expected to be funded through cash flow from operations and borrowings under the New Credit Facilities. Interest was calculated at 7.75% per annum based on the balance of working capital items which will require funding by the Company on an ongoing basis and TSMD's cash flows subsequent to January 1, 1996.

 (n) Reflects an adjustment to record the estimated tax effect of entries (i) through (m). The goodwill incurred on the acquisition is expected to be deductible under Section 197 of the Internal Revenue Code. The 1996 tax benefit is limited due to limitations on the recognizability of a deferred tax asset on the pro forma net loss of the combined companies.

 (o) Reflects an adjustment to record the dividends relating to the $11,450,000 preferred stock issued by the Company in connection with the Initial Offering and the W-J Acquisition.

                       SELECTED HISTORICAL FINANCIAL DATA
                                    STELLEX

     The selected historical financial data of Stellex as of and for each of the five years in the period ended December 31, 1996 have been derived from the audited financial statements of its predecessor, Kleinert; such audited financial statements for the years ended December 31, 1994, 1995 and 1996 are included elsewhere in this Prospectus. The selected financial data for Stellex as of and for the nine, six and three months ended September 30, 1996, June 30, 1997 and September 30, 1997, respectively, are unaudited and, with the exception of the financial data for the three months ended September 30, 1997, have been prepared on the same basis as the audited financial data and, in the opinion of management of Stellex, contain all adjustments necessary for a fair presentation of the results of operations for such periods. The selected historical financial data for the successor company as of and for the three months ended September

30, 1997 reflect adjustments resulting from the application of the purchase method of accounting in conjunction with the Kleinert Acquisition. The purchase accounting adjustments relate primarily to the impact of write-ups of inventories and property and equipment to their fair values and the addition of acquisition debt. The results of operations for the 1997 interim periods presented are not necessarily indicative of the results to be expected for the full year. The data presented below should be read in conjunction with the historical financial statements of Stellex (successor to Kleinert) and related footnotes, 'Pro Forma Consolidated Financial Data,' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations' contained elsewhere in this Prospectus.




                                                                                      NINE MONTHS   SIX MONTHS
                                                                                         ENDED        ENDED     THREE MONTHS
                                                  YEAR ENDED DECEMBER 31,            SEPTEMBER 30,   JUNE 30,       ENDED
                                        -------------------------------------------  -------------  ----------  SEPTEMBER 30,
                                         1992     1993     1994     1995     1996        1996          1997     -------------
                                        -------  -------  -------  -------  -------  -------------  ----------      1997
                                                                                                                -------------
                                                                (DOLLARS IN THOUSANDS)                           (SUCCESSOR)
INCOME STATEMENT DATA:
  Sales................................ $25,620  $21,664  $17,808  $21,049  $24,307     $17,967      $ 14,296     $   8,890
  Cost of goods sold...................  18,220   16,239   13,121   15,083   17,367      12,872        10,140         6,747
                                        -------  -------  -------  -------  -------  -------------  ----------  -------------
  Gross profit.........................   7,400    5,425    4,687    5,966    6,940       5,095         4,156         2,143
  Selling, general and
    administrative.....................   4,133    3,514    3,110    3,299    3,629       2,747         1,783         1,571
  Amortization of intangibles..........     629      533      416      282       31          23            15            12
                                        -------  -------  -------  -------  -------  -------------  ----------  -------------
  Operating income.....................   2,638    1,378    1,161    2,385    3,280       2,325         2,358           560
  Interest expense.....................   1,386    1,078      979    1,034      856         660           376           508
  Interest income......................     (93)     (73)     (44)      (5)     (11)         (7)           (5)           (2)
  Other expense (income)...............     317      273      145       44       58          39           103            22
                                        -------  -------  -------  -------  -------  -------------  ----------  -------------
  Income before income taxes...........   1,028      100       81    1,312    2,377       1,633         1,884            32
  Income tax provision.................     377       42       50      525      945         657           754           288
                                        -------  -------  -------  -------  -------  -------------  ----------  -------------
  Net income (loss).................... $   651  $    58  $    31  $   787  $ 1,432     $   976      $  1,130     $    (256)
                                        -------  -------  -------  -------  -------  -------------  ----------  -------------
                                        -------  -------  -------  -------  -------  -------------  ----------  -------------
OTHER FINANCIAL DATA:
  Cash flows from operating
    activities......................... $ 2,717  $ 3,172  $ 2,130  $ 1,866  $ 2,657     $ 1,571      $    479     $     (56)
  Cash flows from investing
    activities.........................    (245)    (372)     285     (643)  (1,048)       (623)         (835)      (15,338)
  Cash flows from financing
    activities.........................  (2,466)  (2,858)  (2,360)  (1,432)  (1,407)       (695)          272        15,802
  EBITDA(a)............................ $ 5,127  $ 3,831  $ 3,440  $ 4,291  $ 4,913     $ 3,539      $  3,133     $   1,987
  Depreciation and amortization........   2,806    2,726    2,424    1,950    1,691       1,253           878           375
  Capital expenditures.................     542      389      288      657    1,053         623           868           539

  Ratio of earnings to fixed
    charges(b).........................    1.74x    1.09x    1.08x    2.27x    3.78x       3.47x         6.01x         1.06x
BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital...................... $ 7,043  $ 6,751  $ 6,621  $ 6,802  $ 7,735                  $ 21,600     $  11,829
  Total assets.........................  33,694   30,065   28,029   28,180   29,614                    42,700        36,027
  Long-term debt, including current
    maturities.........................  15,237   12,650   10,021    7,824    5,682                        --        22,889
  Stockholders' equity.................  12,652   11,927   11,958   12,745   14,178                    25,100          (206)


------------------

(a) EBITDA represents income (loss) before income taxes plus interest expense, depreciation and amortization less interest income. EBITDA for the three months ended September 30, 1997 excludes certain non-recurring costs directly related to the Kleinert Acquisition which included investment banking fees paid to Mentmore totaling $450,000 and non-cash amortization of an acquisition accounting adjustment to fair value inventory totaling $624,000. The definition of EBITDA as used herein differs in certain respects from the definition of such term in the Indenture. See 'Description of Notes--Certain Definitions.' EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service indebtedness. However, EBITDA should not be considered an alternative to operating income or cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of a company's operating performance or as a measure of liquidity. Since all companies and analysts do not necessarily calculate EBITDA in the same fashion, EBITDA as presented in this Prospectus may not be comparable to similarly titled measures reported by other companies. Funds depicted by EBITDA are generally not presently available for management's discretionary use due primarily to legal and functional requirements to conserve funds for capital replacement and expansion, debt service and other commitments and uncertainties.

(b) In calculating the ratio of earnings to fixed charges, earnings consist of income before taxes plus fixed charges. Fixed charges consist of interest expense and amortization of deferred financing costs, whether expensed or capitalized.

                               STELLEX MICROWAVE

     The selected financial data of Stellex Microwave as of and for the years ended December 31, 1995 and 1996 and as of September 30, 1997 and for the nine month period then ended have been derived from the audited financial statements of the tactical systems and microwave devices business ('TSMD') of Watkins-Johnson Company included elsewhere in this Prospectus. Certain assets and liabilities held by TSMD were acquired by the Company in connection with the W-J Acquisition. The selected financial data for TSMD as of and for the year ended December 31, 1994 and as of the nine months ended September 30, 1996 are unaudited but have been prepared on the same basis as the audited financial data of TSMD and, in the opinion of management of Stellex Microwave, contain all adjustments necessary for a fair presentation of the results of operations for such periods. TSMD was a division of Watkins-Johnson, and its results may not be reflective of those that would have resulted had it operated as an independent entity. The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of the results to be expected for the full year. The data presented below should be read in conjunction with the historical financial statements and related footnotes, 'Pro Forma Consolidated Financial Data,' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations' contained elsewhere in this Prospectus.


                                                                                               NINE MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                                             ------------------------------    ------------------
                                                               1994       1995       1996       1996       1997
                                                             --------    -------    -------    -------    -------
                                                                            (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
  Sales...................................................   $101,300    $97,600    $89,200    $61,300    $67,900
  Cost of goods sold......................................     72,300     65,200     68,100     45,400     47,900
                                                             --------    -------    -------    -------    -------
  Gross profit............................................     29,000     32,400     21,100     15,900     20,000
  Selling, general and administrative.....................     22,400     17,300     14,600     11,000      9,100
                                                             --------    -------    -------    -------    -------
  Income before income taxes..............................      6,600     15,100      6,500      4,900     10,900
  Income tax provision....................................      2,600      5,900      2,500      1,900      4,200
                                                             --------    -------    -------    -------    -------
  Net income..............................................   $  4,000    $ 9,200    $ 4,000    $ 3,000    $ 6,700
                                                             --------    -------    -------    -------    -------
                                                             --------    -------    -------    -------    -------

OTHER FINANCIAL DATA:
  Cash flows from operating activities....................        N/A    $    21    $    (3)              $    15
  Cash flows from investing activities....................        N/A         (2)        (2)                   (1)
  Cash flows from financing activities....................        N/A        (19)         5                   (14)
  EBITDA(a)...............................................   $  9,300    $17,700    $ 8,800               $12,300
  Adjusted EBITDA(a)......................................      9,300     18,100     11,000                12,300
  Depreciation and amortization...........................      2,700      2,600      2,300                 1,400
  Capital expenditures....................................      3,000      2,200      1,700                   600

BALANCE SHEET DATA (AT END OF PERIOD)(B):
  Working capital.........................................   $ 25,800    $16,900    $25,800               $19,200
  Total assets............................................     46,600     39,200     50,200                38,200
  Long-term debt..........................................         --         --         --                    --
  Stockholders' equity....................................     31,000     21,400     29,900                22,500


------------------


(a) EBITDA represents income (loss) before income taxes, depreciation and amortization. TSMD's historical results do not include interest expense or interest income. Adjusted EBITDA for the year ended December 31, 1996 excludes a $1.5 million charge included in cost of goods sold for the write-off of slow moving and excess inventory, and a $700,000 charge included in cost of goods sold for severance costs relating to a reduction in force of operational and manufacturing employees, of which $300,000 was recorded in the nine months ended September 30, 1996. Adjusted EBITDA for the year ended December 31, 1995 excludes a $400,000 charge included in selling, general and administrative expenses for severance costs relating to a reduction in force of operational and manufacturing employees. The definition of EBITDA as used herein differs in certain respects from the definition of such term in the Indenture. See 'Description of Notes--Certain Definitions.' EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service indebtedness. However, EBITDA should not be considered an alternative to operating income or cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of a company's operating performance or as a measure of liquidity. Since all companies and analysts do not necessarily calculate EBITDA in the same fashion, EBITDA as presented in this Prospectus may not be comparable to similarly titled measures reported by other companies. Funds depicted by EBITDA are generally not presently available for management's discretionary use due primarily to legal and functional requirements to conserve funds for capital replacement and expansion, debt service and other commitments and uncertainties.

(b) Represents the historical assets of TSMD. In connection with the W-J Acquisition, a subsidiary of the Company acquired only certain operating assets and liabilities of TSMD. See 'Certain Transactions--The W-J Acquisition.'

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company, through its subsidiaries, Stellex Microwave and Stellex Aerospace, is a leading provider of highly engineered subsystems and components for the aerospace, defense and space industries. Stellex Microwave is a worldwide leader in the design, manufacture and marketing of fully integrated and proprietary microwave electronic subsystems for radar-guided tactical missile systems and a broad line of high radio frequency and microwave frequency single function modules. Stellex Microwave products are used in the generation, reception and translation of communication, data and radar signals. Stellex Aerospace is a leader in the machining of turbomachinery, aircraft hinges and other structural components for the aerospace and space industries.

     On July 1, 1997, KII Holding acquired Stellex Aerospace (formerly Kleinert

Industries, Inc.) from Kleinert Industrie Holding A.G. Stellex Aerospace conducts its business through four operating subsidiaries--Paragon, Bandy, SEAL and GIL. On September 5, 1997 Stellex was formed and thereafter acquired approximately 80% of the common stock of KII Holding. The results of operations of Stellex for the periods presented herein represent the results of operations of Kleinert for such periods. See 'Certain Transactions--Kleinert Acquisition.'

     In connection with the W-J Acquisition, the Company acquired the tactical subsystems and microwave devices businesses ('TSMD') of Watkins-Johnson, which was operated as a division of Watkins-Johnson and was not a separate legal entity. The Company operates the TSMD business through Stellex Microwave. The results of operations of Stellex Microwave for the periods presented herein represent the results of operations of TSMD for such periods and its results may not be reflective of those that would have resulted had it operated as an independent entity. The income tax expense and other tax-related information of Stellex Microwave for the periods presented (i) are presented as if TSMD had not been eligible to be included in the consolidated tax returns of Watkins-Johnson and (ii) have required certain assumptions, allocations and significant estimates that management believes are reasonable in measuring the tax consequences to TSMD as if it had been a stand-alone taxpayer separate from Watkins-Johnson.

                               STELLEX AEROSPACE

     The Company's sales to the aerospace industry are conducted primarily by Stellex Aerospace. Stellex Aerospace's historical financial results have been significantly influenced by both the cyclicality of the commercial aerospace industry and the increased outsourcing of the production of components by OEMs to outside suppliers. During the period from 1992 to 1994, the commercial aerospace industry experienced a significant reduction in orders for new aircraft and engines. In response, Stellex Aerospace significantly reduced its costs by reducing its work force and rationalizing its production capacity. In addition, Stellex Aerospace took steps to expand its business activity throughout this period by increasing the number of customers for whom it manufactured prototypes and by seeking contracts to produce higher volumes of turbomachinery components. Since 1994, primarily as a result of the recovery in overall aircraft orders and its success in gaining additional prototype and production-oriented supply contracts, Stellex Aerospace has significantly increased sales and profitability.

     The Company believes that the recent increases in expenditures on new aircraft production and revenue passenger miles will benefit aerospace industry suppliers, such as the Company, that were able to withstand the difficult operating environment and consolidation among suppliers of the early 1990's. See 'Business--Industry Overview.'

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1997 (COLLECTIVELY COMPRISED OF KLEINERT (PREDECESSOR) FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND STELLEX (SUCCESSOR) FOR

THE THREE MONTHS ENDED SEPTEMBER 30, 1997) COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996

     Sales. Stellex Aerospace's sales increased by $5,218,900, or 29.0%, in the nine months ended September 30, 1997 over the comparable period in the prior year. The increase in sales was primarily attributable to increases in commercial aircraft production by Boeing, strong spare parts demand and the acceleration of the production schedule for the C-17 program which impacted Bandy's business. In addition, Paragon experienced increases in spacecraft and prototype work due to continuing strong demand for space shuttle parts.

     Gross profit. Gross profit increased by $1,204,400, or 23.6%, in the nine months ended September 30, 1997 over the comparable period in the prior year, and gross profit margin decreased to 27.2% in the nine months ended September 30, 1997 from 28.4% in the comparable period in the prior year. Gross profit was impacted during the three month period ended September 30, 1997 by the amortization of a non-recurring purchase accounting adjustment totaling approximately $624,000, resulting from the write-up of inventories to their fair market value on the date of the Kleinert Acquisition. Ignoring the impact of this write-up on gross profit margin would result in a 29.9% comparable amount. Gross margin benefitted from an improvement in plant utilization and production efficiencies at Bandy due to the installation of new Fadal milling machines. These benefits were partially offset by increased outsourcing necessitated by capacity constraints and raw material price increases on aluminum extrusions. Additional milling capacity will be added at Bandy during the fourth quarter of 1997 to accommodate increasing demand.

     Selling, general and administrative. Selling, general and administrative expenses increased $606,700, or 22.1%, in the nine months ended September 30, 1997 over the comparable period in the prior year. The increase in selling, general and administrative expenses was primarily due to a non-recurring charge totaling $450,000 for investment banking and financial advisory fees related to the Kleinert Acquisition. Excluding this non-recurring charge, selling, general and administrative expenses as a percentage of sales decreased from 15.3% in the nine months ended September 30, 1996 to 12.5% in the comparable period in 1997, primarily because the increased sales volume and improved plant utilization required a relatively small increase in selling, general and administrative expenses. Additionally, employee benefit costs were reduced in the 1997 period over the levels in the comparable period in the prior year when two deferred compensation plans were established.

     Amortization of intangible assets. Amortization expense relating to intangible assets increased by $4,400, or 18.8%, in the nine months ended September 30, 1997 over the comparable period in the prior year. The increase was due to increased amortization of intangibles relating to the Kleinert Acquisition.

     Operating income. Operating income increased by $593,300, or 25.5%, in the nine months ended September 30, 1997 over the comparable period in the prior year. Operating income as a percentage of net sales decreased to 12.6% in the nine months ended September 30, 1997 from 12.9% in the comparable period. However, excluding non-recurring adjustments related to the Kleinert Acquisition, operating income as a percentage of net sales would have increased to 17.2%, primarily due to the factors outlined above.


     Interest expense. Interest expense increased by $224,200, or 34.0%, in the nine months ended September 30, 1997 over the comparable period in the prior year. The increase in interest expense resulted from a net increase in total outstanding debt of approximately $18,000,000, primarily to finance the Kleinert Acquisition, offset partially by an interest rate reduction from 10.125% to 7.875% on a building mortgage, and lower outstanding debt during the first six months of 1997.

     Other expense (income). Other expense (income) increased by $86,300 in the nine months ended September 30, 1997, over the comparable period in the prior year. The increase in other (income) expense was primarily due to expenses related to the Kleinert Acquisition and a vending machine contract dispute settlement.

     Income tax provision. The effective income tax rates for the nine months ended September 30, 1997 and 1996 were 54.4% and 40.2%, respectively. The higher effective income tax rate for 1997 was primarily due to the non-deductibility for income tax purposes of certain purchase accounting adjustments relating to the Kleinert Acquisition.

     Net income. As a result of the factors described above, net income decreased by $101,700, or 10.4%, during the period ended September 30, 1997 over the comparable period in the prior year.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Sales. Stellex Aerospace's sales increased by $3,257,800, or 15.5%, in 1996 over 1995. The increase in sales was primarily attributable to the resurgence of new orders as a result of increases in aircraft production in commercial and military aircraft markets, offset partially by $1.0 million in lower sales resulting from a reduction in volume in Paragon's Titan program, which is in the latter stages of its product life cycle.

     Gross profit. Stellex Aerospace's gross profit increased by $974,500, or 16.3%, in 1996 over 1995. Gross profit margin increased to 28.6% in 1996 from 28.3% in 1995. The increase in gross profit was primarily the result of increased sales. The slight improvement in gross margin was due primarily to longer production runs and improved plant capacity utilization, which was almost entirely offset by lower margins on a new power actuation contract, industry-wide pricing pressures and lower volume on Paragon's higher margin Titan program.

     Selling, general and administrative. Selling, general and administrative expenses increased by $330,700, or 10.0%, in 1996 over 1995. As a percentage of sales, selling, general and administrative expenses decreased from 15.7% in 1995, to 14.9% in 1996 because the increased sales volume and improved plant utilization did not require a comparable increase in selling or administrative expenses. Additional administrative costs, however, were incurred in establishing two deferred compensation plans.


     Amortization of intangible assets. Amortization expense relating to intangible assets decreased by $251,000, or 88.9%, in 1996 from 1995. The decrease in amortization expense relating to intangible assets was due to the expiration of a non-compete agreement during 1995.

     Operating income. Operating income increased by $894,800, or 37.5%, in 1996 over 1995. Operating income as a percentage of net sales increased to 13.5% in 1996 from 11.3% in 1995 primarily due to the factors outlined above.

     Interest expense. Interest expense decreased by $178,600, or 17.3%, in 1996 from 1995. The decrease in interest expense resulted primarily from a reduction of the mortgage interest rate on a building and lower outstanding debt.

     Other expense (income). Other expense (income) increased by $7,900, or 20.5%, in 1996 over 1995. The increase in other (income) expense was primarily due to lower levels of gains on sale of fixed assets and expenses related to the Kleinert Acquisition.

     Income tax provision. The effective income tax rate was 39.7% and 40.0%, in 1996 and 1995, respectively.

     Net income. As a result of the factors described above, net income increased by $645,400, or 82.0%, for the year ended December 31, 1996 over 1995.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     Sales. Stellex Aerospace's sales increased by $3,240,700, or 18.2%, in 1995 over 1994. The increase in sales was primarily attributable to production orders from a new program for AlliedSignal for machine blades and vanes for a new jet engine totaling approximately $2,500,000 and general improving strength in the aerospace industry.

     Gross profit. Stellex Aerospace's gross profit increased by $1,278,800, or 27.3%, in 1995 over 1994. Gross profit margin increased to 28.3% in 1995 from 26.3% in 1994. The increase in gross profit and gross profit margin was primarily the result of higher margin orders, lower depreciation expense, longer production runs and improved plant capacity utilization.

     Selling, general and administrative. Selling, general and administrative expenses increased by $189,300, or 6.1%, in 1995 over 1994. As a percentage of sales, selling, general and administrative expenses decreased as a percentage of sales from 17.5% in 1994 to 15.7% in 1995 because increased sales volume and improved plant utilization did not require comparable increases in selling and administrative expenses.

     Amortization of intangible assets. Amortization expense relating to intangible assets decreased by $133,900, or 32.2%, in 1995 over 1994. The decrease in amortization expense related to the expiration of a non-compete agreement established in conjunction with the Bandy acquisition in 1990.

     Operating income. Operating income increased by $1,223,400, or 105.3%, in 1995 over 1994. Operating income as a percentage of net sales increased to 11.3%

in 1995 from 6.5% in 1994 primarily due to factors outlined above.

     Interest expense. Interest expense increased by $55,600, or 5.7%, in 1995 over 1994. The increase in interest expense resulted from greater working capital needs and capital spending offset partially by lower interest rates during the latter period.

     Other expense (income). Other expense (income) decreased by $62,600, or 61.9%, in 1995 over 1994. The decrease in other expense (income) was primarily due to lower severance costs, non-repeat of 1994 earthquake expenses, and lower interest income.

     Income tax provision. The effective income tax rate was 40.0% and 61.3%, in 1995 and 1994, respectively.

     Net income. As a result of the factors described above, net income increased by $755,600 for the year ended December 31, 1995 over 1994.

                               STELLEX MICROWAVE

     Since the consummation of the W-J Acquisition, the Company's sales to the DoD and other government agencies and their prime contractors have been conducted, in large part, by Stellex Microwave. Stellex Microwave's historical financial results have been affected by a variety of factors which influence the defense industry in general and Stellex Microwave in particular. Significant factors include DoD budget appropriations, the level of production of high priority platforms, the use of sophisticated electronics, the level of new weapon development and procurement, the competition among OEM suppliers, and the outsourcing of the manufacture and integration of subsystems to independent commercially-oriented suppliers. United States defense budget appropriations are forecasted to remain relatively constant or increase slightly in the near term, reversing the recent decline in spending which precipitated the dramatic consolidation among prime contractors. See 'Business--Industry Overview.'

     Between 1994 and 1996, the number of AMRAAM missiles purchased by the DoD decreased significantly and the number of sophisticated tuners purchased by the DoD and various intelligence agencies also decreased significantly. This decline was due primarily to reduced military force structures and signals intelligence activity. In response to the decline of AMRAAM sales, management implemented various initiatives to gain market share in the AMRAAM program and to support other key tactical missile programs and thereby diversify and grow Stellex Microwave's subsystem revenue base. As a result, the Company is the dominant supplier of microwave subsystems for the AMRAAM program and is currently supporting several key missile programs including Standard Missile, Longbow Hellfire, Patriot PAC-3 and Sea Sparrow. As the majority of these programs have been in initial development or low rate production, management expects to further diversify Stellex Microwave's program revenues as these programs move to high rate production.

     In addition, during the past five years, significant management attention and corporate resources of Watkins-Johnson were devoted to growing its semiconductor equipment and low frequency telecommunications equipment businesses. Also, in early 1995, Watkins-Johnson sold a business that shared facilities and personnel with the businesses now conducted by Stellex Microwave. In response to these factors, Stellex Microwave management initiated a program to reduce its operations to a level more appropriate for the requirements of the reduced military force structures and to increase its share of microwave subsystems on those high priority military weapons systems on which the DoD is expected to rely to equip its modernized force structure.

     Beginning in 1994, Watkins-Johnson (i) divested a non-core business line which shared production facilities with TSMD, (ii) consolidated manufacturing operations into its Palo Alto facility, (iii) reduced and reconfigured its sales force, and (iv) reduced its work force from approximately 900 to 560 people, a 38% reduction. As a result, in 1995 selling, general and administrative expenses decreased by $5,100,000, or 22.8%, as compared to 1994. In conjunction with this ongoing restructuring, severance costs were incurred in varying amounts in each of the years from 1994 through 1996 and during the six months ended June 30, 1997. Management believes Stellex Microwave derived significant benefits from its rationalization efforts throughout 1995 and 1996, and that its production capacity and work force are of sufficient size to efficiently conduct its current level of operations.

     As part of its arrangements with certain OEMs, Stellex Microwave has from time to time agreed to reduce prices in conjunction with receiving Value Engineering ('VE') payments from such OEMs in advance of the ordering of single or multiple year production requirements. This practice is designed to allow Stellex Microwave to invest in process changes that result in lower production costs. Beginning in 1995, in an attempt to improve operating efficiency by increasing production volume, Stellex Microwave aggressively pursued VE payments and increased volume from Raytheon, who at that time produced most of its microwave subsystem requirements in-house. Stellex Microwave received a material VE payment in December 1995. To win the production order, Stellex Microwave redesigned the subsystem, reduced its average ship-set price, and gained the sole source supplier position on three microwave subsystems previously produced by Raytheon. This new supply contract was signed in June 1996 and Stellex Microwave began shipping subsystems under the terms of the contract during the fourth quarter of 1996. The contract was anticipated to cover shipments of subsystems through the third quarter of 1997.

     In addition to the effect of trends within the defense industry, operating results of Stellex Microwave were materially impacted in 1996 and to a lesser degree in the six months ended June 30, 1997 by operating difficulties associated with the installation of a new materials and manufacturing management software ('MRP') system. As a result of such difficulties, Stellex Microwave failed to deliver a significant number of microwave component parts within time frames specified by purchase orders and incurred significant additional labor inefficiencies. In the third quarter of 1996, Stellex Microwave installed a new manager for its higher volume microwave components business, retrained its employees in the operation of the MRP system and aggressively monitored the delivery status of its microwave components. As a result of such efforts, on time delivery results began to improve in the six months ended June 30, 1997 and management now believes that its materials management system is effective. Nonetheless, management expects that the MRP difficulties experienced in 1996 will negatively impact sales of microwave component parts in the current year.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996

     Sales. Sales increased by $6,600,000, or 10.8%, in the nine months ended September 30, 1997 over the nine months ended September 30, 1996. The increase in sales was primarily attributable to an increase in sales of integrated subsystems. The increase in sales of integrated subsystems was primarily the result of higher shipments of subsystems for the AMRAAM program to Raytheon, partially offset by lower pricing on such subsystems.

     Gross profit. Gross profit increased by $4,100,000, or 25.8%, for the nine months ended September 30, 1997 over the comparable period in the prior year. Gross profit margin increased to 29.5% for the nine months ended September 30, 1997 from 25.9% for the comparable period in the prior year. The increase in gross profit and gross profit margin was primarily attributable to the increase in sales and the improved manufacturing efficiencies in the current period resulting from the resolution of operating difficulties associated with the MRP system and higher production volumes. These positive factors were partially offset by the price declines on AMRAAM as a result of the new contract with Raytheon.

     Selling, general and administrative expenses. Selling, general and administrative expenses (which includes independent research and development costs) decreased by $1,900,000, or 17.3%, during the nine months ended September 30, 1997 over the comparable period in the prior year. This decrease resulted from a reduction in research and development costs of $500,000 and a reduction in selling, general and administrative expenses of $800,000. The reduction in research and development costs was a result of a decrease in the number of projects authorized. The reduction in selling, general and administrative expenses was primarily attributable to headcount reductions implemented as part of Stellex Microwave's continuing effort to streamline its administrative operations.

     Income before income taxes. Income before income taxes increased by $6,000,000, or 122%, for the nine months ended September 30, 1997 over the comparable period in the prior year. The increase in income before income taxes was primarily attributed to the factors outlined above.

     Income tax provision. The effective income tax rate was 38.5% for both the nine months ended September 30, 1997 and 1996, respectively.

     Net income. As a result of the factors described above, net income increased to $6,700,000 for the nine months ended September 30, 1997, an increase of $3,700,000, or 108.8%, over the comparable period in the prior year.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Sales. Stellex Microwave's sales decreased by $8,400,000, or 8.6%, in 1996 over 1995. The decrease in sales was primarily due to lower sales volume on integrated subsystems and, to a lesser extent, microwave devices. The decrease in sales of integrated subsystems was due to an $8,000,000 decrease in product sales related to the AMRAAM program, partially offset by increased sales of subsystems for other missile programs. The decrease in sales for the AMRAAM was primarily attributable to $4,700,000 of VE payments which were made in the second half of 1995 relating to engineering design changes made that year for production scheduled to begin in 1996. In addition, there was a reduction in the number of AMRAAMs purchased by the DoD in 1996 and an even greater decrease in the number purchased from Hughes, which is Stellex Microwave's primary subsystem customer. Sales were also impacted by lower selling prices for Stellex Microwave's AMRAAM-related products. These decreases were partially offset by increased sales volume on AMRAAM subsystems to Raytheon under a supply contract signed in June 1996. In addition, Stellex Microwave began shipping subsystems for the upgraded Standard Missile-2, increased the production of the MFE, and had an end-of-life sale of HARM subsystems. The decrease in sales of microwave devices was caused by declines in the market for signals intelligence equipment made for various intelligence agencies, partially offset by increased sales of space-qualified and electronic warfare SFMs.

     Gross profit. Gross profit decreased by $11,300,000, or 34.9%, in 1996 over 1995, and gross profit margin decreased to 23.7% in 1996 from 33.2% in 1995. The decrease in gross profit and gross profit margin resulted primarily from the receipt of a substantial VE payment in December 1995 that related to 1996 and 1997 production, together with price reductions on AMRAAM-related products. Additionally, (i) contract losses totaling $2,200,000 incurred on two microwave tuner fixed price programs, (ii) obsolescence reserves on component inventory totaling $1,500,000, (iii) severance costs aggregating $700,000 relating to purchasing, material handling and production labor reductions and other labor inefficiencies, resulting primarily from the introduction of Stellex Microwave's new MRP system and the continued automation and outsourcing of production functions and (iv) continued focus on manufacturing process controls and manufacturing inefficiencies resulting from implementation difficulties with the new MRP system, all led to additional reductions in gross margins.

     Selling, general and administrative expenses. Selling, general and administrative expenses decreased by $2,700,000, or 15.6%, in 1996 over 1995. This decrease resulted from a reduction of research and development costs of $1,300,000 and a reduction in selling, general and administrative expenses of approximately $1,400,000. The reduction in research and development spending resulted from selective focus on higher probability production-worthy projects. The reduction in selling, general and administrative costs represented a continuation of a corporate strategy to streamline operations in response to the contraction in defense spending as well as the significant level of consolidation in its defense-related customer base.


     Income before income taxes. Income before income taxes decreased by $8,600,000, or 57.0%, in 1996 over 1995. The decrease in income before income taxes resulted primarily from manufacturing inefficiencies resulting from the implementation of the new MRP system, the receipt of a significant VE payment in 1995, a decrease in volume and pricing on the AMRAAM contract and non-recurring losses incurred regarding certain loss contracts and inventory obsolescence reserves. These costs were partially offset by reductions in selling, general and administrative expenses.

     Income tax provision. The effective tax rate for 1996 was 38.5%, while the effective tax rate for 1995 was 39.1%.

     Net income. As a result of the factors described above, net income decreased to $4,000,000 in 1996, a decrease of $5,200,000, or 56.5%, over 1995.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     Sales. Sales decreased by $3,700,000, or 3.7%, in 1995 over 1994. The decrease in sales was primarily attributable to a reduction in the sales of an end-of-life product line and reduction in sales volume on certain missile programs. Revenues from guided munitions programs remained constant as increases in sales associated with the AMRAAM and other programs were offset by reduced sales associated with the older HARM program.

     Gross profit. Gross profit increased $3,400,000, or 11.7%, in 1995 over 1994, and gross profit margin increased to 33.2% in 1995 from 28.6% in 1994. The increase in gross profit and gross profit margin was primarily due to a reduction in direct labor and overhead expenses as a result of the consolidation of plant facilities during April 1995. Successful development of a 'snap together' type of subassembly fabrication technique was initiated during 1995 which, together with the plant consolidation effort, reduced direct labor costs.

     Selling, general and administrative expenses. Selling, general and administrative expenses decreased by $5,100,000, or 22.8%, in 1995 from 1994. The decrease in selling, general and administrative expenses consisted of a reduction in selling, general and administrative expenses of $4,400,000 and a reduction of research and development costs totaling $700,000. The reduction of the above costs resulted from headcount reductions and consolidation of Stellex Microwave's plant facilities in Palo Alto.

     Income before income taxes. Income before income taxes increased $8,500,000, or 128.8%, in 1995 over 1994. The increase in income before income taxes resulted primarily from reductions in production costs due to development of less labor intensive fabrication techniques, reductions in headcount and consolidation of plant facilities.

     Income tax provision. The effective tax rate for 1995 was 39.1%, while the effective tax rate for 1994 was 39.4%.


     Net income. As a result of the foregoing, net income increased to $9,200,000 in 1995, an increase of $5,200,000, or 130.0%, over 1994.

LIQUIDITY AND CAPITAL RESOURCES

  Historical

     Stellex generated (used) cash flows from operations of $2,130,400, $1,866,100 and $2,657,000 for 1994, 1995 and 1996, respectively, and $1,570,700 and $423,400 for the nine months ended September 30, 1996 and September 30, 1997, respectively. Cash flows over the periods presented reflect a consistent increase in earnings offset, in part, by a gradual buildup of inventories supporting the growing level of sales.

     Stellex used (provided) cash flows in investing activities, excluding cash flows used in connection with the Kleinert Acquisition of ($285,100), $643,100 and $1,048,000 during 1994, 1995 and 1996, respectively, and $622,500 and
$1,374,000 for the nine months ended September 30, 1996 and September 30, 1997, respectively. During 1994, cash flows were generated from collection of a note receivable totaling $548,000. During 1995, 1996 and the nine months ended September 30, 1997, investments in machinery were made in order to accommodate a rising level of production orders resulting from increasing levels of aircraft manufacturing activity.

     Stellex used (provided) cash flows in financing activities, excluding net cash provided in connection with the Kleinert Acquisition, of $2,359,800, $1,431,900 and $1,406,600 in 1994, 1995 and 1996, respectively, and $695,000 and
($687,000) for the nine months ended September 30, 1996 and September 30, 1997, respectively. For the three years 1994 through 1996, Stellex repaid outstanding long term indebtedness in excess of $2,000,000 in each of these three years. Net borrowings on a line of credit totaling $169,300, $765,000 and $735,000 for 1994, 1995 and 1996, respectively, and $730,000 for the nine months ended September 30, 1997 provided working capital primarily used to build inventories to support the growing level of business.

     On July 1, 1997, KII Holding, through a wholly-owned subsidiary, acquired all of the issued and outstanding capital stock of Kleinert for approximately $26.5 million (including the assumption of $2.6 million of indebtedness and the issuance to the seller of a note for approximately $1.75 million). The Company also entered into the Prior Credit Facility in connection with the Kleinert Acquisition. In connection with the Initial Offering, the Company repaid all indebtedness outstanding under the Prior Credit Facility, together with $2.5 million of other indebtedness incurred in connection with the Kleinert Acquisition.

     Stellex Microwave generated (required) cash flows from operations of $21,000,000 and ($2,800,000) in 1995 and 1996, respectively, and $14,700,000 in the nine months ended September 30, 1997. Cash flows for 1995 were impacted primarily by favorable earnings and a significant reduction in inventories representing final shipments on Lot 8 of the AMRAAM contract. Cash flows for 1996 were impacted primarily by the buildup of Lots 9 and 10 of the AMRAAM contract and an increase in trade receivables resulting from system conversion inefficiencies, offset partially by contract advances on the AMRAAM. Cash flows for the nine months ended September 30, 1997 were favorably impacted by increased collections on trade receivables primarily due to a more focused effort on collections. This came in response to an unusually high level of delinquent accounts which resulted from MRP system conversion inefficiencies during 1996.

     Stellex Microwave used cash flows for property additions of $2,200,000 and $1,700,000 in 1995 and 1996, respectively, and $600,000 in the nine months ended September 30, 1997. Stellex Microwave is an engineering, design and assembly oriented business which does not require significant capital expenditures on an ongoing basis.

  Following the Initial Offering


     Upon the consummation of the Initial Offering and the W-J Acquisition, the Company entered into the New Credit Facilities, which provide for borrowings in a principal amount at any one time outstanding of up to $25.0 million under the Revolving Credit Facility (as defined) and $25.0 million under the Acquisition Facility (as defined), with initial available borrowing rates equal to (i) the Eurodollar Rate (as defined therein) plus 2% or Societe Generale's base rate plus 1% in the case of borrowings under the Revolving Credit Facility and (ii) the Eurodollar Rate plus 2.25% or Societe Generale's base rate plus 1.25% in the case of borrowings under the Acquisition Facility. See 'Description of Certain Indebtedness--New Credit Facilities--Interest.'. The Company borrowed $2.5 million under the Revolving Credit Facility upon consummation of the W-J Acquisition and the Initial Offering. Included in the initial borrowing under the Revolving Credit Facility was a working capital advance totaling $370,000 for Stellex Microwave. The Company's borrowings under the Revolving Credit Facility are subject to a borrowing base consisting of the aggregate sum of 85% of eligible accounts receivable and 50% of eligible inventories, each as defined in the Revolving Credit Facility. The computed borrowing base upon the consummation of the Initial Offering and the W-J Acquisition totaled approximately $16.0 million. Borrowings under the Acquisition Facility are available to the Company to fund future acquisitions, subject to certain specified conditions. The New Credit Facilities require prepayments in the amount of 50% of Excess Cash Flow (as defined therein), 100% of net cash proceeds from certain asset sales, and 100% of net cash proceeds from the issuance of debt and/or equity securities. The New Credit Facilities mature in 2003. See 'Description of Certain Indebtedness--New Credit Facilities.'


     Interest payments on the Notes together with interest and principal payments on other existing indebtedness, including indebtedness under the New Credit Facilities, represent significant cash requirements for the Company. The Notes require semiannual interest payments of $4,750,000 commencing in May 1998. Existing indebtedness consists of (i) the Kleinert Seller Note in the amount of $1,750,000 bearing interest at 8% per annum and maturing in July 1999 and (ii) the Paragon Note in the amount of $2,639,000 as of September 30, 1997 bearing interest at 7.875% per annum and maturing in December 2001. See 'Description of

Certain Indebtedness.'


     The Company's remaining liquidity demands will be for capital expenditures and working capital needs. In connection with the W-J Acquisition, the Company purchased certain assets exclusive of certain working capital accounts such as trade receivables and trade payables. As a result, the Company has required significant amounts of working capital particularly since the consummation of the Initial Offering and additional amounts may be required to be borrowed under the New Credit Facilities. For 1998, based on the Company's existing operations, the Company expects to spend approximately $3,300,000 on capital projects primarily to maintain its facilities and expand its production capacity in order to take advantage of profitable market opportunities. Based on its existing operations, the Company anticipates capital expenditures for the foreseeable future to remain consistent with the level of capital expenditures projected for 1998, in order to continue to support facilities maintenance, production capacity expansion and existing equipment upgrade programs. In connection with the W-J Acquisition, Stellex Microwave entered into a Gallium Arsenide and Thin Film Supply and Services Agreement, pursuant to which Stellex Microwave will purchase gallium arsenide and thin film parts used in the manufacture of microwave subsystems and modules. Pursuant to this agreement, Stellex Microwave is responsible for certain product development and process costs associated with the maintenance of Watkins-Johnson's gallium arsenide and thin film fabrication facility. For 1998, the Company's total costs for parts, product development and processes under such agreement will equal a minimum of approximately $5.8 million. See 'Business--Supply Contracts.' To the extent cash flow from operations is insufficient to cover the Company's capital expenditure, debt service, working capital and other capital requirements, it expects to utilize its borrowing availability under the New Credit Facilities.


     The Company believes that, based on its current level of operations and anticipated growth, its cash flow from operations, together with borrowings available under the New Credit Facilities, will be adequate to meet its anticipated requirements for working capital, capital expenditures, interest payments and any scheduled principal payments in the foreseeable future.

INFLATION AND CHANGING PRICES

     Inflation has not been material to the Company's operations for the periods presented.

BACKLOG


     The Company's pro forma backlog of orders as of September 30, 1997 and December 31, 1996 was $99.8 million ($70.1 million of which was related to products for the defense industry) and $89.8 million ($72.8 million of which was related to products for the defense industry), respectively. The Company includes in its backlog only those orders for which it has accepted purchase orders. However, backlog is not necessarily indicative of future sales. A substantial amount of the Company's backlog can be canceled at any time without penalty, except, in most cases, for the recovery of the Company's actual committed costs and profit on work performed up to the date of cancellation. A substantial portion of the purchase orders comprising backlog at September 30, 1997 include product specifications not yet achieved by the Company. A failure to develop products meeting such specifications could lead to a cancellation of the related purchase orders. See 'Risk Factors--Backlog.'


ENVIRONMENTAL MATTERS

     The Company and its operations are subject to extensive federal, state, and local Environmental Laws that may change frequently. See 'Risk Factors--Environmental Matters.' The Company can be expected to incur capital and operating expenses to maintain compliance with and to meet new applicable Environmental Laws. Based upon the underlying facts giving rise to its environmental regulatory obligations and technical reports prepared on the Company's facilities, the Company does not anticipate that any such capital or operating expenses will have a material adverse effect on the Company's results of operations. There can be no assurance, however, that unanticipated, future Environmental Laws or previously unidentified environmental conditions will not result in the Company having to incur material capital or operating expenses.


     In connection with the W-J Acquisition, the Company entered into a three-year sublease agreement with Watkins-Johnson for two buildings and a portion of a third building located at the Stanford Research Park in Palo Alto, California. Groundwater contamination was discovered in or about 1982 at the real property upon which these buildings are located. Watkins-Johnson has been remediating the groundwater under a portion of the property subleased by the Company pursuant to an order issued in 1990 by the California Department of Toxic Substances Control of the California Environmental Protection Agency (the 'DTSC'). Furthermore, Watkins-Johnson and other potentially responsible parties have entered into another order with the DTSC pursuant to which they are remediating a regional groundwater contamination problem on the Palo Alto property (the 'Hillview-Porter Site') that also underlies a portion of the property that the Company subleases. Under the terms of the W-J Stock Purchase Agreement (as defined) and the sublease agreement, Watkins-Johnson has generally retained liability for contamination at the property that (i) occurred on or prior to the consummation of the W-J Acquisition and (ii) occurs during the term of the sublease agreement which is not caused primarily by the Company, and has agreed to indemnify the Company in connection therewith. While management believes the Company will not incur material costs or liability in connection with such contamination, there can be no assurance that it will not.


IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board ('FASB') issued Statement of Financial Accounting Standards ('SFAS') No. 130, 'Reporting Comprehensive Income'. The standard establishes guidelines for the reporting and display of comprehensive income and its components in financial statements. Disclosure of comprehensive income and its components will be required beginning with the Company's fiscal year ending 1998.

     Also in June 1997, the FASB issued SFAS No. 131, 'Disclosures About Segments of an Enterprise and Related Information'. The standard requires that companies disclose 'operating segments' based on the way management disaggregates the company for making internal operating decisions. The new rules will be effective for the Company's 1998 fiscal year end. The Company has not evaluated the impact, if any, of the new standard.

                                    BUSINESS

OVERVIEW


     The Company, through its subsidiaries Stellex Microwave and Stellex Aerospace, is a leading provider of highly engineered subsystems and components for the aerospace, defense and space industries. Stellex Microwave is a worldwide leader in the design, manufacture and marketing of fully integrated and proprietary microwave electronic subsystems for radar-guided tactical missile systems and a broad line of high radio frequency and microwave frequency single function modules. Stellex Microwave products are used in the generation, reception and translation of communication, data and radar signals. Stellex Aerospace is a leader in the machining of turbomachinery, aircraft hinges and other structural components for the aerospace and space industries. For the year ended December 31, 1996 and the nine months ended September 30, 1997, after giving pro forma effect to the Transactions, the Company would have had sales of $113.5 million and $91.1 million, respectively, net income (loss) of ($9.4) million and $1.4 million, respectively, and Adjusted EBITDA of $15.2 million and $16.9 million, respectively. See Note (a) to 'Selected Historical Financial Data--Stellex' for further information regarding EBITDA. For the year ended December 31, 1996, after giving pro forma effect to the Transactions, the Company's earnings would have been insufficient to cover fixed charges by approximately $10.6 million; for the nine months ended September 30, 1997, after giving pro forma effect to the Transactions, the Company's ratio of earnings to fixed charges would have been 1.1x. As of September 30, 1997, after giving pro forma effect to the Transactions, the Company would have had $99.8 million in order backlog. A substantial amount of the Company's order backlog can be canceled at any time without penalty, except, in some cases, the recovery of the Company's actual committed costs and profit on work performed up until the date of cancellation. See 'Risk Factors--Backlog' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Backlog.'


     The Company's objective is to provide extensive engineering, low cost manufacturing and systems integration to the consolidated base of OEMs within its industries. The Company believes that it is well positioned to benefit from certain trends in its markets including increases in the production of high-priority platforms, airframes and spare parts, the use of sophisticated electronics, the consolidation of OEM suppliers, and the outsourcing of subsystems.


  Stellex Microwave

     Stellex Microwave is a worldwide leader in the design, manufacture and marketing of proprietary microwave electronic subsystems for use in radar-guided munitions and signal intelligence equipment. As the largest independent supplier of microwave subsystems for tactical missiles, Stellex Microwave's products are critical to the onboard navigation, communications and target location systems of many of the highest priority missile systems developed by the DoD. The Company's proprietary products, low cost manufacturing and extensive engineering capabilities have enabled it to become the sole or primary source for the principal programs it supplies. These programs include the AMRAAM, the Patriot missile and the Standard Missile, the most widely used radar-guided missiles of their type in the U.S. armed forces. In addition, the Company is currently participating in production programs for the AEGIS radar system and the TARTAR fire control system, and has been recently selected to participate in the program to produce the Longbow Hellfire missile, one of the U.S. Army's most significant new missile systems.

     Stellex Microwave is also a leading manufacturer of MFMs and SFMs, such as high radio frequency mixers, amplifiers, tuners, converters, filters and oscillators, which are sold to system designers and manufacturers. Stellex Microwave has provided the intelligence, electronic warfare, space and communication markets with a broad assortment of such devices since 1957. For the year ended December 31, 1996 and the nine months ended September 30, 1997, Stellex Microwave had sales of $89.2 million and $67.9 million, respectively.

  Stellex Aerospace


     Stellex Aerospace is a leading provider of high precision products and services to certain niche markets within the aerospace and space industries. Through Bandy, Stellex Aerospace is the world's leading contract manufacturer of commercial and military precision aircraft hinges. Hinges manufactured by Bandy, some of which are produced exclusively by Bandy, are installed on every type of aircraft currently produced by the leading aircraft OEMs, including Boeing, McDonnell Douglas, Airbus, Lockheed Martin, and Northrop Grumman. Through Paragon, Stellex Aerospace is a leader in the machining of complex turbomachinery. Paragon's flexible manufacturing operations permit the production of both (i) highly engineered, close tolerance prototype components, which are generally manufactured from expensive, exotic alloys and are found in high performance gas turbine engines and liquid fuel rocket engines, and (ii) higher volume standard components used in aircraft and industrial power actuation systems and high performance turbine engines. Through SEAL and GIL, Stellex Aerospace also provides a comprehensive range of services for testing of sophisticated manufactured aerospace components. For the year ended December 31, 1996 and the nine months ended September 30, 1997 (collectively comprised of Kleinert (predecessor) sales for the six months ended

June 30, 1997 and Stellex (successor) for the three months ended September 30,
1997), Stellex Aerospace had sales of $24.3 million and $23.2 million, respectively.

COMPETITIVE STRENGTHS

     The Company believes that its competitive position in the markets it serves is based on superior product design and performance and a consistent record of meeting rigorous DoD and OEM contract performance criteria. Specifically, the Company believes that its position is primarily attributable to the following competitive strengths:

     Strong Partnering Relationships with Major OEMs. As an incumbent preferred supplier on high-priority, long-term programs, the Company has over many years solidified its relationships with major OEMs. The Company participates in concurrent design, engineering and development of new programs and provides cost and performance enhancement for existing programs. Stellex Microwave often serves as the sole source supplier of mission-critical subsystems to Hughes, Raytheon, Rockwell, Boeing and Lockheed Martin. Stellex Microwave was selected by Hughes as subcontractor of the year for each of 1994, 1995 and 1996. Paragon is a preferred supplier, often as a sole or primary source, of a variety of turbomachinery and turbine engine components to such OEMs as AlliedSignal, Aerojet and Rocketdyne. Bandy also has received the highest quality awards from, and is a preferred supplier to, many of its customers, including Boeing, McDonnell Douglas, Airbus, Lockheed Martin, and Northrop Grumman.

     Integration Leadership. Stellex Microwave has developed proprietary technology, products and manufacturing processes which integrate the electronic functions as well as the mechanical and packaging requirements of microwave subsystems into 'snap-together' designs that eliminate the need for expensive and less reliable external cables and connectors. The Company's proprietary packaging and substrate materials and manufacturing processes were developed over a period of many years and are instrumental in the superior performance of its integrated microwave subsystems. The Company believes that the leading edge technology and manufacturing processes which it has developed for high production volume missile subsystems will provide a significant competitive advantage in developing integrated products for certain commercial markets.

     Low Cost Manufacturing. By following systematic design parameters that balance the need for multi-functionality, cost reduction and reliability and by using a modularized automated manufacturing process, the Company is able to manufacture subsystems in high volume and achieve the highest percentage of usable product in its industry. The Company believes that its manufacturing processes enable it to reduce unit costs and shorten development and production cycles, thereby providing the Company with a significant cost advantage in competing for high volume subsystem programs.

     Reputation for High Quality. The Company's individual microwave devices are well known among designers of high performance electronic equipment, and the catalogs used by Stellex Microwave have been standard reference materials since 1978. Paragon is one of five companies in the United States which competes for and produces sophisticated, close tolerance machined prototypes of rotating turbine components for use in aircraft jet engines and other components for use in spacecraft rocket engines. Management believes that the 'Bandy' name is the most recognized name in precision aircraft hinges in the world. GIL is one of the leading independent, full-service NDT laboratories in the United States. SEAL is one of three companies in the United States approved by NASA to perform destructive physical analysis on high-reliability space electronic components.

INDUSTRY OVERVIEW

  Defense Industry

     United States defense budget appropriations are forecasted to remain relatively constant or increase slightly in the near term, reversing the recent decline in spending which precipitated the dramatic consolidation among prime contractors. In order to enhance readiness and modernize their forces, military agencies are expected to continue to maximize resources by modifying and upgrading existing systems and platforms and relying upon sophisticated electronic equipment for existing and new systems. In furtherance of their objectives, agencies are expected to require enhanced performance and cost reductions from their prime contractors. The Company believes that this cost and technology pressure will cause continued consolidation of the defense industry's supply base and cause prime contractors to (i) focus on the design and manufacture of overall weapon systems and (ii) outsource the manufacture and integration of subsystems to independent commercially-oriented suppliers. The Company believes that the current procurement environment favors the Company's proprietary design and manufacturing processes, which are characterized by limited reliance on government funded research and development.

     Historically, many microwave systems for defense, intelligence and space applications were assembled on a component by component basis. Prime contractors integrated these components with cables, connectors and older packaging technologies. The inherent manufacturing inefficiencies and reliability issues of this process have led OEMs and prime contractors to require increased integration and functionality from their suppliers. In addition to improved reliability, such integration has reduced the cost of microwave subsystems to the prime contractor and of the overall program to the DoD. Management believes that the benefits made apparent by the trend toward subsystem integration in the defense market will lead to a similar trend in a variety of commercial applications.

  Aerospace Industry

     The commercial aircraft industry experienced severe difficulties in the early 1990s. Airplane deliveries as a percentage of the world airline fleet peaked at 9% in 1991 and fell to 4.7% by 1994. However, since 1994, the commercial aerospace market has shown significant signs of recovery. According to the Boeing Report, annual deliveries of commercial aircraft will increase from approximately 400 in 1996 to more than 600 in 1997 and will be between 700 and 800 in 1998. In addition, for the period from 1996 through 2000, revenue passenger miles are expected to increase from 1.6 trillion to 2.1 trillion and the worldwide fleet of aircraft are expected to increase from 11,500 at the end of 1996 to approximately 14,000 at the end of 2001 (net of approximately 1,375 retirements). The Company believes that the following factors, among others, are causing this increase in new aircraft orders: (i) projected worldwide airline traffic growth of 5.5% per year over the next decade (including growth of 6.7% per year in the Southeast Asia region and 11.8% per year in China); (ii) projected cargo traffic growth of 6.6% per year; (iii) projected increase in the load factor of aircraft currently in service; (iv) the aging of the current commercial aircraft fleet; (v) the cost effectiveness of using new aircraft; and
(vi) the improved operating performance of airlines worldwide.

     In the military segment of the aerospace market, demand for aircraft components declined significantly in the early 1990's, largely as a result of reductions in defense budgets. The DoD and other government agencies responded to decreases in their budgets by utilizing substantial built-up inventories of replacement parts, which in many cases satisfied existing demand for several years. The Company believes that current inventories of military aircraft replacement parts and components are at the lowest levels in several decades and that increased purchasing is likely over the next several years.

BUSINESS STRATEGY

     The Company's objective is to strengthen its position as a leading supplier of highly engineered subsystems and components to its customers in the aerospace, defense and space industries and to expand its business to contiguous commercial markets. The following are the key strategies the Company intends to employ to achieve this objective:

     Exploit Outsourcing Trend. The Company estimates that approximately 50% of the subsystems used on all types of radar-guided missiles are still produced internally by OEMs. The Company believes it is well positioned to compete effectively for this remaining in-house production by capitalizing on its proprietary products and low cost manufacturing processes. For example, Stellex Microwave has increased its share of the individual microwave subsystems onboard the AMRAAM from approximately 50% in 1992 to over 90% in 1997. Many of these AMRAAM subsystems had previously been produced by the in-house microwave component groups of Hughes and Raytheon. In addition, the design of one of the Company's subsystems produced for the Standard Missile was incorporated in the 1997 Raytheon design of the Advanced Sea Sparrow missile. Overall program costs of these missiles were substantially reduced as a result of this outsourcing. The Company also believes that it has opportunities to capture new business in the commercial aerospace industry as a result of additional outsourcing.

     Capture Share in Commercial Markets. The Company believes that its experience and expertise in high frequency microwave subsystem integration provide it with significant opportunities to develop integrated products for commercial applications. The Company's current defense and aerospace customers are also the world's largest manufacturers of satellites. These manufacturers currently purchase subsystems for their defense platforms but only purchase SFMs for space applications. Using its existing technologies, the Company intends to modify and market MFMs and, eventually, entire microwave subsystems for space applications to supplement or replace such SFM sales.

     Leverage Prototype Expertise. The Company will seek to gain a larger share of the production volume for turbomachinery parts for which it develops the prototype. In response to customer requests, the Company has, and plans to continue to, selectively increase its production capacity such that it can manufacture efficiently at higher volumes. The Company is a member of the Strategic Advisory Council of the Satellite Communications Division of Motorola, Inc. ('Motorola').

     Acquire Selected Businesses. The Company anticipates that the consolidation of the historically fragmented aerospace component manufacturing industry will provide opportunities for selective acquisitions. In addition, in response to growing demand for microwave products, the Company will pursue selective acquisitions that can broaden its microwave product offering or provide it with enhanced technological or strategic capabilities. Such acquisitions offer the opportunity to broaden the Company's product lines and manufacturing capabilities, diversify its customer base, improve its absorption of corporate overhead and enhance its attractiveness as a leading supplier to OEMs in the aerospace, defense and space industries.

MARKETS, PRODUCTS AND SERVICES

     The following is a description of the principal markets served by the Company as well as the products and services the Company delivers for those markets.

  Markets

     Guided Munitions. With advances in radar technology increasing the likelihood that launching platforms will be detected and destroyed, military forces are demanding that future missiles be longer-range than present models and contain more sophisticated guidance systems. Because radar-guided missiles are able to engage targets at a greater distance than other tactical weapons, the radar-guided missile has become the tactical weapon of choice of the world's military forces. The Electronic Industries Association estimates that the value of guided missiles manufactured in the U.S. for sale throughout the world, as well as the electronic content of such missiles, will increase from 1996 to 2001. This increase in value is expected to result from sales to the governments of the U.S. and foreign nations. Sales to foreign governments are primarily driven by the sales of U.S. manufactured warplanes and the increased willingness of the U.S. government to permit the foreign sale of more sophisticated weaponry. As the world's largest merchant supplier of integrated microwave subsystems for radar-guided tactical missiles, Stellex Microwave has been recognized as a leader in designing and manufacturing high-performance, fully-integrated guidance, communications and fusing subsystems for defense applications which strive to meet these evolving requirements. Subsystems such as these are produced in high volume, since combat aircraft carry eight to ten missiles each, and are continually upgraded, since guided missiles act as cost-effective force multipliers by defending significantly more expensive aircraft and ships. Approximately 50% of the $450 million guided munitions microwave electronics market is held captive at the large missile prime contractors, and in light of the industry trend toward outsourcing and Stellex Microwave's competitive position, the Company believes it can significantly increase its estimated current 25-30% market share.

     Electronic Warfare and Radar. Military forces worldwide are dependent on sophisticated electronic equipment. Military aircraft and naval vessels generally contain extensive electronic countermeasure equipment for defense against enemy missile and radar systems. These systems typically provide protection for the aircraft or the ship from incoming enemy missiles by jamming the missiles' tracking systems through various high radio frequency and microwave signal processing techniques. According to industry sources, electronic warfare spending will increase both domestically and internationally as forces seek greater protection for their smaller fleets of combat systems from the proliferation of increasingly lethal threat systems. The Company addresses the electronic warfare and radar market through a combination of catalog microwave devices and electronic equipment in which these devices are integrated.

     Space Applications. Commercial revenues in the global space industry exceeded government expenditures for the first time in 1996. For the period from 1996 to 2000, Via Satellite, an industry publication, estimates that the value of the launched satellites will increase from approximately $9 billion to $14.5 billion and that revenues generated by the manufacture and operation of ground equipment, including receivers and transmitters, will increase from approximately $22 billion to $27 billion. The largest commercial space companies, including Hughes Aircraft Company, Lockheed Martin, and Loral Space Systems, are expanding their commercial space activities to take advantage of this anticipated growth.

     The Company is currently a preferred supplier to Hughes and Lockheed Martin's space businesses as well as their defense businesses. The Company is also a member of the Strategic Advisory Council of Motorola's Satellite division. Management believes that major space system integrators, which currently purchase the majority of their microwave equipment on a component by component basis from a fragmented supply base, will seek lower costs by moving from the purchase of individual components to integrated subsystems. The Company believes that it can develop MFMs and, eventually, entire subsystems for space applications similar to those for its guided munitions markets and use these products to increase its space-related market share.

     The Company presently addresses the space market with products from its microwave devices product line, principally amplifiers and mixers for use in military and commercial satellites. Most of its products currently sold in this market are customized, space-level quality adaptions of the Company's standard microwave devices.

     Commercial Applications. The global subscriber base of wireless telephony users is expected to continue its rapid growth, having increased due primarily to increasing competition among service providers, decreasing prices for handsets, a more favorable regulatory environment and greater availability of services and radio frequency spectrum. The growth in wireless communications has required substantial investment by service providers in infrastructure equipment. According to industry sources, spending by wireless service providers on infrastructure equipment was approximately $26 billion in 1996 and will increase to approximately $42 billion in 2001.

     The Company believes that the superior transmission capacity of high frequency microwave equipment and the lower cost of integrated systems can facilitate the large increases in wireless and PCS transmission volume and the cost effective construction of communication infrastructures. The Company therefore expects increased use of integrated microwave technology for many infrastructure applications.

     The Company's current commercial products include a combination of catalog microwave devices and electronic equipment in which these devices are integrated. The Company's components are used in commercial products such as microwave frequency test equipment, communications equipment such as amplifiers in fiber-optic transmission systems, and avionics products.

     Intelligence Applications. The Company's broadband microwave tuners and signal-analysis equipment are used by military and other governmental agencies to perform range-monitoring, frequency-measurement, signal localization and interference-analysis functions, often in complex, high-signal-density environments. Stellex Microwave continues to sustain its technological and marketing leadership in this market through Company-funded design and development efforts producing advanced receivers and related equipment featuring the small-size, light-weight and low-power-consumption characteristics demanded by its customers at competitive prices.

     Niche Aerospace Manufacturing. Stellex Aerospace's niche manufacturing operations have focused on discrete, growth-oriented markets in the aerospace industry having limited competition and which utilize the Company's sophisticated machining capabilities. Over the past two decades, Paragon has applied its machining and production expertise to three distinct business segments: spacecraft and prototype components, engine airfoil components and engine and power actuation components. Bandy markets standard hinges, custom hinges, and access doors and panels to four main business segments in the aircraft market, commercial OEM production, commercial spare parts, military OEM production and military spare parts.

     Testing and Engineering Services. Through GIL and SEAL the Company performs a broad range of material defect testing and analysis on a variety of materials used in the aerospace, plastics and other industries. The Company is actively involved in research and development and general engineering services for new product development, the improvement of existing products and value-added engineering services. The Company's services to the aerospace industry include destructive physical analysis for the space station, the testing of space shuttle components and space satellites and non-destructive testing of materials used in commercial and military aircraft.

  Products and Services


     The following chart provides summary information regarding the Company's principal product and service lines, the markets which these products and services serve, and the Company's principal programs and customers by product and service line.

                                                                                         PRINCIPAL
       PRODUCT/SERVICE LINE*                   PRINCIPAL MARKETS                     PROGRAMS/CUSTOMERS
------------------------------------  ------------------------------------  ------------------------------------
INTEGRATED SUBSYSTEMS
  (38% OF PRO FORMA SALES)
  Missile Subsystems                  Guided munitions                      AMRAAM/Hughes and Raytheon
                                                                            Standard Missile/Hughes and
                                                                            Raytheon
                                                                            Longbow Hellfire/Lockheed Martin
                                                                            Patriot PAC-3/Boeing

  Intelligence Subsystems             Intelligence applications             JASA tuner/TRW, Inc.
  Multi-Function Modules**            Space applications                    Potential to integrate components in
    ('MFMs')                                                                space and other applications/
                                                                            Motorola, Hughes and Boeing
MICROWAVE DEVICES
  (36% OF PRO FORMA SALES)
  Modular Components                  Space applications, electronic        ICO/Hughes
                                      warfare and radar, commercial         Transmission amplifiers/Northern
                                      applications                          Telecom Limited

  Single Function Modules             Electronic warfare and radar, guided  F/A-18 radar/Hughes
    ('SFMs')                          munitions, commercial applications    AEGIS/Raytheon
                                                                            Test equipment/Marconi Instruments,
                                                                            Ltd.

  Electronic Equipment                Intelligence applications,            Intelligence tuners/U.S. and
                                      electronic warfare and radar          foreign government agencies
                                                                            TARTAR/Raytheon

TURBOMACHINERY AND ENGINE COMPONENTS  Commercial and military aviation,     X-33 Space Plane/Rocketdyne
  (9% OF PRO FORMA SALES)             satellite and space station           Space Shuttle/Rocketdyne
                                                                            Titan/Aerojet
                                                                            Atlas/Pratt & Whitney
                                                                            TFE-1042/AlliedSignal
                                                                            Delta/Aerojet and Rocketdyne

STRUCTURAL AEROSPACE PARTS            Niche aerospace manufacturing,        737, 747, 757, 767 and 777/Boeing
  (10% OF PRO FORMA SALES)            including hinges and door assemblies  A300 and A310/Airbus
                                                                            F-15, F-18, C-17, MD-80, MD-90 and
                                                                            MD-11/McDonnell Douglas
                                                                            F-16 and C-130/Lockheed Martin

TESTING AND ENGINEERING SERVICES      Aerospace, plastics, medical devices  Space station/NASA
  (7% OF PRO FORMA SALES)                                                   Testing/All major OEMs


------------------
 * All pro forma sales information is for the nine months ended September 30, 1997.
** Not currently sold as a separate product.

     Integrated Subsystems

     Missile Subsystems. The Company's core business is the manufacture and marketing of fully operational and proprietary integrated microwave subsystems for tactical radar guided missiles. In recent years the microwave content of complete missile systems has remained fairly stable at approximately 10% even as microwave subsystems have continued to become more integrated to achieve higher performance. Representative programs for which the Company produces missile subsystems include:

     o AMRAAM. The AMRAAM is an air-to-air missile for which the Company produces the operational signal generator, target detection devices and pilot/missile data link. AMRAAM is a next-generation weapon for fighter aircraft, capable of being launched from beyond visual range, in day or at night and in all weather. The most significant difference between AMRAAM and earlier radar-guided missiles is that earlier missiles homed to the radar emissions sent from the launching aircraft and reflected by the target, whereas AMRAAM has an active radar of its own and can guide itself to the target during the terminal phase of flight. This 'fire-and-forget' radar guidance system allows the pilot to break away immediately after launch, enhancing survivability and acting as a force multiplier by permitting engagement of other targets. AMRAAM is operational with the U.S. military's front-line fighters and has been procured by fourteen countries. To date more than 8,000 AMRAAMs have been produced, and production is expected to continue at 500-1,000 systems per year for the next five to seven years.

       The AMRAAM is currently produced by Hughes and Raytheon. Stellex Microwave has been involved with the AMRAAM since its inception in 1978, when it was invited to become a member of the Hughes AMRAAM development team based on its pioneering development of integrated microwave subsystem technology. Stellex Microwave initially developed and produced two of the AMRAAM's four microwave subsystems for Hughes. In 1985, Stellex Microwave partnered with Hughes on an Air Force-funded value engineering program which resulted in the capture by Stellex Microwave of the remaining two subsystems for Hughes. In 1996 Raytheon, the AMRAAM second source, elected to reduce costs by outsourcing the manufacture of all but one of the AMRAAM's microwave subsystems to Stellex Microwave. Today Stellex Microwave produces more than 90% of the microwave subsystems onboard the AMRAAM.

     o Standard Missile. Standard Missile is a ship-launched missile for which the Company produces the antenna receiver assembly, the rear receiver and the data link. Standard Missile, an all-weather, medium-to long-range missile, is the primary surface-launched, area air-defense weapon for the U.S. Navy and many allied countries, offering protection from airborne threats for an entire fleet area at a range of nearly 80 miles. The next-generation Standard Missile, the SM-2 Block IV, is now entering low-rate initial production, with full production typically running between 200 and 300 units per year.

       Stellex Microwave has been active on the Standard Missile program since the 1970s, when it began supplying the prime contractor with SFMs. When Raytheon was selected as an alternate source for the Block IV version of the Standard Missile in 1986, it chose Stellex Microwave to develop the missile's complex antenna receiver assembly. The prime contractor unsuccessfully attempted to produce this subsystem in-house, and Stellex Microwave is now the sole source supplier of this subsystem.

     o Longbow Hellfire. Longbow Hellfire is an air-to-ground missile for which the Company produces the GaAs MIMIC millimeter wave transmitter. Longbow Hellfire provides an autonomous 'fire-and-forget' capability in adverse-weather and high obscurant environments and features a state-of-the-art tandem shaped-charge warhead, providing highly effective lethality against current and projected reactive tank armors. Longbow Hellfire, the first 'fire-and-forget' missile mounted on a helicopter, is the principal air-to-ground weapon for the Apache helicopter, is qualified on the Kiowa Warrior and Cobra helicopters and is cleared for flight on the Blackhawk helicopter. Longbow Hellfire is entering low-rate production, with over 13,000 U.S. Army units planned.

       Lockheed Martin initially selected TRW, Inc. ('TRW') as vendor for the Longbow Hellfire transmitter assembly, largely based on TRW's GaAs chip manufacturing capability. Based on its ability to manufacture reliably the volumes required by the procurement contract, Stellex Microwave was selected as the new vendor in July 1997 as the program moved to low-rate production. Today, Stellex Microwave is moving into a dominant position as the only qualified vendor for the transmitter subsystem, with a firm backlog of more than $8.8 million as of September 30, 1997. As the program enters full production, the Company anticipates material increases in production rates.

     o Patriot PAC-3. Patriot is the cornerstone of the U.S. Army's integrated air defense system, for which the Company produces the Ka band down converter. The Patriot surface-launched air defense missile system is a long range, all altitude, all weather system which recorded an historic first wartime intercept of a tactical ballistic missile during Operation Desert Storm. The new Patriot Advanced Capability (PAC-3) kinetic energy, high-altitude anti-missile missile has no warhead and uses 'hit-to-kill' technology to destroy incoming advanced aircraft, tactical ballistic missiles and cruise missiles. To date, approximately 9,000 Patriot missiles have been delivered.

       At the outset of the Patriot missile program, the prime contractor initially selected a subsidiary of another major prime contractor as vendor for the Ka band down converter. After this manufacturer failed to produce the converter after a development period of several years, Stellex Microwave, at the invitation of the prime contractor, produced a working prototype in six months. Stellex Microwave is now the sole source supplier of the Ka band converter for the Patriot missile.

     Intelligence Subsystems. The Company builds miniature broadband microwave tuners with high quality phase noise performance to pick up signals that are transmitted with more advanced, high-data modulation techniques. The Company's intelligence subsystems, which feature Stellex Microwave's unique MFM and subsystem manufacturing technologies, employ highly integrated 'snap-together' packaging to create size and weight advantages over competitors. These products are used in intelligence applications requiring sophisticated technology, such as the Joint Airborne SIGINT Architecture program which monitors electronic transmission over a wide range of frequency.

     Multi-Function Modules ('MFMs'). MFMs combine mixers, amplifiers, limiters, switches, and oscillators in a single hermetic package. In their manufacture the Company uses patented packaging technology to optimize its time-to-market and manufacturing cost advantages. Although MFMs are not currently marketed as stand-alone products, the Company integrates multiple MFMs with control circuiting and mechanical interface housings to produce subsystems. In addition, the Company is developing plans to configure MFMs for specific space satellite applications. Management believes that Stellex Microwave's record of high-reliability and first pass qualification testing of its MFM design methodology provides the Company with significant opportunities to satisfy the requirements of its targeted space customers.

  Microwave Devices

     Modular Components. The Company's modular components, produced for a variety of microwave applications, consist primarily of single function mixers, amplifiers and frequency doublers, as well as custom designs, operating in a frequency range from DC to 44 Ghz. These products are built to inventory with published specifications and sell for prices ranging from approximately $20 to several hundred dollars each. Because of the inherent high levels of quality of these products, they are often used for high-reliability and space-qualified applications such as satellites. For these applications, requirements for parts traceability and extensive screening result in superior product quality and reliability, often at a premium price when compared to the standard catalog version of the same part.

     Single Function Modules ('SFMs'). The Company's SFMs consist primarily of connectorized components such as frequency converters, VCOs, YIG devices and microwave amplifiers for use in older applications or where minimized size and weight are not critical. Representative programs for which the Company produces SFMs include:

     o APG-73 Radar System. The APG-73, utilized in the F/A-18 Hornet, is a pulse-doppler radar for which the Company produces the frequency converter used in the radar receiver. The APG-73 is an all-weather search-and-track sensor that uses programmable digital processors to provide the features and flexibility needed for both air-to-air and air-to-surface missions. Doppler radar permits a pilot to identify targets against the ground clutter to intercept low flying targets. The APG-73 radar supports multi-target tracking which enables the launch and support of several AMRAAM missiles simultaneously.

     o AEGIS SPY Radar System. The AEGIS SPY is an automatic detect and track, multi-function phased-array radar system for which the Company produces a frequency converter. This high powered (four megawatt) radar is able to protect an entire aircraft carrier group by performing search, track and missile guidance functions simultaneously with a track capacity of over 100 targets. Its computer-based command and decision interface makes the AEGIS combat system capable of simultaneous operation against a multi-mission threat involving anti-air, anti-surface and anti-submarine warfare. The combat-proven, shock-capable, and reliable SPY missile protection radar is operational aboard all 27 cruisers and 16 destroyers in the U.S. Navy's AEGIS fleet.

  Electronic Equipment

     Electronic equipment combines the Company's microwave devices with operator interface, digital commands and control electronics. Because the devices are typically interconnected using cables, these products are larger in size and weight than those built using modular subsystem technology. These larger products continue to be used for many older systems, especially those based on land and ships. Management believes that over time the Company's electronic equipment products will incorporate more sophisticated MFM and subsystem design technology. Representative programs for which the Company produces electronic equipment include:

     o Microwave Receivers. The W-J8969 2-18 GHz microwave receiver has been selected by several U.S. and international intelligence agencies to monitor both communications and electronic intelligence signals. In production since 1989, this receiver features high sensitivity and low phase distortion.

     o TARTAR. The MK-74 TARTAR, the U.S. Navy's first line of defense against anti-ship cruise missiles, is a fire control system for which the Company produces the mast-mounted phase coherent five-channel receiver assembly. There are over 70 MK-74 systems operational around the world.

  Turbomachinery and Engine Components

     The Company, through Paragon, specializes in sophisticated five-axis machining of turbomachinery components. Paragon's flexible manufacturing operations permit the production of both (i) highly engineered, close tolerance prototype components which are generally manufactured from expensive, exotic alloys and are found in high performance gas turbine engines and liquid fuel rocket engines and (ii) higher volume standard components used in aircraft and industrial power actuation systems and high performance turbine engines. Paragon's turbomachinery components include engine rotors, impellers, stators, valve bodies, actuator housings and intricate blades and vanes used in jet engines. Paragon currently produces eight different part numbers for the TFE-1042 turbofan engine manufactured by AlliedSignal and is the sole source provider of twelve parts for Aerojet's Titan engines. Paragon is also a primary source supplier for Rocketdyne on several projects including six parts for its first stage Delta rocket engine and numerous turbomachinery components for the space shuttle's main engine.

  Structural Aerospace Parts

     The Company, through Bandy, manufactures precision hinges, access doors and panels, specialty machined structural and interior aircraft components, and other custom machined parts. Bandy produces more than 20,000 different hinge designs ranging from one inch to more than 40 feet in length for such applications as aircraft galleys, access, cargo and passenger doors, flaps, racks, ramps, cases, landing gear, seats and lavatories. Bandy's 'special' or 'custom' hinges are used extensively on aircraft, helicopters, jet engine systems, missiles and many other commercial, industrial and military applications ranging from the space shuttle to nuclear submarines. Bandy's door products range in size from two inches up to 36 inches in length and are made for the F-16 airplane, among others, as well as missiles, unmanned aerial vehicles, torpedoes, precision instrument housings and many other applications to provide inspection visibility and servicing access. Bandy's specialty machined components include spars, stringers, support rails, posts and related items for aircraft.

  Testing and Engineering Services

     Stellex Aerospace performs testing and engineering services through SEAL and GIL. SEAL offers a comprehensive range of material defect testing and analysis, utilizing electron microscopy, residual gas analysis and other highly sophisticated processes, on a variety of materials used in the aerospace, plastics, medical device and other industries. In addition, SEAL is actively involved in research and development and general engineering services for new product development, the improvement of existing products and value-added engineering services. SEAL is one of only three engineering companies approved by NASA to conduct destructive physical analysis for the space station and has been actively involved in the testing of space shuttle components, commercial and military satellites and liquid fuel tanks on several NASA rocket booster programs. SEAL provides services through a staff of over 50 employees, which includes experts in the fields of materials and metallurgical science, electronic components, failure analysis, analytical techniques and related sciences.

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

     GIL is a full-service inspection and metal treatment laboratory, specializing in non-destructive testing and inspection of materials and manufactured components using advanced analytical techniques and state-of-the-art equipment. GIL's testing processes, including radiography, ultrasound, liquid and magnetic particle penetrant and pressure testing, assist in determining internal or external flaws, fractures, material containments or manufacturing defects in materials and/or component parts to ensure component quality. GIL, which primarily services the aerospace industry, is one of the leading independent, full-service NDT laboratories in the United States.

TECHNOLOGY

     Microwaves are electromagnetic waves with wavelengths in the centimeter range and frequencies ranging from 300 MHz to 40 Ghz. The high frequency nature of microwaves is preferred in many electronic equipment applications because it permits the design of smaller equipment, provides for high-speed data transmission and accurate positioning information, and operates under all weather conditions. As a result, microwave transmission technology has been used for many years in the defense, space, intelligence and telecommunications markets for various purposes, including missile guidance, identification of targets or other aircraft, navigation, radar, electronic countermeasures and high volume point to point communications.

     A representative example of the application of microwave technology is the microwave assembly subsystem of the AMRAAM. The microwave assembly's function is to generate the microwave signals that are used by the missile's onboard navigation, communications and target location microwave subsystems. The individual components of the microwave assembly which permit it to perform its signal generation function include the oscillators, which create the signals, the amplifiers which set the proper power level, switches for channeling the signals and mixers which are used for frequency conversion. The microwave assembly is typical of a high-performance subsystem, in that it includes many of the typical building blocks for a microwave system. In addition to those found within the microwave assembly, individual components used in a system might include filters, couplers and isolators. These types of components are the building blocks of complex MFMs and subsystems used in a variety of applications.

     Historically, many microwave systems were assembled on a component by component basis. Prime contractors integrated these components with cables, connectors and older packaging techniques. The resulting inefficiencies and reliability issues of this process led to increased integration in certain applications. A fully integrated subsystem refers to a collection of MFMs packaged together on a mechanical mounting structure and integrated with control and power conditioning electronics. Each MFM is a hermetically sealed structure containing a custom substrate base, which is used as a transmission medium, along with active chips such as diodes and transistors. The single integrated subsystem performs all of the functions otherwise performed by up to 20 individual electronic components. The development of integrated subsystems has resulted in microwave systems which, relative to assembled components, provide the OEM with a product which is:

     o Physically smaller and lighter. The elimination of connectors, cables and extraneous packaging allows the size and weight of the system to be significantly reduced.

     o More reliable during operation. Subsystem packaging is better suited for heat dissipation and meeting shock and vibration requirements. In addition, because fewer individual packages and components are used, the number of interconnects and hermetic seals are greatly reduced. Connectors and seals are the source of a large percentage of performance failures in microwave subsystems.

     o Easier for the OEM to test and assemble. Because the system is fully functional when received from the supplier, the OEM only needs to test one system instead of a series of components, and because the system is fully assembled and a single system performs many functions, the OEM only needs to fit it into the application instead of assembling a series of packages with fewer functions.

     o Less expensive. More reliable manufacturing processes produce greater yields, which reduce costs for the manufacturer.

     o More functional. The elimination of cables and connectors directly results in the improvement of key performance parameters such as phase and amplitude stability.

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

     The manufacture of integrated subsystems affords the supplier several advantages when competing for high volume, high performance microwave subsystem supply contracts. Strict adherence to a rigorous set of proven design rules results in faster product development times and greater yields when programs move from the development phase into high volume production. Because this design methodology has been proven in many applications, a high rate of first-pass qualification testing is often achieved. In addition, technologies developed during the design of a particular system are often useful in follow-on applications.

     The level of integration in certain applications, particularly in the space segment of the aerospace industry, remains relatively low. Management believes that the same benefits which led to the integration of microwave products for the guided munitions market are achievable in other commercial markets such as space satellites and certain high-frequency microwave equipment used for telecommunications infrastructures. See '--Markets, Products and Services.'

     Stellex Microwave had company-sponsored research and development expenses of $5.5 million, $4.8 million and $3.5 million for the years ended December 31, 1994, 1995 and 1996, respectively; customer-sponsored research and development at Stellex Microwave was estimated to be approximately $7.6 million, $10.4 million and $8.0 million, respectively, for such periods. Research and development expenses at Stellex Aerospace for such periods were not significant.

MANUFACTURING

  Stellex Microwave

     Stellex Microwave designs, manufactures and tests microwave subsystems and components at its manufacturing facilities located in Palo Alto, California.

Stellex Microwave's integrated subsystem factory consists of a 6,000 square foot modern 'clean room' facility which contains highly automated manufacturing and testing equipment. This facility currently produces 400 complex microwave subsystems per week, employs a flexible manufacturing line process capable of thin-film and solder assembly as well as full microwave testing and data analysis. High reliability and space qualified microwave components are also produced at the Company's Palo Alto facility. In addition, Stellex Microwave utilizes contract manufacturers in the Philippines, Thailand and China for high volume, labor intensive microwave components such as cascadable amplifiers and mixers.

     The subsystem approach to microwave system design seeks improved performance at lower cost by transferring to the microwave supplier the responsibility for the inter-operability of the individual microwave components. Beginning in the mid-1970's, numerous suppliers have claimed this capability. However, the design and manufacture of subsystems has posed several key challenges to suppliers. For example, a broad range of microwave component capabilities is required to address subsystem engineering requirements. Most suppliers lack extensive component expertise, especially in the area of frequency converters. In addition, while many suppliers have solved electrical problems associated with subsystem development and production, few have been effective in addressing mechanical issues such as substrate attachment. Finally, many suppliers have focused on satisfying subsystem functional requirements without adequate attention to manufacturing requirements, leading to a lack of manufacturing standardization, costly design changes and high manufacturing costs.

     Stellex Microwave has successfully addressed many of the problems facing microwave subsystem suppliers. Stellex Microwave has maintained a broad capability of microwave component design. The technology leadership of Stellex Microwave mixers is particularly important, as the components are vital to low-distortion frequency conversion. In addition, Stellex Microwave's Mechanical Design Department has created a uniform packaging methodology that solved mechanical issues and led to high-yield manufacturing. The management of Stellex Microwave enforces the use of this design methodology. All new product designs utilize qualified design techniques and can be manufactured in a highly-automated factory. For example, despite their different geometric shapes and electronic designs, modules for AMRAAM, Standard Missile and Longbow Hellfire are all assembled on the same line, using common processes.

     An example of the successful implementation of the Company's integrated design methodology and advanced manufacturing techniques can be seen in Stellex Microwave's experience in supplying the microwave

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

subsystems for the AMRAAM missile. The AMRAAM missile program began in 1980, with Stellex Microwave working in close technical partnership with Hughes, the primary supplier of the missile to the DoD. Since 1992, the Company has been the sole source supplier to Hughes of four parts for the AMRAAM. Since the inception of the program, Stellex Microwave has been able to integrate various functions into increasingly smaller modules. For example, the missile's radio frequency processor, which was originally comprised of 11 separate modules, is now contained in one fully-integrated subsystem. This one subsystem provides significant benefits to the missile's performance due to its increased functionality, smaller size and greater reliability. Moreover, while increasing functionality, Stellex Microwave has also been able to significantly reduce costs through the use of a variety of proprietary processes. For example, Stellex Microwave has developed a metal injection molding process for the production of microwave subassembly housings used in the AMRAAM microwave subsystem. Housings can require dimensional tolerances of less than a thousandth of an inch and, therefore, constitute one of the largest cost components of the subsystem. Traditionally, the housing had been manufactured by machine cutting, which was expensive and time-consuming. The metal injection molding process has dramatically reduced the cost of manufacturing the housing and shortened production cycles. Raytheon, which is the second source supplier of the AMRAAM and which originally had manufactured the missile's microwave assemblies internally, now outsources most of its microwave requirements for the missile to Stellex Microwave.

     As a result of the Company's integrated design approach and manufacturing capabilities, management believes that Stellex Microwave is well-positioned to participate in the further integration of microwave components and modules both in existing and future programs and in various commercial applications. Further, because the Company's processes have been developed over a number of years and are generally proprietary, management believes that they would be relatively difficult to replicate by competitors.

     Stellex Microwave produces its microwave devices in a separate facility that is configured to support the wide variety of microwave components that it manufactures. It is staffed by experienced manufacturing personnel, many of whom are certified in multiple processes. The factory has been qualified to meet rigorous reliability requirements imposed by the Company's customers and government agencies, including requirements relating to satellite applications. In an effort to increase the profitability of the microwave devices business, the Company intends to increase its use of offshore independent contractors to manufacture and test microwave components. Management believes that the outsourcing of these responsibilities will significantly reduce labor costs and increase production capabilities, without negatively affecting the quality of its products or delivery requirements. In addition, by utilizing multiple sources the Company can be assured of competitive rates and sufficient capacity. For microwave devices that are required to meet high-reliability or space-qualified standards, the Company intends to continue to conduct testing to ensure compliance with these standards at its facilities in the United States.

     In 1996, Stellex Microwave received ISO-9001 certification for its microwave products manufacturing facilities. The Company's offshore independent contractors have also received ISO-9001 certification. ISO-9001 is a standard established by the International Organization for Standardization that provides a methodology by which manufacturers can obtain quality certification. Although this certification is not currently required by any of its customers, the Company believes that it will be beneficial to the acquisition of future business, particularly as the consolidation and outsourcing trends in the defense industry continue. To help ensure the highest product quality and reliability and to maximize control over the complete manufacturing cycle and costs, the Company seeks to achieve vertical integration in the manufacturing process wherever appropriate.

  Stellex Aerospace

     Stellex Aerospace manufactures turbomachinery components for rocket booster engines, precision aircraft hinges, structural and interior aircraft components, access door assemblies, door panels and hinges for special industrial applications. Stellex Aerospace's manufacturing facilities are highly automated and incorporate a variety of quality control systems.

     Paragon manufactures both highly sophisticated, close tolerance prototype components, often machined from expensive metal alloys, as well as higher volume standard components. As a result of the variety of products it manufactures, Paragon's manufacturing operations are flexible and generally adaptable to a variety of applications. It employs advanced machinery, including four and five axis machining centers, multiple spindle

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

high volume production machining centers, wire electrical discharge machining ('EDM') machines and computer numerical control ('CNC') turning centers. Paragon's computerized CNC machines interface with a sophisticated computer-aided-design/computer-aided-manufacturing ('CAD/CAM') network. As a contract manufacturer, Paragon does not typically design or own the products it manufacturers.

     Bandy's manufacturing facility is geared toward high volume, low cost production. Bandy has developed a high level of proprietary equipment and automated manufacturing systems. A substantial portion of its equipment has been redesigned, customized and/or upgraded in recent years to meet exacting manufacturing requirements and to reduce production costs. Bandy combines the use of numerical control equipment, vertical and universal milling machines and custom-designed hinge equipment with other advanced, high production manufacturing methods to produce standard or customized precision hinges and machined parts. Bandy owns all of its own tooling, which historically has given it a competitive advantage in obtaining spare and replacement part business.

     Certain customers of Stellex Aerospace have developed their own design, product performance, manufacturing process and quality standards and require their suppliers, including Stellex Aerospace, to comply with such standards. As a result, Stellex Aerospace has developed and implemented comprehensive quality system policies and procedures which meet or exceed the requirements of its customers. In addition, the Company is currently seeking ISO-9000 certification for Stellex Aerospace's manufacturing facilities. In recognition of its high quality standards, Stellex Aerospace has received numerous quality awards from its customers, including Boeing and McDonnell Douglas, and the highest quality designations from Lockheed Martin, Teledyne and Rohr.

SALES AND MARKETING

     The Company employs distinctly different sales and marketing approaches in each of its businesses, which are tailored to the needs of its customers. The

Company markets its products through its own sales force and a network of independent sales representatives and distributors in the United States and certain foreign countries. The Company's sales managers are responsible for coordinating the efforts of the independent sales representatives and for staying abreast of government and commercial programs in their respective regions. They also keep the Company's engineering, manufacturing and management personnel advised of possible future trends and requirements of customers.

  Stellex Microwave--Tactical Subsystems

     The Company's tactical subsystems are sold to a limited number of prime contractors based on anticipated program funding of identified tactical missile and intelligence systems. Marketing for tactical subsystems relies on extensive direct interaction between Company personnel and their counterparts at prime contractors and government agencies which comprise the tactical missile and intelligence markets. Stellex Microwave uses a team-based sales approach to facilitate close management by Company personnel of relationships at multiple levels of the customer's organization, including management, engineering and purchasing personnel. Trade shows and advertising are oriented to positioning Stellex Microwave as the premier supplier of advanced microwave technology for production volume tactical missiles and intelligence systems.

     Sales of tactical subsystems begin with the identification of tactical missile and intelligence programs that are expected to require medium to high volume production of integrated microwave subassemblies. Stellex Microwave focuses on those programs with a high probability of obtaining production funding as targets for new business. Stellex Microwave avoids contracts for one-of-a-kind products and limited production programs.

     Once a program is identified as a target, Stellex Microwave typically works closely with the customer during the product design and qualification phase. Stellex Microwave also regularly becomes involved after initial product design and development when a customer has encountered pre-production problems. Each program is bid with a price proposal. New programs then enter a developmental phase where Stellex Microwave's subassemblies are developed and tested and then integrated into the missile system for further evaluation and testing. Upon completion of the development phase, Stellex Microwave develops a proposal for the production phase of the program. Existing production programs, such as AMRAAM, frequently move through product update cycles which are rapidly engineered and moved into production.

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

  Stellex Microwave--Microwave Devices

     The Company's microwave devices are sold to a broad range of government agencies and civilian contractors worldwide. Stellex Microwave sells and distributes microwave devices worldwide using an internal sales force, sales representatives and independent distributors. Stellex Microwave typically processes more than 5,000 purchase orders a year from more than 400 different customers. Marketing for microwave devices includes trade shows and advertising focused on positioning Stellex Microwave as the highest quality supplier with the broadest selection of microwave components. The Company uses a 500-page parts catalog which is revised every two years. Catalog sales accounted for a significant portion of the Company's microwave device pro forma sales for the year ended December 31, 1996 and the nine months ended September 30, 1997. In order to capitalize on its reputation developed under the Watkins-Johnson name, pursuant to the terms of the W-J Acquisition, Stellex Microwave will retain the right to sell its products through the 1997-98 device catalog produced by Watkins-Johnson and will also have the right to identify its products as 'formerly made by Watkins-Johnson' until the expiration of the 1999-2000 catalog.

  Stellex Aerospace

     The Company believes that Paragon is one of only five companies in the United States with the expertise to compete for and produce highly sophisticated, close tolerance prototype component parts. As a result of recent marketing efforts to broaden its customer base, Paragon now has approximately 20 active prototype customers. Although prototype work is normally associated with short-term, low-volume work, Paragon is often able to secure a preferred position for future production requirements by establishing a strong relationship with the customer during the early prototype development stage. Paragon intends to maximize these opportunities to become a competitive and cost-effective producer of longer-term, higher-volume orders.

     Bandy's sales effort was recently reorganized into a dedicated, single-contact sales representative system. Previously, Bandy operated a pool system whereby a customer's call to place an order or obtain information was referred to the first available salesperson. The new system provides Bandy's sales representatives with the opportunity to become more familiar with the special and unique requirements of their particular accounts as well as ensure that orders are properly processed and schedules maintained. Additional benefits of the new system include a more even distribution of salesperson workload as well as a reduction in the time required to process orders and respond to requests. Bandy employs four persons in-house to answer sales questions and process orders and uses outside sales agents to serve its international customers.

CUSTOMERS


     The Company's customers include many of the world's largest defense contractors, aircraft OEMs and aircraft component manufacturers. The Company's largest customers in 1996 based on sales were Hughes and Raytheon, which together accounted for approximately 34% of the Company's total pro forma sales. In December 1997, Raytheon completed its acquisition of the defense business of Hughes. See 'Risk Factors--Dependence on Certain Customers.'


     The vast majority of the Company's tactical subsystem sales, which accounted for 39% of the Company's total pro forma sales in 1996, are derived from contracts with a limited number of tactical missile and intelligence/reconnaissance prime contractors, such as Raytheon, Hughes, Litton, Lockheed Martin, Rockwell-Boeing and TRW. Microwave component sales, which accounted for approximately 40% of the Company's total pro forma sales in 1996, are made to a broad range of government agencies and civilian contractors. Stellex Aerospace, whose sales accounted for approximately 21% of the Company's total pro forma sales in 1996, sells primarily to aircraft OEMs, aircraft and rocket engine manufacturers and government agencies. In 1996, approximately 62% of the Company's pro forma sales were to government agencies and their prime contractors. Such sales are subject to unique conditions and terms. See 'Risk Factors--Uncertainty Associated with Government Contracts.'

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

COMPETITION

  Stellex Microwave

     The markets for Stellex Microwave's microwave subsystems are characterized by rapid technological change, new product development, product obsolescence and evolving industry standards. In addition, as a result of significant development costs associated with integration techniques and designs, these markets have significant barriers to entry. Management believes that competition within the microwave subsystem market is driven primarily by the ability to design and deliver high performance and price competitive products in sufficient quantities in a timely manner. Competition is also affected by the quality of technical support and the ability to design customized products that address each customer's particular requirements. Stellex Microwave faces competition in the subsystems markets in which it competes from independent microwave equipment manufacturers which have integration capabilities, but management believes that its primary competition is from in-house manufacturing operations of OEMs and prime contractors, many of whom are customers of the Company. Management believes that Stellex Microwave's proprietary materials and manufacturing techniques allow it to produce highly sophisticated, cost-effective and reliable microwave subsystems that are not easily replicated. However, Stellex Microwave's future success is dependent upon the extent to which OEMs and prime contractors, many of which have greater financial and technical resources than the Company, elect to purchase from outside sources rather than manufacture and integrate their own subsystems, MFMs and components. See 'Risk Factors--Competition.'

  Stellex Aerospace

     The narrowly defined niche markets within the aircraft industry served by Stellex Aerospace are relatively fragmented, with few competitors for each of the products provided by Stellex Aerospace. In the markets for the spacecraft and prototype components which it produces, Paragon's competition is generally limited to only two or three companies, due primarily to high entry costs and significant technical requirements. In the markets for engine airfoil components and power actuation components, Paragon faces numerous competitors including, in many cases, the in-house manufacturing operations of its customers. In addition, as airfoils represent a substantial cost component of aerospace engines, customers are increasingly focused on reducing costs and increasing competition. Paragon's major customers are intensely price competitive with each other, and this price competition increases their incentives to reduce costs from their suppliers.


     Bandy faces competition in its hinge market business from a limited number of international independent manufacturers and the in-house operations of aircraft OEMs. Bandy also competes with small machine shops for specialty machined components. As a result of recent economic and structural contraction in the commercial and military hinge markets, the number of direct machine shops dedicated to the production of hinges has been significantly reduced. The Company believes that the key competitive factors in this changed market include not only product quality and machining tolerance requirements, but also customer relationships established over many years. The Company believes that Bandy's reputation for high quality products and superior manufacturing capabilities have made it the market share leader of the worldwide aircraft hinge market.

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

PROPERTIES

     The Company and its subsidiaries have an aggregate of six principal operating facilities, all of which are located in California. Stellex Microwave's facility is leased under a sub-lease from Watkins-Johnson entered into in connection with the W-J Acquisition. Stellex Aerospace has five facilities located in southern California. The following table sets forth certain information relating to the Company's principal operating facilities.

                                                                                SQUARE
         LOCATION                               DESCRIPTION                     FOOTAGE         OWNED/LEASED
---------------------------  -------------------------------------------------  -------   ------------------------
Palo Alto, California        Stellex Microwave's manufacturing, engineering     120,000            Leased
                             and testing facility and office

Woodland Hills, California   Stellex Aerospace's office                           1,475            Leased

Valencia, California         Paragon's manufacturing facility, machine shop      54,000            Owned
                             and warehouse

Burbank, California          Bandy's manufacturing facility, warehouse and       48,000            Leased
                             office

El Segundo, California       SEAL's laboratory, testing facility and office      20,600            Leased

Cudahy, California           GIL's laboratory, testing facility and office       32,400            Leased

     The Company believes that its properties are adequate to support its operations for the foreseeable future. In connection with the W-J Acquisition, Stellex Microwave entered into a sub-lease with Watkins-Johnson for its facility in Palo Alto, California. Upon the termination of such sub-lease in October, 2000, Stellex Microwave will be required to relocate. The Company is in the process of reviewing alternate sites for Stellex Microwave, and intends to minimize any disruption caused by such relocation. All of the Company's other leases, other than the lease relating to the Woodland Hills facility, which is month-to-month, have remaining terms generally ranging from one to six years. Substantially all of such leases contain renewal options pursuant to which the Company may extend the lease terms in increments of five to ten years. The Company does not anticipate any difficulties in renewing any of these leases as they expire.

EMPLOYEES

     As of September 30, 1997, the Company employed approximately 825 persons. Virtually all of the Company's employees reside in the United States and none are covered by collective bargaining agreements. The Company considers its relations with its employees to be good.

GOVERNMENT CONTRACTS AND REGULATION

     A substantial portion of the Company's sales result from contracts with the U.S. government and its prime contractors. These contracts are generally cost-reimbursement or fixed-price type contracts. Cost-reimbursement type contracts provide for the payment of actual allowable costs, plus a fee. Under fixed-price type contracts, the contractor benefits from or shares in cost savings but generally bears or shares the risk of cost overruns. Cost-reimbursement type contracts are normally priced to realize lower margins than fixed-price type contracts. For the year ended December 31, 1996, approximately 6.3% of the Company's pro forma sales were derived from cost-reimbursement contracts. A significant portion of the balance of the Company's pro forma sales for the year ended December 31, 1996 were derived from fixed-price type contracts.

     Contracts with the U.S. government and its prime contractors contain standard provisions for termination at the convenience of the U.S. government or such prime contractor, pursuant to which the Company is generally entitled to recover costs incurred, settlement expenses and profit on work completed prior to termination. Contracts with the U.S. government do not provide for renegotiation of profits.

     Companies supplying products and services directly or indirectly to the U.S. government are subject to other risks such as contract suspensions, changes in policies or regulations and availability of funds. Any of these factors could adversely affect the Company's business with the U.S. government in the future. See 'Risk Factors--Uncertainty Associated with Government Contracts.'

     All of the Company's operations are subject to compliance with regulatory requirements of federal, state and municipal authorities, including regulations concerning employment obligations and affirmative action, workplace safety and protection of the environment. While compliance with applicable regulations has not adversely affected the Company's operations in the past, there can be no assurance that the Company will continue to be in compliance in the future or that these regulations will not change. See 'Risk Factors--Environmental

Matters,' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Environmental Matters.'

     In particular, the Company must comply with detailed government procurement and contracting regulations and with United States government security regulations, certain of which carry substantial penalty provisions for nonperformance or misrepresentation in the course of negotiations. Failure of the Company to comply with its government procurement, contracting or security obligations could result in penalties or suspension of the Company from government contracting, which could have a material adverse effect on the Company's financial position and results of operations.

     The Company is required to maintain a United States government facility clearance at certain of its locations. This clearance could be suspended or revoked if the Company were found not to be in compliance with applicable security regulations. Any such revocation or suspension would delay the Company's delivery of its products to customers. Although the Company has adopted policies directed at ensuring its compliance with applicable regulations, there can be no assurance that the approved status of the Company facilities will continue without interruption. United States government regulations require a license for the export of advanced weapons systems. Changes in United States government policies towards the export of these systems may impact the Company's international business.

SALES TO FOREIGN CUSTOMERS

     For the year ended December 31, 1996, approximately $18.0 million, or 16%, of the pro forma sales of the Company were attributable to sales where the end-user was a foreign customer. The principal customers are governments of those countries in Western Europe, the Middle East and the Pacific Rim region which are generally deemed to be friendly to the government of the United States and to have relatively stable governments. A substantial portion of the Company's sales where the end-user is a foreign government involve weapon and intelligence systems. These sales are generally subject to U.S. government regulation and licensing. A change in U.S. government policy toward foreign governments with whom the Company, directly or indirectly, conducts business could affect the Company's sales. Although the loss of all of the Company's foreign business could have a materially adverse impact on the Company's results of operations and financial condition, it is management's opinion that this risk is remote and that the loss of any single contract involving a foreign government would not be material.

SOURCES AND AVAILABILITY OF RAW MATERIALS

     The Company's manufacturing operations require a wide variety of electronic and mechanical components for which the Company has multiple commercial sources. The Company's manufacturing operations also require raw materials which are purchased in the open market and are normally available from a number of suppliers. The Company has not experienced any significant delays in obtaining timely deliveries of essential materials.

SUPPLY CONTRACTS

     In connection with the W-J Acquisition, the Company and Watkins-Johnson entered into a Gallium Arsenide and Thin Film Supply and Services Agreement (the 'GaAs Agreement'). Stellex Microwave depends on a steady supply of gallium arsenide and thin film parts. These parts, and the technology associated with these parts, are used in the manufacture of microwave subsystems and modules for a variety of applications, including virtually every integrated subsystem manufactured by Stellex Microwave. A gallium arsenide part is a wafer, die or dice comprising one or more layers of gallium arsenide, on which is implemented one or more transistors or diodes. A thin-film part is a part component, interconnect, wafer, substrate, die or dice comprising one or more layers of thin-film material such as tantalum nitride or gold deposited on a ceramic.

     In the GaAs Agreement, Watkins-Johnson agreed to sell, and the Company agreed to buy, parts manufactured in Watkins-Johnson's gallium arsenide and thin film fabrication facility (the 'GaAs Facility').

The GaAs Agreement will expire on December 31, 2000, unless earlier terminated by the Company on one year's notice by the Company.

     Under the GaAs Agreement, prices for parts are guaranteed through January 1, 1999. Thereafter, prices may be adjusted by no more than 10 percent. The Company must also pay certain research and development and process costs associated with the maintenance of the GaAs Facility. The Company must make quarterly payments for research and developmment totalling at least $800,000 in 1998, $400,000 in 1999, and $300,000 in 2000. The share of process costs is determined by a formula that measures the Company's use of the GaAs Facility. For 1998, the Company will pay at least $2.2 million in process costs. For each six month period thereafter, the Company's share will be recalculated based on actual usage rates, but the Company's share of process costs will not change by more than 10 percent from the Company's share six months before the recalculation. For 1998, the Company's total payments for parts, research and development, and process costs must equal at least $5.8 million.

     In connection with the W-J Acquisition, Watkins-Johnson transferred to the Company a Metal Injection Molding, Glass Seal and Hybrid Assembly facility (the 'MIM Facility'). The Company agreed to supply Watkins-Johnson with products and services from the MIM Facility at prices specified in a supply agreement. This supply agreement will run until December 31, 2000, unless earlier terminated on one year's notice by Watkins-Johnson.

INTELLECTUAL PROPERTY

     The Company owns patents on packaging and substrate materials, manufacturing processes and other microwave technology which are significant in the performance of its integrated microwave subsystems. The Company's significant patents have terms expiring from 2000 to 2014. In addition, the Company is a party to patent and other intellectual property licensing agreements with various parties, including Watkins-Johnson.

     In addition to the Company's patented and licensed technology, management believes that the Company's research, development and engineering skills, as well as its scientific and technical know-how, are instrumental to the Company's business. The U.S. government typically receives royalty-free licenses on inventions arising from government contracts, with each contractor retaining all commercial rights with respect to such inventions.

     In connection with the W-J Acquisition, the Company entered into a patent cross license with Watkins-Johnson whereby patents transferred in connection with the W-J Acquisition are licensed, on a royalty-free basis, to Watkins-Johnson. In addition, pursuant to this cross license, Watkins-Johnson licenses the patents it retains, other than specifically excluded patents, on a royalty-free basis to the Company. Watkins-Johnson does not have license rights relating to the Company's patents for microwave devices and electronic equipment for the defense and space industries. The Company is not licensed to Watkins-Johnson's patents to manufacture gallium arsenide parts for third parties.

     Intellectual property rights, including trade secrets and know how, associated with the business of Stellex Microwave, were transferred or licensed to the Company in connection with the consummation of the W-J Acquisition. These intellectual property rights include the rights associated with gallium arsenide and thin film parts and the MIM Facility.

     Stellex Microwave is party to approximately 95 separate nondisclosure agreements. Each of these agreements was entered into to restrict or prohibit the disclosure of proprietary information shared with Stellex Microwave by other companies in connection with certain proposed business relationships.

LEGAL PROCEEDINGS

     The Company is involved in lawsuits and is subject to certain contingencies incidental to its business. While the ultimate results of these matters cannot be predicated with certainty, management does not expect them to have a material adverse effect on the consolidated financial position or results of operations of the Company.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The following table sets forth information with respect to the directors, executive officers and other key employees of the Company. All directors and officers of the Company hold office until the annual meeting of stockholders next following their election, or until their successors are elected and qualified.

NAME                                                    AGE                         POSITION
-----------------------------------------------------   ---   -----------------------------------------------------

Richard L. Kramer....................................   48    Chairman of the Board of Directors and Director of
                                                                Stellex Industries, Inc.

William L. Remley....................................   47    Vice Chairman, President, Chief Executive Officer,
                                                                Treasurer and Director of Stellex Industries, Inc.

P. Roger Byer........................................   52    Chief Financial Officer of Stellex Industries, Inc.

Keith D. Gilbert.....................................   55    President and Chief Executive Officer of Stellex
                                                                Microwave Systems, Inc.

Bradley C. Call......................................   54    President and Chief Executive Officer of Stellex
                                                                Aerospace

Timothy L. Boland....................................   59    Vice President, Tactical Subsystems of Stellex
                                                                Microwave Systems, Inc.

John L. Martin.......................................   58    Vice President, Microwave Devices of Stellex
                                                                Microwave Systems, Inc.

Kevin R. Hunter......................................   37    Vice President, Systems Engineering of Stellex
                                                                Microwave Systems, Inc.

Eric F. Richardson...................................   36    Vice President, Design Engineering of Stellex
                                                                Microwave Systems, Inc.

Julius E. Hodge......................................   46    Chief Financial Officer of Stellex Aerospace

Lawrence R. Smith....................................   52    President of Paragon Precision Products

John Barriatua.......................................   62    President of General Inspection Laboratories, Inc.

Roland H. Marti......................................   52    President of Scanning Electron Analysis Laboratories,
                                                                Inc.
Thomas B. Fulton.....................................   49    President of Bandy Machining International

------------------

     Richard L. Kramer became the Chairman of the Board of Directors and a director of the Company in September 1997, shortly after its formation. Mr. Kramer is also Chairman and a director of Mentmore Holdings Corporation, Texfi Industries Inc., a textile and apparel manufacturing firm, CPT Holdings. Inc., a manufacturer of specialty structural steel profiles, Weldotron Corporation, a packaging equipment manufacturer, Orion Acquisition Corp. II, an investment company, MC Equities, Inc., an insurance holding company, Precise Technology, Inc., a full-service, custom injection molder of precision plastic products, and Republic Properties Corporation. Mr. Kramer is a director of J&L Structural, Inc., Precise Holding Corporation, Trinity Investment Corp. and Sunderland Industrial Holdings Corporation.

     William L. Remley became the Vice Chairman, Chief Executive Officer and a director of the Company in September 1997, shortly after its formation. Mr. Remley is also President, Chief Executive Officer and a director of Mentmore

Holdings Corporation and Weldotron Corporation, Vice-Chairman, Chief Executive Officer and a director of Texfi Industries Inc., President and a director of CPT Holdings Inc., Orion Acquisition Corp. II and MC Equities, Inc. and Vice Chairman, Treasurer and a director of Precise Technology, Inc., a full-service, custom injection molder of precision plastic products. Mr. Remley is a director of J&L Structural, Inc., Republic Properties Corporation, Precise Holding Corporation, Trinity Investment Corp. and Sunderland Industrial Holdings Corporation.

     P. Roger Byer became the Chief Financial Officer of the Company in September 1997, shortly after its formation. Prior to joining the Company, Mr. Byer was employed by General Aquatics Corporation, and its predecessor, KDI Corporation, as Chief Financial Officer from June 1986 until May 1997. Mr. Byer is also Chief Operating Officer of Mentmore Holdings Corporation.

     Keith D. Gilbert became the President and Chief Executive Officer of Stellex Microwave in October 1997 upon consummation of the W-J Acquisition. Prior to joining Stellex Microwave, Mr. Gilbert held the positions of Executive Vice President of Watkins-Johnson from November 1995 and acting President of TSMD from April 1997, respectively, until the consummation of the W-J Acquisition. Prior to this time, Mr. Gilbert was employed by Watkins-Johnson for 31 years in a variety of positions, including President of the Electronics Group from March 1993 until February 1995 and Vice President of the Defense Group from 1990 until March 1993. Mr. Gilbert currently provides consulting services to Watkins-Johnson.

     Bradley C. Call became the President, Chief Executive Officer of Stellex Aerospace in July 1997. Prior to joining Stellex Aerospace, Mr. Call was employed by Kleinert as Chairman, President and Chief Executive Officer from September 1988 until the consummation of the Kleinert Acquisition in July 1997. Mr. Call has also held the position of President of Bandy from January 1994 until November 1997. Mr. Call is a director of Unihealth Pacificare Health Systems.

     Timothy L. Boland became the Vice President, Tactical Subsystems of Stellex Microwave in October 1997 upon consummation of the W-J Acquisition. Prior to joining Stellex Microwave, Mr. Boland held the position of Vice President, Tactical Subsystems Sector of Watkins-Johnson from October 1993 until the consummation of the W-J Acquisition. Prior to this time, Mr. Boland was employed by Hughes Aircraft Company for 24 years in a variety of positions, including Manager of AMRAAM Advanced Programs from January 1990 until October 1993.

     John L. Martin became the Vice President, Microwave Devices of Stellex Microwave in October 1997 upon consummation of the W-J Acquisition. Prior to joining Stellex Microwave, Mr. Martin had been employed by Watkins-Johnson as Vice President, Microwave Devices Sector and Acting Sales Director from October 1996 and June 1997, respectively, until the consummation of the W-J Acquisition. In addition, Mr. Martin had been employed by Watkins-Johnson as Manager of Product Assurance, Manager of Safety and Security and Department Manager of the Integrated Assemblies Department from January 1992 until the consummation of the

W-J Acquisition.

     Kevin R. Hunter became the Vice President, Systems Engineering of Stellex Microwave in October 1997 upon consummation of the W-J Acquisition. Prior to joining Stellex Microwave, Mr. Hunter held the position of Director, Tactical Subsystems Engineering of Watkins-Johnson from July 1997 until the consummation of the W-J Acquisition. Prior to this time, Mr. Hunter was employed by Watkins-Johnson in a variety of positions, including Manager of the Tactical Engineering Department from March 1995 until July 1997, Section Head of the Subsystems Design Section from September 1993 until March 1995, Head of Missile Subsystems Design from January 1993 until September 1993, and Head of Product Development from March 1992 until January 1993.

     Eric F. Richardson became the Vice President, Design Engineering of Stellex Microwave in October 1997 upon consummation of the W-J Acquisition. Prior to joining Stellex Microwave, Mr. Richardson held the position of Director, Engineering of Watkins-Johnson from September 1995 until the consummation of the W-J Acquisition. Prior to this time, Mr. Richardson was employed by Watkins-Johnson in a variety of positions, including Manager of the Mechanical Engineering Department from March 1992 until September 1995.

     Julius E. Hodge became the Chief Financial Officer of Stellex Aerospace in July 1997. Prior to joining Stellex Aerospace, Mr. Hodge was employed by Kleinert as Chief Financial Officer from May 1989 until the consummation of the Kleinert Acquisition in July 1997.

     Lawrence R. Smith has held the position of President of Paragon since November 1990. Prior to this time, Mr. Smith was employed by Rogerson Kratos, Inc. as President from April 1985 until June 1990.

     John Barriatua has held the position of President of GIL since June 1985. Prior to this time, Mr. Barriatua was employed by GIL for 26 years in a variety of positions.

     Roland H. Marti has held the position of President of SEAL since February 1989. Prior to this time, Mr. Marti was employed by Kevex Instruments as Director of Sales from 1984 until 1989, Director, Western Area for Princeton Gamma-Tech from 1983 until 1984 and Worldwide Sales Manager for Bausch & Lomb from 1980 until 1983.

     Thomas B. Fulton has held the position of President of Bandy since November 1997. Prior to joining Bandy, Mr. Fulton was employed by Kaiser Compositek as President from April 1995 until November 1997. Prior to this time, Mr. Fulton was employed by Kade Composites as President from July 1986 until April 1997.

DIRECTORS

     Messrs. Kramer and Remley are non-employee directors of Stellex and do not receive compensation for acting in such capacity other than reimbursement for out-of-pocket expenses incurred to attend meetings of the Board of Directors and visit the Company's offices or other locations on behalf of the Company for any special purpose. Messrs. Kramer and Remley are the sole executive officers and directors of Mentmore Holdings Corporation, which provides management services to the Company. See 'Certain Transactions--Management Agreement with Mentmore.'


EXECUTIVE COMPENSATION



     The following table sets forth the compensation paid by the Company's predecessor and/or Watkins-Johnson to (i) the Company's current Chief Executive Officer and (ii) each of the individuals currently serving as executive officers of the Company whose annual compensation exceeded $100,000 in 1996.



                           SUMMARY COMPENSATION TABLE



                                                                             ANNUAL COMPENSATION
                                                                      ---------------------------------
                                                                                           OTHER ANNUAL     ALL OTHER
NAME AND                                                              SALARY     BONUS     COMPENSATION    COMPENSATION
PRINCIPAL POSITION                                            YEAR      ($)       ($)          ($)             ($)
-----------------------------------------------------------   ----    -------    ------    ------------    ------------
William L. Remley,
  Chief Executive
  Officer of Stellex.......................................   1996          0         0          0                 0

Keith D. Gilbert,
  President and Chief
  Executive Officer of
  Stellex Microwave (a)....................................   1996    209,150    12,732          0            17,156(c)

Bradley C. Call,
  President and Chief
  Executive Officer of
  Stellex Aerospace (b)....................................   1996    217,530    66,680          0                 0


------------------

(a) Mr. Gilbert was employed during 1996 as Executive Vice President of Watkins-Johnson and acting President of TSMD, and the compensation presented relates to such employment. For information regarding Mr. Gilbert's future compensation as President and Chief Executive Officer of Stellex Microwave, see 'Management--Employment and Other Agreements.'




(b) Mr. Call was employed during 1996 as Chairman, President and Chief Executive Officer of Kleinert (predecessor to Stellex), and the compensation presented relates to such employment.



(c) Consists of a 401(k) matching contribution of $4,500, an employee stock ownership plan contribution of $1,500 and an unvested, deferred management incentive bonus plan award of $11,156.



EMPLOYEE BENEFIT ARRANGEMENTS


     The Company has retained the firm of McDaniel & Associates, an employee benefit consulting firm, to advise it in structuring an appropriate employee compensation program for the officers and employees of Stellex Microwave and Stellex Aerospace. The Company anticipates adopting a formal program in the near future. In addition, the Company will seek to enter into employment agreements with certain of its executive officers and key employees. The Company expects that the terms of such employment agreements, as well as the terms of the overall compensation program adopted by the Board of Directors of Stellex, will be comparable to the compensation packages offered to officers and employees of the Company under prior ownership and will be competitive with compensation programs offered by other companies in the Company's industry.


     Pursuant to the Stellex Aerospace Investor Agreement (as defined), certain Management Members (as defined) were granted stock appreciation rights ('SARs') by KII Holding. A portion of the SARs vest over a five year period. The vesting of the remaining SARs is generally conditioned upon Stellex Aerospace meeting certain targeted levels of annual and cumulative EBITDA (as defined therein) over a five year period. See 'Certain Transactions--The Kleinert Acquisition.'

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's compensation policies are determined and executive officer compensation decisions are made by the Board of Directors of Stellex.


EMPLOYMENT AND OTHER AGREEMENTS



     Stellex Microwave is a party to an employment agreement with Keith D. Gilbert, President and Chief Executive Officer of Stellex Microwave. Mr.

Gilbert's employment agreement commenced as of November 1, 1997 and will expire on December 31, 2000, unless sooner terminated. Under such agreement, Mr. Gilbert receives a base salary of $250,000 per annum, subject to annual increases at the discretion of Stellex Microwave's board of directors. Beginning with Stellex Microwave's fiscal year 1998, Mr. Gilbert will also be entitled to receive an annual incentive bonus of up to 75% of his base salary based upon Stellex Microwave's attainment of certain targeted levels of annual EBITDA (as defined in his agreement). Under the terms of his employment agreement, Mr. Gilbert is eligible to participate in all incentive, deferred compensation, savings and retirement, welfare benefit and fringe benefit plans, practices, policies and programs to the extent applicable generally to other peer executives of Stellex Microwave. In addition, Mr. Gilbert is entitled to four weeks paid vacation per year and reimbursement for all reasonable expenses incurred by him in the discharge of his duties.



     Mr. Gilbert's employment agreement may be terminated by Stellex Microwave at any time, with or without cause, upon 120 days' written notice, and upon his death or disability. In the event Mr. Gilbert's employment agreement is terminated for cause or Mr. Gilbert terminates his own employment, Stellex Microwave will pay Mr. Gilbert his base salary through the date of termination to the extent not theretofore paid plus any compensation previously deferred by him (the 'Accrued Obligations'). In the event of Mr. Gilbert's death or disability, Stellex Microwave will pay Mr. Gilbert, or his estate, as the case may be, the Accrued Obligations plus any amounts due pursuant to the terms of any applicable welfare benefit plans. In the event Mr. Gilbert's employment agreement is terminated other than for cause or death or disability, Stellex Microwave will pay Mr. Gilbert the Accrued Obligations plus his base salary for the lesser of the remainder of the term of his employment agreement or one year. For a period of two years following the termination of his employment, Mr. Gilbert will be subject to provisions prohibiting his employment with certain significant employees of Stellex Microwave and solicitation of such employees or Stellex Microwave's customers. Mr. Gilbert's employment agreement also contains provisions relating to non-disclosure of Stellex Microwave's proprietary information and the assignment to Stellex Microwave of ownership of certain intellectual property conceived by Mr Gilbert during his employment.


RETENTION PLANS

     In anticipation of the divestiture of its tactical subsystems and microwave devices business units, Watkins-Johnson implemented an enhanced profit sharing program designed to foster retention of employees of the business pending and following the W-J Acquisition. This program provides for the doubling of benefits payable under Watkins-Johnson's pre-existing profit sharing bonus plan to all employees of the business who remain employed by Watkins-Johnson or are employed by Stellex Microwave at the end of 1997 (the additional bonus amounts being payable in March of 1998). Watkins-Johnson has estimated that the total amount that will be payable to employees under this plan is approximately $800,000.

     Certain key employees of the business are also eligible for additional individual retention bonuses, some of which are fixed dollar amounts and others of which are based on the financial results of the business during 1997. Watkins-Johnson has estimated that the total amount that will be payable to these employees under these plans is approximately $1.5 million.

     Pursuant to the W-J Stock Purchase Agreement, Stellex Microwave agreed to assume Watkins-Johnson's obligation to make retention payments to employees of the business and deposited into an escrow account an amount projected to be sufficient to defray the costs of all such payments and related payroll taxes and such amount was credited against the purchase price paid at the closing of the W-J Acquisition.

EMPLOYEE LOANS


     Stellex Microwave is the holder of a promissory note made by Timothy L. Boland, Stellex Microwave's Vice President, Tactical Subsystems, which was in the original principal amount of $100,000 (of which $58,654 has been forgiven and $41,346 remains outstanding). This note was made in connection with loans for relocation assistance.

                              CERTAIN TRANSACTIONS

THE W-J ACQUISITION

     On August 29, 1997, a wholly owned subsidiary of Stellex, TSMD Acquisition Corp. (the 'Buyer'), entered into a Stock Purchase Agreement (the 'W-J Stock Purchase Agreement') with Watkins-Johnson and W-J TSMD Inc. ('W-J TSMD'), pursuant to which Watkins-Johnson agreed to contribute certain assets and liabilities relating to its tactical subsystems and microwave devices businesses (collectively the 'Business') to W-J TSMD, and the Buyer agreed to purchase all of the issued and outstanding capital stock of W-J TSMD (the 'Stellex Microwave Stock') for a net purchase price of approximately $82.2 million (after giving effect to estimated purchase price adjustments). The closing of the W-J Acquisition occurred on October 31, 1997 concurrently with the consummation of the Initial Offering. In connection with the consummation of the W-J Acquisition, the corporate name of W-J TSMD was changed to Stellex Microwave Systems, Inc.

     The W-J Stock Purchase Agreement contains representations and warranties typical of agreements of like nature, including, without limitation, those relating to corporate organization and capitalization, the valid authorization, execution, delivery and enforceability of all transaction documents, the financial statements, the absence of material adverse changes in the Business, the absence of material undisclosed liabilities, tax matters, material contracts, the quality and title of the property comprising the Business, litigation and employee matters, governmental authorizations, licenses and permits, insurance, compliance with laws, employee benefit plans, customers and suppliers, compliance with environmental and other laws, and compliance with the terms of government contracts. Generally, the representations and warranties of

Watkins-Johnson expire on the second anniversary of the closing date except that
(i) those relating to the corporate organization and capitalization of Stellex Microwave, title to the Stellex Microwave Stock and its assets and the absence of brokers remain in full force and effect indefinitely, (ii) those concerning environmental matters generally survive until the tenth anniversary of the closing date, (iii) certain representations regarding the good repair and adequacy of the material tangible properties of the Business terminate on the date which is six months following the closing date, (iv) certain representations and warranties regarding the merchantability and quality of inventory included in the Business terminate upon the final determination of the Adjustment Amount (as defined in the W-J Stock Purchase Agreement) and (v) those relating to tax matters generally survive until the expiration of the applicable statute of limitations.

     Pursuant to the W-J Stock Purchase Agreement, Watkins-Johnson agreed to indemnify the Buyer and Stellex Microwave for all liabilities and other losses arising from, among other things, any breach of its representations, warranties or covenants contained in the W-J Stock Purchase Agreement, the Excluded Liabilities (as defined in the W-J Stock Purchase Agreement), third party claims or demands regarding conduct of the Business prior to the closing date, violations of law that occur prior to the closing date and certain environmental conditions. The Buyer agreed to indemnify Watkins-Johnson for all liabilities and other losses arising from, among other things, any breach of its representations, warranties or covenants contained in the W-J Stock Purchase Agreement, the Assumed Obligations (as defined in the W-J Stock Purchase Agreement), third party claims or demands regarding conduct of the Business following the closing date and violations of law that occur after the closing date. With certain exceptions, neither Watkins-Johnson nor the Buyer is required to indemnify any other person for breaches of certain representations and warranties unless the aggregate of all amounts for which indemnity would otherwise be payable exceeds $500,000 and, in such event, the indemnifying party will be responsible only for the amount in excess of $500,000. In addition, the indemnification obligations for breaches of representations and warranties of each of Watkins-Johnson and the Buyer are generally limited to a maximum of $20 million, except that there is no limit on Watkins-Johnson's obligations with respect to breaches of certain representations and warranties, including those relating to the corporate organization and capitalization of Stellex Microwave, certain tax matters, title to the Stellex Microwave Stock and its assets, the absence brokers and certain environmental matters. There is also no limit on indemnification by Watkins-Johnson for specified pending claims and litigation.

     The W-J Stock Purchase Agreement also contains non-competition and non-solicitation agreements binding on Watkins-Johnson, the Buyer and Stellex Microwave. Watkins-Johnson, on behalf of itself and its Affiliates (as defined in the W-J Stock Purchase Agreement), agreed for a period of four years after the date of such agreement that it will not, directly or indirectly participate in the ownership, management or control of, or the financing of, or be employed by, or consult for or otherwise render services to, or allow its name or reputation to be used in or by any other present or future business enterprise in the defense or space industries or that otherwise compete with the Business or its products in each state of the United States and in each foreign jurisdiction in which the

Business is conducted or its products are sold as of the closing date; provided that the foregoing provision expressly does not apply to certain intelligence systems manufactured by Watkins-Johnson that are designed to monitor or intercept communication signals, products for the telecommunications market currently manufactured or in development by Watkins-Johnson and Watkins-Johnson's ability to act as an outside GaAs foundry for third parties. In addition, Watkins-Johnson generally agreed to refrain from soliciting employees of Stellex Microwave for a period of four years from the closing date.

     Similarly, the Buyer, on behalf of itself and its Affiliates, agreed for a period of four years after the date of the W-J Stock Purchase Agreement that it will not (i) manufacture Gallium Arsenide parts for third parties, (ii) disclose to third parties confidential process and design rule information related to the manufacture of Gallium Arsenide parts except as necessary for the manufacture of parts solely for the Buyer and its Affiliates and (iii) manufacture for the telecommunications market products that duplicate, in whole or with minor modifications, the proprietary designs of products currently manufactured or in development by Watkins-Johnson, including, without limitation, cellular and PCS base station subsystems, wireless local loop customer premise equipment, repeater subsystems for point to multi-point and medium power amplifiers. In addition, the Buyer and Stellex Microwave generally agreed to refrain from soliciting employees of Watkins-Johnson for a period of four years from the closing date.

     In connection with the W-J Acquisition, Watkins-Johnson and the Company entered into a variety of ancillary agreements to accommodate the separation of the Business from the businesses retained by Watkins-Johnson. Stellex Microwave entered into a sub-lease with Watkins-Johnson for the facilities currently used by the Business that allows the Company to continue to conduct the Business at its existing site for a maximum of three years. In addition, Watkins-Johnson and Stellex Microwave entered into a supply agreement that allows Stellex Microwave to purchase from Watkins-Johnson, at agreed upon rates, products used in connection with the Business from Watkins-Johnson's gallium arsenide foundry and thin-film production substrate facility. Stellex Microwave also entered into an agreement to furnish Watkins-Johnson, at agreed upon rates, with metal injection molding services through a facility purchased from Watkins-Johnson in connection with the W-J Acquisition. Finally, Watkins-Johnson and Stellex Microwave entered into a license agreement covering certain common technology used in the operation of the Business and the businesses being retained by Watkins-Johnson. See 'Business--Properties,' '--Supply Agreements' and '--Intellectual Property.'

     The foregoing summary of the material terms of the W-J Stock Purchase Agreement and related matters does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the W-J Stock Purchase Agreement, including the definitions of certain terms therein and the exhibits and schedules thereto.

THE KLEINERT ACQUISITION

     On July 1, 1997, KII Acquisition Corp. ('Acquisition Corp.'), approximately 80% of the common stock of which is indirectly owned by Stellex, acquired all of the issued and outstanding capital stock of Kleinert (currently known as Stellex Aerospace) from Kleinert Industries Holding AG (the 'Seller'), for a purchase price of approximately $26.5 million (including the assumption of $2.6 million of indebtedness and the issuance by Acquisition Corp. to the Seller of a promissory note (the 'Kleinert Seller Note') in the principal amount of $1,750,000). The Kleinert Seller Note matures on July 1, 1999 and bears interest at a rate of 8%. The Kleinert Seller Note is guaranteed by Stellex Aerospace and each of its subsidiaries.

     The Stock Purchase Agreement entered into in connection with the Kleinert Acquisition (the 'Kleinert Stock Purchase Agreement') contains representations and warranties typical of agreements of like nature, including, without limitation, those relating to corporate organization and authorization, good title to Kleinert's capital stock, violations of law and defaults under material contracts, third party consents, Kleinert's financial statements, tax, environmental and intellectual property matters, the absence of undisclosed liabilities, title to and condition of assets, litigation, compliance with laws, insurance, employee benefit plans, inventory and required permits and licenses.

     Pursuant to the Kleinert Stock Purchase Agreement, the Seller agreed to indemnify Acquisition Corp. for all liabilities and other losses arising from, among other things, any breach of the representations, warranties or covenants of the Seller or Kleinert contained in the Kleinert Stock Purchase Agreement. Indemnification claims must be brought by Acquisition Corp. prior to June 30, 1999, except with respect to breaches of certain representations relating to tax matters, which may be brought any time prior to the applicable statute of limitations. Acquisition Corp. has agreed to indemnify the Seller for all liabilities (including without limitation liabilities for Taxes), and other losses arising from, among other things, the operation or conduct of Stellex

Aerospace's business after the Closing Date and the breach of any representation, warranty or covenant of Acquisition Corp. contained in the Kleinert Stock Purchase Agreement. Indemnification claims brought by the Seller generally must be made prior to June 30, 1999. With certain limited exceptions (e.g., fraud), neither the Seller nor Acquisition Corp. is required to indemnify any other person unless the aggregate of all amounts for which indemnity would otherwise be payable exceeds $100,000 (the 'Basket Amount') and, in such event, the indemnifying party shall be responsible for all Indemnified Losses, including those comprising the Basket Amount. In addition, the indemnification obligations of each Acquisition Corp. and the Seller are generally limited to a maximum of $1,750,000. Pursuant to the Kleinert Seller Note, and subject to certain conditions and procedures, Acquisition Corp. may offset amounts due under the Kleinert Seller Note by indemnification claims and other amounts owing by the Seller to Acquisition Corp. under the Kleinert Stock Purchase Agreement.

     Pursuant to an Agreement entered into in connection with the Kleinert Acquisition (the 'Stellex Aerospace Investor Agreement'), six senior members of Stellex Aerospace's management team (the 'Buyers,' and together with a member of management who received SARs as described below, the 'Management Members') purchased 19.9% of the issued and outstanding shares of KII Holding Corp. ('KII

Holding'), the parent holding company of Stellex Aerospace, for approximately $800,000. In addition, an entity beneficially owned by trusts established for the benefit of Messrs. Kramer and Remley and certain members of their families purchased KII Holding's remaining common stock for approximately $3.1 million and 84 shares of KII Holding's Series A Preferred Stock, having a stated value of $10,000 per share (the 'Series A Preferred Stock'), for $840,000. Pursuant to the Stellex Aerospace Investor Agreement, the Buyers also agreed to purchase shares of KII Holding's Series B Preferred Stock with the net bonus payments received by the Buyers under their respective participation plan agreements with the Seller.

     Pursuant to the Stellex Aerospace Investor Agreement, KII Holding granted SARs to certain Management Members. KII Holding has the right to redeem (the 'Redemption Right') all, but not less than all, of any common stock held by any Management Member and to cause a liquidation and termination of any SAR held by him to KII Holding upon the occurrence of certain events, including the death, disability or termination of the Management Member, and for any reason after July 1, 2002. Moreover, the Stellex Aerospace Investor Agreement gives each Management Member the right to cause KII Holding to purchase all, but not less than all, of any common stock of KII Holding held by him and/or to cause KII Holding to liquidate and terminate any SARs held by him (hereinafter referred to as the 'Put Right') upon the occurrence of certain events, including such Management Member's death, disability, termination Without Cause (as defined in the Stellex Aerospace Investor Agreement) or scheduled retirement, and for any reason after July 1, 2002. The applicable purchase price to be received by a Management Member upon the exercise of a Redemption Right or Put Right is based upon a formula set forth in the Stellex Aerospace Investor Agreement. To the extent KII Holding is prohibited under the terms of its existing indebtedness from making payment to any Management Member for any shares of its common stock or vested SARs purchased or liquidated pursuant to the Stellex Aerospace Investor Agreement, then it is required to issue a promissory note to such Management Member for the amount owing. Such note shall be payable when and to the extent KII Holding is permitted to make such payment and bear interest at a rate of 10% per annum. Such note shall also be unsecured and subordinated to all other indebtedness of KII Holding, including KII Holding's Guarantee of the Notes.

     The Stellex Aerospace Investor Agreement further provides that subsequent to the closing of the Kleinert Acquisition, each Management Member will enter into a five year employment agreement with KII Holding or one of its subsidiaries. The Company has engaged an employee benefits firm to advise it in structuring its overall compensation program and anticipates implementing such program and entering into the employment agreements with the Management Members at its earliest opportunity.

     The foregoing summary of the material terms of the Kleinert Stock Purchase Agreement, the Stellex Aerospace Investor Agreement and related matters does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Kleinert Stock Purchase Agreement and the Stellex Aerospace Investor Agreement, including the definitions of certain terms therein and exhibits and schedules thereto.

TRINITY NOTE


     In connection with the Kleinert Acquisition, KII Holding issued a promissory note (the 'Trinity Note') in the principal amount of $2,500,000 to Trinity Investment Corp. ('Trinity'). Richard L. Kramer and William L. Remley are executive officers and directors of Trinity, which is a subsidiary of entities owned by trusts established for the benefit of certain relatives of Messrs. Kramer and Remley. The outstanding principal and accrued interest on the Trinity Note was repaid with a portion of the proceeds of the Initial Offering.

MANAGEMENT AGREEMENT WITH MENTMORE

     Mentmore provides management services to Stellex and the Subsidiary Guarantors pursuant to the Amended and Restated Management Advisory Services Agreement effective as of November 1, 1997 (the 'Management Agreement'), between Stellex, the Subsidiary Guarantors and Mentmore. Pursuant to the Management Agreement, Mentmore provides Stellex and the Subsidiary Guarantors with general management, advisory, consulting and other services with respect to the Company's business, including, without limitation, strategic planning, financial planning, accounting and financial reporting, consulting and assistance with respect to traditional treasury functions, general business development services, and oversight and review of tax preparation, planning and audits. Under the terms of the Management Agreement, Mentmore receives customary indemnification, reimbursement of certain costs and an annual management fee of $750,000, which is payable monthly, plus, after the first anniversary of the consummation of the Initial Offering, the amount by which 1% of the Company's total consolidated sales in any fiscal year exceeds such fee. The Management Agreement has a term of 10 years and is automatically extended for one additional year as of December 31 of each year during the term of the agreement unless either party shall have previously notified the other in writing on or before September 30 of its desire not to further extend the term. In addition, Mentmore may terminate the Management Agreement at any time upon 90 days prior written notice to the other parties thereto, and such parties may terminate the Management Agreement 'for cause' (as defined in the Management Agreement). The sole executive officers and directors of Mentmore are Richard L. Kramer and William L. Remley.

     In connection with the Kleinert Acquisition, Mentmore received investment banking fees of $450,000, and reimbursement for certain expenses. Mentmore received total fees of $1,000,000 and the reimbursement of certain expenses in connection with financial advisory and other services rendered to the Company in connection with the W-J Acquisition and the Initial Offering. In addition, Michael D. Schenker Co. L.P.A., whose principal is an officer of Mentmore, received customary fees in connection with services rendered in connection with the Transactions.

TAX SHARING AGREEMENT

     The Company's liability for taxes will be determined based upon a tax sharing agreement (the 'Tax Sharing Agreement') entered into among Stellex and the Subsidiary Guarantors. Under the Tax Sharing Agreement, Stellex and its subsidiaries will generally be responsible for federal taxes based upon the amount that would be due if Stellex and its subsidiaries filed federal tax returns as a separate affiliated group of corporations rather than as part of Stellex's consolidated federal tax returns. The combined state tax liabilities will be allocated to Stellex and its subsidiaries based on similar principles.

RELATIONSHIP WITH EQUITY INVESTORS

     In connection with the consummation of the Transactions, certain equity investments in the Company were made by trusts or other entities owned by trusts, the beneficiaries of which are relatives of Richard L. Kramer and William L. Remley. Such investments consisted of the purchase for cash of shares of the Company's Series A Preferred Stock for an aggregate consideration of $7,450,000 and its Common Stock for an aggregate consideration of $50,000. In addition, a $4,000,000 promissory note (the 'Sunderland Note') issued to Sunderland Industrial Holdings Corporation ('Sunderland') in connection with the Kleinert Acquisition was exchanged, in connection with the consummation of the Transactions, for shares of the Company's Series A Preferred Stock having an aggregate stated value of $4,000,000. The Company's Series A Preferred Stock is not mandatorily redeemable at the option of the holder, and dividends thereunder are payable in cash or in kind at the option of the Company's Board of Directors, subject to restrictions under the Indenture. Richard L. Kramer and William L. Remley are the principal executive officers and directors of Sunderland, whose outstanding capital stock is held by trusts, the beneficiaries of which are certain relatives of Messrs. Kramer and Remley.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information concerning the beneficial ownership of Stellex's Common Stock as of December 1, 1997 by (i) each person known to the Company to own beneficially more than 5% of Stellex's outstanding Common Stock, (ii) by each director, executive officer and key employee of the Company and (iii) all such directors, executive officers and key employees as a group. All shares are owned with sole voting and investment power, unless otherwise indicated.

                                                                                  COMMON STOCK
                                                                                  BENEFICIALLY
                                                                                      OWNED
                                                                                  -------------
BENEFICIAL OWNER                                                                  SHARES     %
-------------------------------------------------------------------------------   ------    ---
Cottingham Trust (1996)(a).....................................................     900      90
Askrigg Trust (1996)(b)........................................................     100      10
Richard L. Kramer..............................................................     900 (c)  90
William L. Remley..............................................................   1,000 (d) 100

P. Roger Byer..................................................................      --      --
Keith D. Gilbert...............................................................      --      --
Bradley C. Call................................................................      --      --
Timothy L. Boland..............................................................      --      --
John L. Martin.................................................................      --      --
Kevin R. Hunter................................................................      --      --
Eric F. Richardson.............................................................      --      --
Julius E. Hodge................................................................      --      --
Total Executive Officers and Directors as a Group..............................   1,000     100

------------------
(a) The pool of contingent beneficiaries of Cottingham Trust (1996) ('Cottingham') is comprised of Richard L. Kramer and certain members of his family. The trustees of Cottingham are Alhambra Holdings (Trustees) Inc. ('Alhambra') and William L. Remley. All powers with respect to investment or voting of securities owned by Cottingham are exercisable by Mr. Remley. All powers with respect to selection and removal of the beneficiaries of Cottingham are exercisable by Alhambra. The administrative office address of Cottingham and Alhambra is 2 Alhambra Plaza, Suite 1202, Coral Gables, FL 33134. Mr. Kramer, the Chairman of the Board of Directors and a director of Stellex and the Subsidiary Guarantors, and Mr. Remley, Vice Chairman, Chief Executive Officer and a director of Stellex and Vice Chairman and a director of the Subsidiary Guarantors, are the sole executive officers and directors of Mentmore, which provides management services to the Company.

(b) The pool of contingent beneficiaries of Askrigg Trust (1996) ('Askrigg') is comprised of William L. Remley and certain members of his family. The trustees of Askrigg are Richard L. Kramer and Gary R. Siegel. All powers with respect to investment or voting of securities owned by Askrigg are exercisable by Mr. Siegel. All powers with respect to selection and removal of the beneficiaries of Askrigg are exercisable by Mr. Kramer. The administrative office address of Askrigg is 201 Crandon Blvd., Apt. 643, Key Biscayne, FL 33149, and an address of Mr. Siegel is c/o Mentmore Holdings Corporation, 1430 Broadway, 13th Floor, New York, NY 10018-3308. Mr. Kramer, the Chairman of the Board of Directors and a director of Stellex and the Subsidiary Guarantors, and Mr. Remley, Vice Chairman, Chief Executive Officer and a director of Stellex and Vice Chairman and a director of the Subsidiary Guarantors, are the sole executive officers and directors of Mentmore, which provides management services to the Company.

(c) Comprised of 900 shares of Stellex's Common Stock held of record by Cottingham, as to which Mr. Kramer disclaims beneficial ownership. See footnote (a) above.

(d) Comprised of 900 and 100 shares of Stellex's Common Stock held of record by Cottingham and Askrigg, respectively, as to which Mr. Remley disclaims beneficial ownership. See footnotes (a) and (b) above.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS


NEW CREDIT FACILITIES

     Upon consummation of the Initial Offering, Stellex and its direct and indirect subsidiaries (each a 'Borrower' and collectively, the 'Borrowers') entered into a credit agreement (the 'New Credit Facilities') with Societe Generale, as administrative agent (the 'Agent') for a syndicate of financial institutions (the 'Lenders'). The following summary, which sets forth the expected material terms of the New Credit Facilities, does not purport to be complete and is subject to, and qualified by reference to, all of the provisions of the New Credit Facilities, including all of the definitions therein of terms not defined in this Prospectus.

     General. The New Credit Facilities provide for borrowings in a principal amount at any one time outstanding of up to $25.0 million under a revolving credit facility (the 'Revolving Credit Facility') and $25.0 million under an acquisition facility (the 'Acquisition Facility'). Borrowings under the Revolving Credit Facility may be used to provide for working capital and other general corporate purposes. Borrowings under the Acquisition Facility may be used to fund future acquisitions on terms and conditions satisfactory to the Lenders. Borrowings under the New Credit Facilities are collectively referred to herein as the 'Loans.' See 'Capitalization' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

     Interest. For purposes of calculating interest, the Loans can be, at the election of the relevant Borrower, Base Rate Loans or Eurodollar Rate Loans or a combination thereof. Base Rate Loans under the Revolving Credit Facility bear interest at Societe Generale's base rate plus 1%, and Eurodollar Rate Loans under the Revolving Credit Facility bear interest at Societe Generale's Eurodollar Rate plus 2%. Base Rate Loans under the Acquisition Facility bear interest at Societe Generale's base rate plus 1.25%, and Eurodollar Rate Loans under the Acquisition Facility bear interest at Societe Generale's Eurodollar Rate plus 2.25%. The foregoing interest rates are effective through June 30, 1998, and thereafter are subject to adjustment based upon the Leverage Ratio (as defined in the New Credit Facilities). Interest is payable monthly for Base Rate Loans and at the end of each interest payment period, but not less frequently than quarterly, for Eurodollar Rate Loans.

     Availability and Repayment. Subject to the provisions of the New Credit Facilities, the Borrowers may, from time to time, borrow, repay and reborrow under the Revolving Credit Facility, subject to a borrowing base consisting of the aggregate sum of 85% of eligible accounts receivable and 50% of eligible inventories. Subject to the provisions of the New Credit Facilities, borrowings under the Acquisition Facility may be made up to the full amount available thereunder until the second anniversary of the closing of the New Credit Facilities, subject to certain financial and non-financial conditions satisfactory to the Lenders. At the second anniversary of the Closing Date (as defined in the New Credit Facilities), all amounts borrowed under the Acquisition Facility will convert to a term loan which will be repayable in 15 substantially equal quarterly installments of 4.17% of the outstanding Term Loan Amount (as defined in the New Credit Facilities) commencing on February 1, 1999 and continuing through and including August 1, 2003, followed by a final payment of all remaining unpaid amounts on the Maturity Date (as defined in the New Credit Facilities). Borrowings under the Acquisition Facility will permanently reduce by such amount the availability for further borrowings under the Acquisition Facility, and amounts repaid under the Acquisition Facility may not be reborrowed. The New Credit Facilities require, subject to certain exceptions, prepayments in the amount of 50% of Excess Cash Flow (as defined in the New Credit Facilities), 100% of net cash proceeds from certain asset sales, and 100% of net cash proceeds from offerings of debt and/or equity securities, with such prepayments to be applied pro rata to the remaining maturities of acquisition loans. The entire unpaid balance under the New Credit Facilities is payable on the sixth anniversary of the closing thereof.

     Security. Borrowings under the New Credit Facilities are secured, for the ratable benefit of the Lenders, by (i) a first priority perfected security interest in favor of First Union Commercial Corporation, as collateral agent (the 'Collateral Agent'), in (a) all of the capital stock of the Company's direct and indirect subsidiaries owned by the Company and (b) all present and future tangible and intangible property and interests in property of the Company and its direct and indirect subsidiaries (other than certain real property owned by Paragon (the 'Paragon Real Estate')) and (ii) a second priority perfected mortgage on the Paragon Real Estate in favor of the Collateral Agent.

     Guarantees. Each Borrower's payment obligations under the New Credit Facilities is jointly and severally guaranteed, on a senior secured basis, by each other Borrower and Stellex's future direct and indirect subsidiaries.

     Covenants. The New Credit Facilities contain financial covenants pursuant to which the Company and its direct and indirect subsidiaries must, on a consolidated basis, maintain (i) a Minimum Fixed Charge Coverage Ratio (as defined in the New Credit Facilities); (ii) a Minimum Interest Coverage Ratio (as defined in the New Credit Facilities); (iii) a Minimum Net Worth (as defined in the New Credit Facilities) and (iv) a Maximum Leverage Ratio (as defined in the New Credit Facilities).

     In addition, the New Credit Facilities contain covenants pertaining to the management and operation of the Company and its subsidiaries. These covenants include, among others, requirements that each of the Company and its subsidiaries (i) preserve its corporate existence and not amend its charter or by-laws; (ii) maintain adequate insurance coverage; (iii) maintain its properties and all necessary licenses, permits and intellectual property; (iv) perform its obligations under leases, related documents, material contracts and other agreements; and (v) comply with applicable laws and regulations, including those related to tax, employee, pension and environmental matters.

     The New Credit Facilities also subject the Company and its subsidiaries to significant limitations on indebtedness, guarantees, capital expenditures, liens or encumbrances, mergers, consolidations, divestitures, acquisitions, investments, capital contributions, joint ventures, partnerships, creation of new subsidiaries, changes of business, loans and advances, dividends and other stock payments, repurchases or redemptions of equity, asset sales or transfers, leases, voluntary prepayments or repurchases or redemptions of debt, transactions with affiliates, management fees, and changes in accounting treatment.

     Events of Default. The New Credit Facilities provide for events of default customarily found in facilities of this type, including: (i) failure to pay principal or interest or fees when due; (ii) any representation or warranty proving to have been materially incorrect when made; (iii) failure to perform or observe covenants after any applicable grace period; (iv) cross-defaults to other material indebtedness; (v) bankruptcy defaults; (vi) material judgment defaults; (vii) change of control; (viii) ERISA defaults; (ix) any loan document ceasing to be in full force and effect and (x) any interest created by the related security documents ceasing to be enforceable and of the same effect and priority purported to be created thereby.

KLEINERT SELLER NOTE

     In connection with the Kleinert Acquisition, KII Acquisition Corp. ('Acquisition Corp.'), an indirect 80% owned subsidiary of Stellex, issued the Kleinert Seller Note to Kleinert Industrie Holding AG, the former owner of Stellex Aerospace. The principal amount of the Kleinert Seller Note is $1,750,000, it matures on July 1, 1999 and it bears interest at a rate of 8%. The Kleinert Seller Note is guaranteed by Stellex Aerospace and each of its subsidiaries. Subject to certain conditions, Acquisition Corp. may offset amounts due under the Kleinert Seller Note by indemnification claims and other amounts owing by the Seller to Acquisition Corp. under the Kleinert Stock Purchase Agreement. Interest on the principal amount of the Kleinert Seller Note, as adjusted by any offset permitted thereunder, is payable annually in arrears.

PARAGON NOTE

     Paragon is the obligor under a promissory note (the 'Paragon Note') payable to Farm Bureau Life Insurance Company in the original principal amount of $2,850,000. The Paragon Note matures on December 1, 2001 and bears interest at a rate of 7.875% per annum. The Paragon Note is secured by a security interest in certain real property, and related fixtures and personal property, located at Paragon's facility in Valencia, California. The Paragon Note is guaranteed on a secured basis by Stellex Aerospace.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Old Notes were originally sold by the Company to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Old Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to a limited number of accredited investors (as defined in Rule 501(A)(1), (2), (3) or (7) under the Securities Act). As a condition to the Purchase Agreement, the Company and the Subsidiary Guarantors entered into the Registration Rights Agreement with the Initial Purchasers pursuant to which the Company and the Subsidiary Guarantors have agreed, for the benefit of the holders of the Old Notes, at the Company's cost, to (i) file the Exchange Offer Registration Statement within 45 days after the date of the original issue of the Old Notes with the Commission with respect to the Exchange Offer for the New Notes; (ii) use their reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 120 days after the date of the original issuance of the Old Notes and (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, commence the Exchange Offer and use their reasonable best efforts to issue as soon as practicable, but in any event prior to 165 days after the date of the original issue of the Old Notes, New Notes in exchange for all Old Notes tendered prior thereto in the Exchange Offer. Upon the Exchange Offer Registration Statement being declared effective, the Company will offer the New Notes in exchange for surrender of the Old Notes. The Company will keep the Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date on which notice of the Exchange Offer is mailed to the holders of the Old Notes. For each Old Note surrendered to the Company pursuant to the Exchange Offer, the holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. Each New Note will bear interest from its issuance date. Holders of Old Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the issuance date of the New Notes. Such interest will be paid with the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New Notes.


     Under existing interpretations of the staff of the Commission contained in the 'Exxon Capital Holdings Corporation' line of no-action letters to third parties, the New Notes will in general be freely tradeable after the Exchange Offer without further registration under the Securities Act. However, any purchaser of Old Notes who is an 'affiliate' of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the New Notes
(i) will not be able to rely on the interpretation of the staff of the Commission, (ii) will not be able to tender its Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old Notes, unless such sale or transfer is made pursuant to an exemption from such requirements.


     As contemplated by these no-action letters and the Registration Rights

Agreement, each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that (i) the New Notes are to be acquired by the holder or the person receiving such New Notes, whether or not such person is the holder, in the ordinary course of business, (ii) the holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging, and does not intend to engage, in a distribution of the New Notes, (iii) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the New Notes, (iv) neither the holder nor any such other person is an 'affiliate' of the Company within the meaning of Rule 405 under the Securities Act, and (v) the holder or any such other person acknowledges that if such holder or any other person participates in the Exchange Offer for the purpose of distributing the New Notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes and cannot rely on those no-action letters. Each Participating Broker-Dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See 'Plan of Distribution.'

     Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the holders of Transfer Restricted Securities who are able to make certain representations the opportunity pursuant to the Exchange Offer to exchange their Transfer Restricted Securities for New Notes. If (i) any change in law or applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer or (ii) any Holder (A) is not eligible to participate in the Exchange Offer, (B) participates in the Exchange Offer and does not receive freely tradeable New Notes in exchange for tendered Old Notes or (C) is a broker-dealer and owns Old Notes acquired directly from the Company or an affiliate of the Company, the Company will file with the Commission a Shelf Registration Statement on or prior to the 30th day after such filing obligation arises to cover resales of Transfer Restricted Securities by the Holders thereof who satisfy certain conditions relating to, among other things, the provision of information in connection with the Shelf Registration Statement. The Company will use its reasonable best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, 'Transfer Restricted Securities' means each Note until the earliest to occur of (i) the date on which such Note has been exchanged by a person other than a broker-dealer for a New
Note in the Exchange Offer, (ii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iii) the date on which such Note is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k) under the Securities Act.

     The Company will, in the event of the filing of the Shelf Registration Statement, provide to each holder of Old Notes covered thereby copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resale of the Old Notes. A holder of the Old Notes that sells such Old Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations).

     The Registration Rights Agreement provides that (i) the Company will file an Exchange Offer Registration Statement with the Commission on or prior to 45 days after the closing date of the Initial Offering (the 'Closing Date'), (ii) the Company will use its reasonable best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 120 days after the Closing Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its reasonable best efforts to issue as soon as practicable, but in any event prior to 165 days after the Closing Date, New Notes in exchange for all Old Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Company will use its reasonable best efforts to file the Shelf Registration Statement with the Commission on or prior to 30 days after such filing obligation arises and to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 60 days after such obligation arises. If (a) the Company fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing,
(b) the Exchange Offer Registration Statement is not declared effective within 120 days after the Closing Date or the Shelf Registration Statement is not declared effective on or prior to the 60th day after the shelf filing deadline,
(c) the Exchange Offer is not consummated on or prior to 165 days after the Closing Date or (d) the Shelf Registration Statement is filed and declared effective on or prior to the date specified for such effectiveness, but shall thereafter cease to be effective (at any time that the Company is obligated to maintain the effectiveness thereof) without being succeeded within 45 days by an additional Registration Statement filed and declared effective (each such event referred to in clauses (a) through (d) above, a 'Registration Default'), then the Company will pay liquidated damages ('Liquidated Damages') to each Holder of Transfer Restricted Securities, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Notes that constitute Transfer Restricted Securities held by such holder until the applicable Registration Statement is filed or declared effective, the Exchange Offer is consummated or the Shelf Registration Statement again becomes effective. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.20 per week per $1,000 principal amount of Notes. All accrued Liquidated Damages will be paid by the Company in the same manner as interest payments on the Notes on semi-annual payment dates which correspond to interest payment dates for the Notes. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease. Notwithstanding the foregoing, the Company may issue a notice that the Shelf

Registration Statement is no longer effective or that the Prospectus included therein is unusable pending the announcement of a material corporate transaction and, in the event that the aggregate number of days in any consecutive twelve-month period for which all such notices are issued and effective does not exceed 45 days in the aggregate, then Liquidated Damages will not be payable as described above as a result of such suspension.

     Holders of Old Notes will be required to make certain representations (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Old Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

     The summary herein of certain provisions of the Registration Rights Agreement, which contains the material terms relating to the registration rights and related obligations of Holders of Old Notes, does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Exchange Offer Registration Statement of which this Prospectus is a part.

     Following the consummation of the Exchange Offer, holders of the Old Notes who were eligible to participate in the Exchange Offer but who did not tender their Old Notes will not have any further registration rights and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the New Notes are the same as the form and terms of the Old Notes except that (i) the New Notes bear a Series B designation and a different CUSIP number from the Old Notes, (ii) the New Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (iii) the holders of the New Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for the payment of Liquidated Damages in certain circumstances relating to the timing of the Exchange Offer, all of which rights will terminate when the Exchange Offer is terminated. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture.

     As of the date of this Prospectus, $100,000,000 aggregate principal amount of Old Notes were outstanding. The Company has fixed the close of business on
              , 1998 as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially.

     Holders of Old Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

     The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the New Notes from the Company.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See '--Fees and Expenses.'

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


     The term 'Expiration Date' shall mean 5:00 p.m., New York City time, on
                 , 1998, unless the Company in its sole discretion extends the Exchange Offer, in which case the term 'Expiration Date' shall mean the latest date and time to which the Exchange Offer is extended, which in no event shall
be more than       days after the date of this Prospectus.


     In order to extend the Exchange Offer, the Company will issue a notice of such extension by press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     The Company reserves the right, in its sole discretion, prior to the Expiration Date (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under 'Conditions' shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or
(ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

PROCEDURES FOR TENDERING

     Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. To be tendered effectively, the Old Notes, Letter of Transmittal or an Agent's Message in connection with a book-entry transfer and other required documents must be completed and received by the Exchange Agent at the address set forth below under 'Exchange Agent' prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Old Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

     The term 'Agent's Message' means a message, transmitted by a book-entry transfer facility to, and received by, the Exchange Agent forming a part of a confirmation of a book-entry transfer, which states that such book-entry transfer facility has received an express acknowledgment from the participant in such book-entry transfer facility tendering the Notes that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

     By executing the Letter of Transmittal, each holder will make the representations set forth above in the third paragraph under the heading '--Purpose and Effect of the Exchange Offer.'

     Each Participating Broker-Dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See 'Plan of Distribution.'

     The tender by a holder and the acceptance thereof by the Company will constitute agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALER, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS.


     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See 'Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner' included with the Letter of Transmittal.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled 'Special Registration Instructions' or 'Special Delivery Instructions' on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of the Medallion System (an 'Eligible Institution').

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Notes with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Old Notes at DTC for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in DTC's system may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with DTC's procedures for such transfer. Although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right in its sole discretion to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

          (a) the tender is made through an Eligible Institution,

          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at DTC), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at DTC), and all other documents required by the Letter of Transmittal are received by the Exchange Agent upon three New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Old Notes in the Exchange Offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the 'Depositor'); (ii) identify the Old Notes to be withdrawn (including the certificate number(s) and principal amount of such Old Notes, or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at the DTC to be credited); (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under '--Procedures for Tendering' at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange New Notes for, any Old Notes, and may terminate or amend the Exchange Offer as provided herein prior to the Expiration Date, if:

          (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries; or

          (b) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

          (c) any governmental approval has not been obtained, which approval the Company shall, in its reasonable discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     If the Company determines in its reasonable discretion that any of the above conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Old Notes (see '--Withdrawal of Tenders') or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn.

EXCHANGE AGENT

     Marine Midland Bank has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                        By Mail:                                           By Overnight Courier:
                  MARINE MIDLAND BANK                                       MARINE MIDLAND BANK
                 140 Broadway--Level A                                     140 Broadway--Level A
             New York, New York 10005-1180                             New York, New York 10005-1180

          Attention: Corporate Trust Services                       Attention: Corporate Trust Services
       (registered or certified mail recommended)

                        By Hand:                                          Facsimile Transmission:
                  MARINE MIDLAND BANK                                          (212) 658-2292
                 140 Broadway--Level A                                     Confirm by Telephone:
             New York, New York 10005-1180                                     (212) 658-5931

          Attention: Corporate Trust Services

     DELIVERY TO AN ADDRESS OTHER THAN SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

     The New Notes will be recorded at the same carrying value as the Old Notes, which is face value, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses of the Exchange Offer will be expensed over the term of the New Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The Old Notes that are not exchanged for New Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to the Company (upon redemption thereof or otherwise), (ii) so long as the Old Notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, (iii) in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel reasonably acceptable to the Company), (iv) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or (v) pursuant to an effective registration under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

RESALE OF THE NEW NOTES

     With respect to resales of New Notes, based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that a holder or other person who receives New Notes, whether or not such person is the holder (other than a person that is an 'affiliate' of the Company within the meaning of Rule 405 under the Securities Act) who receives New Notes in exchange for Old Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes, will be allowed to resell the New Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the New Notes a prospectus that satisfies the requirements of
Section 10 of the Securities Act. However, if any holder acquires New Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the New Notes, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

     As contemplated by these no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that (i) the New Notes are to be acquired by the holder or the person receiving such New Notes, whether or not such person is the holder, in the ordinary course of business, (ii) the holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging, and does not intend to engage, in the distribution of the New Notes, (iii) the holder of any such other person has no arrangement or understanding with any person to participate in the distribution of the New Notes, (iv) neither the holder nor any such other person is an 'affiliate' of the Company within the meaning of Rule 405 under the Securities Act, and (v) the holder of any such other person acknowledges that if such holder or other person participates in the Exchange Offer for the purpose of distributing the New Notes it most comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes and cannot rely on those no-action letters. As indicated above, each Participating Broker-Dealer that receives a New Note for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. For a description of the procedures for such resales by Participating Broker-Dealers, see 'Plan of Distribution.'

                              DESCRIPTION OF NOTES

GENERAL

     The New Notes are to be issued under an Indenture, dated as of October 31, 1997 (the 'Indenture'), between the Company, the Subsidiary Guarantors and Marine Midland Bank, as Trustee (the 'Trustee').

     The form and terms of the New Notes are the same as the form and terms of the Old Notes (which they replace) except that (i) the New Notes bear a Series B designation, (ii) the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and
(iii) the holders of New Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated.

     The following summary of the material provisions of the Indenture and the New Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the TIA. The New Notes are subject to all such terms, and holders of the New Notes are referred to the Indenture and the TIA for a statement of them. A copy of the Indenture has been filed as an exhibit to the Exchange Offer Registration Statement of which this Prospectus is a part. See 'Available Information.' Capitalized terms used herein and not otherwise defined have the meanings set forth under '--Certain Definitions.' For purposes of this summary, the term 'Company' refers only to Stellex Industries, Inc. and not to any of its Subsidiaries. The Old Notes and the New Notes are sometimes referred to herein collectively as the 'Notes.'

     Principal of, premium, if any, and interest and Liquidated Damages, if any, on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the Trustee, at 140 Broadway--Level A, New York, New York 10005-1180), except that, at the option of the Company, payment of interest and Liquidated Damages, if any, may be made by check mailed to the registered holders of the Notes at their registered addresses.

     The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

     The definition of 'Restricted Subsidiary' in the Indenture excludes any 'Unrestricted Subsidiary' and, as a result, Unrestricted Subsidiaries generally will not be bound by the restrictive provisions of the Indenture and will not be Subsidiary Guarantors. As of the Issue Date, all of the Company's Subsidiaries were Restricted Subsidiaries.

TERMS OF THE NOTES

     The Notes will be unsecured, senior subordinated obligations of the Company, will be guaranteed on a senior subordinated basis by the Subsidiary Guarantors, will be limited to $100 million aggregate principal amount and will mature on November 1, 2007. Each Note will bear interest at a rate of 9 1/2% per annum from the most recent date to which interest has been paid or provided for or, if no interest has been paid or provided for, from the date of original issuance. Interest is payable semi-annually in arrears on May 1 and November 1, commencing May 1, 1998, to holders of record of the Notes at the close of business on the immediately preceding April 15 and October 15, respectively. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

OPTIONAL REDEMPTION


     The Notes will be redeemable, at the Company's option, in whole or in part, at any time on or after November 1, 2002, and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on November 1 of the years set forth below:

                                                                          REDEMPTION
PERIOD                                                                      PRICE
-----------------------------------------------------------------------   ----------
2002...................................................................     104.750%
2003...................................................................     103.167%
2004...................................................................     101.583%
2005 and thereafter....................................................     100.000%

     In addition, at any time and from time to time prior to November 1, 2000, the Company may redeem in the aggregate up to 35% of the aggregate principal amount of the Notes originally issued, with the proceeds of one or more Public Equity Offerings at a redemption price (expressed as a percentage of principal amount thereof) of 109.50% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the aggregate principal amount of the Notes originally issued remains outstanding after each such redemption.

     In addition, at any time prior to November 1, 2002, the Company may, at its option, redeem the Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof plus the applicable Make-Whole Premium.

     In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

GUARANTEES


     Each Subsidiary Guarantor fully and unconditionally guarantees, jointly and severally, to each Holder and the Trustee, on a senior subordinated basis, the full and prompt payment of principal of and interest on the Notes, and of all other obligations of the Company under the Indenture.

     The Indebtedness evidenced by each Subsidiary Guarantee (including the payment of principal of, premium, if any, and interest on the Notes) will be subordinated to Guarantor Senior Indebtedness on the same basis as the Notes are subordinated to Senior Indebtedness. As of September 30, 1997, on a pro forma basis after giving effect to the Transactions, there would have been approximately $2.6 million of Guarantor Senior Indebtedness (exclusive of the guarantees of the New Credit Facility). Although the Indenture contains limitations on the amount of additional Indebtedness that the Company's Restricted Subsidiaries, including the Subsidiary Guarantors, may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Guarantor Senior Indebtedness. See '--Ranking and Subordination' and 'Certain Covenants--Limitation on Indebtedness and Preferred Stock' below.

     The obligations of each Subsidiary Guarantor are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any guarantees under the New Credit Facility) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

     No Subsidiary Guarantor may consolidate with or merge with or into any Person other than the Company or any other Subsidiary Guarantor or sell substantially all of its assets unless: (i) subject to the provisions of the following paragraph, the entity formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia; (ii) subject to the provisions of the following paragraph, such entity assumes by supplemental indenture all of the obligations of the Subsidiary Guarantor under the Indenture and the Subsidiary Guarantee; (iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (iv) immediately after giving pro forma effect to such transaction either (A) the Company would have been able to incur $1.00 of additional Indebtedness pursuant to paragraph (a) of the covenant 'Limitation on Indebtedness and Preferred Stock' or (B) the Company's Consolidated Coverage Ratio would be no less than such Consolidated Coverage Ratio immediately prior to such transaction. Notwithstanding the foregoing, each Subsidiary Guarantor may consolidate with or merge into or sell its assets to the Company or another Subsidiary Guarantor.

     Upon (i) the release by the lenders under the New Credit Facility, related documents and future refinancings thereof of all guarantees of a Subsidiary Guarantor and all Liens on the property and assets of such Subsidiary Guarantor relating to such guarantees, or (ii) the sale or other disposition of all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Subsidiary Guarantor, in each case in accordance with the terms of the Indenture, then such Subsidiary Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all the Capital Stock of such Subsidiary Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor) shall be deemed released from all of its obligations under the Indenture and the Subsidiary Guarantee; provided that the Net Available Cash from such sale or other disposition is applied in accordance with the applicable provisions of the Indenture. See '--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock.'

RANKING AND SUBORDINATION

     The payment of the principal of, premium (if any), and interest and Liquidated Damages, if any, on the Notes is subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash of all Senior Indebtedness of the Company, whether outstanding on the Issue Date or thereafter incurred. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under 'Defeasance' below is not subordinate to any Senior Indebtedness or subject to the restrictions described herein. As of September 30, 1997, on a pro forma basis after giving effect to the Transactions, the outstanding Senior Indebtedness of the Company would have been approximately $2.1 million (exclusive of unused commitments). Although the Indenture contains limitations on the amount of additional Indebtedness that the Company may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may constitute Senior Indebtedness. See 'Certain Covenants--Limitation on Indebtedness and Preferred Stock' below.

     'Senior Indebtedness' is defined, whether outstanding on the Issue Date or thereafter incurred, as (i) all Indebtedness of the Company under the New Credit Facility, including, without limitation, obligations to pay principal and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law), reimbursement obligations under letters of credit, fees, expenses and indemnities, and all Hedging Obligations with respect to Indebtedness under the New Credit Facility, including, without limitation, Hedging Obligations entered into with any lender under the New Credit Facility, whether outstanding on the date of the Indenture or thereafter incurred, (ii) the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other Obligations with respect to, any other Indebtedness of the Company permitted to be incurred by the Company under the terms of the Indenture, whether outstanding on the date of the Indenture or thereafter incurred, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with, or subordinated in right of payment to, the Notes and (iii) all Obligations of the Company with respect to the foregoing; provided, however, that Senior Indebtedness will not include (1) any obligation of the Company to any Subsidiary, (2) any liability for Federal, state, foreign, local or other taxes owed or owing by the Company,
(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities) or (4) any Indebtedness, Guarantee or obligation of the Company that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of the Company, including any Senior Subordinated Indebtedness and any Subordinated Obligations.

     Only Indebtedness of the Company that is Senior Indebtedness will rank senior to the Notes in accordance with the provisions of the Indenture. The Notes will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company. The Company has agreed in the Indenture that it will not incur, directly or indirectly, any Indebtedness that is subordinate or junior in ranking in any respect to Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is contractually subordinated in right of payment to Senior Subordinated Indebtedness. In addition, no Subsidiary Guarantor shall incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Guarantor Senior Indebtedness of such Subsidiary Guarantor unless such Indebtedness is Guarantor Senior Subordinated

Indebtedness of such Subsidiary Guarantor or is contractually subordinated in right of payment to Guarantor Senior Subordinated Indebtedness of such Subsidiary Guarantor. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.

     The Company and the Subsidiary Guarantors may not make any payment upon or in respect of the Notes (except in Permitted Junior Securities or from the trust described under 'Defeasance' below) and may not make any deposit pursuant to the provisions described under 'Defeasance' below or otherwise purchase or retire any Notes for cash or property (collectively, 'pay the Notes') if (i) a default in the payment when due of Designated Senior Indebtedness occurs and is continuing beyond any applicable period of grace or (ii) any other default on Designated Senior Indebtedness occurs and is continuing with respect to Designated Senior Indebtedness that permits the holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a 'Payment Blockage Notice') from the holders of any Designated Senior Indebtedness unless the default has been cured or waived and any such Payment Blockage Notice has been rescinded or such Senior Indebtedness has been paid in full in cash. Payments on the Notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived in writing and (b) in the case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived in writing and 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Indebtedness has been accelerated. No new Payment Blockage Notice may be sent (irrespective of the number of defaults with respect to Designated Senior Indebtedness at such time) unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such nonpayment default shall have been waived for a period of not less than 90 days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of delivery of any Payment Blockage Notice, which, in either case, would give rise to a default pursuant to any provision under which a default previously existed or was continuing shall constitute a new default for this purpose). Each Holder by his acceptance of a Note irrevocably agrees that if any payment or payments shall be made pursuant to the Indenture and the amount or total amount of such payment or payments exceeds the amount, if any, that such Holder would be entitled to receive upon the proper application of the subordination provisions of the Indenture, the payment of such excess amount shall be deemed null and void, and the Holder agrees that it will be obliged to turnover the amount of the excess payment to the holders of such Senior Indebtedness.

     Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization or bankruptcy of or similar proceeding relating to the Company or the Subsidiary Guarantors or their respective property, the holders of Senior Indebtedness will be entitled to receive payment in full in cash of the Senior Indebtedness before the holders of the Notes are entitled to receive any payment of any kind or character with respect to the Notes, and until the Senior Indebtedness is paid in full in cash or cash equivalents, any payment or distribution to which holders of the Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Indebtedness as their interests may appear (except that Holders of Notes may receive Permitted Junior Securities and payments made from the trust described under '--Defeasance' below). If a distribution is made to holders of the Notes that, due to the subordination provisions, should not have been made to them, such holders are required to turnover such amount to the holders of Senior Indebtedness as their interests may appear.

     If payment of the Notes is accelerated because of an Event of Default, the Company and the Trustee shall promptly notify the holders of the Designated Senior Indebtedness or the Representative of such holders of the acceleration. The Company may not pay the Notes until five Business Days after such holders or the Representative of the Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

     By reason of such subordination provisions contained in the Indenture, in the event of insolvency, creditors of the Company and the Subsidiary Guarantors who are holders of Senior Indebtedness may recover more, ratably, than the Noteholders, and creditors of the Company and the Subsidiary Guarantors who are not holders of Senior Indebtedness or of Senior Subordinated Indebtedness (including the Notes) may recover less, ratably, than holders of Senior Indebtedness.

CHANGE OF CONTROL

     Upon the occurrence of any of the following events (each a 'Change of Control') with respect to the Company, each Holder will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date):

          (i)(A) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any 'person' (as such term is used in Sections 13(d) and 14(d) of the Exchange
     Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange
     Act), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company and (B) the Permitted Holders 'beneficially own' (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company;

          (ii) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors;

          (iii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company and its Restricted Subsidiaries taken as a whole to any 'person' or group of 'persons' for purposes of Section 13(d) of the Exchange Act (other than to any Wholly Owned Subsidiary of the Company or to one or more Permitted Holders); or

          (iv) the adoption of a plan of liquidation of the Company.

     Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase any or all of such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts regarding such Change of Control; (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (4) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased by the Company. Notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to repurchase the Notes upon a Change of Control if the Company has irrevocably elected to redeem all of the Notes under the provisions described under '--Optional Redemption' above, provided that the Company does not default in its redemption obligations pursuant to such election.


     The phrase 'all or substantially all,' as used with respect to a sale of assets in the definition in the Indenture of 'Change of Control,' varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (the law governing the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of 'all or substantially all' of the assets of a Person and therefore it may be unclear whether a Change of Control has occurred.

     The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

     The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit rating.

     The New Credit Facility prohibits the Company from repurchasing any Notes and also provides that change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from repurchasing Notes, the Company could seek the consent of its lenders to the repurchase of Notes or could attempt to refinance or repay the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from repurchasing Notes. In such case, the Company's failure to repurchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the New Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

CERTAIN COVENANTS

     The Indenture contains covenants including, among others, the following:

          Limitation on Indebtedness and Preferred Stock. (a) (i) The Company will not Incur, and will not permit any Restricted Subsidiary to Incur, any Indebtedness (including Acquired Indebtedness) or issue Disqualified Stock and (ii) the Company will not permit any of its Restricted Subsidiaries that are not Subsidiary Guarantors to issue any shares of Preferred Stock; provided, however, that the Company or any Subsidiary Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue Disqualified Stock if on the date thereof (and after giving effect to the application of proceeds therefrom) the Consolidated Coverage Ratio would be greater than 1.85:1 if such Incurrence shall occur on or prior to December 31, 1998 and greater than 2.0:1 if such Incurrence shall occur thereafter.

          (b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness and issue the following Disqualified Stock: (i) Indebtedness (including, without limitation, letters of credit and Guarantees) of the Company or any Subsidiary Guarantor under the New Credit Facility with respect thereto in an aggregate principal amount outstanding at any time not to exceed $50 million, less the aggregate amount of all proceeds from all Asset Dispositions that have been applied since the Issue Date to permanently reduce the outstanding amount of such Indebtedness pursuant to the covenant 'Limitation on Sale of Assets and Subsidiary Stock'; (ii) Indebtedness of the Company owing to and held by any Subsidiary Guarantor or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Subsidiary Guarantor; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Subsidiary Guarantor ceasing to be a Subsidiary Guarantor or any subsequent transfer of any such Indebtedness (except to the Company or a Subsidiary Guarantor or a pledge or other transfer thereof intended to create a security interest therein) will be deemed to constitute the Incurrence of such Indebtedness by the issuer thereof; (iii) Indebtedness represented by the Notes (including the Subsidiary Guarantees) and any Indebtedness or Disqualified Stock of the Company or any Restricted Subsidiary (other than the Indebtedness described in clauses (i) and (ii) above) outstanding on the Issue Date; (iv) Indebtedness of a Subsidiary Guarantor outstanding on or prior to the date on which such Subsidiary Guarantor was acquired by the Company or a Subsidiary Guarantor (other than Indebtedness Incurred in connection with, or in contemplation of, the transaction or series of related transactions pursuant to which such Subsidiary Guarantor became a Subsidiary Guarantor or was otherwise acquired by the Company or a Subsidiary Guarantor); provided, however, that the aggregate principal amount, accreted value or liquidation preference, as applicable, of such Indebtedness does not exceed $5 million at any one time outstanding; (v) Indebtedness (A) in respect of performance bonds, bankers' acceptances, workers' compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof) provided by the Company or any Subsidiary Guarantor in the ordinary course of its business and which do not secure other Indebtedness and (B) under Currency Agreements and Interest Rate Agreements Incurred which, at the time of Incurrence, is in the ordinary course of business; provided that such agreements are entered into for bona fide hedging purposes, are not for speculation or trading purposes and are designed to protect against fluctuations in interest rates or currency exchange rates, as the case may be, and, in the case of Interest Rate Agreements, any such Interest Rate Agreement has a notional amount corresponding to the Indebtedness being hedged thereby; (vi) Indebtedness represented by Guarantees by the Company of Indebtedness otherwise permitted to be Incurred pursuant to this covenant and Indebtedness represented by Guarantees by a Subsidiary Guarantor of Indebtedness of the Company or of another Restricted Subsidiary otherwise permitted to be Incurred pursuant to this covenant;
     (vii) Indebtedness incurred by the Company or any Subsidiary Guarantor and arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any Restricted Subsidiary pursuant to such agreements, in each case incurred in connection with the purchase or sale of a business or assets otherwise permitted by the Indenture; (viii) Indebtedness of the Company or any Subsidiary Guarantor in an aggregate principal amount not to exceed $5 million at any time outstanding incurred in connection with the purchase, redemption, acquisition, cancellation or other retirement for value of Subsidiary Management Equity Interests; (ix) the incurrence by the Company or any Subsidiary Guarantor of Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Subsidiary Guarantor, in an aggregate principal amount not to exceed the principal amount of such Capitalized Lease Obligations outstanding on the date hereof plus $10 million at any time outstanding; (x) the issuance by KII Holding of Series B Preferred Stock having an aggregate liquidation preference not to exceed $200,000 at any one time outstanding to its officers and employees; (xi) (A) Indebtedness of the Company or a Subsidiary Guarantor represented by Put/Call Promissory Notes and (B) Disqualified Stock of the Company or a Subsidiary Guarantor represented by Put/Call Preferred Stock, in each case incurred or issued in exchange for Management Equity Interests, in an aggregate amount not to exceed the value (calculated in accordance with the respective agreements pursuant to which such Management Equity Interests were issued or exchanged) of the Management Equity Interests so exchanged; (xii) the issuance by the Company or any Subsidiary Guarantor of Refinancing Indebtedness in exchange for, or the net proceeds which are used to refund, refinance or replace, Indebtedness that was permitted by paragraph (a) or by clauses (iii), (iv) and (viii) of this paragraph (b) to be incurred; and (xiii) other Indebtedness of the Company or any Subsidiary Guarantor in an aggregate principal amount at any one time outstanding not to exceed $12.5 million.


          (c) Notwithstanding the foregoing, neither the Company nor any Restricted Subsidiary shall Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company unless such new Indebtedness shall be subordinated to the Notes to at least the same extent as such Subordinated Obligations being Refinanced. No Subsidiary Guarantor shall incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Guarantor Subordinated Obligation of such Subsidiary Guarantor unless such Indebtedness shall be subordinated to the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee to at least the same extent as such Guarantor Subordinated Obligation of such Subsidiary Guarantor.

          (d) The Company will not permit any Unrestricted Subsidiary to Incur any Indebtedness other than Non-Recourse Debt, provided, however, if any such Indebtedness ceases to be Non-Recourse Debt, such event shall be deemed to constitute an Incurrence of Indebtedness by the Company or a Restricted Subsidiary.

          (e) For purposes of determining compliance with the foregoing covenant, (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company will classify (and may reclassify from time to time) such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and (ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

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     Limitation on Liens.  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) securing Indebtedness or trade payables on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with such Indebtedness or trade payable for so long as such Indebtedness or trade payable is secured by a Lien.

     Limitation on Layering. The Company shall not Incur any Indebtedness if such Indebtedness is by its terms contractually subordinate or junior in ranking in any respect to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is contractually subordinated in right of payment to Senior Subordinated Indebtedness. No Subsidiary Guarantor shall Incur any Indebtedness if such Indebtedness is by its terms subordinate or junior in ranking in any respect to any Guarantor Senior Indebtedness of such Subsidiary Guarantor unless such Indebtedness is Guarantor Senior Subordinated Indebtedness of such Subsidiary Guarantor or is contractually subordinated in right of payment to Guarantor Senior Subordinated Indebtedness of such Subsidiary Guarantor.


     Limitation on Restricted Payments. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company) except dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock and except dividends or distributions payable to the Company or another Restricted Subsidiary (and, if such Restricted Subsidiary making such dividend or distribution is not wholly owned, to its other shareholders on a pro rata basis), (ii) purchase, repurchase, redeem, retire or otherwise acquire or retire for value any Capital Stock of the Company or any Restricted Subsidiary held by Persons other than the Company or another Restricted Subsidiary, (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than regular scheduled payments of interest and the purchase, repurchase or other acquisition of Subordinated Obligations in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or acquisition) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement, payment or Investment being herein referred to as a 'Restricted Payment') if at the time the Company or such Restricted Subsidiary makes such Restricted Payment: (1) a Default or Event of Default shall have occurred and be continuing (or would result therefrom); (2) the Company and its Restricted Subsidiaries could not Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under '--Limitation on Indebtedness and Preferred Stock;' or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors of the Company) made subsequent to the Issue Date (excluding Restricted Payments permitted by clauses
(i), (ii), (iv) and (vii) of the following paragraph), would exceed the sum of:
(A) 50% of the Consolidated Net Income with respect to the period (treated as one accounting period) from the beginning of the fiscal quarter in which the Issue Date occurs) to the end of the most recent fiscal quarter for which internal financial statements are available ending at least 30 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit); (B) the aggregate Net Cash Proceeds received by the Company from the issue or sale of Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary) and, without duplication, the aggregate amount of any other capital contributions received by the Company in cash subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs; (C) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Restricted Subsidiary) subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash or other property distributed by the Company upon such conversion or exchange); and (D) the amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (i) repayments of the principal of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries or (ii) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries or (iii)

the sale or liquidation of any Unrestricted Subsidiaries (valued in each case as provided in the definition of 'Investment') not to exceed, in the case of any Unrestricted

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Subsidiary, the amount of Investments previously made by the Company or any
Restricted Subsidiary in such Unrestricted Subsidiary, which amount was previously included in the calculation of the amount of Restricted Payments.

     (b) The provisions of the foregoing paragraph (a) will not prohibit: (i) any purchase, redemption, defeasance or other acquisition of Capital Stock of the Company or Subordinated Obligations made by exchange for, or out of the net proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary); provided, however, that (A) such purchase, redemption, defeasance or other acquisition will be excluded in the calculation of the amount of Restricted Payments pursuant to clause (3) of paragraph (a) above and (B) the Net Cash Proceeds from such sale will be excluded from clause (3)(B) of paragraph (a) above; (ii) any purchase, redemption, defeasance or other acquisition of Subordinated Obligations made by exchange for, or out of the net proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company; provided, however, that (A) the principal amount of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Subordinated Obligations being so redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Obligations being so redeemed, repurchased, defeased, acquired or retired and related fees and expenses) (except to the extent such excess is a result of a simultaneous incurrence of additional Indebtedness permitted to be incurred under the Indenture), (B) such new Indebtedness is subordinated to the Notes on terms substantially the same as those contained in the instrument or agreement governing or evidencing such Subordinated Obligations so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value, (C) such new Indebtedness has a final scheduled maturity date no earlier than the final scheduled maturity date of such Subordinated Obligations (or, if earlier, the Notes) purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value and (D) such new Indebtedness has an Average Life equal to or greater than the Average Life of such Subordinated Obligations purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value; provided further, however, that such purchase, redemption, defeasance or other acquisition will be excluded in the calculation of the amount of Restricted Payments pursuant to clause (3) of paragraph (a) above; (iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that the amount of such dividend will be included in the calculation of the amount of Restricted Payments pursuant to clause (3) of paragraph (a) above;
(iv) Investments in securities not constituting cash or Temporary Cash Investments received in connection with an Asset Disposition made pursuant to the provisions of the covenant described under '--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock' below; provided that such amounts will be excluded in the calculation of the amount of Restricted Payments pursuant to clause (3) of paragraph (a) above; (v) the payment of scheduled dividends on, or the scheduled or mandatory redemption, repurchase or retirement of, any Disqualified Stock (other than Put/Call Preferred Stock) issued after the date hereof in compliance with the provisions of the Indenture; provided that such amounts will be included in the calculation of the amount of Restricted Payments pursuant to clause (3) of paragraph (a) above; (vi) payments made with respect to the repurchase, redemption or other acquisition or retirement for value of Management Equity Interests (A) prior to the third anniversary of the Issue Date in an aggregate principal amount not to exceed $500,000 in any twelve-month period and (B) subsequent to the third anniversary of the Issue Date in an aggregate principal amount not to exceed $2 million in any twelve month period; provided that (1) subsequent to the third anniversary of the Issue Date, the Company may make an additional $2 million of such payments in any such twelve-month period if, after giving pro forma effect to all such payments, the Consolidated Coverage Ratio would be greater than 2.5:1, and (2) to the extent such Management Equity Interests have been exchanged for Put/Call Promissory Notes or Put/Call Preferred Stock incurred or issued in accordance with clause
(xi) under 'Limitation on Indebtedness and Preferred Stock,' such amounts may be applied toward the repurchase of or payment on such Put/Call Promissory Notes and Put/Call Preferred Stock; and provided further that such amounts will be included in the calculation of the amount of Restricted Payments pursuant to clause (3) of paragraph (a) above; (vii) the repurchase of Management Equity Interests in exchange for Put/Call Promissory Notes and Put/Call Preferred Stock incurred or issued in accordance with clause (xi) under 'Limitation on Indebtedness and Preferred Stock'; provided that such repurchase will be excluded in the calculation of the amount of Restricted Payments pursuant to clause (3) of paragraph (a) above; and (viii) other Restricted Payments in an aggregate amount not to exceed $5 million; provided that such amounts will be included in the

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calculation of the amount of Restricted Payments pursuant to clause (3) of paragraph (a) above; provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted by clauses (v), (vi), and (viii) no Default or Event of Default shall have occurred and be continuing. In addition, payments and transactions permitted pursuant to clauses (v), (vi), (vii),
(viii), (ix) and (x) of paragraph (b) under 'Certain Covenants--Limitation on Transactions with Affiliates' below shall not be deemed to be Restricted Payments.

     Limitation on Restrictions on Distributions from Restricted
Subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligation owed to the Company, (ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company or any Restricted Subsidiary, except: (1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date (including pursuant to the New Credit Facility); (2) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Capital Stock of such Restricted Subsidiary or Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company or a Restricted Subsidiary and outstanding on such date (other than Indebtedness Incurred in connection with, or in contemplation of, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or a Restricted Subsidiary); (3) any encumbrance or restriction contained in agreements or instruments with respect to purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired; (4) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (1), (2) or (3) of this covenant or contained in any amendment to an agreement referred to in clause (1), (2) or (3) of this covenant; provided, however, that the encumbrances and restrictions contained in any such refinancing agreement or amendment are not, taken as a whole, materially less favorable to the Noteholders than the encumbrances and restrictions contained in any such agreement as determined in good faith by the Company; (5) in the case of clause (iii), any encumbrance or restriction (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract,
(B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) contained in security agreements, mortgages or Capitalized Lease Obligations securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restrictions restrict the transfer of the property subject to such security agreements, mortgages or Capitalized Lease Obligations; (6) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; (7) any encumbrance or restriction arising under or by reason of applicable law; (8) any encumbrance or restriction contained in the Indenture; and (9) customary net worth provisions contained in leases and other agreements entered into by a Restricted Subsidiary in the ordinary course of business; and (10) customary restrictions contained in any agreements or documentation governing Indebtedness issued pursuant to clause (xiii) of paragraph (b) of the covenant described above under the caption '--Certain Covenants--Limitation on Indebtedness and Preferred Stock'; provided that such restrictions are no more restrictive, taken as a whole, than those pursuant to the New Credit Facility.

     Limitation on Sales of Assets and Subsidiary Stock. (a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the Board of Directors of the Company (including as to the value of all non cash consideration), of the shares and assets subject to such Asset Disposition, (ii) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or Temporary Cash Investments and (iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be, within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash (A) first, to the extent the Company or any Restricted

Subsidiary, as the case may be, elects (or is required by the terms of the New Credit Facility or any Senior Indebtedness), to prepay, repay or purchase Indebtedness under the New Credit Facility or other Senior Indebtedness or Indebtedness (other than Disqualified Stock) of a Wholly Owned Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company); (B) second to the extent of any remaining balance of Net Available

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Cash after any election in accordance with clause (A) (or in any combination with clause (A)), to the extent the Company or such Restricted Subsidiary, as the case may be, elects, to the investment by the Company or any Wholly Owned Subsidiary in Additional Assets; (C) third to the extent of any remaining balance of such Net Available Cash after any election in accordance with clauses
(A) and (B), to make an Offer (as defined below) to purchase Notes pursuant to and subject to the conditions set forth in paragraph (b) of this covenant within 45 days from the 365th day after the later of the date of such Asset Disposition and the receipt of such Net Available Cash; and (D) fourth to the extent of any remaining balance of such Net Available Cash after election or application in accordance with clauses (A), (B) and (C), to general corporate purposes; provided, however, that in connection with any prepayment, repayment, purchase or other acquisition of Indebtedness pursuant to clause (A) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause any related loan commitment or availability (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

     Notwithstanding the foregoing provisions, the Company and its Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance herewith except to the extent that the aggregate Net Available Cash from all Asset Dispositions exceeds $2,000,000. The Company shall not be required to make an Offer for Notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (A) and (B)) is less than $5,000,000 (which lesser amounts shall be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from subsequent Asset Dispositions).

     For the purposes of this covenant, the following are deemed to be cash: (x) the assumption by the transferee of Indebtedness of the Company or any Restricted Subsidiary (other than Indebtedness that is subordinated to the Notes or the Subsidiary Guarantees) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition, and (y) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash or Temporary Cash Investments.

     (b) In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (a)(iii)(C) of this covenant, the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes (the 'Offer') at a purchase price of 100% of their principal amount plus accrued interest and Liquidated Damages, if any, to the date of purchase in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of

Notes tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the Notes, the Company will apply the remaining Net Available Cash in accordance with clause (a)(iii)(D) above.

     (c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

     Limitation on Transactions with Affiliates. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of transactions (including the purchase, sale, lease or exchange of any property, or rendering of any service) with any Affiliate of the Company or a Restricted Subsidiary (an 'Affiliate Transaction') unless (i) the terms of such transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate; (ii) in the event such Affiliate Transaction involves an aggregate amount in excess of $1,000,000, the terms of such transaction shall have been approved by a majority of the members of the Board of Directors of the Company (and such majority determines that such Affiliate Transaction satisfies the criteria in clause (i) above) and (iii) in the event such Affiliate Transaction involves an aggregate amount in excess of $5,000,000, the Company has received a written opinion from a nationally recognized independent investment banking, accounting or appraisal firm that such Affiliate Transaction is fair to the Company or such Restricted Subsidiary from a financial point of view.

     (b) The foregoing shall not apply to (i) any Restricted Payment permitted to be made pursuant to 'Limitation on Restricted Payments,' (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock

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ownership plans approved by the Board of Directors of the Company, (iii) any fees, indemnities, loans or advances to employees in the ordinary course of business, (iv) any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, (v) any agreement in effect on the Issue Date or any amendment thereto or transaction contemplated thereby (and any replacement or amendment of any such agreement so long as any such amendment or replacement thereof is not materially less favorable to the Holders than the original agreement in effect on the Issue Date), (vi) payments by the Company or any of its Restricted Subsidiaries to Mentmore and/or its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved a majority of the members of the Board of Directors of the Company in good faith;
(vii) payments under any tax sharing agreement to the extent such payments do not otherwise exceed the tax liability the Company would have had were it not party to such tax sharing agreement; (viii) any other payment or reimbursement of reasonable and customary fees and expenses incurred by an Affiliate for services rendered to the Company or any of its Restricted Subsidiaries not to exceed $250,000 in any twelve-month period (without duplication for any amounts paid pursuant to any other clause of this covenant); (ix) the application of the proceeds of the Initial Offering and the transactions entered into in connection therewith in the manner contemplated thereby; and (x) (A) payments under the Management Agreement in an amount not to exceed $750,000 in any fiscal year and
(B) after the first anniversary of the Issue Date, additional payments under the Management Agreement in an amount not to exceed 1% of the Company's total consolidated sales in any fiscal year less any amount paid pursuant to the preceding clause (A), provided, in the case of clause (B) above, that the Company's Consolidated Coverage Ratio, after giving pro forma effect to such payment, is equal to or greater than 2.25 to 1, in each case plus reasonable expenses incurred in connection with and reimbursable under the Management Agreement.

     Limitation on Sales of Subsidiary Capital Stock. The Company (i) will not, and will not permit any Restricted Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than to the Company or a Wholly Owned Subsidiary) and (ii) will not permit any Restricted Subsidiary to issue any of its Capital Stock (other than to management of such Restricted Subsidiary and, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Subsidiary, unless (a) after any such transfer, conveyance, sale, lease, disposition or issuance, such Restricted Subsidiary continues to be a Restricted Subsidiary and
(b) the net cash proceeds from such transfer, conveyance, sale, lease, disposition or issuance are applied in accordance with the covenant described above under 'Limitation on Sales of Assets and Subsidiary Stock'; provided, however, that this provision shall not prohibit the transfer, conveyance, sale, lease or other disposition of all of the Capital Stock of any Restricted Subsidiary or the retention of Preferred Stock which is not Disqualified Stock in connection with any such transfer, conveyance, sale, lease or other disposition.

     SEC Reports. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (unless the SEC will not accept such a filing) and provide the Trustee and Noteholders with the annual reports and such information, documents and other reports which are specified in Sections 13 and 15(d) of the Exchange Act. The Company also will comply with the other provisions of TIA Section 314(a). Notwithstanding the foregoing, the Company shall not be required to make any such filings prior to the date on which the Company's annual report on Form 10-K for the fiscal year ended December 31, 1997 would have been required to be filed if, at the time such filings would have been required to be made with the Commission, either (i) the Company shall have provided to each Holder the information that would have been required to be filed or (ii) the Exchange Offer Registration Statement has been filed with the Commission but has not yet been declared effective and copies of the Exchange Offer Registration Statement and any amendments thereto (to the extent such registration statement and/or amendments contain additional information not disclosed in the Offering Memorandum that would have been the subject of a filing required to be made under Section 13 or 15(d) of the Exchange Act) have been provided to each Holder, provided that any exhibits to the Exchange Offer Registration Statement (or any amendments thereto) need not be delivered to any Holder of the Notes, but sufficient copies thereto shall be furnished to the Trustee as reasonably requested to permit the Trustee to deliver any such exhibits to any Holder upon request. In addition, the Company and the Subsidiary Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144(d)(4) under the Securities Act.

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     Future Guarantors.  The Company shall cause each new Subsidiary having either net assets or stockholders' equity in excess of $50,000 (other than (i) a new Subsidiary designated as an Unrestricted Subsidiary and (ii) Foreign Subsidiaries) to become a Subsidiary Guarantor under the Indenture and thereby Guarantee the Notes on the terms and conditions set forth in the Indenture.

MERGER AND CONSOLIDATION

     The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its consolidated assets to, any Person, unless: (i) the resulting, surviving or transferee Person (the 'Successor Company') will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture; (ii) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default will have occurred and be continuing; (iii) immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under '--Limitation on Indebtedness and Preferred Stock;' (iv) immediately after giving effect to such transaction, the Successor Company will have a Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company immediately prior to such transaction; and (v) the Company will have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture, as set forth in the Indenture.

     The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor Company in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes.


DEFAULTS

     An Event of Default is defined in the Indenture as (i) a default in any payment of interest on or Liquidated Damages, if any, with respect to, any Note when due, and continuance of such default for a period of 30 days, whether or not such payment is prohibited by the provisions described under 'Ranking and Subordination' above (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under 'Ranking and Subordination' above (iii) the failure by the Company to comply with its obligations under '--Merger and Consolidation,' (iv) the failure by the Company to comply for 30 days after notice with any of its obligations under the covenants described under '--Change of Control' or '--Certain Covenants' (in each case, other than a failure to purchase Notes), (v) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Indenture, (vi) the failure by the Company or any Significant Subsidiary of the Company to pay any interest or principal of or premium on Indebtedness within any applicable grace period provided in such Indebtedness after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10 million or its foreign currency equivalent (the 'cross acceleration provision'), (vii) certain events of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary of the Company (the 'bankruptcy provisions'), (viii) any final, non-appealable judgment or decree by a court of competent jurisdiction for the payment of money in excess of $10 million is rendered against the Company or any Significant Subsidiary of the Company and such judgment or decree remains outstanding for a period of 60 day following such judgment and is not discharged, waived or stayed (the 'judgment default provision') or (ix) except as permitted by the Indenture, a Subsidiary Guarantee ceases to be in full force and effect or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee.

     The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

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     However, a default under clauses (iv) or (v) of the first paragraph above will not constitute an Event of Default until the Trustee or the Holders of 25% in aggregate principal amount of the outstanding Notes notify the Company as provided in the Indenture of the default and the Company does not cure such default within the time specified in clauses (iv) and (v) hereof after receipt of such notice.

     If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a notice of acceleration may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable; provided that, so long as any Designated Senior Indebtedness shall be outstanding, such acceleration shall not be effective until the earlier of (i) an acceleration of any such Designated Senior Indebtedness and (ii) five Business Days after receipt by the Company and the Representative of written notice of such acceleration. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and accrued interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in aggregate principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder shall have previously given the Trustee notice that an Event of Default is continuing,
(ii) Holders of at least 25% in aggregate principal amount of the outstanding Notes shall have requested the Trustee to pursue the remedy, (iii) such Holders shall have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee shall not have complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes shall not have given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

     The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with the purchase of, or tender offer or exchange offer for, Notes) and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with the purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each Holder of an outstanding Note affected, no

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amendment may (with respect to any Notes held by a nonconsenting holder) (i)
reduce the amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under '--Optional Redemption,' (v) make any Note payable in money other than that stated in the Note, (vi) impair the right of any Holder to receive payment of principal of and interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes or (vii) make any change in the foregoing amendment provisions which require each Holder's consent.

     Without the consent of any Holder, the Company and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are as described in Section 163(f)(2)(B) of the Code), to add additional Guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the Noteholders or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any Holder and to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

     The consent of the Noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, the Company is required to mail to Noteholders a notice briefly describing such amendment. However, the failure to give such notice to all Noteholders, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER AND EXCHANGE

     A Noteholder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a Noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Noteholder to pay any taxes required by law or permitted by the Indenture, including any transfer tax or other similar governmental charge payable in connection therewith. The Company is not required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to a selection of Notes to be redeemed. The Notes will be issued in registered form and the registered holder of a Note will be treated as the owner of such Note for all purposes.

DEFEASANCE

     The Company at any time may terminate all its obligations under the Notes and the Indenture ('legal defeasance'), except for certain obligations, including those with respect to the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under the covenants described under 'Certain Covenants' and 'Change of Control' and thereafter any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes. In addition, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under '--Defaults' and the limitations contained in clauses (iii) and (iv) under '--Merger and Consolidation' will not be applicable ('covenant defeasance').

     The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in

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clause (iv), (v), (vi), (vii) (with respect only to Significant Subsidiaries) or
(viii) under '--Defaults' above or because of the failure of the Company to comply with clause (iii) or (iv) under '--Merger and Consolidation.'

     In order to exercise either defeasance option, the Company must irrevocably deposit or cause to be deposited in trust (the 'defeasance trust') with the Trustee money or U.S. Government Obligations which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide cash at such times and in such amounts as will be sufficient to pay principal and interest and Liquidated Damages, if any, when due on all the Notes (except lost, stolen or destroyed Notes which have been replaced or repaid) to maturity or redemption, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

CONCERNING THE TRUSTEE

     Marine Midland Bank is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

GOVERNING LAW

     The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     'Acquired Indebtedness' of any specified Person means Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Restricted Subsidiary of such specified Person, including Indebtedness Incurred in connection with, or in contemplation of, such other Person's becoming a Restricted Subsidiary of such specified Person.

     'Additional Assets' means (i) any property or assets (other than Indebtedness and Capital Stock) used in connection with the business of the Company or any of its Restricted Subsidiaries on the Issue Date or in a Related Business or (ii) the Capital Stock of a Person that is a Restricted Subsidiary prior to the acquisition of such Capital Stock or becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; provided, however, that, in the case of clause
(ii), such Restricted Subsidiary is primarily engaged in a Related Business.

     'Affiliate' of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, 'control' when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms 'controlling' and 'controlled' have meanings correlative to the foregoing; provided that the beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

     'Asset Disposition' means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares), property or other assets, including by way of a Sale/Leaseback Transaction (each referred to for the purposes of this definition as a 'disposition'), by the Company or any of its Restricted Subsidiaries, in each case resulting in Net Available Cash of $1,000,000 or more (including any disposition by means of a merger, consolidation or similar transaction, except that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption '--Change of Control' and/or the provisions described above under the caption '--Merger and Consolidation' and not by the provisions of the covenant 'Limitation on Sales of Assets and Subsidiary Stock') other than (i) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary, (ii) a disposition of property or assets in the ordinary course of business, (iii) dispositions of inventory in the ordinary course of

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business, (iv) for purposes of the 'Limitation on Sales of Assets and Subsidiary
Stock' covenant only, a disposition that constitutes a Restricted Payment permitted by the 'Limitation on Restricted Payments' covenant and (v) dispositions of obsolete or worn-out equipment.

     'Average Life' means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the product of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

     'Bank Indebtedness' means any and all Obligations, whether outstanding on the Issue Date or thereafter incurred, payable by the Company or its Subsidiaries under or in respect of the New Credit Facility and any related notes, collateral documents, letters of credit and guarantees, including, without limitation, principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees, indemnities and all other amounts payable thereunder or in respect thereof.

     'Board of Directors' means the Board of Directors or equivalent governing body of a Person (or the general partner of such Person, as the case may be) or any committee thereof duly authorized to act on behalf of such Board of Directors or equivalent governing body.

     'Business Day' means a day other than a Saturday, Sunday or other day on which banking institutions in New York State are authorized or required by law to close.

     'Capitalized Lease Obligation' of a Person means an obligation of such Person that is required to be classified and accounted for on the balance sheet of such Person as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease.

     'Capital Stock' of any Person means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, in each case, including Preferred Stock.

     'Code' means the Internal Revenue Code of 1986, as amended.

     'Consolidated Coverage Ratio' as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which internal financial information is available ending at least 30 days prior to the date of such determination to
(ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that, without duplication, (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness (other than in the case of Indebtedness arising under revolving credit borrowings, in which case Consolidated Interest Expense shall be computed based upon the average daily balance of such Indebtedness during the period) since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (2) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid,

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repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (and, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence or retirement of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and EBITDA for such period shall be calculated without giving effect to clause (ii) set forth in the definition of Consolidated Net Income and (4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness).

     'Consolidated Interest Expense' means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such interest expense, (i) interest expense attributable to capital leases, (ii) amortization of debt discount and debt issuance cost (excluding the amortization of deferred financing fees), (iii) capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) interest actually paid by the Company or any such Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person, (vii) net costs associated with Hedging Obligations (including amortization of fees), (viii) (A) Disqualified Stock dividends and (B) Preferred Stock dividends of a Restricted Subsidiary that is not a Subsidiary Guarantor, in each case other than dividends paid in Capital Stock (except Disqualified Stock) and only in respect of such Disqualified Stock or Preferred Stock held by Persons other than the Company or a Wholly Owned Subsidiary and (ix) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust; provided, however, that there shall be excluded therefrom
(A) any such interest expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not Guaranteed or paid by the Company or any Restricted Subsidiary, (B) interest on Put/Call Promissory Notes and (C) dividends on Put/Call Preferred Stock.


     'Consolidated Net Income' means, for any period, the net income (loss) of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

          (i) any net income (loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that (A), subject to the limitations contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) the Company's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period shall be included in determining such Consolidated Net Income,

          (ii) any net income (loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition,

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          (iii) any net income of any Restricted Subsidiary to the extent such
     Restricted Subsidiary is prohibited, directly or indirectly, from paying dividends or distributions, directly or indirectly, to the Company or any other Restricted Subsidiary, except that (A), subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend paid to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income,

          (iv) any gain or loss realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person,

          (v) any extraordinary gain or loss,

          (vi) the cumulative effect of a change in accounting principles,

          (vii) foreign currency exchange gains and losses, and

          (viii) any income (loss) from discontinued operations.


     Notwithstanding the foregoing, for the purpose of the covenant described under 'Certain Covenants--Limitation on Restricted Payments' only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

     'Consolidated Net Worth' means the total of the amounts shown on the balance sheet of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 30 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of the Company plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

     'Continuing Directors' means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the Issue Date or (ii) was nominated by either of the Principals to serve on such Board of Directors.

     'Currency Agreement' means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement or arrangement as to which such Person is a party or a beneficiary.

     'Default' means any event which is, or after notice or passage of time or both would be, an Event of Default.

     'Designated Senior Indebtedness' means (i) the Bank Indebtedness in the case of the Company, (ii) any Guarantee by a Subsidiary Guarantor of the Bank Indebtedness in the case of such Subsidiary Guarantor and (iii) any other Senior Indebtedness in the case of the Company or Guarantor Senior Indebtedness in the case of such Subsidiary Guarantor which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $10 million and is specifically designated by the Company or such Subsidiary Guarantor as 'Designated Senior Indebtedness' for purposes of the Indenture.

     'Disqualified Stock' means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,
(ii) is convertible or exchangeable automatically or at the option of the holder thereof for Indebtedness or other Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the 91st day following the Stated Maturity of the Notes.

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     'EBITDA' for any period means the Consolidated Net Income for such period, plus the following (without duplication) to the extent deducted in calculating such Consolidated Net Income: (i) income tax expense, (ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) amortization expense (including amortization of goodwill and other intangibles), (v) non-cash management compensation expense, (vi) any increase in cost of sales resulting from the write-up of inventory in accordance with Accounting Principles Board Opinion No. 16 (or a successor provision) and (vii) all other non-cash items reducing Consolidated Net Income (excluding any non-cash item to the extent it requires an accrual of or reserve for cash disbursements for any future period), in each case for such period, (viii) any extraordinary, non-recurring or unusual loss plus any net loss realized in connection with an asset disposition and (ix) all premiums or prepayments of Indebtedness and minus (x) all non-cash items increasing Consolidated Net Income.

     'Exchange Act' means the Securities Exchange Act of 1934, as amended.

     'Foreign Subsidiary' means any Subsidiary which is incorporated or otherwise organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

     'GAAP' means generally accepted accounting principles in the United States of America as in effect as of the date of the Indenture, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

     'Guarantee' means a guarantee, direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness; provided, however, that the term 'Guarantee' shall not include endorsements for collection or deposit in the ordinary course of business. The term 'Guarantee' used as a verb has a corresponding meaning.

     'Guarantor Senior Indebtedness' means, with respect to a Subsidiary Guarantor, whether outstanding on the Issue Date or thereafter incurred, (i) any Guarantee of Indebtedness of the Company and its Subsidiaries under the New Credit Facility, including, without limitation, obligations of the Company to pay principal and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law), reimbursement obligations under letters of credit, fees, expenses and indemnities, and all Hedging Obligations entered into with any lender under the New Credit Facility, whether outstanding on the date of the Indenture or thereafter incurred, (ii) the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other Obligations with respect to, any other Indebtedness of such Subsidiary Guarantor permitted to be incurred by such Subsidiary Guarantor under the terms of the Indenture, whether outstanding on the date of the Indenture or thereafter incurred, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee and (iii) all Obligations of the Subsidiary Guarantor with respect to the foregoing; provided, however, that Guarantor Senior Indebtedness shall not include (1) any obligations of such Subsidiary Guarantor to the Company or any other Subsidiary of the Company, (2) any liability for Federal, state, local or other taxes owed or owing by such Subsidiary Guarantor, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities) or (4) any Indebtedness, Guarantee or obligation of such Subsidiary Guarantor that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of such Subsidiary Guarantor, including any Guarantor Senior Subordinated Indebtedness and Guarantor Subordinated Obligations of such Subsidiary Guarantor.

     'Guarantor Senior Subordinated Indebtedness' means, with respect to a Subsidiary Guarantor, the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee and any other Indebtedness of such Subsidiary Guarantor, whether outstanding on the Issue Date or thereafter incurred, that specifically provides that such Indebtedness is to rank pari passu in right of payment with the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee and is not subordinated by its terms in right of payment to any Indebtedness or

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

other obligation of such Subsidiary Guarantor which is not Guarantor Senior Indebtedness of such Subsidiary Guarantor.

     'Guarantor Subordinated Obligation' means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter incurred) which is subordinate or junior in right of payment to the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee pursuant to a written agreement.

     'Hedging Obligations' of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

     'Holder' or 'Noteholder' means the Person in whose name a Note is registered on the Registrar's books.

     'Incur' means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Disqualified Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Subsidiary at the time it becomes a Subsidiary.

     'Indebtedness' means, with respect to any Person on any date of determination (without duplication),

          (i) the principal of and, if any is due and payable at such time, premium in respect of indebtedness of such Person for borrowed money,


          (ii) the principal of and, if any is due and payable at such time, premium in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

          (iii) all obligations of such Person in respect of unreimbursed drawings under letters of credit or other similar instruments (including reimbursement obligations with respect thereto) (other than letters of credit securing obligations entered into in the ordinary course of business to the extent any drawings thereunder are reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit),

          (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services,

          (v) all Capitalized Lease Obligations of such Person,

          (vi) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary that is not a Subsidiary Guarantor, the aggregate liquidation preference of any Preferred Stock (but excluding, in each case, any accrued dividends),

          (vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Person,

          (viii) all Indebtedness of other Persons to the extent Guaranteed by such Person,

          (ix) to the extent not otherwise included in this definition, Hedging Obligations and,

          (x) Acquired Indebtedness.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above (or the accreted value thereof, in the case of Indebtedness that does not require current payments of interest) and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. Indebtedness shall not include interest or commitment or other fees.

     'Interest Rate Agreement' means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.


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     'Investment' in any Person means any direct or indirect advance, loan
(other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person and advances to employees of such Person and its Restricted Subsidiaries made in the ordinary course of business) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition for consideration of Capital Stock, Indebtedness or other similar instruments issued by such Person; provided that if the sole consideration for any such investment is Capital Stock of such Person or its Subsidiaries that is not Disqualified Stock, then such investment shall not be deemed an Investment for purposes of the Indenture. 'Investment' shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with such Person's normal trade practices. For purposes of the definition of 'Unrestricted Subsidiary' and the 'Limitation on Restricted Payments' covenant, (i) 'Investment' shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent 'Investment' in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company's 'Investment' in such Subsidiary at the time of such original designation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors. For the purposes of calculating the amount of other 'Investments,' including Permitted Investments, the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income.

     'Issue Date' means the date on which the Notes are originally issued.

     'KII Holding' means KII Holding Corp., a Restricted Subsidiary of the Company on the Issue Date, and its successors and assigns.

     'Kleinert' means Kleinert Industries, Inc., the predecessor to Stellex Aerospace, Inc. and a Restricted Subsidiary of the Company on the Issue Date.

     'Lien' means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     'Make-Whole Premium' means, with respect to a Note, an amount equal to the greater of (i) 4.75% of the outstanding principal amount of such Note and (ii) the excess of (a) the present value of the remaining interest, premium and principal payments due on such Note as if such Note were redeemed on November 1, 2002, computed using a discount rate equal to the Treasury Rate plus 75 basis points, over (b) the outstanding principal amount of such Note.

     'Management Agreement' means the Management Advisory Services Agreement, dated as of July 1, 1997, between the Company, certain of its Subsidiaries and Mentmore, as it may be amended, modified, supplemented or restated from time to time.

     'Management Equity Interests' means shares of Capital Stock of the Company or of a Subsidiary Guarantor, options, warrants or stock appreciation or similar rights, in each case held by any current or former officer, employee or other member of management (or their estates or beneficiaries under their estates) of the Company or of such Subsidiary Guarantor pursuant to any management equity subscription agreement, employment agreement, employee benefit plan, stockholder agreement, stock option agreement or similar management investor agreement and which may be required to be repurchased by the Company or such Subsidiary Guarantor, or which may be repurchased at the option of the Company or such Subsidiary Guarantor, in each case pursuant to the terms of any such agreement under which such equity interests were issued.

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

     'Mentmore' means Mentmore Holdings Corporation and its successors.

     'Net Available Cash' from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a Note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form) therefrom, in each case net of (i) all legal, accounting, investment banking, financial advisory, brokerage, consultant, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition,
(iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (iv) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition, including, without limitation, in respect of sales price adjustments, pension and other post-employment benefit liabilities and liabilities related to indemnification obligations associated with the assets sold or disposed of in such Asset Disposition.

     'Net Cash Proceeds', with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     'New Credit Facility' means that certain credit facility entered into on the Issue Date among the Company, the Subsidiary Guarantors, Societe Generale, and the lenders from time to time party thereto, including all collateral documents, instruments and agreements executed in connection therewith, and the term New Credit Facility shall also include any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any credit facilities or agreements that replace, refund or refinance any part of the loans, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility that increases the amount borrowable thereunder or alters the maturity thereof.

     'Non-Recourse Debt' means Indebtedness (i) as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise) and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

     'Obligations' means any principal, interest, penalties, fees, indemnities, damages and other liabilities payable under the instruments governing, or under agreements entered into in connection with, any Indebtedness.

     'Permitted Holders' means (i) Richard L. Kramer and William L. Remley (the 'Principals'), (ii) any spouse or immediate family member of a Principal and any child or spouse of any spouse or immediate family member of a Principal, (iii) a trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding, directly or indirectly, a controlling interest of which consists of a Principal and/or such other Persons referred to in the immediately preceding clause (ii) or (iv) the trustees of any trust referred to in clause (iii).

     'Permitted Investment' means an Investment by the Company or any Restricted Subsidiary in (i) the Company or in a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business; (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary;

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

provided, however, that such Person's primary business is a Related Business;
(iii) Temporary Cash Investments; (iv) receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances; (v) payroll, travel, relocation and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) loans or advances to employees made in the ordinary course of business of the Company or such Restricted Subsidiary; (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments; (viii) Guarantees permitted to be made pursuant to the covenant 'Limitation on Indebtedness and Preferred Stock'; (ix) Investments in securities of trade creditors received in settlement of obligations or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditors of customers, (x) Currency Agreements and Interest Rate Agreements entered into in the ordinary course of business; provided that such agreements are entered into for bona fide hedging purposes, are not for speculation or trading purposes and are designed to protect against fluctuations in interest rates, currency exchange rates or commodity prices, as the case may be, and, in the case of Interest Rate Agreements, any such Interest Rate Agreement has a notional amount corresponding to the Indebtedness being hedged thereby, (xi) Investments made by the Company or a Restricted Subsidiary in connection with an Asset Disposition made in compliance with the covenant 'Limitation on Sales of Assets and Subsidiary Stock,' (xii) any acquisition of assets solely in exchange for the issuance of Capital Stock (other than Disqualified Stock) of the Company; (xiii) any Investment existing on the date of the Indenture; and (xiv) other Investments in any Person having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause (xiv) that are at the time outstanding, not to exceed $5 million.

     'Permitted Junior Securities' means (A) Capital Stock of the Company or (B) debt securities that (i) are subordinated to all Senior Indebtedness (and any debt securities issued in exchange for Senior Indebtedness) to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Indebtedness and (ii) have a Stated Maturity no earlier than one year after the Stated Maturity of the New Credit Facility (or, if earlier, the Notes).

     'Permitted Liens' means (i) Liens securing Senior Indebtedness and Guarantor Senior Indebtedness that was permitted by the terms of the Indenture to be incurred; (ii) Liens in favor of the Company or any Restricted Subsidiary;
(iii) Liens on property of a Person existing at the time such Person becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the time such Person becomes a Subsidiary or the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (ix) of the second paragraph of the covenant entitle '--Limitation on Indebtedness and Preferred Stock' covering only the assets acquired with such Indebtedness; (vii) Liens existing on the date of the Indenture; (viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (ix) statutory Liens or landlords', carriers', warehousemens', mechanics', suppliers' or similar Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company; (x) easements, minor title defects, irregularities in title or other charges or encumbrances on property not interfering in any material respect with the use of such property by the Company or a Subsidiary of the Company; (xi) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (xii) liens securing industrial revenue bonds or other tax-favored financing; (xiii) deposit arrangements entered into in connection with acquisitions or in the ordinary course of business; (xiv) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $2 million at any one time outstanding; and (xv) any extensions, substitutions, replacements or renewals of the foregoing.

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     'Person' means any individual, corporation, partnership joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     'Preferred Stock', as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     'Public Equity Offering' means an underwritten primary public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

     'Put/Call Preferred Stock' means preferred stock which may be issued by the Company or a Subsidiary Guarantor to the holders of any Management Equity Interests of the Company or such Subsidiary Guarantor in exchange for such Management Equity Interests held by such holders; provided that (a) payments on such preferred stock, including pursuant to any redemption, repurchase or default provision, and payments of dividends on such preferred stock, in each case in cash, may be made only to the extent Restricted Payments would then be permitted to be made in accordance with the covenant 'Limitations on Restricted Payments,' with any such payment being included in the calculation of the amount of Restricted Payments pursuant to clause (3) of paragraph (a) of such covenant and (b) no failure to pay such preferred stock or failure to comply with any other provision of such preferred stock or of the instrument governing such preferred stock shall cause a default or event of default under any Indebtedness of the Company and its Restricted Subsidiaries.

     'Put/Call Promissory Notes' means promissory notes which may be issued by the Company or a Subsidiary Guarantor to the holders of any Management Equity Interests of the Company or such Subsidiary Guarantor in exchange for such Management Equity Interests held by such holders; provided that (a) such notes and any guarantees thereof are expressly subordinated to the Notes or the applicable Subsidiary Guarantee pursuant to the terms of the instrument governing such notes, (b) such notes are not secured by any Lien or any property or assets of the Company or any of its Restricted Subsidiaries, (c) payments of principal on such notes, including pursuant to any guarantee, redemption, repurchase or default provision, and payments of interest on such notes, including pursuant to any guarantee, in each case in cash, may be made only to the extent Restricted Payments would then be permitted to be made in accordance with the covenant 'Limitation on Restricted Payments,' with any such payment being included in the calculation of the amount of Restricted Payments pursuant to clause (3) of paragraph (a) of such covenant and (d) no failure to pay such notes or failure to comply with any other provision of such notes or of the instrument governing such notes shall cause a default or event of default under any Indebtedness of the Company and its Restricted Subsidiaries.

     'Refinancing Indebtedness' means Indebtedness issued in exchange for, or that refunds, refinances, replaces, renews, repays or extends (including pursuant to any defeasance or discharge mechanism) (collectively, 'refinances,' and 'refinanced' shall have a correlative meaning) any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances other Refinancing Indebtedness; provided, however, that (i) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced (or, if earlier, the Notes), (ii) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced and (iii) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus the amount of reasonable fees and expenses and prepayment premiums incurred in connection with such refinancing; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary which is not a Subsidiary Guarantor that refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary (unless such Unrestricted Subsidiary is concurrently redesignated a Restricted Subsidiary).

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     'Related Business' means the businesses of the Company and the Restricted
Subsidiaries on the date of the Indenture and any business related, ancillary or complementary thereto, or which is an extension thereof, in each case as determined by the Company in good faith.

     'Representative' means any trustee, agent or representative (if any) of an issue of Designated Senior Indebtedness.

     'Restricted Subsidiary' means any Subsidiary of the Company other than an Unrestricted Subsidiary.

     'Sale/Leaseback Transaction' means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person (other than to the Company or a Restricted Subsidiary) and the Company or a Restricted Subsidiary leases it from such Person.

     'SEC' means the U.S. Securities and Exchange Commission.

     'Secured Indebtedness' means any Indebtedness of the Company or a Subsidiary Guarantor secured by a Lien.

     'Senior Subordinated Indebtedness' means the Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank pari passu with the Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness.

     'Series B Preferred Stock' means Series B Preferred Stock of KII Holding required to be issued to its officers and employees pursuant to the Agreement, dated as of July 1, 1997, among KII Holding and the other parties thereto.

     'Significant Subsidiary' means any Restricted Subsidiary that would be a 'Significant Subsidiary' of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     'Stated Maturity' means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     'Subordinated Obligation' means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement.

     'Subsidiary' of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

     'Subsidiary Guarantee' means the Guarantee by a Subsidiary Guarantor of the Company's obligations with respect to the Notes.

     'Subsidiary Guarantor' means each Subsidiary of the Company existing on the Issue Date and each new Subsidiary (other than Foreign Subsidiaries and Unrestricted Subsidiaries) that guarantees the Company's obligations with respect to the Notes.

     'Temporary Cash Investments' means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof,
(ii) investments in time deposit accounts, certificates of deposit, eurodollar time deposits, bankers' acceptances and money market deposits maturing within 360 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof) and whose long-term debt is rated 'A' (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act), (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of 'P-1' (or higher) according to Moody's Investors Service, Inc. or 'A-1' (or higher) according to Standard & Poor's Ratings Group, (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least 'A' by Standard & Poor's Ratings Group or 'A' by Moody's Investors Service, Inc. and
(vi) investment funds registered under the Investment Company Act of 1940, as amended, investing at least 95% of their assets in securities of any of the types described in clauses (i) through (v) above.

     'TIA' means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the Indenture.


     'Trade Payables' means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

     'Unrestricted Subsidiary' means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total consolidated assets of $10,000 or less or (B) if such Subsidiary has consolidated assets greater than $10,000, then such designation would be permitted under 'Limitation on Restricted Payments.' The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under clause (a) of 'Limitation on Indebtedness and Preferred Stock' and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     'U.S. Government Obligations' means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

     'Voting Stock' of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

     'Wholly Owned Subsidiary' means a Restricted Subsidiary of the Company all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

BOOK-ENTRY; DELIVERY AND FORM

     Except as set forth below, the New Notes will initially be issued in the form of one or more registered Notes in global form without coupons (each a 'Global Note'). Each Global Note will be deposited upon issuance with, or on behalf of, The Depository Trust Company (the 'Depository') and registered in the name of Cede & Co., as nominee of the Depository, or will remain in the custody of the Trustee pursuant to the FAST Balance Certificate Agreement between the Depository and the Trustee.

     New Notes that are issued in respect of Notes that were (i) originally issued to or transferred to institutional 'accredited investors,' as defined in

Rule 501(a) (1), (3) or (7) under the Securities Act ('Institutional Accredited Investors'), who are not QIBs or to any other persons who are not QIBs or (ii) issued as described below under 'Certificated Securities,' will be issued in registered definitive form without coupons (the 'Certificated Securities'). Upon the transfer to a QIB of Certificated Securities, such Certificated Securities may, unless the Global Note has previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Note representing the principal amount of Notes being transferred.

     The Depository has advised the Company that it is (i) a limited purpose trust company organized under the laws of the State of New York, (ii) a member of the Federal Reserve System, (iii) a 'clearing corporation' with the meaning of the Uniform Commercial Code, as amended, and (iv) a 'Clearing Agency' registered pursuant to Section 17A of the Exchange Act. The Depository was created to hold securities for its participants (collectively, the 'Participants') and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. The Depository's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the 'Indirect Participants') that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. QIBs may elect to hold Notes purchased by them through the Depository. QIBs who are not Participants may beneficially own securities held by or on behalf of the Depository only through Participants or Indirect Participants. Persons that are not QIBs may not hold Notes through the Depository.

     The Company expects that pursuant to procedures established by the Depository (i) upon deposit of the Global Note, the Depository will credit the accounts of Participants designated by the Exchange Agent with an interest in the Global Note and (ii) ownership of such interests in the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depository (with respect to the interest of Participants), the Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer Notes or to pledge the Notes as collateral will be limited to such extent.

     So long as the Depository or its nominee is the registered owner of the Global Note, the Depository or such nominee, as the case may be, will be considered the sole owner or Holder of the Notes represented by the Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Securities, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to giving of any directions, instruction or approval to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in Notes represented by a Global Note to pledge such interest to persons or entities that do not participate in the Depository's system or to otherwise take action with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

     Accordingly, each QIB owning a beneficial interest in a Global Note must rely on the procedures of the Depository and, if such QIB is not a Participant or an Indirect Participant, on the procedures of the Participant through which such QIB owns its interest, to exercise any rights of a Holder under the Indenture or such Global Note. The Company understands that under existing industry practice, in the event the Company requests any action of holders or a QIB that is an owner of a beneficial interest in a Global Note desires to take any action that the Depository, as the Holder of such Global Note, is entitled to take, the Depository would authorize the Participants to take such action and the Participant would authorize QIBs owning through such Participants to take such action or would otherwise act upon the instruction of such QIBs. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depository, or for maintaining, supervising or reviewing any records of the Depository relating to such Notes.

     Payments with respect to the principal of, premium, if any, and interest on any Notes represented by a Global Note registered in the name of the Depository or its nominee on the applicable record date will be payable by the Trustee to or at the direction of the Depository or its nominee in its capacity as the registered Holder of the Global Note representing such Notes under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payment and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, and interest), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Global Note as shown on the records of the Depository. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants.

CERTIFICATED SECURITIES

     If (i) the Company notifies the Trustee in writing that the Depository is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture or (iii) upon the occurrence of certain other events, then, upon surrender by the Depository of its Global Notes, Certificated Securities will be issued to each person that the Depository identifies as the beneficial owner of the Notes represented by the Global Note. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto.

     Neither the Company nor the Trustee shall be liable for any delay by the Depository or any Participant or Indirect Participant in identifying the beneficial owners of the related Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from the Depository for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS


     The Company recommends that each holder consult such holder's own tax adviser as to the particular tax consequences of exchanging such holder's Old Notes for New Notes, including the applicability and effect of any state, local or foreign tax laws.



                              PLAN OF DISTRIBUTION


     Each Participating Broker-Dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus available to any Participating Broker-Dealer for use in connection
with any such resale. Until            , 1998 (90 days after the commencement of
the Exchange Offer), all dealers effecting transactions in the New Notes, whether or not participating in this distribution, may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sales of the New Notes by Participating Broker-Dealers. New Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such New Notes. Any Participating Broker-Dealer that resells the New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an 'underwriter' within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act.

     For a period of 90 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any broker-dealers and will indemnify Holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the issuance of the New Notes and the Subsidiary Guarantees being offered hereby will be passed upon for the Company and the Subsidiary Guarantors by Winston & Strawn, New York, New York.

                                    EXPERTS

     The consolidated balance sheets as of December 31, 1995 and 1996 and the consolidated statements of income, shareholder's equity, and cash flows for each of the three years in the period ended December 31, 1996 of Kleinert Industries, Inc. and its subsidiaries, the predecessor of Stellex and Subsidiaries, in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing. The combined balance sheets as of December 31, 1995 and 1996 and September 30, 1997 and the combined statements of operations and invested equity and of cash flows for the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997 of the Tactical Systems and Microwave Devices Sectors of Watkins-Johnson Company included in this Prospectus, have been included herein in reliance on the report of Deloitte & Touche, LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing. The balance sheet of Stellex as of September 5, 1997 included in this Prospectus has been included herein in reliance on the report of Deloitte & Touche, LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS*


                                                                                                              PAGE
                                                                                                              ----
STELLEX INDUSTRIES, INC.
Independent Auditors' Report...............................................................................    F-2
Balance Sheet at September 5, 1997.........................................................................    F-3
Notes to Balance Sheet.....................................................................................    F-4
STELLEX INDUSTRIES, INC. AND SUBSIDIARIES (FORMERLY KLEINERT INDUSTRIES, INC. AND SUBSIDIARIES)
FINANCIAL STATEMENTS:
Report of Independent Accountants..........................................................................    F-5
Consolidated Balance Sheets at December 31, 1995 and 1996 and September 30, 1997 (unaudited)...............    F-6
Consolidated Statements of Income for the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1996 and six months ended June 30, 1997 (predecessor)(unaudited)
  and the three months ended September 30, 1997 (successor) (unaudited)....................................    F-7
Consolidated Statements of Shareholder's Equity for the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1997 (predecessor)(unaudited) and the three months ended
  September 30, 1997 (successor)(unaudited)................................................................    F-8
Consolidated Statements of Cash Flows for the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1996 and six months ended June 30, 1997 (predecessor)(unaudited)
  and the three months ended September 30, 1997 (predecessor)(unaudited)...................................    F-9
Notes to Consolidated Financial Statements.................................................................   F-10
FINANCIAL STATEMENT SCHEDULE:
Schedule II--Valuation and Qualifying Accounts and Reserves................................................    S-1
TACTICAL SUBSYSTEMS AND MICROWAVE DEVICES SECTORS OF
  WATKINS-JOHNSON COMPANY
Independent Auditors' Report...............................................................................   F-18
Combined Balance Sheets as of December 31, 1995 and 1996 and September 30, 1997............................   F-19
Combined Statements of Operations and Invested Equity for the years ended December 31, 1995 and 1996 and
  the nine months ended September 30, 1997.................................................................   F-20
Combined Statements of Cash Flows for the years ended December 31, 1995 and 1996 and the nine months ended
  September 30, 1997.......................................................................................   F-21
Notes to Combined Financial Statements.....................................................................   F-22

------------------

* The New Notes are guaranteed by all direct and indirect subsidiaries of Stellex, Stellex has no operations or assets separate from its investments in its subsidiaries and the New Notes are guaranteed on a full and unconditional and joint and several basis by the Subsidiary Guarantors. Accordingly, Stellex has not presented separate financial statements and other disclosures concerning each Subsidiary Guarantor because management has determined that such information is not material to investors.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of Stellex Industries, Inc.:

We have audited the accompanying balance sheet of Stellex Industries, Inc. ('Stellex') as of September 5, 1997. This balance sheet is the responsibility of the management of Stellex. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of Stellex as of September 5, 1997 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
San Jose, California
December 5, 1997

                            STELLEX INDUSTRIES, INC.
                                 BALANCE SHEET
                               SEPTEMBER 5, 1997

ASSETS.............................................................   $ 0
                                                                      ----
                                                                      ----
Liabilities and Equity:
  Total liabilities................................................   $ 0
                                                                      ----
  Preferred stock; stated value $10,000 per share; 500 shares
     authorized and 0 shares issued................................     0
  Common stock; no par value; 1,000 shares authorized and 0 shares
     issued........................................................     0
                                                                      ----
  Total Liabilities and Equity.....................................   $ 0
                                                                      ----
                                                                      ----

                          See notes to balance sheet.

                            STELLEX INDUSTRIES, INC.
                             NOTES TO BALANCE SHEET
                               SEPTEMBER 5, 1997

NOTE 1--FORMATION

     On September 5, 1997, Stellex Holdings Corp. was incorporated as a Delaware corporation which subsequently on October 23, 1997 amended its articles of incorporation to change its corporate name to Stellex Industries, Inc. ('Stellex').

NOTE 2--SUBSEQUENT EVENTS

     On September 12, 1997, Stellex issued 1,000 shares of its no par common stock to Greystoke Capital Management Limited LDC ('Greystoke') in exchange for
(i) 8,010 shares of common stock of KII Holding Corp., (ii) 84 shares of Series A Cumulative Preferred Stock of KII Holding Corp., (iii) $50,000 cash and (iv) the assumption of a $4,000,000 promissory note. As a result, Stellex acquired an 80.1% interest in KII Holding Corp.

     On October 31, 1997, Stellex, through a wholly-owned subsidiary, TSMD Acquisition Corp., purchased 100% of the outstanding common stock of Stellex Microwave Systems, Inc., representing the operations of the Tactical Subsystems and Microwave Devices Sectors ('TSMD') of the Watkins-Johnson Company for a net purchase price of approximately $82.2 million (after giving effect to estimated purchase price adjustments). The purchase was financed with the net proceeds from a simultaneous offering of senior subordinated notes totaling $92.3 million, borrowings of $2.5 million under a newly established $25.0 million revolving credit facility and the sale of Series A Preferred Stock for an aggregate consideration of $7,450,000. Existing indebtedness at certain of Stellex's subsidiaries totaling $19.7 million plus accrued interest was also repaid concurrently.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholder of Kleinert Industries, Inc.

We have audited the accompanying consolidated financial statements and the financial statement schedule of Kleinert Industries, Inc. and Subsidiaries, listed in the Index on page F-1 of this Registration Statement on Form S-4. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kleinert Industries, Inc. and Subsidiaries as of December 31, 1995 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements as a whole, present fairly, in all material respects, the information required to be included therein.

COOPERS & LYBRAND L.L.P.
Los Angeles, California
April 11, 1997, except for Note 10 as to which the date is July 1, 1997

                   STELLEX INDUSTRIES, INC. AND SUBSIDIARIES
             (FORMERLY KLEINERT INDUSTRIES, INC. AND SUBSIDIARIES)
                          CONSOLIDATED BALANCE SHEETS

                                                                               DECEMBER 31,           SEPTEMBER 30,
                                                                        --------------------------    -------------
                                                                           1995           1996            1997
                                                                        -----------    -----------    -------------
                                                                              (PREDECESSOR)            (UNAUDITED)
                                                                                                       (SUCCESSOR)
                               ASSETS
Current assets:
  Cash and cash equivalents..........................................   $   203,600    $   406,000     $   729,800
  Trade accounts receivable, less allowance for doubtful
  accounts ($61,300 in 1995 and $112,300 in 1996)....................     3,487,400      3,876,000       5,803,200
  Inventories (Note 2)...............................................    10,473,600     11,547,700      13,210,800
  Due from Parent....................................................            --         55,600              --
  Income taxes receivable............................................            --             --         466,900
  Prepaid and other assets...........................................       188,800        225,700         347,900
  Deferred income taxes (Note 6).....................................       351,000        486,000         486,000
                                                                        -----------    -----------    -------------
    Total current assets.............................................    14,704,400     16,597,000      21,044,600
Property, plant and equipment, net (Note 3)..........................    11,775,400     11,165,400      13,766,900
Goodwill, net of accumulated amortization of $231,500 in 1995 and
  $262,700 in 1996...................................................     1,017,300        986,100              --
Deferred financing cost..............................................            --             --         232,200
Other assets.........................................................       683,200        865,900         983,700
                                                                        -----------    -----------    -------------
    Total assets.....................................................   $28,180,300    $29,614,400     $36,027,400
                                                                        -----------    -----------    -------------
                                                                        -----------    -----------    -------------

                 LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Bank line of credit (Note 4)........................................   $  3,565,000    $  4,300,000     $ 1,230,000
  Short term notes payable............................................             --              --       4,000,000
  Accounts payable....................................................      1,167,300       1,525,000       1,536,100
  Accrued liabilities.................................................        943,300       1,261,400       2,158,300
  Customer deposits...................................................         43,500         177,900         233,100
  Income taxes payable................................................         43,000          39,600              --
  Notes payable, current (Note 5).....................................      2,140,500       1,558,000          58,000
                                                                         ------------    ------------    -------------
    Total current liabilities.........................................      7,902,600       8,861,900       9,215,500
Notes payable, less current portion (Note 5)..........................      5,683,000       4,123,900      22,830,900
Unfunded pension benefits (Note 7)....................................        305,000         307,800         307,800
Deferred compensation liability (Note 7)..............................      1,082,400       1,291,900       1,364,000

Deferred income taxes (Note 6)........................................        462,200         851,300       1,737,000
                                                                         ------------    ------------    -------------
    Total liabilities.................................................     15,435,200      15,436,800      35,455,200
                                                                         ------------    ------------    -------------
Minority interest.....................................................             --              --         778,100
Commitments and contingencies (Note 8)
Shareholder's equity:
  Common stock, $1,000 par value; 1,000,000 shares authorized, 10,000 shares issued and outstanding at December 31, 1995 and 1996: no par value; 1,000 shares authorized, issued and outstanding at
    September 30, 1997................................................     10,000,000      10,000,000          50,000
  Preferred stock, no par value; 500 shares authorized, none issued
    and outstanding at September 30, 1997.............................             --              --              --
  Additional paid-in capital..........................................      1,952,700       1,952,700              --
  Retained earnings (Accumulated deficit).............................        792,400       2,224,900        (255,900)
                                                                         ------------    ------------    -------------
    Total shareholder's equity (Accumulated deficit)..................     12,745,100      14,177,600        (205,900)
                                                                         ------------    ------------    -------------
    Total liabilities and shareholder's equity........................   $ 28,180,300    $ 29,614,400     $36,027,400
                                                                         ------------    ------------    -------------
                                                                         ------------    ------------    -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                   STELLEX INDUSTRIES, INC. AND SUBSIDIARIES
             (FORMERLY KLEINERT INDUSTRIES, INC. AND SUBSIDIARIES)
                       CONSOLIDATED STATEMENTS OF INCOME

                                            (PREDECESSOR)                                   FOR THE SIX
                              -----------------------------------------    FOR THE NINE       MONTHS       FOR THE THREE
                                                                           MONTHS ENDED     ENDED JUNE     MONTHS ENDED
                                  FOR THE YEARS ENDED DECEMBER 31,         SEPTEMBER 30,        30,        SEPTEMBER 30,
                              -----------------------------------------    -------------    -----------    -------------
                                 1994           1995           1996            1996            1997            1997
                              -----------    -----------    -----------    -------------    -----------    -------------
                                                                                   (UNAUDITED)              (UNAUDITED)
                                                                                                            (SUCCESSOR)
                                                                                  (PREDECESSOR)
Sales......................   $17,808,400    $21,049,100    $24,306,900     $17,966,900     $14,296,000     $ 8,889,800
Cost of sales..............    13,121,600     15,083,500     17,366,800      12,872,000      10,139,600       6,746,900
                              -----------    -----------    -----------   -------------     -----------    ------------

    Gross profit...........     4,686,800      5,965,600      6,940,100       5,094,900       4,156,400       2,142,900
                              -----------    -----------    -----------    ------------     -----------    ------------

Operating expenses:
  Selling and marketing....       628,600        744,300        836,300         622,900         429,800         251,800
  General and
    administrative.........     2,480,600      2,554,200      2,792,900       2,124,100       1,353,300       1,318,800
  Amortization of
    noncompete covenants,
    goodwill and
    organization costs.....       416,100        282,200         31,200          23,400          15,600          12,200
                              -----------    -----------    -----------    ------------     -----------    ------------

    Total operating costs..     3,525,300      3,580,700      3,660,400       2,770,400       1,798,700       1,582,800
                              -----------    -----------    -----------    ------------     -----------    ------------

    Income from
      operations...........     1,161,500      2,384,900      3,279,700       2,324,500       2,357,700         560,100
                              -----------    -----------    -----------    ------------     -----------    ------------

Other (income) expense:
  Interest income..........       (43,500)        (5,500)       (11,600)         (6,700)         (4,500)         (2,000)
  Interest expense.........       978,800      1,034,400        855,800         659,500         375,700         508,000
  Other....................       144,700         44,100         58,100          39,000         102,900          22,400
                              -----------    -----------    -----------    ------------     -----------    ------------

    Total other expense....     1,080,000      1,073,000        902,300         691,800         474,100         528,400
                              -----------    -----------    -----------    ------------     -----------    ------------

    Income before provision
      for income taxes.....        81,500      1,311,900      2,377,400       1,632,700       1,883,600          31,700

                              -----------    -----------    -----------    ------------     -----------    ------------

Provision for income taxes
  (Note 6).................        50,000        524,800        944,900         656,700         753,400         287,600
                              -----------    -----------    -----------    ------------     -----------    ------------
    Net income (loss)......   $    31,500    $   787,100    $ 1,432,500     $   976,000     $ 1,130,200     $  (255,900)
                              -----------    -----------    -----------    ------------     -----------    ------------
                              -----------    -----------    -----------    ------------     -----------    ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                   STELLEX INDUSTRIES, INC. AND SUBSIDIARIES
             (FORMERLY KLEINERT INDUSTRIES, INC. AND SUBSIDIARIES)
                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY


                                         COMMON STOCK          PREFERRED STOCK      ADDITIONAL
                                    ----------------------   --------------------    PAID-IN      RETAINED       TOTAL
                                    SHARES       AMOUNT      SHARES     AMOUNT       CAPITAL      EARNINGS      AMOUNT
                                    -------   ------------   ------   -----------   ----------   ----------   -----------
Balance at December 31, 1993......   10,000   $ 10,000,000       --            --   $1,952,700   $  (26,200)  $11,926,500
  Net income (predecessor)........       --             --       --            --           --       31,500        31,500
                                    -------   ------------   ------   -----------   ----------   ----------   -----------
Balance at December 31, 1994......   10,000     10,000,000       --            --    1,952,700        5,300    11,958,000
  Net income (predecessor)........       --             --       --            --           --      787,100       787,100
                                    -------   ------------   ------   -----------   ----------   ----------   -----------
Balance at December 31, 1995......   10,000     10,000,000       --            --    1,952,700      792,400    12,745,100
  Net income (predecessor)........       --             --       --            --           --    1,432,500     1,432,500
                                    -------   ------------   ------   -----------   ----------   ----------   -----------
Balance at December 31, 1996......   10,000     10,000,000       --            --    1,952,700    2,224,900    14,177,600
                                    -------   ------------   ------   -----------   ----------   ----------   -----------
  Net income (unaudited)
    (predecessor) for the six
    months ended June 30, 1997....       --             --       --            --           --    1,130,200     1,130,200
                                    -------   ------------   ------   -----------   ----------   ----------   -----------
Balance at June 30, 1997
  (unaudited).....................   10,000   $ 10,000,000       --            --   $1,952,700   $3,355,100   $15,307,800
                                    -------   ------------   ------   -----------   ----------   ----------   -----------
  Stock sale in connection with
    the Kleinert Acquisition......  (10,000)   (10,000,000)      --            --   (1,952,700)  (3,355,100)           --
  Issuance of Stock...............    1,000         50,000       --            --           --           --        50,000
  Net loss (unaudited) (successor)
    for the three months ended
    September 30, 1997............       --             --       --            --           --     (255,900)     (255,900)
                                    -------   ------------   ------   -----------   ----------   ----------   -----------
Balance at September 30, 1997
  (unaudited).....................    1,010   $     50,000       --   $        --           --   ($ 255,900)  ($  205,900)
                                    -------   ------------   ------   -----------   ----------   ----------   -----------
                                    -------   ------------   ------   -----------   ----------   ----------   -----------

  The accompanying notes are an integral part of these consolidated financial statements.

                   STELLEX INDUSTRIES, INC. AND SUBSIDIARIES
             (FORMERLY KLEINERT INDUSTRIES, INC. AND SUBSIDIARIES)
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                   FOR THE SIX
                                                                                   FOR THE NINE      MONTHS
                                                                                   MONTHS ENDED    ENDED JUNE     FOR THE THREE
                                             FOR THE YEARS ENDED DECEMBER 31,      SEPTEMBER 30,       30,        MONTHS ENDED
                                          --------------------------------------   -------------   -----------    SEPTEMBER 30,
                                             1994          1995          1996          1996           1997            1997
                                          -----------   -----------   ----------   -------------   -----------    -------------
                                                                                           (UNAUDITED)             (UNAUDITED)
                                                                     (PREDECESSOR)                                 (SUCCESSOR)
Cash flows from operating activities:
  Net income (loss)....................   $    31,500   $   787,100   $1,432,500    $   976,000    $1,130,200      ($  255,900)
  Adjustments to reconcile net income
    to net cash provided by operating
    activities:
    Depreciation.......................     2,008,400     1,668,100    1,660,200      1,229,200       862,600          363,400
    Amortization.......................       416,100       282,200       31,200         23,400        15,600           12,200
    Gain on sale of property...........       (11,000)      (10,600)      (2,200)            --        (4,000)
    Deferred income taxes..............        45,200       165,800      254,100        174,400       125,100           51,500
    Changes in assets and liabilities:
      Trade accounts receivable........       (11,800)     (299,000)    (388,600)      (445,000)     (978,200)        (899,000)
      Inventories......................      (841,400)   (1,058,200)  (1,074,100)      (777,300)   (1,078,300)         502,700
      Income taxes receivable..........            --            --           --             --            --          109,800
      Prepaid and other assets.........       317,700        (8,400)     (36,900)       (99,400)      (51,244)         (91,400)
      Due from Parent..................            --            --      (55,600)            --        (2,100)              --
      Other assets.....................      (160,800)     (146,000)    (182,700)      (108,000)      (74,500)         (43,300)
      Accounts payable.................       185,700       127,500      357,700        (32,900)      559,000         (549,000)
      Accrued liabilities..............       118,700       329,400      530,400        571,100        17,944          684,700
      Customer deposits................         9,100         8,200      134,400         13,000        (3,100)          58,300
      Income taxes payable.............        23,000        20,000       (3,400)       (19,600)      (39,600)              --
                                          -----------   -----------   ----------   ------------    ----------    -------------
        Net cash provided by (used in)
          operating activities.........     2,130,400     1,866,100    2,657,000      1,570,700       479,400          (56,000)
                                          -----------   -----------   ----------   ------------    ----------     ------------
Cash flows from investing activities:
  Additions to fixed assets............      (288,000)     (656,700)  (1,052,500)      (622,500)     (868,500)        (539,000)
  Collections on notes receivable......       548,000         1,600           --             --            --               --
  Proceeds from sale of fixed assets...        25,100        12,000        4,500             --        33,500               --
  Net cash paid to the Seller for
    acquisition of Kleinert............            --            --           --             --            --      (14,799,300)
                                          -----------   -----------   ----------   ------------    ----------     ------------
        Net cash (used in) provided by
          investing activities.........       285,100      (643,100)  (1,048,000)      (622,500)     (835,000)     (15,338,300)
                                          -----------   -----------   ----------   ------------     ---------     ------------
Cash flows from financing activities:
  Net borrowings on line of credit.....       169,300       765,000      735,000        (35,000)      300,000          430,000

  Repayment on notes payable...........    (2,529,100)   (2,196,900)  (2,141,600)      (730,000)      (28,400)         (14,600)
  Proceeds from borrowings in
    connection with Kleinert
    Acquisition........................            --            --           --             --            --       23,300,000
  Repayment of debt in connection with
    Kleinert Acquisition...............            --            --           --             --            --       (7,600,000)
  Acquisition related costs............            --            --           --             --            --         (313,300)
                                          -----------   -----------   ----------   ------------     ---------     ------------
        Net cash used in financing
          activities...................    (2,359,800)   (1,431,900)  (1,406,600)      (695,000)      271,600       15,802,100
                                          -----------   -----------   ----------   ------------    ----------     ------------
        Net increase (decrease) in cash
          and cash equivalents.........        55,700      (208,900)     202,400        353,200       (84,000)         407,800
Cash and cash equivalents, beginning of
  year.................................       356,800       412,500      203,600        203,600       406,000          322,000
                                          -----------   -----------   ----------   ------------     ---------     ------------
Cash and cash equivalents, end of
  year.................................   $   412,500   $   203,600   $  406,000    $   456,800    $  322,000      $   729,800
                                          -----------   -----------   ----------   ------------    ----------     ------------
                                          -----------   -----------   ----------   ------------    ----------     ------------
Supplemental disclosure of cash flow
  information:
  Cash paid during the year for:
    Interest...........................   $   976,500   $ 1,032,800   $  863,900
    Income taxes--net..................   $   (39,400)  $   339,000   $  694,200
    Note issued to seller in connection
      with the accquisition of
      Kleinert.........................                                                                              1,750,000

  The accompanying notes are an integral part of these consolidated financial statements.
                                      F-9

                   STELLEX INDUSTRIES, INC., AND SUBSIDIARIES
             (FORMERLY KLEINERT INDUSTRIES, INC. AND SUBSIDIARIES)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE NINE MONTHS
          ENDED SEPTEMBER 30, 1996, THE SIX MONTHS ENDED JUNE 30, 1997
          AND THE THREE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  General/Basis of Presentation

     Kleinert Industries, Inc., a wholly owned subsidiary of Kleinert Industrie Holding A.G., a Swiss company (the 'Parent') as of December 31, 1995 and 1996 and for the years ended December 31, 1994, 1995 and 1996, was organized under the laws of the State of California on July 1, 1988, commenced operations on September 1, 1988, and provides management services for its wholly owned subsidiaries--Paragon Precision Products ('PPP'), General Inspection Laboratories, Inc. ('GIL'), Scanning Electron Analysis Laboratories, Inc. ('SEAL'), and Bandy Machining International ('BMI').

     Kleinert Acquisition (unaudited) -- On July 1, 1997, KII Holding Corp., a Delaware company ('KII Holding'), through a wholly-owned subsidiary (KII Acquisition Corp., a Delaware company), acquired all of the issued and outstanding capital stock of Kleinert Industries, Inc. and Subsidiaries, a California company (predecessor company and currently known as Stellex Aerospace and Subsidiaries) from Kleinert Industries Holding AG. The acquisition has been accounted for using the purchase method of accounting, and, accordingly, the net purchase price of approximately $26.5 million (including the assumption of $2.6 million of indebtedness and the issuance to the seller of a note for approximately $1.75 million) has been allocated to the assets purchased and the liabilities assumed based upon the fair values at the date of acquisition. There was no excess purchase price over the fair values on the net assets acquired in connection with the acquisition. The acquisition was financed with a portion of the proceeds from new borrowings totaling approximately $23.3 million. KII Holding is owned by Stellex Industries, Inc., a Delaware company, which owns approximately 80% of the issued and outstanding common stock of KII Holding, with Stellex Aerospace's management holding the remainder of its outstanding common stock. Stellex Industries, Inc., a holding company whose operations are conducted through its operating subsidiaries, was formed and incorporated on September 5, 1997. On September 12, 1997, Stellex Industries, Inc. ('Stellex') sold 1,000 shares of its no par common stock to Greystoke Capital Management Limited LDC ('Greystoke') for (i) 8,010 shares of common stock of KII Holding Corp., (ii) 84 shares of Series A Cumulative Preferred Stock of KII Holding Corp., (iii) $50,000 cash and (iv) assumption of a $4 million promissory note. This transaction had the effect of exchanging stock for an 80.1% interest in KII Holding Corp.

     The accompanying consolidated financial statements for the years ended 1994, 1995, 1996 and through the acquisition on July 1, 1997 consist of Kleinert Industries, Inc. and its wholly-owned subsidiaries. Subsequent to the acquisition, the resultant entity consists of Stellex and its majority owned subsidiaries: KII Holding, KII Acquisition Corp.; Kleinert Industries, Inc. (renamed Stellex Aerospace); PPP; GIL; SEAL; and BMI. Prior to the acquisition, the predecessor company is referred to as the 'Company' for the years ended 1994, 1995, 1996 and through June 30, 1997.

     PPP specializes in the manufacture of precision aerospace components. GIL provides a complete array of non-destructive testing services for inspecting critical parts and manufactured components. SEAL specializes in materials analysis and problem-solving for government and industry. BMI manufactures precision hinges, door panels and hinged assemblies for both aerospace and industrial applications.

     TSMD Acquisition (unaudited) -- On October 31, 1997, Stellex, through a wholly-owned subsidiary, TSMD Acquisition Corp., purchased 100% of the outstanding common stock of Stellex Microwave Systems, Inc., representing the operations of the Tactical Subsystems and Microwave Devices Sectors ('TSMD') of the Watkins-Johnson Company, for a net purchase price of approximately $82.2 million (after giving effect to estimated purchase price adjustments). The purchase was financed primarily with the net proceeds from a simultaneous offering of senior subordinated notes totaling $92.3 million. The accompanying consolidated financial statements as of September 30, 1997 do not include the consolidated accounts of TSMD as this acquisition occurred subsequent to September 30, 1997 (unaudited).

                   STELLEX INDUSTRIES, INC., AND SUBSIDIARIES
             (FORMERLY KLEINERT INDUSTRIES, INC. AND SUBSIDIARIES)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
         (INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE NINE MONTHS
          ENDED SEPTEMBER 30, 1996, THE SIX MONTHS ENDED JUNE 30, 1997
          AND THE THREE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:--(CONTINUED)

  Principles Of Consolidation

     As of December 31, 1995 and 1996 and for the years ended December 31, 1994, 1995 and 1996, the consolidated financial statements include the accounts of Kleinert Industries, Inc. and its wholly owned subsidiaries (the 'Company'). All significant intercompany transactions have been eliminated in consolidation.

     The accompanying consolidated financial statements include the accounts of Stellex and its majority owned subsidiaries for the period July 1, 1997 through September 30, 1997 and the consolidated accounts of the predecessor company prior to the acquisition. All significant intercompany transactions have been eliminated in consolidation.

  Use Of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash And Cash Equivalents


     Cash and cash equivalents include all highly liquid investment instruments purchased with a maturity of three months or less. The carrying amount approximates fair value because of the short maturity of these instruments.


  Inventories

     Inventories are stated at the lower of cost (first-in, first-out) or market.

  Property, Plant And Equipment

     Property, plant and equipment are stated at the Company's allocated acquisition cost for assets acquired through purchase acquisitions and at cost for all new additions, and are being depreciated over the estimated useful lives of the assets, using the straight-line method of depreciation. Estimated useful lives are as follows:

Building and improvements.....................  40 years
Leasehold improvements........................  3-10 years (based on the lesser of the useful life of the assets or the remaining life of
                                                the lease)
Machinery and equipment.......................  10 years
Office furniture and fixtures.................  10 years
Office equipment and computers................  5 years
Autos and trucks..............................  5 years

     Expenditures for maintenance and repairs are charged to expense as incurred. Major renewals or betterments which substantially extend the useful life of the assets are capitalized. Upon sale or disposition of assets, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in income.

  Goodwill

     Goodwill is amortized over a period of 40 years on a straight-line basis.

                   STELLEX INDUSTRIES, INC., AND SUBSIDIARIES

             (FORMERLY KLEINERT INDUSTRIES, INC. AND SUBSIDIARIES)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
         (INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE NINE MONTHS
          ENDED SEPTEMBER 30, 1996, THE SIX MONTHS ENDED JUNE 30, 1997
          AND THE THREE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:--(CONTINUED)


  Long-Lived Assets



     In fiscal year 1996, the Company adopted Statement of Financial Accounting Standard No. 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of' ('SFAS'). The adoption of SFAS No. 121 had no impact on the Company's financial position or on its results of operations.



     In accordance with SFAS No. 121, long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, the Company evaluates the carrying value of its goodwill and property, plant and equipment on an ongoing basis and recognizes an impairment when the estimated future undiscounted cash flows from operations are less than the carrying value of the related long-lived asset.


  Income Taxes

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ('SFAS') No.109, 'Accounting for Income Taxes,' which prescribes an asset and liability approach. The asset and liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between tax bases and financial reporting bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse.

     The provision for income taxes includes federal and state income taxes currently payable and those deferred because of temporary differences between the financial statement and tax bases of assets and liabilities. Such temporary differences primarily result from state franchise taxes, allowance for doubtful accounts, and differences between the book and tax bases of property and equipment. If necessary, valuation allowances are established to reduce deferred tax assets to the amount expected to be realized.

  Revenue Recognition

     Sales and cost of the products sold are recorded at the time of shipment.

  Interim Financial Information


     The financial information as of September 30, 1997 and for the nine months ended September 30, 1996, the six months ended June 30, 1997 and the three months ended September 30, 1997 is unaudited but, in the opinion of management of the Company, contains all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of financial position, results of operations and cash flows.

2. INVENTORIES:

     Inventories consist of the following:

                                                   (PREDECESSOR)           (SUCCESSOR)
                                                    DECEMBER 31,            SEPTEMBER
                                             --------------------------        30,
                                                1995           1996           1997
                                             -----------    -----------    -----------
Raw materials.............................   $   984,000    $ 1,151,500    $ 1,245,400
Work-in-process...........................     4,089,700      4,634,900      6,400,800
Finished goods............................     5,399,900      5,761,300      5,564,600
                                             -----------    -----------    -----------
Total.....................................   $10,473,600    $11,547,700    $13,210,800
                                             -----------    -----------    -----------
                                             -----------    -----------    -----------

                   STELLEX INDUSTRIES, INC., AND SUBSIDIARIES
             (FORMERLY KLEINERT INDUSTRIES, INC. AND SUBSIDIARIES)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
         (INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE NINE MONTHS
          ENDED SEPTEMBER 30, 1996, THE SIX MONTHS ENDED JUNE 30, 1997
          AND THE THREE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED)

3. PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consists of the following:

                                                                                           (SUCCESSOR)
                                                                   (PREDECESSOR)            SEPTEMBER
                                                                    DECEMBER 31,               30,
                                                             --------------------------    -----------
                                                                1995           1996           1997
                                                             -----------    -----------    -----------

Land......................................................   $ 1,230,200    $ 1,230,200    $ 1,000,000
Building and improvements.................................     3,423,800      3,451,900      2,100,000
Leasehold improvements....................................       203,200        209,700         94,900
Machinery and equipment...................................    19,851,700     20,556,200     10,356,800
Office furniture and fixtures.............................       571,000        574,300         52,400
Office equipment and computers............................     1,164,700      1,344,000        229,800
Autos and trucks..........................................       130,200        130,500         46,500
Projects in progress......................................       254,500        317,800        250,400
                                                             -----------    -----------    -----------
                                                              26,829,300     27,814,600     14,130,300
Less accumulated depreciation.............................   (15,053,900)   (16,649,200)      (363,400)
                                                             -----------    -----------    -----------
     Total................................................   $11,775,400    $11,165,400    $13,766,900
                                                             -----------    -----------    -----------
                                                             -----------    -----------    -----------

4. BANK LINE OF CREDIT:


     The Company has a $6,550,000 revolving line of credit with a California commercial bank. The bank has a first priority security interest in substantially all assets of the Company, except land and buildings. The line of credit is scheduled for renewal on August 1, 1997. The line bears interest at either .25% over the bank's prime rate or 1.5% over the London Interbank Offered Rate ('LIBOR') or the Offshore Interbank Offered Rate ('IBOR'). At December 31, 1996, the effective interest rate was 7.165% (1995--7.1875%). The credit agreement contains restrictive covenants on additional borrowings, capital expenditures, acquisitions and dividend payments and requires that the Company meet certain specified financial ratios. As of December 31, 1996, the Company was in compliance with all of the covenants and financial ratios under its credit agreement. Amounts outstanding under the facility at December 31, 1995 and 1996 were $3,565,000 and $4,300,000, respectively. The carrying amount approximates fair value because of the short maturity of this instrument.


5. NOTES PAYABLE:

     The balance of notes payable consists of the following:

                                                                    (PREDECESSOR)           (SUCCESSOR)
                                                                     DECEMBER 31,          SEPTEMBER 30,
                                                               ------------------------    -------------
                                                                  1995          1996           1997
                                                               ----------    ----------    -------------
Note payable to the Parent with interest at 7.5% payable
  trimesterly. The principal balance of $600,000 was paid on
  August 31, 1996. Interest expense incurred was $77,900 and
  $30,000 in 1995 and 1996, respectively....................   $  600,000            --               --

                   STELLEX INDUSTRIES, INC., AND SUBSIDIARIES
             (FORMERLY KLEINERT INDUSTRIES, INC. AND SUBSIDIARIES)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
         (INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE NINE MONTHS
          ENDED SEPTEMBER 30, 1996, THE SIX MONTHS ENDED JUNE 30, 1997
          AND THE THREE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED)

5. NOTES PAYABLE:--(CONTINUED)


                                                                    (PREDECESSOR)           (SUCCESSOR)
                                                                     DECEMBER 31,          SEPTEMBER 30,
                                                               ------------------------    -------------
                                                                  1995          1996           1997
                                                               ----------    ----------    -------------
Note payable, first deed of trust on PPP land and building
  in Valencia, California as collateral, with a net book
  value of $4,037,700 (1995--$4,122,900), with interest at
  7.875%; principal and interest payments of $22,264 are due monthly with the unpaid balance of $2,362,700 due December
  1, 2001...................................................   $2,723,000    $2,681,900     $  2,638,900

Uncollateralized note payable issued in connection with
  acquisition of BMI payable to Credit Suisse, which
  provides for interest at the borrower's preference of
  either the bank's base prime rate, payable monthly or 1.5%
  over LIBOR, payable the earlier of the maturity of the
  borrowings for LIBOR or quarterly; the Company exercised
  the later option. At December 31, 1996, effective interest was 7.102% (1995--7.25%); annual principal payments of
  $1,500,000 are due through September 1998; the note
  becomes due upon a change in ownership of the Company.....    4,500,000     3,000,000               --

Various notes and contracts payable, relating to equipment
  and other assets with varying rates of interest and
  maturities................................................          500            --               --

Term note payable issued in connection with acquisition of Kleinert payable to Societe Generale, which provides for interest at the borrower's preference of either the banks prime rate plus 1%, payable on the first day of each calendar month or 2% over LIBOR, payable at maturity of the term note; principal amounts shall be payable in eleven substantially equal semi-annual installments in the principal amount of $1,300,000 on the second day of January and July in each year commencing on January 2,

  1999 through and including January 2, 2004 and one
  installment in the principal amount of $1,700,000 on the
  maturing date of June 30, 2004............................           --            --       16,000,000

Promissory note issued in connection with the acquisition of
  Kleinert with interest rate of 10% per annum due along
  with the principal amount on June 30, 2005................           --            --        2,500,000

Note payable to Kleinert Industrie Holding AG in connection
  with the Kleinert acquisition with interest rate of 8%
  payable annually and principal amount due at maturity,
  July 1, 1999; the note is guaranteed by Stellex Aerospace
  and each of its subsidiaries..............................           --            --        1,750,000
                                                               ----------    ----------    -------------

     Total..................................................    7,823,500     5,681,900       22,888,900

  Less current portion......................................    2,140,500     1,558,000           58,000
                                                               ----------    ----------    -------------

     Long-term portion......................................   $5,683,000    $4,123,900     $ 22,830,900
                                                               ----------    ----------    -------------
                                                               ----------    ----------    -------------

                   STELLEX INDUSTRIES, INC., AND SUBSIDIARIES
             (FORMERLY KLEINERT INDUSTRIES, INC. AND SUBSIDIARIES)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
         (INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE NINE MONTHS
          ENDED SEPTEMBER 30, 1996, THE SIX MONTHS ENDED JUNE 30, 1997
          AND THE THREE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED)

5. NOTES PAYABLE:--(CONTINUED)

     Maturities of long-term debt as of December 31, 1996 are as follows:

1997........................................................   $1,558,000
1998........................................................    1,562,800
1999........................................................       67,900
2000........................................................       73,400
2001........................................................    2,419,800
                                                               ----------
     Total..................................................   $5,681,900
                                                               ----------
                                                               ----------



     The fair value of the Company's long-term notes payable is based on either quoted market prices or current rates for similar issues for debt of the same remaining maturities. At December 31, 1996 and 1995, the fair value of the Company's long-term notes payable approximated carrying value based on their effective interest rates compared to current market rates.


6. INCOME TAXES:

     The provision for income taxes consists of the following:

                                                                        1994        1995        1996
                                                                      --------    --------    --------
Current:
  Federal..........................................................   $ 24,000    $281,400    $514,800
  State............................................................    (19,200)     77,600     176,000
                                                                      --------    --------    --------
                                                                         4,800     359,000     690,800
                                                                      --------    --------    --------
Deferred:
  Federal..........................................................     (2,800)    121,300     202,700
  State............................................................     48,000      44,500      51,400
                                                                      --------    --------    --------
                                                                        45,200     165,800     254,100
                                                                      --------    --------    --------
     Total.........................................................   $ 50,000    $524,800    $944,900
                                                                      --------    --------    --------
                                                                      --------    --------    --------

     Deferred taxes are primarily the result of the use of accelerated depreciation for tax purposes, the deferral of gain on property sold following a tax-free exchange, accrued expenses not currently deductible, and net operating loss and alternative minimum tax credit carryforwards.

     The difference between the actual tax provision and the amount obtained by applying the statutory federal income tax rate of 34% to the income before income taxes is primarily attributable to the effect of state income taxes (state tax rate of 9.3%) and nondeductible expenses relating to goodwill and officers' life insurance.

     The effective tax rate of 40% for the six months ended June 30, 1997 (unaudited) represents the Company's estimate of the annual tax rate. For the three months ended September 30, 1997 (unaudited), the difference between the actual tax provision and the amount obtained by applying the statutory federal income tax rate of 34% to the income before income taxes is primarily attributable to the effect of nondeductible expense relating to inventory resulting from the acquisition of Kleinert.


     At December 31, 1996, the Company's alternative minimum tax credits for federal and state purposes are estimated to be $279,200 and $119,700, respectively, which are available to reduce income taxes on an indefinite carryforward basis.

                   STELLEX INDUSTRIES, INC., AND SUBSIDIARIES
             (FORMERLY KLEINERT INDUSTRIES, INC. AND SUBSIDIARIES)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
         (INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE NINE MONTHS
          ENDED SEPTEMBER 30, 1996, THE SIX MONTHS ENDED JUNE 30, 1997
          AND THE THREE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED)

6. INCOME TAXES:--(CONTINUED)

     The net deferred tax assets and liabilities at December 31, consist of the following:

                                                                                1995           1996
                                                                             -----------    -----------
Deferred tax assets--current..............................................   $   376,000    $   519,300
Deferred tax liabilities--current.........................................       (25,000)       (33,300)
                                                                             -----------    -----------
  Net deferred tax asset--current.........................................   $   351,000    $   486,000
                                                                             -----------    -----------
                                                                             -----------    -----------
Deferred tax liabilities--long-term.......................................   ($1,998,900)   ($2,006,000)
Deferred tax assets--long-term............................................     1,536,700      1,154,700
                                                                             -----------    -----------
  Net deferred tax liability--long-term...................................   ($  462,200)   ($  851,300)
                                                                             -----------    -----------
                                                                             -----------    -----------

7. EMPLOYEE BENEFIT PLANS:

  Defined Contribution Plan

     The Company sponsors a defined contribution pension plan which covers substantially all employees. Company contributions are determined at 1.5% of the employees' gross compensation, plus an additional matching of 50% of the employees' voluntary contribution. The maximum Company contribution is limited to 3% of the employees' gross compensation. Total Company contributions were $192,100, $200,500 and $223,300 in 1994, 1995 and 1996, respectively.

  Unfunded Pension Benefits


     The Company also sponsors a defined benefit plan which covers four employees of a subsidiary of the Company. The balance of unfunded pension benefits represents the net present value of estimated future payments based on actuarially determined life expectancies and an 8% discount rate. No assets have currently been provided for the plan.

  Deferred Compensation Agreements

     The Company has individual deferred compensation agreements with eight management employees. These agreements provide for monthly payments to be made to the individuals commencing upon their retirement and continuing for an agreed-upon term as set forth in the agreements, generally fifteen years. The amount of the payments is specified by each contract and is generally equal to forty percent of the employee's average compensation for the last five years of his employment as reduced by the amount of any company--provided benefits to which the employee is entitled from any other Kleinert pension benefit plan. The agreements also contain other provisions entitling the employees to pre-retirement death benefits, disability benefits and survivor benefits.

     The Company has in place individual life insurance policies on each of the covered employees and intends to use the insurance benefits (accumulated cash surrender value of the policies and the post-retirement death benefits) to fund the benefit payments required under the agreements. The insurance policies are designed such that the insurance benefits under the policies are expected, over time, to be sufficient to pay all of the required benefits and reimburse the Company for its costs of providing the insurance.

     At December 31, 1995 and 1996, the deferred compensation liability was $1,082,400 and $1,291,900, respectively. The estimated liability was calculated based on actuarially determined estimates of compensation, mortality, retirement dates and other relevant factors pertaining to the participants and a discount rate of 8% per annum. The related expense for the years ended December 31, 1994, 1995 and 1996 was 77,200, $71,800 and $209,500, respectively. The expense for 1996 included the nonrecurring step-up of the liability for the implementation of two additional agreements effective January 1, 1996.

                   STELLEX INDUSTRIES, INC., AND SUBSIDIARIES
             (FORMERLY KLEINERT INDUSTRIES, INC. AND SUBSIDIARIES)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
         (INFORMATION AS OF SEPTEMBER 30, 1997 AND FOR THE NINE MONTHS
          ENDED SEPTEMBER 30, 1996, THE SIX MONTHS ENDED JUNE 30, 1997
          AND THE THREE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED)

8. LEASE COMMITMENTS:

     The Company leases office facilities and equipment under operating lease agreements which expire at various dates through 2004. The facility leases have renewal options. Certain leases provide for annual increases, at various dates, based upon percentage changes in the Consumer Price Index.


     Minimum annual rentals and sublease income on facility and equipment leases are as follows:

                                                                MINIMUM
                                                                 ANNUAL
                                                                RENTALS
                                                               ----------
1997........................................................   $  703,400
1998........................................................      710,300
1999........................................................      596,900
2000........................................................      339,600
2001........................................................       18,300
Thereafter..................................................       26,300
                                                               ----------
Total.......................................................   $2,394,800
                                                               ----------
                                                               ----------

                                                                        1994        1995        1996
                                                                      --------    --------    --------
Rent expense(a)....................................................   $725,300    $740,200    $723,300
Sublease income....................................................   $ 24,000    $ 26,400    $     --

------------------
(a) Includes $292,100, $309,500 and $290,000 in 1994, 1995 and 1996,
    respectively, for facility rent paid to the former owner of BMI.

9. FINANCIAL INSTRUMENTS:

     Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. The Company's customer base principally includes the commercial aviation, aerospace and defense industries. The Company is directly affected by national and international economic conditions in the aerospace and defense industries. Management believes that such factors are mitigated by the longevity of the Company's relationships with its customers. For the year ended December 31, 1996, the Company derived approximately 53% of its sales from ten (10) customers consisting of nineteen (19) separate operating divisions.

     It is the policy of the Company to deposit its cash in federally insured financial institutions. From time to time, deposits exceed Federal Deposit Insurance Corporation limits.

10. SUBSEQUENT EVENTS:


     On July 1, 1997, the Company's prior owner sold 100% of the outstanding stock of the Company to KII Acquisition Corp., a subsidiary of KII Holding. In connection with such sale, all indebtedness of the Company other than the Company's building mortgage was repaid. As part of the closing of the sale, certain members of management of the Company were paid a bonus totaling approximately $1,460,000 as part of a management participation agreement with the prior owner. Management is entitled to receive additional compensation from the prior owner based on a percentage of the amount repaid under the $1,750,000 Kleinert Seller Note issued in connection with the sale.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of Watkins-Johnson Company:

We have audited the accompanying combined balance sheets of the Tactical Subsystems and Microwave Devices Sectors of Watkins-Johnson Company (the 'Sectors'), as of December 31, 1995 and 1996 and September 30, 1997 and the related combined statements of operations and invested equity and of cash flows for the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997. These combined financial statements are the responsibility of the management of Watkins-Johnson Company. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Sectors as of December 31, 1995 and 1996 and September 30, 1997 and the combined results of their operations and their combined cash flows for the periods stated above in conformity with generally accepted accounting principles.

The Sectors are business units of Watkins-Johnson Company; consequently, as indicated in Note 1, these financial statements have been derived from the consolidated financial statements and accounting records of Watkins-Johnson Company, and reflect significant assumptions and allocations. Moreover, as indicated in Note 1, the Sectors rely on Watkins-Johnson Company for administrative, management and other services. The reported financial position, results of operations and cash flows of the Sectors could differ from those that would have resulted had the Sectors operated autonomously or as an entity independent of Watkins-Johnson Company.

DELOITTE & TOUCHE LLP
San Jose, California
November 4, 1997

                   TACTICAL SUBSYSTEMS AND MICROWAVE DEVICES

                       SECTORS OF WATKINS-JOHNSON COMPANY
                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                   DECEMBER 31,
                                                                                ------------------    SEPTEMBER 30,
                                                                                 1995       1996          1997
                                                                                -------    -------    -------------
                                   ASSETS
Current Assets:
  Receivables, net...........................................................   $16,800    $18,200       $15,200
  Unbilled receivables.......................................................       800      4,300           300
  Inventories................................................................    12,700     18,900        15,100
  Deferred tax asset.........................................................     2,900      3,400         3,000
  Other......................................................................       300        300           300
                                                                                -------    -------    -------------
Total current assets.........................................................    33,500     45,100        33,900
Property Plant and Equipment:
  Machinery and equipment....................................................    42,800     44,500        45,100
  Accumulated depreciation and amortization..................................   (37,100)   (39,400)      (40,800)
                                                                                -------    -------    -------------
Property, plant and equipment, net...........................................     5,700      5,100         4,300
                                                                                -------    -------    -------------
Total Assets.................................................................   $39,200    $50,200       $38,200
                                                                                -------    -------    -------------
                                                                                -------    -------    -------------

                       LIABILITIES AND INVESTED EQUITY
Current liabilities:
  Accounts payable...........................................................   $ 5,800    $ 2,400       $ 2,400
  Advances on contracts......................................................     1,900      7,500         4,800
  Accrued salaries and profit sharing........................................     1,900      2,100         1,500
  Accrued vacation...........................................................     2,300      2,300         2,000
  Provision for losses on contracts..........................................     2,700      2,900         3,000
  Accrued expenses--other....................................................     2,000      2,100         1,000
                                                                                -------    -------    -------------
Total current liabilities....................................................    16,600     19,300        14,700
Deferred tax liability.......................................................       200        500           500
Deferred compensation........................................................     1,000        500           500
Commitments and contingencies (Note 4)
Invested equity..............................................................    21,400     29,900        22,500
                                                                                -------    -------    -------------
Total liabilities and invested equity........................................   $39,200    $50,200       $38,200
                                                                                -------    -------    -------------
                                                                                -------    -------    -------------


                  See notes to combined financial statements.

                   TACTICAL SUBSYSTEMS AND MICROWAVE DEVICES
                       SECTORS OF WATKINS-JOHNSON COMPANY
             COMBINED STATEMENTS OF OPERATIONS AND INVESTED EQUITY
                                 (IN THOUSANDS)

                                                                                    YEAR ENDED             NINE MONTHS ENDED
                                                                                   DECEMBER 31,              SEPTEMBER 30,
                                                                           ----------------------------    -----------------
                                                                               1995            1996              1997
                                                                           ------------    ------------    -----------------
Sales...................................................................     $   97,600      $   89,200        $  67,900
Cost of goods sold......................................................         65,200          68,100           47,900
                                                                           ------------    ------------    -----------------
     Gross profit.......................................................         32,400          21,100           20,000

Operating expenses:
  Research and development..............................................          4,800           3,500            1,600
  Selling and administrative............................................         10,000           8,300            5,600
  Corporate allocations.................................................          2,500           2,800            1,900
                                                                           ------------    ------------    -----------------
     Total operating expenses...........................................         17,300          14,600            9,100
                                                                           ------------    ------------    -----------------

Income before income taxes..............................................         15,100           6,500           10,900

Income tax provision....................................................          5,900           2,500            4,200
                                                                           ------------    ------------    -----------------

     Net income.........................................................          9,200           4,000            6,700

Invested equity, beginning of period....................................         31,000          21,400           29,900

Net advances to (from) the sectors......................................        (18,800)          4,500          (14,100)
                                                                           ------------    ------------    -----------------

Invested equity, end of period..........................................     $   21,400      $   29,900        $  22,500
                                                                           ------------    ------------    -----------------
                                                                           ------------    ------------    -----------------

                  See notes to combined financial statements.

                   TACTICAL SUBSYSTEMS AND MICROWAVE DEVICES
                       SECTORS OF WATKINS-JOHNSON COMPANY
                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                              YEAR ENDED         NINE MONTHS ENDED
                                                                             DECEMBER 31,          SEPTEMBER 30,
                                                                          -------------------    -----------------
                                                                            1995       1996            1997
                                                                          --------    -------    -----------------
Cash flows from operating activities:
  Net income...........................................................   $  9,200    $ 4,000        $   6,700
     Adjustments to reconcile net income to net cash provided by (used
       in) operating activities:
       Depreciation and amortization of property, plant and
          equipment....................................................      2,600      2,300            1,400
       Deferred taxes..................................................       (200)      (200)             400
     Net changes in operating assets and liabilities:
       Receivables, net................................................      2,500     (4,900)           7,000
       Inventories.....................................................      5,000     (6,200)           3,800
       Other current assets............................................       (100)        --               --
       Accrued expenses and payables...................................      2,300     (3,100)          (2,000)
       Advances on contracts...........................................     (1,200)     5,600           (2,700)
       Provisions for losses on contracts..............................        800        200              100
       Deferred compensation...........................................        100       (500)              --
                                                                          --------    -------    -----------------
Net cash provided by (used in) operating activities....................     21,000     (2,800)          14,700
                                                                          --------    -------    -----------------

Cash flows from investing activities:
  Additions to property, plant and equipment...........................     (2,200)    (1,700)            (600)
                                                                          --------    -------    -----------------

Cash flows from financing activities:
  Net advances to (from) the Sectors...................................    (18,800)     4,500          (14,100)
                                                                          --------    -------    -----------------
Net increase in cash...................................................         --         --               --
Cash, beginning of period..............................................         --         --               --
                                                                          --------    -------    -----------------
Cash, end of period....................................................   $     --    $    --        $      --
                                                                          --------    -------    -----------------
                                                                          --------    -------    -----------------

                  See notes to combined financial statements.

                   TACTICAL SUBSYSTEMS AND MICROWAVE DEVICES
                       SECTORS OF WATKINS-JOHNSON COMPANY
                         NOTES TO FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization and Description of Business

     The Tactical Subsystems and Microwave Devices Sectors ('TSMD' or the 'Sectors') are business units within the Microwave Products Group (the 'Group') of Watkins-Johnson Company ('Watkins-Johnson' or the 'Company'). The Sectors design, market and manufacture a broad range of microwave devices, modular subsystems and electronic equipment operating over the RF and microwave frequency bands for sale primarily for military and aerospace applications.

  Basis of Presentation

     As business units of Watkins-Johnson, the Company does not prepare separate financial statements for the Sectors in accordance with generally accepted accounting principles ('GAAP') in the normal course of operations. Accordingly, the accompanying combined financial statements have been derived from the consolidated assets, liabilities, revenues and expenses, and the accounting records of Watkins-Johnson. The accompanying combined financial statements reflect the assets, liabilities, revenue and expenses directly attributable to the Sectors as well as allocations deemed reasonable by management to present the financial position, results of operations and cash flows of the Sectors on a stand-alone basis. Although management is unable to estimate the actual costs that would have been incurred if the services performed by Watkins-Johnson had been purchased from independent third parties, the allocation methodologies have been described within the respective footnotes, where applicable, and management considers the allocations to be reasonable. However, the financial position, results of operations and cash flows of the Sectors may differ from those that would have been achieved had the Sectors operated autonomously or as a combined entity independent of Watkins-Johnson.

  Revenue Recognition and Receivables


     Revenues, other than long-term contracts, are recorded upon shipment or completion of tasks as specified in the contract. Estimated product warranty costs are accrued at the time of shipment; actual warranty costs have not differed materially from these accrued estimates. Sales and allowable fees under cost-reimbursement contracts are recorded as costs are incurred. Long-term contract sales and cost of goods sold are recognized using the percentage-of-completion method based on the actual physical completion of work performed and the ratio of costs incurred to total estimated costs to complete the contract. Any anticipated losses on contracts are charged to earnings when identified.


     Unbilled receivables represent revenue recognized for long-term contracts not yet billable based on the terms of the contract. These amounts are billable upon shipment of the product, achievement of milestones, or completion of the contract. Unbilled receivables are expected to be billed and collected within one year. Receivables representing retainage not collectible within one year are not material. There are no significant billed or unbilled receivables subject to future negotiation.

     Government contracts have provisions for audit, price redetermination and other profit and cost limitations. Contracts may be terminated without prior notice at the government's convenience. In the event of such termination, the Company may be compensated for the work performed, a reasonable allowance for profit, and commitments at the time of termination. The right to terminate for convenience has not had any significant effect on the Company's financial position or results of operations.

  Concentration of Credit Risk

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables. Concentration of credit risk with respect to trade receivables is limited due to the nature of the customers to which the Company's products are sold.

                   TACTICAL SUBSYSTEMS AND MICROWAVE DEVICES
                       SECTORS OF WATKINS-JOHNSON COMPANY
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Inventories

     Inventories are stated at the lower of cost, using first-in, first-out and average-cost basis, or market. Cost of inventory items is based on purchase and production cost. Long-term contract costs and selling and administrative expenses are excluded from inventory. Progress payments are not netted against inventory.

  Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Leases which at inception assure the lessor full recovery of the fair market value of the property over the lease term are capitalized. Provision for depreciation and amortization is primarily based on the sum-of-the-years'-digits and straight-line methods.


     Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standard No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, which established the accounting and reporting requirements for recognizing and measuring impairment of long-lived assets. The effect of adopting this standard did not have a material effect on fiscal 1996 or the nine months ended September 30, 1997.



  Accounts Payable and Accrued Expenses

     Accounts payable and accrued liabilities records are maintained at the Group level. For determining balance sheet amounts, accounts payable and other accrued expenses have been allocated to the Sectors based on the ratio that the total sales of the Sectors bears to the total sales of the Group. In the opinion of management, the liabilities allocated to the Sectors as of December 31, 1995 and 1996 and September 30, 1997 are reasonable.

  Deferred Compensation

     The Company has deferred compensation plans covering selected members of management and key technical employees. The purpose is to reward and encourage talented employees to remain with the Company. Such amounts are payable in accordance with various fixed payment schedules.

  Stock-Based Compensation

     The Sectors account for stock-based compensation under the intrinsic value method as defined in Accounting Principles Board Opinion No. 25, 'Accounting for Stock Issued to Employees,' (APB 25).

  Research and Development

     Research and development (R&D) costs incurred by the Sectors are accumulated on an identified project basis. Costs associated with customer-funded R&D are included in cost of sales. Company-sponsored R&D projects related to the Sectors is included in expense in the period incurred.

  Allocated Expenses


     Certain overhead, selling, administrative and corporate expenses represent an allocation of the Group's operating expenses and include payroll and charges for office space which the Sector shares with Watkins-Johnson. These costs have been allocated to the Sectors based primarily on the allocation methodology prescribed by government regulations pertaining to government contractors, which management believes to be a reasonable allocation method.


     Corporate support costs such as treasury, cash management, accounting, financial management, legal, public relations, information systems, human resources, telecommunications, and support services are allocated to the Group based primarily on the ratio that the total cost of sales of the Group bears to the total cost of sales of the Company, which management believes to be a reasonable allocation method. However, such amounts may not be the same as would have been incurred had the Sectors operated autonomously or as a combined entity independent of Watkins-Johnson.

                   TACTICAL SUBSYSTEMS AND MICROWAVE DEVICES
                       SECTORS OF WATKINS-JOHNSON COMPANY
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     In 1995, the Sectors incurred a charge of approximately $400,000, included in sales and administrative expense, for a reduction in force of sales employees. In 1996, the Sectors incurred a charge of approximately $700,000, included in cost of sales, for a reduction in force of operational and manufacturing employees.

  Interest Expense

     No interest expense has been charged to the Sectors on their invested equity by Watkins-Johnson.

  Income Taxes

     The Sectors' results are included in the consolidated federal and state tax returns of Watkins-Johnson and its affiliates. The Sectors have provided for income taxes as if they were a separate taxpayer utilizing federal and state statutory tax rates. The combined financial statements include provisions for deferred income taxes using the liability method for transactions that are reported in one period for financial accounting purposes and in another for income tax purposes. Deferred tax assets have been recognized based on the realizability determination of Watkins-Johnson.

  Cash Flows

     The Company does not maintain separate cash accounts for its Sectors, and all cash receipts and disbursements are made at the Group level. For the purposes of the statements of cash flows, the allocated assets and liabilities of the Sectors have been used to calculate the cash flow statements.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. In addition to the allocation of corporate and Group expenses described above, the most significant assumptions and estimates relate to allowance for bad debts, inventory obsolescence, percentage of completion on long-term contracts and warranty provisions. Actual results could differ from those estimates.

2. RECEIVABLES

     Receivables consist of the following (in thousands):

                                                               DECEMBER 31,       SEPTEMBER 30,

                                                            ------------------    -------------
                                                             1995       1996          1997
                                                            -------    -------    -------------
Trade....................................................   $16,300    $17,300       $15,100
Long-term contracts:
  Billed.................................................       900      1,400           600
  Unbilled...............................................       800      4,300           300
                                                            -------    -------    -------------
Total....................................................     1,700      5,700           900
                                                            -------    -------    -------------
                                                             18,000     23,000        16,000
Less: allowance for doubtful accounts....................       400        500           500
                                                            -------    -------    -------------
Receivables, net.........................................   $17,600    $22,500       $15,500
                                                            -------    -------    -------------
                                                            -------    -------    -------------

                   TACTICAL SUBSYSTEMS AND MICROWAVE DEVICES
                       SECTORS OF WATKINS-JOHNSON COMPANY
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

3. INVENTORIES

     Inventories consist of the following (in thousands):

                                                               DECEMBER 31,       SEPTEMBER 30,
                                                            ------------------    -------------
                                                             1995       1996          1997
                                                            -------    -------    -------------
Finished goods...........................................   $   800    $   900       $ 1,200
Work-in-progress.........................................     8,200     11,000         6,800
Raw materials............................................     3,700      7,000         7,100
                                                            -------    -------    -------------
                                                            $12,700    $18,900       $15,100
                                                            -------    -------    -------------
                                                            -------    -------    -------------

     In the fourth quarter of 1996, the Sectors incurred a charge of approximately $1,500,000, included in cost of sales, for the writeoff of slow moving and excess inventories.

4. FACILITIES

     The Sectors operate in facilities owned or leased by Watkins-Johnson, and are not included in the combined balance sheets of the Sectors. The Sectors are allocated depreciation and lease costs based on an estimate of occupancy.

     Such facilities are subject to an environmental remediation plan being monitored by various regulatory agencies. Watkins-Johnson recorded a provision for estimated remediation actions and cleanup costs related to these facilities in 1991, and no additional provisions have been made by the Company, nor is any charges relating to such remediation included in the Sectors' combined statements of operations for the years ended 1995 and 1996 or the nine months ended September 30, 1997. Management of Watkins-Johnson believes the accrual of $8 million as of December 31, 1996 and $7 million as of September 30, 1997 (not included in the accompanying combined balance sheets of the Sectors) remains adequate based on facts known at that time. However, changes in environmental regulations, improvements in cleanup technology and discovery of additional information concerning this site could affect estimated costs in the future.

5. SHAREOWNERS' EQUITY

  Stock Option Plans

     Employees of the Sectors participate in the stock option plans of the Company. The employee stock option plan provides for grants of nonqualifying and incentive stock options to certain key employees and officers. Watkins-Johnson may grant options to purchase up to 3,900,000 shares of common stock. The options are granted at the market price on date of grant and expire on the tenth anniversary date. One-third of the options granted are exercisable in each of the third, fourth and fifth succeeding years. The plan allows those employees who are subject to the insider trading restrictions certain limited rights to receive cash in the event of a change in control.

     As discussed in Note 1, the Company applies Accounting Principles Board Opinion No. 25, 'Accounting for Stock Issued to Employees,' and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans. Had compensation cost for the Company's stock option plans been determined based upon the fair value at the grant date for awards under these plans, and amortized over the vesting period of the awards consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, 'Accounting for Stock-Based Compensation,' the Sectors' pro forma combined net income for the years ended December 31, 1995 and 1996 and nine months ended September 30, 1997 would have been $9,000,000, $3,800,000 and $6,600,000, respectively. However, the impact of outstanding nonvested stock options granted prior to 1995 has been excluded from the pro forma calculation; accordingly, the 1995, 1996 and 1997 pro forma adjustments are not indicative of future period pro

                   TACTICAL SUBSYSTEMS AND MICROWAVE DEVICES
                       SECTORS OF WATKINS-JOHNSON COMPANY
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


5. SHAREOWNERS' EQUITY--(CONTINUED)

forma adjustments, when the calculation will apply to all applicable stock options. The weighted average fair value of options granted during 1995, 1996 and 1997 is calculated as $13.58, $5.94 and $6.81, respectively, on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for the stock of Watkins-Johnson: dividend yield of 1.7% for 1995 grants, 1.5% for 1996 grants and 1.28% for 1997 grants; volatility, 37.5% for 1995 and 1996 and 38% for 1997; risk-free interest rate at the time of grant of 7.1% for 1995, 6.2% for 1996 and 6.0% for 1997; and an expected term to exercise of approximately 3.5 months from the vest date for 1996 and 1995 and
4.5 months from the vest date for 1997. The Company's calculations are based on a multiple option valuation approach, and forfeitures are recognized as they occur.

6. INCOME TAXES

     The provision for taxes on income from operations consists of the following (in thousands):

                                                                     1995      1996      1997
                                                                    ------    ------    ------
Current:
  Federal........................................................   $4,900    $2,300    $3,100
  State..........................................................    1,200       400       800
                                                                    ------    ------    ------
Total current....................................................    6,100     2,700     3,900
Deferred
  Federal........................................................     (200)     (200)      300
  State..........................................................       --        --        --
                                                                    ------    ------    ------
Total deferred...................................................     (200)     (200)      300
                                                                    ------    ------    ------
Total............................................................   $5,900    $2,500    $4,200
                                                                    ------    ------    ------
                                                                    ------    ------    ------

     Deferred tax assets (liabilities) consist of the following at December 31, 1995 and 1996 and September 30, 1997 (in thousands):

Program accruals.................................................   $1,000    $1,000    $1,000
Inventory reserves...............................................      800     1,500     1,100
Bad debt reserves................................................      100       200       200
Compensation.....................................................      600       400       300
Uniform capitalization...........................................      100       200       200
State taxes......................................................      200        --       100
Worker's compensation reserve....................................      100       100       100
                                                                    ------    ------    ------

Gross deferred tax assets........................................    2,900     3,400     3,000
Deferred tax liabilities-depreciation............................     (200)     (500)     (500)
                                                                    ------    ------    ------
Net deferred tax assets..........................................   $2,700    $2,900    $2,500
                                                                    ------    ------    ------
                                                                    ------    ------    ------

     The differences between the effective income tax rate and the statutory federal income tax rate are as follows:

Statutory federal tax rate.......................................    35.0%     35.0%     35.0%
Export sales benefit.............................................     (1.0)     (0.8)     (1.2)
State taxes, net of federal benefit..............................      5.1       4.3       4.7
                                                                    ------    ------    ------
Effective rate...................................................    39.1%     38.5%     38.5%
                                                                    ------    ------    ------
                                                                    ------    ------    ------

     The effective tax rate of 38.5% for the nine months ended September 30, 1997 represents the Company's estimate of the 1997 annual tax rate for the Sectors.

                   TACTICAL SUBSYSTEMS AND MICROWAVE DEVICES
                       SECTORS OF WATKINS-JOHNSON COMPANY
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

7. EMPLOYEE BENEFIT PLANS

     The Watkins-Johnson Employees' Investment Plan conforms to the requirements of the Employee Retirement Income Security Act of 1974 (ERISA) and the Internal Revenue Code as a qualified defined contribution plan. The Plan covers substantially all employees of the Sectors and for 1995, 1996 and 1997 provided that the Company match employees' 401(k) salary deferrals up to 3% of eligible employee compensation. The amount charged to income was $897,000 in 1995, $804,000 in 1996 and $528,000 for the nine months ended September 30, 1997.

     The Employee Stock Ownership Plan (ESOP) was established to encourage employee participation and long-term ownership of Company stock and covers substantially all employees of the Sectors. The Board determines each year's contribution depending on the performance and financial condition for the Company. The Board approved a contribution equal to 1% of eligible employee compensation for 1995, 1996 and the nine months ended September 30, 1997, which resulted in charges to income of $244,000, $286,000 and $192,000, respectively. The ESOP is a qualified defined contribution plan under ERISA.

8. SIGNIFICANT CUSTOMERS


     The Sectors sell primarily to the defense market, and had sales of $72,200,000 in 1995, $62,400,000 in 1996 and $47,200,000 in the nine months ended September 30, 1997 to the U.S. government and its prime contractors. Export sales were $15,000,000 in 1995, $13,700,000 in 1996 and $13,900,000 in
the nine months ended September 30, 1997.

     Sales to individual customers representing greater than 10% of company sales are as follows (in thousands):

                                                               DECEMBER 31,
                                                            ------------------    SEPTEMBER 30,
                                                             1995       1996          1997
                                                            -------    -------    -------------
Hughes Aircraft Company..................................   $40,000    $30,000       $20,000
Raytheon Company.........................................     8,300      8,000        14,000
United States government.................................    13,000      4,000         3,000

     In October 1997, Raytheon Co. obtained government approval to acquire the defense holdings of Hughes Aircraft Company in a merger. It is unknown what effect, if any, such a merger may have on the Sectors at this time.

9. SALE OF TSMD OPERATIONS


     On or prior to October 31, 1997, the Company contributed the operations of TSMD, along with certain of the Sectors' assets and the transfer of certain liabilities to its subsidiary, W-J TSMD, Inc., which was renamed Stellex Microwave Systems, Inc. (Stellex Microwave). The stock of Stellex Microwave was sold to TSMD Acquisition Corp. on October 31, 1997. The transaction was completed under a previously announced Stock Purchase Agreement dated as of August 29, 1997 (Stock Purchase Agreement).



     Watkins-Johnson has agreed to sublease space to Stellex Microwave in Palo Alto, California for three years. Under the terms of the Stock Purchase Agreement and the sublease agreement, Watkins-Johnson has generally retained liability for contamination of the property that (i) occurred on or prior to the consummation of the sale and (ii) occurs during the term of the sublease agreement not caused primarily by Stellex Microwave, and has agreed to indemnify Stellex Microwave in connection therewith.

                                                                      APPENDIX I

                                    GLOSSARY

Amplifier: A device which is used in a transmitter or receiver to increase the power level of the signal to a useful range.

CNC: Computer Numerical Control. A manufacturing system which allows machinists to use menu prompts on a computer screen to quickly program a machine tool to produce complex parts.

Converter: A circuit that changes radio frequency signals from one frequency to another.

Device: An electrical component or integrated circuit.

EDM: Electrical Discharge Machining. A cutting method by which materials are machined without physical contact using an electrically charged wire that melts a small portion of the work piece. Since no cutting forces are present, EDM is ideal for delicate parts.

Filter: A circuit which selectively allows signals of desired frequencies to pass while simultaneously rejecting signals of undesired frequencies.

Four and five axis machining: A machining method by which a CNC machine can independently move four or five machine axes to generate taper cuts.

Frequency: The number of complete oscillations per second in an electromagnetic wave.

GaAs: Gallium Arsenide. Substrate material used in the fabrication of high frequency diodes, transistors, and integrated circuits.

High Radio Frequency: Nomenclature used to describe frequency ranges from 3 megahertz to 300 gigahertz.

High Reliability: See Space Qualified.

Integrated Subsystem: A collection of MFMs packaged together on a mechanical mounting structure and integrated with control and power conditioning electronics.

MFM: Multi-function module. A hermetically sealed structure containing a custom substrate base, which is used as a transmission medium, along with active chips such as diodes and transistors.

Microwave: Frequency band nomenclature used to characterize signals with a wavelength between 30 and 1 centimeters in length.

Millimeter wave: Frequency band nomenclature used to characterize signals with a wavelength below 1 centimeter in length.


Mixer: A device which converts radio frequency power at one frequency into power at another frequency to facilitate signal processing.

Oscillator: A component that oscillates at a set frequency, thereby generating a signal.

Output Transducer: A device which converts an electrical message signal to its desired output form. For example, the output transducer for a voice communication system can be a loudspeaker.

Processor: An electronic device that operates on data.

Receiver: A device which operates on the output signal from a transmission channel in preparation for delivery to the output transducer.

SFM: Single Function Module. An enclosure which contains circuitry intended to realize a single electrical function. These functions include amplifiers, filters, oscillators and frequency converters.

Space Qualified: Electrical components which have been environmentally tested, screened and documented to a level suitable for delivery and use in space based applications. Also referred to as high reliability.

Substrate: The physical material on which a thin film or integrated circuit is fabricated.

Thin Film: A photolithography process used to deposit high definition metallized traces on substrate materials.

Transceiver: An integrated device which incorporates the functions of a transmitter and receiver in one package. Typically used in a communication system in which the transmitter and receiver share a common antenna.

Transmitter: A device which processes an input signal to produce a transmitted signal suited to the characteristics of the transmission channel.

Transmission Channel: The electrical medium that bridges the distance from source to destination. The transmission channel can be a pair of wires, a coaxial cable or a radio wave.

Tuner: A microwave device designed to search and collect communication and non-communication signals, while maintaining all of the received signal's characteristics.

VCO: Voltage Controlled Oscillator. A device which generates an output signal whose operating frequency is determined and adjusted by a variable input direct current (DC) voltage.

Wavelength: The distance between the peak cycles of a periodic electromagnetic wave.

YIG: Yttrium-Iron Garnet. Magnetic insulators which resonate at a microwave frequency when magnetized by a suitable direct magnetic field. Typically used in tunable microwave filters and oscillators.

            ------------------------------------------------------
            ------------------------------------------------------


     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND,
IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
Available Information..........................     i
Prospectus Summary.............................     1
Risk Factors...................................    13
Capitalization.................................    22
Pro Forma Consolidated Financial Data..........    23
Selected Historical Financial Data.............    29
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................    31
Business.......................................    40
Management.....................................    58
Certain Transactions...........................    62
Principal Stockholders.........................    66
Description of Certain Indebtedness............    67
The Exchange Offer.............................    69
Description of Notes...........................    77
Certain U.S. Federal Income Tax
  Considerations...............................   106
Plan of Distribution...........................   106
Legal Matters..................................   106
Experts........................................   106
Index to Financial Statements..................   F-1
Glossary.......................................   I-1

Until           , 1998 (90 days after the commencement of the Exchange Offer), all dealers effecting transactions in the registered securities, whether or not participating in the distribution, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


            ------------------------------------------------------
            ------------------------------------------------------


            ------------------------------------------------------
            ------------------------------------------------------


                                  $100,000,000


                                     [LOGO]

   OFFER TO EXCHANGE $1,000 IN PRINCIPAL AMOUNT OF ITS SERIES B 9 1/2% SENIOR SUBORDINATED NOTES DUE 2007 WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT FOR EACH $1,000 IN PRINCIPAL AMOUNT OF ITS 9 1/2% SENIOR SUBORDINATED NOTES DUE
                                     2007.



                           THE EXCHANGE AGENT FOR THE
                               EXCHANGE OFFER IS:


                              MARINE MIDLAND BANK

                                 By Facsimile:
                                 (212) 658-2292

                           Confirmation by Telephone:
                                 (212) 658-5931

                  By Mail, Overnight Courier or Hand Delivery
                            140 Broadway -- Level A
                         New York, New York 10005-1180
                      Attention: Corporate Trust Services

                            ------------------------

                                   PROSPECTUS

                            ------------------------


                                           , 1998

            ------------------------------------------------------
            ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

     Capitalized terms used but not defined in Part II have the meanings ascribed to them in the Prospectus contained in this Registration Statement.

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Stellex Industries, Inc. and its subsidiaries, TSMD Acquisition Corp., KII Holding Corp. and KII Acquisition Corp. (collectively, the 'Delaware Subsidiaries'), are Delaware corporations. Section 145 ('Section 145') of the General Corporation Law of the State of Delaware (the 'DGCL') provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. The Certificate of Incorporation and/or Bylaws of each of Stellex and the Delaware Subsidiaries provide for the indemnification of persons under the circumstances described in Section 145 of the DGCL.

     Stellex Microwave Systems, Inc., Stellex Aerospace, Bandy Machining International, Paragon Precision Products, Scanning Electron Analysis Laboratories, Inc. and General Inspection Laboratories, Inc. are California corporations and their Articles of Incorporation and Bylaws provide for indemnification of their officers and directors to the fullest extent permitted by law. Section 204(10) of the California General Corporation Law (the 'CGCL') eliminates the liability of a corporation's directors for monetary damages to the fullest extent permissible under California law. Pursuant to Section 204(11) of the CGCL, a California corporation may idemnify Agents (as defined in Section 317 of the CGCL), subject only to the applicable limits set forth in Section 204 of the CGCL with respect to actions for breach of duty to the corporation and its shareholders.

     As permitted by Section 317 of the CGCL, indemnification may be provided by a California corporation of its Agents (as defined in Section 317 of the CGCL), to the maximum extent permitted by the CGCL, in connection with any proceeding arising by reason of the fact that such person is or was such a director or officer, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in any such proceeding.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits:


  *3.1     --   Certificate of Incorporation of Stellex Industries, Inc.
  *3.2     --   Bylaws of Stellex Industries, Inc.
  *3.3     --   Certificate of Incorporation of TSMD Acquisition Corp.
  *3.4     --   Bylaws of TSMD Acquisition Corp.

  *3.5     --   Articles of Incorporation of Stellex Microwave Systems, Inc.

  *3.6     --   Bylaws of Stellex Microwave Systems, Inc.

  *3.7     --   Certificate of Incorporation of KII Holding Corp.

  *3.8     --   Bylaws of KII Holding Corp.

  *3.9     --   Certificate of Incorporation of KII Acquisition Corp.

  *3.10    --   Bylaws of KII Acquisition Corp.

  *3.11    --   Articles of Incorporation of Stellex Aerospace.

  *3.12    --   Bylaws of Stellex Aerospace.

  *3.13    --   Articles of Incorporation of Bandy Machining International.

  *3.14    --   Bylaws of Bandy Machining International.


  *3.15    --   Articles of Incorporation of Paragon Precision Products.

  *3.16    --   Bylaws of Paragon Precision Products.

  *3.17    --   Articles of Incorporation of Scanning Electron Analysis Laboratories, Inc.

  *3.18    --   Bylaws of Scanning Electron Analysis Laboratories, Inc.

  *3.19    --   Articles of Incorporation of General Inspection Laboratories, Inc.

  *3.20    --   Bylaws of General Inspection Laboratories, Inc.

  *4.1     --   Purchase Agreement dated as of October 23, 1997, by and among Stellex Industries, Inc., TSMD
                Acquisition Corp., Stellex Microwave Systems, Inc., KII Holding Corp., KII Acquisition Corp., Stellex
                Aerospace, Bandy Machining International, Paragon Precision Products, Scanning Electron Analysis
                Laboratories, Inc. and General Inspection Laboratories, Inc. and Societe Generale Securities
                Corporation, BT Alex. Brown Incorporated and Jefferies & Company, Inc.

  *4.2     --   Indenture dated as of October 31, 1997 by and among Stellex Industries, Inc., TSMD Acquisition Corp.,
                Stellex Microwave Systems, Inc., KII Holding Corp., KII Acquisition Corp., Stellex Aerospace, Bandy
                Machining International, Paragon Precision Products, Scanning Electron Analysis Laboratories, Inc.
                and General Inspection Laboratories, Inc. and Marine Midland Bank, as trustee.

  *4.3     --   Registration Rights Agreement dated as of October 31, 1997 by and among Stellex Industries, Inc.,
                TSMD Acquisition Corp., Stellex Microwave Systems, Inc., KII Holding Corp., KII Acquisition Corp.,
                Stellex Aerospace, Bandy Machining International, Paragon Precision Products, Scanning Electron
                Analysis Laboratories, Inc. and General Inspection Laboratories, Inc. and Societe Generale Securities
                Corporation, BT Alex. Brown Incorporated and Jefferies & Company, Inc.

   5.1     --   Opinion of Winston & Strawn.

 *10.1     --   Credit Agreement dated as of October 31, 1997 by and among Stellex Industries, Inc., TSMD Acquisition
                Corp., Stellex Microwave Systems, Inc., KII Holding Corp., KII Acquisition Corp., Stellex Aerospace,
                Bandy Machining International, Paragon Precision Products, Scanning Electron Analysis Laboratories,
                Inc. and General Inspection Laboratories, Inc. and Societe Generale, as Agent.


 +10.2     --   Stock Purchase Agreement dated as of August 29, 1997 by and among TSMD Acquisition Corp.,
                Watkins-Johnson Company and W-J TSMD Inc.

                     The following schedules to the Stock Purchase Agreement have been omitted. The Company hereby undertakes to furnish supplementally a copy of any such omitted schedules to the Commission upon request.


                     SCHEDULE                 TITLE
                     -----------------        -----------------------------------------------------------------------
                     Schedule 2.4        --   Status of Tax Audits
                     Schedule 2.5(a)     --   Customer Contracts
                     Schedule 2.5(b)     --   Certain Supplier Contracts
                     Schedule 2.5(c)     --   Government Contracts
                     Schedule 2.5(d)     --   Certain Contracts over $250,000
                     Schedule 2.5(e)     --   Certain Contracts in Excess of Three Years
                     Schedule 2.5(f)     --   Substantially Dependent/Material Adverse Contracts
                     Schedule 2.5(m)     --   Material Losses
                     Schedule 2.5(n)     --   Offshore Production Contracts
                     Schedule 2.6(d)     --   Government Furnished Items
                     Schedule 2.16       --   Employee Benefit Plan
                     Schedule 2.21       --   Key Customer/Supplier
                     Schedule 2.23(c)    --   Government Contract Audit
                     Schedule 2.24       --   Backlog
                     Schedule 2.25       --   Clearances
                     Schedule 5.7        --   Warranty Principles
                     Schedule 5.10       --   Proration
                     Schedule 9.15       --   Knowledge

 *10.3     --   Stock Purchase Agreement dated as of May 23, 1997, by and among KII Acquisition Corp. and Kleinert
                Industrie Holding AG.


                     The following schedules to the Stock Purchase Agreement have been omitted. The Company hereby undertakes to furnish supplementally a copy of any such omitted schedules to the Commission upon request.

                     SCHEDULE                   TITLE
                     -------------------        --------------------------------------------------------------------
                     Schedule 3.1.5        --   No Violation (Seller)
                     Schedule 3.1.6        --   Third Party Consents (Seller)
                     Schedule 3.1.7        --   No Litigation (Seller)
                     Schedule 3.2.2(a)     --   Organization and Good Standing (Company)
                     Schedule 3.2.2(b)     --   Organization and Good Standing (Subsidiaries)
                     Schedule 3.2.3(b)     --   Outstanding Stock of Subsidiaries
                     Schedule 3.2.5        --   Title to Assets
                     Schedule 3.2.6(b)     --   Absence of Certain Changes
                     Schedule 3.2.6(c)     --   Undisclosed Liabilities
                     Schedule 3.2.8        --   Compliance with Laws
                     Schedule 3.2.11       --   No Violation (Company/Subsidiaries)
                     Schedule 3.2.       --   Third Party Consents (Company/Subsidiaries)
                     Schedule 3.2.13       --   No Litigation
                     Schedule 3.2.14(a)    --   Plans
                     Schedule 3.2.14(b)    --   Health Benefits

                     Schedule 3.2.14(c)    --   Claims Related to Plans

                     SCHEDULE                   TITLE
                     -------------------        --------------------------------------------------------------------
                     Schedule 3.2.14(e)    --   Plans in Compliance
                     Schedule 3.2.14(h)    --   Plan Administration
                     Schedule 3.2.14(i)    --   Funding
                     Schedule 3.2.14(j)    --   Funding of Deferred Compensation Plans
                     Schedule 3.2.15A      --   Owned and Leased Real Property
                     Schedule 3.2.15B      --   Encumbrances, etc.
                     Schedule 3.2.16       --   Accounts Receivable
                     Schedule 3.2.17       --   Inventory
                     Schedule 3.2.18       --   Customers
                     Schedule 3.2.19       --   Product Warranty and Product Liability
                     Schedule 3.2.20       --   Insurance
                     Schedule 3.2.21       --   Machinery and Equipment
                     Schedule 3.2.22       --   Intellectual Properties
                     Schedule 3.2.23       --   Capital Projects and Expenditures
                     Schedule 3.2.24       --   Subsidiaries
                     Schedule 3.2.25(a)    --   Hazardous Substances--Use, Storage & Disposal
                     Schedule 3.2.25(b)    --   Hazardous Substances--Asbestos, etc.
                     Schedule 3.2.25(c)    --   Hazardous Substances--Environmental Litigation
                     Schedule 3.2.25(d)    --   Hazardous Substances--Compliance
                     Schedule 3.2.25(e)    --   Hazardous Substances--Underground Storage Tanks
                     Schedule 3.2.26(b)    --   Taxes--Returns Filed, Taxes Paid
                     Schedule 3.2.26(c)    --   Taxes--Tax Reserves
                     Schedule 3.2.26(d)    --   Taxes--Returns Furnished
                     Schedule 3.2.26(e)    --   Taxes--Deficiencies, Audits, etc.
                     Schedule 3.2.27       --   Compensation, Vacation Time, etc.
                     Schedule 3.2.29       --   Bank Accounts, Investments
                     Schedule 3.2.30       --   Contracts, Other Agreements
                     Schedule 3.2.31       --   Permits and Licenses
                     Schedule 3.2.32       --   Indebtedness
                     Schedule 5.2.2        --   Capital Transactions
                     Schedule 5.2.3        --   Personal Property
                     Schedule 5.2.9        --   Noncompliance with Existing Indebtedness
                     Schedule 6.2.1        --   Elimination of Intercompany Accounts
                     Schedule 6.2.2        --   Intercompany Agreements
                     Schedule 7.1.6        --   Compliance with Law
                     Schedule 9.2          --   Inventory Reserve Amount

 *10.4     --   Stellex Aerospace Investor Agreement dated as of July 1, 1997, by and among KII Holding Corp. and
                Greystoke Capital Management Limited LDC, and Bradley C. Call, Julius E. Hodge, Lawrence R. Smith,
                John Barriatua, Roland H. Marti, Arun Kumar and Louis A. Brown.
 *10.5     --   Promissory Note dated as of July 1, 1997 by KII Acquisition Corp. to Kleinert Industrie Holding AG.

 *10.6     --   Promissory Note dated September 6, 1991 by Paragon Precision Products to Farm Bureau Life Insurance
                Company.

 *10.7     --   Amended and Restated Management Advisory Services Agreement, effective as of November 1, 1997, by and between Mentmore Holdings Corporation, Stellex Industries, Inc., TSMD Acquisition Corp., Stellex
                Microwave Systems, Inc., KII Holding Corp., KII Acquisition Corp., Stellex Aerospace, Bandy Machining
                International, Paragon Precision Products, Scanning Electron Analysis Laboratories, Inc. and General
                Inspection Laboratories, Inc.
 *10.8     --   Tax Allocation and Indemnity Agreement dated as of October 31, 1997, and retroactively applied to the calendar year ended December 31, 1997, by and among Stellex Industries, Inc., TSMD Acquisition Corp.,
                Stellex Microwave Systems, Inc., KII Holding Corp., KII Acquisition Corp., Stellex Aerospace, Bandy
                Machining International, Paragon Precision Products, Scanning Electron Analysis Laboratories, Inc.
                and General Inspection Laboratories, Inc.
 +10.9     --   Gallium Arsenide and Thin Film Supply and Services Agreement dated as of October 31, 1997 between
                Stellex Industries, Inc. and Watkins-Johnson Company.
 +10.10    --   Metal Injection Molding, Glass Seal and Hybrid Assembly Facility Agreement dated as of October 31,
                1997 between Stellex Industries, Inc. and Watkins-Johnson Company.
 +10.11    --   Cross License Agreement dated as of October 31, 1997 between Watkins-Johnson Company, Stellex
                Microwave Systems, Inc. and TSMD Acquisition Corp.
  10.12    --   Employment Agreement dated as of November 1, 1997 between Stellex Microwave Systems, Inc. and Keith
                Gilbert.
 *12.1     --   Statement Regarding Computation of Ratio of Earnings to Fixed Charges.
 *21.1     --   Subsidiaries of the Registrants.
  23.1     --   Consent of Coopers & Lybrand L.L.P.
  23.2     --   Consent of Deloitte & Touche LLP.
  23.3     --   Consent of Winston & Strawn (included in Exhibit 5.1).
 *24.1     --   Powers of Attorney.
 *25.1     --   Statement of Eligibility of Trustee.
 *27.1     --   Financial Data Schedule.
 *99.1     --   Form of Letter of Transmittal.
 *99.2     --   Form of Notice of Guaranteed Delivery.
 *99.3     --   Form of Tender Instructions.

------------------

* Previously filed.


+ Confidential treatment requested for a portion of this exhibit previously filed.


(B)  FINANCIAL STATEMENT SCHEDULES:

     Schedule II--Valuation and Qualifying Accounts and Reserves


ITEM 22. UNDERTAKINGS.

     Each undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the 'Calculation of Registration Fee' table in the effective registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

          (4) Each undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

          (5) Each registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under Item 20 or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue;

          (7) Each undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

          (8) Each undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, as of January 16, 1998.


                                          STELLEX INDUSTRIES, INC.


                                          By:        /s/ William L. Remley
      ----------------------------------
                                                     William L. Remley
                                               President and Chief Executive
                                                         Officer



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.



                SIGNATURE                                      TITLE                             DATE
------------------------------------------  -------------------------------------------   -------------------

                 *Richard L. Kramer         Chairman of the Board of Directors               January 16, 1998
------------------------------------------
            Richard L. Kramer

               /s/ William L. Remley        Vice Chairman, President, Chief Executive        January 16, 1998
------------------------------------------  Officer and Treasurer
            William L. Remley

                    *P. Roger Byer          Chief Financial Officer                          January 16, 1998
------------------------------------------  (principal financial and accounting
              P. Roger Byer                 officer)

*By       /s/ William L. Remley
   ---------------------------------------
              William L. Remley
              (Attorney-in-Fact)

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, as of January 16, 1998.


                                          TSMD ACQUISITION CORP.


                                          By:         /s/ William L. Remley
      ----------------------------------
                                                      William L. Remley
                                                         President



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.



                SIGNATURE                                      TITLE                             DATE
------------------------------------------  -------------------------------------------   -------------------
                 *Richard L. Kramer         Chairman of the Board of Directors               January 16, 1998
------------------------------------------
            Richard L. Kramer

               /s/ William L. Remley        President and Treasurer                          January 16, 1998
------------------------------------------  (principal financial and accounting
            William L. Remley               officer)

*By       /s/ William L. Remley
     -------------------------------------
              William L. Remley
              (Attorney-in-Fact)

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, as of January 16, 1998.

                                          STELLEX MICROWAVE SYSTEMS, INC.


                                          By:          /s/ Keith D. Gilbert
      ----------------------------------
                                                      Keith D. Gilbert
                                               President and Chief Executive
                                                         Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.


                SIGNATURE                                      TITLE                             DATE
------------------------------------------  -------------------------------------------   -------------------

               /s/ William L. Remley        Chairman of the Board of Directors and           January 16, 1998
------------------------------------------  Treasurer
            William L. Remley

                 *Richard L. Kramer         Vice Chairman                                    January 16, 1998
------------------------------------------
            Richard L. Kramer

                /s/ Keith D. Gilbert        President and Chief Executive Officer and        January 16, 1998
------------------------------------------  Director
             Keith D. Gilbert

                    *P. Roger Byer          Chief Financial Officer                          January 16, 1998
------------------------------------------  (principal financial and accounting
              P. Roger Byer                 officer)

*By       /s/ William L. Remley
     -------------------------------------
              William L. Remley
              (Attorney-in-Fact)

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodland Hills, State of California, as of January 16, 1998.


                                          KII HOLDING CORP.

                                          By:         /s/ Bradley C. Call
      ----------------------------------
                                                       Bradley C. Call
                                                         President


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.


                SIGNATURE                                      TITLE                             DATE
------------------------------------------  -------------------------------------------   -------------------

                 *Richard L. Kramer         Chairman of the Board of Directors               January 16, 1998
------------------------------------------
            Richard L. Kramer

               /s/ William L. Remley        Vice Chairman and Treasurer                      January 16, 1998
------------------------------------------
            William L. Remley

                 /s/ Bradley C. Call        President and Director                           January 16, 1998
------------------------------------------
             Bradley C. Call

                   *Julius E. Hodge         Chief Financial Officer                          January 16, 1998
------------------------------------------  (principal financial and accounting
             Julius E. Hodge                officer)

     *By       /s/ William L. Remley
  -------------------------------------
              William L. Remley
              (Attorney-in-Fact)

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodland Hills, State of California, as of January 16, 1998.


                                          KII ACQUISITION CORP.

                                          By:          /s/ Bradley C. Call
      ----------------------------------
                                                       Bradley C. Call
                                                         President


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.


                SIGNATURE                                      TITLE                             DATE
------------------------------------------  -------------------------------------------   -------------------

                 *Richard L. Kramer         Chairman of the Board of Directors               January 16, 1998
------------------------------------------
            Richard L. Kramer

               /s/ William L. Remley        Vice Chairman and Treasurer                      January 16, 1998
------------------------------------------
            William L. Remley

                 /s/ Bradley C. Call        President and Director                           January 16, 1998
------------------------------------------
             Bradley C. Call

                   *Julius E. Hodge         Chief Financial Officer                          January 16, 1998
------------------------------------------  (principal financial and accounting
             Julius E. Hodge                officer)

     *By       /s/ William L. Remley
  -------------------------------------
              William L. Remley
              (Attorney-in-Fact)

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodland Hills, State of California, as of January 16, 1998.


                                          STELLEX AEROSPACE

                                          By:          /s/ Bradley C. Call
      ----------------------------------
                                                       Bradley C. Call
                                               President and Chief Executive
                                                         Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.


                SIGNATURE                                      TITLE                             DATE
------------------------------------------  -------------------------------------------   -------------------

                 *Richard L. Kramer         Chairman of the Board of Directors               January 16, 1998
------------------------------------------
            Richard L. Kramer

               /s/ William L. Remley        Vice Chairman and Assistant Treasurer            January 16, 1998
------------------------------------------
            William L. Remley

                 /s/ Bradley C. Call        President, Chief Executive Officer and           January 16, 1998
------------------------------------------  Director
             Bradley C. Call

                   *Julius E. Hodge         Chief Financial Officer                          January 16, 1998
------------------------------------------  (principal financial and accounting
             Julius E. Hodge                officer)

     *By       /s/ William L. Remley
  -------------------------------------
              William L. Remley
              (Attorney-in-Fact)

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burbank, State of California, as of January 16, 1998.


                                          BANDY MACHINING INTERNATIONAL

                                          By:         /s/ Thomas B. Fulton
      ----------------------------------
                                                      Thomas B. Fulton
                                                         President


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.


                SIGNATURE                                      TITLE                             DATE
------------------------------------------  -------------------------------------------   -------------------
                 *Richard L. Kramer         Chairman of the Board of Directors               January 16, 1998
------------------------------------------
            Richard L. Kramer

               /s/ William L. Remley        Vice Chairman and Assistant Treasurer            January 16, 1998
------------------------------------------
            William L. Remley

               /s/ Thomas B. Fulton         President                                        January 16, 1998
------------------------------------------
             Thomas B. Fulton

                   *Bradley C. Call         Director                                         January 16, 1998
------------------------------------------
             Bradley C. Call

                   *Julius E. Hodge         Chief Financial Officer                          January 16, 1998
------------------------------------------  (principal financial and accounting
             Julius E. Hodge                officer)

     *By       /s/ William L. Remley
  -------------------------------------
              William L. Remley
              (Attorney-in-Fact)

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodland Hills, State of California, as of January 16, 1998.


                                          PARAGON PRECISION PRODUCTS

                                          By:          /s/ Lawrence Smith
      ----------------------------------
                                                       Lawrence Smith
                                                         President


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.


                SIGNATURE                                      TITLE                             DATE
------------------------------------------  -------------------------------------------   -------------------
                 *Richard L. Kramer         Chairman of the Board of Directors               January 16, 1998
------------------------------------------
            Richard L. Kramer

               /s/ William L. Remley        Vice Chairman and Assistant Treasurer            January 16, 1998
------------------------------------------
            William L. Remley

                   *Bradley C. Call         Director                                         January 16, 1998
------------------------------------------
             Bradley C. Call

                  /s/ Lawrence Smith        President                                        January 16, 1998
------------------------------------------
              Lawrence Smith

                   *Julius E. Hodge         Chief Financial Officer                          January 16, 1998
------------------------------------------  (principal financial and accounting
             Julius E. Hodge                officer)

     *By       /s/ William L. Remley
  -------------------------------------
              William L. Remley
              (Attorney-in-Fact)

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, as of January 16, 1998.

                                          SCANNING ELECTRON
                                          ANALYSIS LABORATORIES, INC.

                                          By:          /s/ Roland H. Marti
      ----------------------------------
                                                       Roland H. Marti
                                                         President


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.


                SIGNATURE                                      TITLE                             DATE
------------------------------------------  -------------------------------------------   -------------------
                 *Richard L. Kramer         Chairman of the Board of Directors               January 16, 1998
------------------------------------------
            Richard L. Kramer

               /s/ William L. Remley        Vice Chairman and Assistant Treasurer            January 16, 1998
------------------------------------------
            William L. Remley

                   *Bradley C. Call         Director                                         January 16, 1998
------------------------------------------
             Bradley C. Call

                /s/ Roland H. Marti         President                                        January 16, 1998
------------------------------------------
             Roland H. Marti

                   *Julius E. Hodge         Chief Financial Officer                          January 16, 1998
------------------------------------------  (principal financial and accounting
             Julius E. Hodge                officer)

     *By       /s/ William L. Remley
  -------------------------------------
              William L. Remley
              (Attorney-in-Fact)

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cudahy, State of California, as of January 16, 1998.


                                          GENERAL INSPECTION LABORATORIES, INC.

                                          By:           /s/ John Barriatua
      ----------------------------------
                                                       John Barriatua
                                                         President


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.


                SIGNATURE                                      TITLE                             DATE
------------------------------------------  -------------------------------------------   -------------------
                 *Richard L. Kramer         Chairman of the Board of Directors               January 16, 1998
------------------------------------------
            Richard L. Kramer

               /s/ William L. Remley        Vice Chairman and Assistant Treasurer            January 16, 1998
------------------------------------------
            William L. Remley

                   *Bradley C. Call         Director                                         January 16, 1998
------------------------------------------
             Bradley C. Call

                 /s/ John Barriatua         President                                        January 16, 1998
------------------------------------------
              John Barriatua

                   *Julius E. Hodge         Chief Financial Officer                          January 16, 1998
------------------------------------------  (principal financial and accounting
             Julius E. Hodge                officer)

     *By       /s/ William L. Remley
  -------------------------------------
              William L. Remley
              (Attorney-in-Fact)

                   STELLEX INDUSTRIES, INC. AND SUBSIDIARIES
             (FORMERLY KLEINERT INDUSTRIES, INC. AND SUBSIDIARIES)

          SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

                                                                                             DEDUCTIONS--
                                                                                            UNCOLLECTIBLE
                                                                      ADDITIONS                ACCOUNTS
                                                               ------------------------       WRITES OFF
                                                   BALANCE     CHARGED                     NET OF RECOVERY
                                                     AT        TO COSTS                     OF PREVIOUSLY      BALANCE
                                                  BEGINNING      AND           FROM          WRITTEN-OFF        AT END
                                                   OF YEAR     EXPENSES    ACQUISITIONS         ITEMS          OF YEAR
                                                  ---------    --------    ------------    ----------------    --------
1996
  Allowance for doubtful accounts..............    $61,300     $ 39,200       $   --           $ 11,800        $112,300
                                                  ---------    --------       ------       ----------------    --------
                                                  ---------    --------       ------       ----------------    --------

1995
  Allowance for doubtful accounts..............    $33,300     $ 30,100       $   --           $ (2,100)       $ 61,300
                                                  ---------    --------       ------       ----------------    --------
                                                  ---------    --------       ------       ----------------    --------

1994
  Allowance for doubtful accounts..............    $14,400     $ 13,500       $   --           $  5,400        $ 33,300
                                                  ---------    --------       ------       ----------------    --------
                                                  ---------    --------       ------       ----------------    --------

                                 EXHIBIT INDEX


  *3.1     --   Certificate of Incorporation of Stellex Industries, Inc.
  *3.2     --   Bylaws of Stellex Industries, Inc.
  *3.3     --   Certificate of Incorporation of TSMD Acquisition Corp.
  *3.4     --   Bylaws of TSMD Acquisition Corp.
  *3.5     --   Articles of Incorporation of Stellex Microwave Systems, Inc.
  *3.6     --   Bylaws of Stellex Microwave Systems, Inc.
  *3.7     --   Certificate of Incorporation of KII Holding Corp.
  *3.8     --   Bylaws of KII Holding Corp.
  *3.9     --   Certificate of Incorporation of KII Acquisition Corp.
  *3.10    --   Bylaws of KII Acquisition Corp.
  *3.11    --   Articles of Incorporation of Stellex Aerospace.
  *3.12    --   Bylaws of Stellex Aerospace.
  *3.13    --   Articles of Incorporation of Bandy Machining International.
  *3.14    --   Bylaws of Bandy Machining International.
  *3.15    --   Articles of Incorporation of Paragon Precision Products.
  *3.16    --   Bylaws of Paragon Precision Products.
  *3.17    --   Articles of Incorporation of Scanning Electron Analysis Laboratories, Inc.
  *3.18    --   Bylaws of Scanning Electron Analysis Laboratories, Inc.
  *3.19    --   Articles of Incorporation of General Inspection Laboratories, Inc.
  *3.20    --   Bylaws of General Inspection Laboratories, Inc.
  *4.1     --   Purchase Agreement dated as of October 23, 1997, by and among Stellex Industries, Inc., TSMD
                Acquisition Corp., Stellex Microwave Systems, Inc., KII Holding Corp., KII Acquisition Corp., Stellex
                Aerospace, Bandy Machining International, Paragon Precision Products, Scanning Electron Analysis
                Laboratories, Inc. and General Inspection Laboratories, Inc. and Societe Generale Securities
                Corporation, BT Alex. Brown Incorporated and Jefferies & Company, Inc.
  *4.2     --   Indenture dated as of October 31, 1997 by and among Stellex Industries, Inc., TSMD Acquisition Corp.,
                Stellex Microwave Systems, Inc., KII Holding Corp., KII Acquisition Corp., Stellex Aerospace, Bandy
                Machining International, Paragon Precision Products, Scanning Electron Analysis Laboratories, Inc.
                and General Inspection Laboratories, Inc. and Marine Midland Bank, as trustee.
  *4.3     --   Registration Rights Agreement dated as of October 31, 1997 by and among Stellex Industries, Inc.,
                TSMD Acquisition Corp., Stellex Microwave Systems, Inc., KII Holding Corp., KII Acquisition Corp.,
                Stellex Aerospace, Bandy Machining International, Paragon Precision Products, Scanning Electron
                Analysis Laboratories, Inc. and General Inspection Laboratories, Inc. and Societe Generale Securities
                Corporation, BT Alex. Brown Incorporated and Jefferies & Company, Inc.
   5.1     --   Opinion of Winston & Strawn.
 *10.1     --   Credit Agreement dated as of October 31, 1997 by and among Stellex Industries, Inc., TSMD Acquisition
                Corp., Stellex Microwave Systems, Inc., KII Holding Corp., KII Acquisition Corp., Stellex Aerospace,
                Bandy Machining International, Paragon Precision Products, Scanning Electron Analysis Laboratories,
                Inc. and General Inspection Laboratories, Inc. and Societe Generale, as Agent.

 +10.2     --   Stock Purchase Agreement dated as of August 29, 1997 by and among TSMD Acquisition Corp.,

                Watkins-Johnson Company and W-J TSMD Inc.

                     The following schedules to the Stock Purchase Agreement have been omitted. The Company hereby undertakes to furnish supplementally a copy of any such omitted schedules to the Commission upon request.

                     SCHEDULE                 TITLE
                     -----------------        -----------------------------------------------------------------------
                     Schedule 2.4        --   Status of Tax Audits
                     Schedule 2.5(a)     --   Customer Contracts
                     Schedule 2.5(b)     --   Certain Supplier Contracts
                     Schedule 2.5(c)     --   Government Contracts
                     Schedule 2.5(d)     --   Certain Contracts over $250,000
                     Schedule 2.5(e)     --   Certain Contracts in Excess of Three Years
                     Schedule 2.5(f)     --   Substantially Dependent/Material Adverse Contracts
                     Schedule 2.5(m)     --   Material Losses
                     Schedule 2.5(n)     --   Offshore Production Contracts
                     Schedule 2.6(d)     --   Government Furnished Items
                     Schedule 2.16       --   Employee Benefit Plan
                     Schedule 2.21       --   Key Customer/Supplier
                     Schedule 2.23(c)    --   Government Contract Audit
                     Schedule 2.24       --   Backlog
                     Schedule 2.25       --   Clearances
                     Schedule 5.7        --   Warranty Principles
                     Schedule 5.10       --   Proration
                     Schedule 9.15       --   Knowledge


 *10.3     --   Stock Purchase Agreement dated as of May 23, 1997, by and among KII Acquisition Corp. and Kleinert
                Industrie Holding AG.


                     The following schedules to the Stock Purchase Agreement have been omitted. The Company hereby undertakes to furnish supplementally a copy of any such omitted schedules to the Commission upon request.

                     SCHEDULE                   TITLE
                     -------------------        --------------------------------------------------------------------
                     Schedule 3.1.5        --   No Violation (Seller)
                     Schedule 3.1.6        --   Third Party Consents (Seller)
                     Schedule 3.1.7        --   No Litigation (Seller)
                     Schedule 3.2.2(a)     --   Organization and Good Standing (Company)
                     Schedule 3.2.2(b)     --   Organization and Good Standing (Subsidiaries)

                     Schedule 3.2.3(b)     --   Outstanding Stock of Subsidiaries
                     Schedule 3.2.5        --   Title to Assets
                     Schedule 3.2.6(b)     --   Absence of Certain Changes
                     Schedule 3.2.6(c)     --   Undisclosed Liabilities
                     Schedule 3.2.8        --   Compliance with Laws
                     Schedule 3.2.11       --   No Violation (Company/Subsidiaries)
                     Schedule 3.2.12       --   Third Party Consents (Company/Subsidiaries)
                     Schedule 3.2.13       --   No Litigation
                     Schedule 3.2.14(a)    --   Plans
                     Schedule 3.2.14(b)    --   Health Benefits
                     Schedule 3.2.14(c)    --   Claims Related to Plans

                     SCHEDULE                   TITLE
                     -------------------        --------------------------------------------------------------------
                     Schedule 3.2.14(e)    --   Plans in Compliance
                     Schedule 3.2.14(h)    --   Plan Administration
                     Schedule 3.2.14(i)    --   Funding
                     Schedule 3.2.14(j)    --   Funding of Deferred Compensation Plans
                     Schedule 3.2.15A      --   Owned and Leased Real Property
                     Schedule 3.2.15B      --   Encumbrances, etc.
                     Schedule 3.2.16       --   Accounts Receivable
                     Schedule 3.2.17       --   Inventory
                     Schedule 3.2.18       --   Customers
                     Schedule 3.2.19       --   Product Warranty and Product Liability
                     Schedule 3.2.20       --   Insurance
                     Schedule 3.2.21       --   Machinery and Equipment
                     Schedule 3.2.22       --   Intellectual Properties
                     Schedule 3.2.23       --   Capital Projects and Expenditures
                     Schedule 3.2.24       --   Subsidiaries
                     Schedule 3.2.25(a)    --   Hazardous Substances--Use, Storage & Disposal
                     Schedule 3.2.25(b)    --   Hazardous Substances--Asbestos, etc.
                     Schedule 3.2.25(c)    --   Hazardous Substances--Environmental Litigation
                     Schedule 3.2.25(d)    --   Hazardous Substances--Compliance
                     Schedule 3.2.25(e)    --   Hazardous Substances--Underground Storage Tanks
                     Schedule 3.2.26(b)    --   Taxes--Returns Filed, Taxes Paid
                     Schedule 3.2.26(c)    --   Taxes--Tax Reserves
                     Schedule 3.2.26(d)    --   Taxes--Returns Furnished
                     Schedule 3.2.26(e)    --   Taxes--Deficiencies, Audits, etc.
                     Schedule 3.2.27       --   Compensation, Vacation Time, etc.
                     Schedule 3.2.29       --   Bank Accounts, Investments
                     Schedule 3.2.30       --   Contracts, Other Agreements
                     Schedule 3.2.31       --   Permits and Licenses
                     Schedule 3.2.32       --   Indebtedness
                     Schedule 5.2.2        --   Capital Transactions
                     Schedule 5.2.3        --   Personal Property
                     Schedule 5.2.9        --   Noncompliance with Existing Indebtedness
                     Schedule 6.2.1        --   Elimination of Intercompany Accounts
                     Schedule 6.2.2        --   Intercompany Agreements
                     Schedule 7.1.6        --   Compliance with Law

                     Schedule 9.2          --   Inventory Reserve Amount


 *10.4     --   Stellex Aerospace Investor Agreement dated as of July 1, 1997, by and among KII Holding Corp. and
                Greystoke Capital Management Limited LDC, and Bradley C. Call, Julius E. Hodge, Lawrence R. Smith,
                John Barriatua, Roland H. Marti, Arun Kumar and Louis A. Brown.
 *10.5     --   Promissory Note dated as of July 1, 1997 by KII Acquisition Corp. to Kleinert Industrie Holding AG.
 *10.6     --   Promissory Note dated September 6, 1991 by Paragon Precision Products to Farm Bureau Life Insurance
                Company.

 *10.7     --   Amended and Restated Management Advisory Services Agreement, effective as of November 1, 1997, by and between Mentmore Holdings Corporation, Stellex Industries, Inc., TSMD Acquisition Corp., Stellex
                Microwave Systems, Inc., KII Holding Corp., KII Acquisition Corp., Stellex Aerospace, Bandy Machining
                International, Paragon Precision Products, Scanning Electron Analysis Laboratories, Inc. and General
                Inspection Laboratories, Inc.
 *10.8     --   Tax Allocation and Indemnity Agreement dated as of October 31, 1997, and retroactively applied to the calendar year ended December 31, 1997, by and among Stellex Industries, Inc., TSMD Acquisition Corp.,
                Stellex Microwave Systems, Inc., KII Holding Corp., KII Acquisition Corp., Stellex Aerospace, Bandy
                Machining International, Paragon Precision Products, Scanning Electron Analysis Laboratories, Inc.
                and General Inspection Laboratories, Inc.
 +10.9     --   Gallium Arsenide and Thin Film Supply and Services Agreement dated as of October 31, 1997 between
                Stellex Industries, Inc. and Watkins-Johnson Company.
 +10.10    --   Metal Injection Molding, Glass Seal and Hybrid Assembly Facility Agreement dated as of October 31,
                1997 between Stellex Industries, Inc. and Watkins-Johnson Company.
 +10.11    --   Cross License Agreement dated as of October 31, 1997 between Watkins-Johnson Company, Stellex
                Microwave Systems, Inc. and TSMD Acquisition Corp.
  10.12    --   Employment Agreement dated as of November 1, 1997 between Stellex Microwave Systems, Inc. and Keith
                Gilbert.
 *12.1     --   Statement Regarding Computation of Ratio of Earnings to Fixed Charges.
 *21.1     --   Subsidiaries of the Registrants.
  23.1     --   Consent of Coopers & Lybrand L.L.P.
  23.2     --   Consent of Deloitte & Touche LLP.
  23.3     --   Consent of Winston & Strawn (included in Exhibit 5.1).
 *24.1     --   Powers of Attorney.
 *25.1     --   Statement of Eligibility of Trustee.
 *27.1     --   Financial Data Schedule.
 *99.1     --   Form of Letter of Transmittal.
 *99.2     --   Form of Notice of Guaranteed Delivery.
 *99.3     --   Form of Tender Instructions.


------------------

* Previously filed.


+ Confidential treatment requested for a portion of this exhibit previously filed.